As filed with the Securities and Exchange Commission on August 12, 1999
                                                      Registration No. 333-79175


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           __________________________



                                    FORM S-4
                               AMENDMENT NO. 2 TO
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           __________________________





                                  ENTRADE INC.
             (Exact name of registrant as specified in its charter)


       Pennsylvania                       7319                   52-215-3008
 ---------------------------    ------------------------      ----------------
(State or other jurisdiction        (Primary Standard         (I.R.S. Employer
     of incorporation           Industrial Classification    Identification No.)
     or organization)                  Code Number)


                         521 Fellowship Road, Suite 130
                             Mount Laurel, NJ 08054
                                 (856) 914-3150
            -------------------------------------------------------
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)


                          Robert D. Kohn, Chairman and
                             Chief Executive Officer
                                  Entrade Inc.
                         521 Fellowship Road, Suite 130
                             Mount Laurel, NJ 08054
                                 (856) 914-3150
             -------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                                   Copies to:
Allan M. Cohen, Esquire                            Kathleen M. Shay, Esquire
Vice President and General Counsel                 Duane, Morris & Heckscher LLP
Worldwide Web NetworX Corporation                  4200 One Liberty Place
521 Fellowship Road, Suite 130                     Philadelphia, PA  19103-7396
Mount Laurel, NJ 08054


Philip R. Rubin, Esquire
Kwiatt & Ruben, Ltd.
211 Waukegan Rd., Ste. 300
Northfield, IL 60093

             Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

             If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

             If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
|_|

             If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|


             The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                              SUBJECT TO COMPLETION

The information in this proxy statement/prospectus is not complete and may be changed. Entrade Inc. may not issue its common stock in the merger until the registration statement containing this proxy statement/prospectus is declared effective by the Securities and Exchange Commission. This proxy statement/prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

                            ARTRA GROUP INCORPORATED
                               500 Central Avenue
                           Northfield, Illinois 60093

Dear Shareholder:


         You are cordially invited to attend the annual meeting of shareholders of Artra Group Incorporated. We will hold the meeting at .m., local time, on August , 1999 at .

         As you may know, Artra has entered into an agreement with Entrade Inc. and WorldWide Web NetworX Corporation, providing for the merger of Entrade with Artra. Upon the closing of the merger, Entrade will be the parent company for Artra and Entrade's business-to-business Internet e-commerce company. Artra's current headquarters in Chicago will become Entrade's headquarters after the merger. Entrade and Artra intend to apply to list the Entrade common stock on the New York Stock Exchange under the trading symbol "ETA."


         The "Risk Factors" section beginning on page 12 describes material risks that you should consider in deciding whether to vote for approval of the merger agreement and the merger.


         At the Artra annual meeting, in addition to the customary election of directors and auditors, we will ask you to approve the merger agreement and the merger. The Artra board of directors has approved the merger agreement and the merger and recommends that you approve the merger agreement and the merger.


         This document gives you detailed information about the proposed merger. We encourage you to read the entire document carefully.

         This Proxy Statement/Prospectus and proxy card are being mailed to shareholders of Artra on or about __________________, 1999.

         On behalf of the Artra board of directors, I thank you for your support and ask you to vote in favor of the merger agreement and the merger.

                                        Sincerely,


                                        Mark F. Santacrose
                                        President

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Entrade common stock to be issued under this Proxy Statement/Prospectus or determined if this Proxy Statement/Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The date of this Proxy Statement/Prospectus is ___________, 1999.

                            ARTRA GROUP INCORPORATED

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD AUGUST ____, 1999

To the Shareholders of ARTRA GROUP INCORPORATED:


        On August ___, 1999, Artra Group Incorporated will hold an annual meeting of shareholders at ________________________. The Artra annual meeting will begin at ____, local time.

         Only shareholders who owned Artra common stock or Artra Series A preferred stock at the close of business on June 25, 1999 are entitled to notice of and to vote at the Artra annual meeting or any adjournment that may take place. At the Artra annual meeting, we will ask you to:


              1. Vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of February 23, 1999, as amended, among Artra, Entrade Inc., WorldWide Web NetworX Corporation and an Entrade merger subsidiary and to approve the merger.


              2. Vote on the election of nine directors to serve until the 2000 annual meeting of Shareholders and until their successors are elected.


              3. Ratify the appointment of PricewaterhouseCoopers LLP as Artra's independent auditors for 1999.


              4. Transact any other business that may properly come before the Artra annual meeting and any adjournment, postponement or continuation of the Artra annual meeting.


              The accompanying Proxy Statement/Prospectus includes a copy of the merger agreement and amendments to the merger agreement as Appendix A. Holders of Artra Series A preferred stock have the right to dissent from the merger and to obtain payment for their shares by following the procedures prescribed in Sections 1571 to 1580 of the Pennsylvania Business Corporation Law of 1988. We summarized these procedures under "The Artra Annual Meeting -- Artra Preferred Stock Dissenters' Rights" and are attaching these Sections as Appendix B in the accompanying Proxy Statement/Prospectus.

         The Board of Directors of Artra has carefully considered the terms of the merger agreement and has unanimously concluded that its terms are fair and that the proposed merger is in the best interests of Artra and its shareholders. Accordingly, the Board of Directors unanimously recommends that shareholders vote FOR the proposal to approve and adopt the merger agreement and the merger at the Artra annual meeting.


                                   By Order of the Board of Directors,


                                   Mark F. Santacrose, President


August       , 1999

                                TABLE OF CONTENTS


                                                                                               Page
                                                                                               ----

QUESTIONS AND ANSWERS ABOUT THE MERGER......................................................    1

SUMMARY.....................................................................................    3

         The Companies......................................................................    3
         Information About the Merger.......................................................    4
              The Proposed Merger..........................................................     4
              What Artra Shareholders Will Receive in the Merger............................    6
              Entrade Will Not Issue Fractional Shares in the Merger........................    6
              Accounting Treatment of the Merger............................................    6
              Important Federal Income Tax Consequences of the Merger.......................    6
              Vote Required to Approve the Merger and the Merger Agreement..................    7
              Artra Reasons for the Merger; Recommendation of the Artra
              Board of Directors to the Artra Shareholders..................................    7
              Risks of the Merger...........................................................    7
         Information About the Merger Agreement.............................................    7
              Conditions to the Closing of the Merger.......................................    7
              Reasons Why the Parties Could Terminate the Merger Agreement
                Prior to the Closing........................................................    8
              Termination Fees and Expenses.................................................    9
              No Solicitation of Offers from Another Party..................................    9
         Information About the Artra Annual Meeting.........................................    9
              Date, Time, Place and Purposes of the Artra Annual Meeting...................     9
              Record Date for Voting at the Artra Annual Meeting............................   10
              Voting Rights at the Artra Annual Meeting.....................................   10
              Artra Preferred Stock Dissenters' Rights......................................   10
         Other Merger Related Information...................................................   11
              New York Stock Exchange Listing of Entrade Common Stock.......................   11
              Other Interests of Artra Officers and Directors and WorldWide.................   11
                Officers, Directors and Stockholders in the Merger..........................   11
RISK FACTORS................................................................................   12

         Risk Factors Relating to Entrade and Its entrade.com Operations....................   12

              Entrade is an early stage company.  We have no operating history
                  upon which you may evaluate us............................................   12




                                       (i)





              We anticipate we will incur continued losses for the foreseeable
                  future....................................................................   12
              We may have difficulty obtaining future funding sources,
                  if needed, and we might have to accept terms that would
                  adversely affect shareholders.............................................   13
              Fluctuations in our quarterly results may adversely affect
                  our stock price...........................................................   13
              We intend to rely heavily on revenues from the utilities and large industrial manufacturing sectors, and if these revenues decline we might not be able to launch additional websites
                  or form new strategic alliances...........................................   14
              We may not develop additional revenue sources.................................   15
              Marketing and distribution alliances may not generate the expected
                  number of new customers or may be terminated..............................   15
              We may not be able to compete effectively with other providers
                  of e-commerce services....................................................   15
              We may not be able to protect our proprietary rights and we may
                  infringe the proprietary rights of others.................................   16
              We may not be able to acquire or maintain effective Web addresses.............   18
              Our business depends on the effective development of the Internet
                  as an effective e-commerce business and marketing forum..................    18
              We may be subject to legal liability for publishing or distributing
                  content over the Internet.................................................   20
              We depend on the continual introduction of enhanced software capabilities and the functionality and capacity of our systems
                  for services offered by our e-commerce communities........................   20
              Acquisitions and new strategic alliances may disrupt or otherwise
                  have a negative impact on our business....................................   21
              Our success is dependent on retaining our current key personnel
                  and attracting additional key personnel...................................   21
              Our system may not be Year 2000 compliant.....................................   22
              The interests of our significant shareholders after the merger may conflict with our interests and the interests of our
                  other shareholders........................................................   22
              Our minority interest in asseTrade.com and the potential for deadlock in shareholder and board actions may impede the growth
                  and development of asseTrade.com's operations.............................   23
              Shares eligible for future sales by our current shareholders may
                  adversely affect our stock price..........................................   23
              Anti-takeover provisions and our right to issue preferred stock
                  could make a third party acquisition of us difficult......................   23
              The Entrade common stock price is likely to be highly volatile................   24





                                      (ii)




         Risk Factors Related to Artra......................................................   25

              Lack of compliance with New York Stock Exchange listing criteria may result in delisting of Artra common stock or, after the merger,
                  Entrade common stock .....................................................   25
              Artra's potential  environmental  liabilities  and other potential liabilities  from other  claims may result in future  costs to
                  Artra that are difficult to estimate......................................   27

WHERE YOU CAN FIND MORE INFORMATION.........................................................   27

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE.............................................   27

SELECTED HISTORICAL CONDENSED FINANCIAL INFORMATION AND
         COMPARATIVE PER SHARE DATA.........................................................   29

UNAUDITED PRO FORMA FINANCIAL INFORMATION...................................................   31

MARKET FOR ARTRA'S COMMON EQUITY AND RELATED SHAREHOLDER
         MATTERS............................................................................   32

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL
         ARTRA SHAREHOLDERS AND MANAGEMENT .................................................   32

THE ARTRA ANNUAL MEETING....................................................................   37

              Time, Date and Place, Purpose of the Artra Annual Meeting.....................   37
              Record Date; Vote Required....................................................   38
              Revocability of Proxies.......................................................   38
              Preferred Stock Dissenters' Rights ...........................................   39

THE MERGER..................................................................................   42

         Background of the Merger...........................................................   42
         Management of Entrade after the Merger.............................................   43
         Artra Reasons for the Merger.......................................................   43
         Merger Consideration...............................................................   44
         The Merger Closing Date............................................................   45
         Federal Income Tax Consequences....................................................   47
         Accounting Treatment...............................................................   48

INTERESTS OF CERTAIN PERSONS IN THE MERGER
         AND RELATED MATTERS................................................................   49

         Interests of Artra Officers and Directors..........................................   49





                                      (iii)




         Interests of Entrade Officers and Directors........................................   49
         Agreement with Broker..............................................................   50

THE MERGER AGREEMENT AND RELATED AGREEMENTS.................................................   50

         The Merger.........................................................................   50
         The Merger Consideration...........................................................   50
         Representations and Warranties.....................................................   50
         Covenants..........................................................................   52
         Conditions to the Merger...........................................................   55
         Termination of the Merger Agreement................................................   57
         Effect of Termination and Termination Fees.........................................   58
         Related Agreements.................................................................   59
         Employment Agreements..............................................................   59

COMPARISON OF SHAREHOLDER RIGHTS............................................................   63

DESCRIPTION OF ENTRADE CAPITAL STOCK........................................................   64

         General............................................................................   64
         Authorized Capital Stock...........................................................   64
         Common Stock.......................................................................   65
         Preferred Stock....................................................................   65
         Transfer Agent.....................................................................   66
         Anti-Takeover Provisions...........................................................   66
         Limitation of Liability............................................................   68
         Outstanding Stock Options To Be Assumed by Entrade.................................   68
         Outstanding Warrants To Be Assumed by Entrade .....................................   70

INFORMATION ABOUT ENTRADE and entrade.com...................................................   71

         General............................................................................   71
         Entrade's Acquisition of the entrade.com Assets
              and 25% of the Voting Common Stock of asseTrade.com...........................   71
         Overview...........................................................................   72
         entrade.com's Solution.............................................................   72
         entrade.com's Services ...........................................................    72
         Initial Applications of entrade.com's Systems and Technologies.....................   76
         Marketing and Strategic Alliances..................................................   81
         Proprietary Rights.................................................................   82
         Competition........................................................................   82
         Employees..........................................................................   83
         Legal Proceedings..................................................................   83

ENTRADE PLAN OF OPERATIONS..................................................................   83





                                      (iv)




MANAGEMENT OF ENTRADE ......................................................................   85

         Executive Compensation.............................................................   87
         Beneficial Ownership of Entrade Common Stock.......................................   87

ENTRADE RELATED PARTY TRANSACTIONS..........................................................   88

INFORMATION ABOUT ARTRA.....................................................................   90

         General............................................................................   90
         Employees..........................................................................   91
         Properties.........................................................................   91
         Legal Proceedings..................................................................   91
         Management's Discussion and Analysis of Financial Condition
              and Results of Operations.....................................................   94

ELECTION OF DIRECTORS OF ARTRA..............................................................  105

MANAGEMENT OF ARTRA.........................................................................  106

              Directors and Executive Officers of Artra.....................................  106
              Section 16(a) Beneficial Reporting Compliance ................................  110

ARTRA EXECUTIVE COMPENSATION................................................................  110

         Directors' Compensation............................................................  110
         Executive Officer Compensation.....................................................  110
         Mark F. Santacrose Employment Agreement............................................  114
         Compensation Committee Interlocks and Insider Participation........................  114
         Report of Compensation Committee...................................................  116

COMPARISON OF TOTAL RETURN ON ARTRA
         COMMON STOCK WITH CERTAIN INDICES..................................................  117

ARTRA CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS........................................  118

ARTRA RATIFICATION OF APPOINTMENT OF
         PRICEWATERHOUSECOOPERS LLP.........................................................  122





                                       (v)





ARTRA ANNUAL REPORT.........................................................................  122

SHAREHOLDER PROPOSALS.......................................................................  123

GENERAL AND OTHER MATTERS ..................................................................  123

LEGAL MATTERS...............................................................................  123

EXPERTS.....................................................................................  123

INDEX TO FINANCIAL STATEMENTS...............................................................  124

APPENDICES:


         Agreement and Plan of Merger,  dated as of February  23,  1999,  by and among Artra Group Incorporated,  WWWX Merger Subsidiary, Inc.,  NA
              Acquisition  Corp.  (now known as Entrade Inc.) and WorldWide  Web
              NetworX Corporation; Amendment to Agreement  and  Plan  of  Merger
              dated as of April 30, 1999 and Consent and Amendment to  Agreement
              and Plan of Merger dated as of August 9, 1999....................................A


         Sections 1930 and 1571-1580 of the Pennsylvania
              Business Corporation Law of 1988.................................................B


         ORBIT System(R) is a registered trademark of entrade.com, Inc., a wholly owned subsidiary of Entrade.





                                      (vi)

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:       What do I need to do now?


A: After carefully reading and considering the information contained in this document, please fill out, date and sign your proxy card. Then mail your signed proxy card in the enclosed postage-prepaid return envelope as soon as possible so that the designated proxies may represent your shares at the Artra annual meeting.


Q: If my shares of Artra common stock are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares only if you instruct your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q:       Can I change my vote after I have mailed my signed proxy card?


A: You can change your vote at any time before your proxy is voted at the Artra annual meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to the Secretary of Artra. Third, you can attend the Artra annual meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.


Q:       Should I send in my Artra stock certificates now?

A: No. Artra will send you written instructions on how to receive your new Entrade stock certificates after the merger is completed.

Q:       When do you expect to complete the merger?

A: We hope to complete the merger in the third quarter of 1999. We are working toward completing the merger as quickly as possible after the Artra annual meeting.

Q:       Will I owe any federal income tax as a result of the merger?

A: You will not owe any federal income tax on the exchange of shares of Artra common stock and Artra preferred stock for Entrade common stock in the merger.

         To review federal income tax  consequences in greater detail,  see page
         ____.

Q:       Who can help answer my questions?

A:       If you have any questions about the merger, please call:

              Robert S. Gruber, Vice President - Corporate Relations
              (212) 628-2554

                                     SUMMARY

         This summary highlights selected information from this Proxy Statement/Prospectus and may not contain all of the information that is important to you. To understand the proposed merger fully and for a more complete description of the terms of the proposed merger, you should carefully read the entire Proxy Statement/Prospectus and the documents we have referred you to. See "Questions and Answers About the Merger" on page 1 and "Where You Can Find More Information" on page 27.

         We are attaching a copy of the merger agreement and the amendments to the merger agreement as Appendix A to this Proxy Statement/Prospectus. We encourage you to read the merger agreement. It is the legal document that governs the proposed merger.


The Companies

         ARTRA GROUP Incorporated
         500 Central Avenue
         Northfield, Illinois  60093
         Telephone:  (847) 441-6650

         Artra is a Pennsylvania corporation incorporated in 1933. In recent years through November 20, 1998, Artra operated as a manufacturer of packaging products principally serving the food industry. Bagcraft Corporation of America, a wholly owned subsidiary of Artra, operated the packaging products business. Artra and Bagcraft completed the sale of Bagcraft's assets on November 20, 1998, and Artra received net cash proceeds of approximately $28 million. Approximately $15.2 million was used to pay Artra debt obligations. Artra currently has no active business operations.


         In April 1999, Artra entered into a letter of intent to purchase all of the common stock of two companies that are in the business of conducting auctions of a wide array of vehicles, personal property, real estate and equipment for commercial and governmental clients under the name Nationwide Auction Systems. The purchase price will consist of $10.8 million cash payable at the closing of the transaction, 1,570,000 shares of Artra common stock, or Entrade common stock if this transaction occurs after the merger, and a $14.0 million note. This proposed transaction does not have any effect on the merger and will likely not occur, if at all, until after the merger. See "Information About Artra -- General" on page [90].

         Entrade Inc.
         521 Fellowship Road
         Suite 130
         Mount Laurel, New Jersey  08054
         Telephone:  (609) 489-4455


         Entrade, a Pennsylvania corporation, was incorporated in February 1999. Entrade owns all of the outstanding shares of its subsidiary, entrade.com, and 25% of the voting common stock of asseTrade.com.

         Entrade   intends  to  operate  as  an  Internet   business-to-business
electronic commerce, or "e-commerce," service provider. entrade.com provides business-to-business e-commerce technologies and related services to facilitate the purchase and sale of clients' products and services including, inventory, equipment and other assets. It intends to create and manage industry-specific websites for marketing, sales and procurement of products and services.

         We refer to this kind of website as a "vertical portal," which is a website dedicated to a specific industry for use by companies in that particular industry to buy and sell products and services. Under this business model, entrade.com will generate commissions based upon these transactions and license fees for its software. entrade.com is directing its initial marketing efforts to utilities through utiliparts.com and to the heavy equipment industry through asseTrade.com. entrade.com owns and operates the utiliparts.com website. asseTrade.com is a strategic alliance in which Entrade holds a 25% voting interest. entrade.com developed the asseTrade.com website, which also uses entrade.com's software.


         Following the closing of the merger and the other transactions contemplated by the merger agreement, Entrade will serve as the holding company for Artra, entrade.com and 25% of the voting common stock of asseTrade.com. Artra's current headquarters at 500 Central Avenue, Northfield Illinois 60093 will become the headquarters for Entrade after the merger. We anticipate that the New York Stock Exchange will list the Entrade common stock under the symbol "ETA."


Information About the Merger

         The Proposed Merger (Page 42)

         The following organizational chart sets forth the structure of Entrade and Artra before the merger and the structure of Entrade after the merger:

                              Organizational Chart




Prior to the Merger

         Artra Group Incorporated                                      Entrade Inc.

         Artra Shareholders*                              WorldWide             Energy Trading Company
         -------------------                              ---------             ----------------------
                  |                                             \                       /
                  |  (100%)                               (90%)   \                  /   (10%)
                  |                                                    \          /
                   Artra                                               Entrade
                                                          -  -   -   -|    |    |  -  -   -   -
                                                          |                 |                    |
                                                          | (100%)          | (100%)             | (25%)
                                                          |                 |                    |
                                    Entrade merger subsidiary          entrade.com          asseTrade.com
                                    -------------------------          -----------          -------------

After the Merger

                                                   Entrade Inc.


                           Former Artra Shareholders*              Worldwide    Energy Trading Company
                           --------------------------              ---------    ----------------------
                                                          |             /                     /
                                               (82.8%) |              / (15.5%)       / (1.7%)
                                                     |        /            /
                                                          |       /         /
                                                          |      /    /
                                                         Entrade
                                                         -------
                                    -  -  -  -  -  - -|    |      |- - - - - - - -
                                    |                         |                      |
                                    | (100%                   | (100%)               | (25%)
                                    |                         |                      |
                                 Artra                    entrade.com            asseTrade.com
                                 -----                    -----------            -------------



* The holdings shown in this table reflect the outstanding shares of Artra common stock and Artra Series A preferred stock as of the June 25, 1999 record date for the Artra annual meeting of shareholders. The share percentages after the merger for former Artra shareholders reflect the proposed issuance of 100,000 shares in payment of a fee to a finder in connection with the merger transaction. Any exercises of warrants or options to purchase Artra common stock that occur between the record date and the merger closing date will also affect these percentages.


         Following the merger:

         o Artra's senior management will hold positions with Entrade similar to their current positions with Artra;

         o The board of directors of Entrade will consist of the current directors of Artra and a designee of Worldwide mutually acceptable to Worldwide and the Entrade board of directors, who initially will be Robert Kohn, the current Chairman and Chief Executive Officer of Entrade; and

         o Robert Kohn will then resign as Chairman and Chief Executive Officer of Entrade and of Worldwide become the Chief Executive Officer of the entrade.com subsidiary.

         What Artra Shareholders Will Receive in the Merger (Page 44)


         If the merger is completed, Artra shareholders will receive one share of Entrade common stock for each share of Artra common stock and 329 shares of Entrade common stock for each share of Artra preferred stock they own. After the merger, the shareholders of Artra will own approximately 9,588,655 shares, or 82.8%, of the outstanding Entrade common stock, and WorldWide and the other current shareholder of Entrade, Energy Trading Company, a subsidiary of PECO Energy, will own an aggregate of 2,000,000 shares, or 17.2%, of the outstanding Entrade common stock.


         Entrade will assume each outstanding stock option plan, stock option and warrant to purchase Artra common stock, without changing the terms and conditions of the stock options and warrants assumed, and Entrade will substitute shares of Entrade common stock for the shares of Artra common stock purchasable under each assumed stock option and warrant.

         Entrade Will Not Issue Fractional Shares in the Merger (Page 44)

         Entrade will not issue fractional shares of Entrade common stock in the merger. Holders of Artra preferred stock otherwise entitled to receive a fractional share of Entrade common stock following the merger will receive cash in lieu of any fractional shares, as described in "The Merger -- Merger Consideration -- No Fractional Shares."

         Accounting Treatment of the Merger (Page 48)

         Artra and Entrade intend to account for the merger as a purchase.

         Important Federal Income Tax Consequences of the Merger (Page 47)


         Artra has received a tax opinion from counsel that the merger will be tax free for federal income tax purposes to the shareholders of Artra. However, holders of Artra preferred stock who receive cash in lieu of fractional shares will be subject to federal income tax with respect to the cash received. Neither Artra nor Entrade should become subject to federal income taxes solely as a result of the merger.

         Tax matters are very complicated and the tax consequences to you from the merger will depend on your own circumstances. You should consult your tax advisors for a full understanding of all of the tax consequences to you from the merger.

         Vote Required to Approve the Merger and the Merger Agreement (Page 38)


         We cannot complete the merger unless the holders of Artra common stock and the holders of Artra Series A preferred stock, voting as separate classes, vote to approve the merger agreement and the merger by the affirmative vote of a majority of the votes cast in person or by proxy by the holders of each class at the Artra annual meeting. Artra will not consider abstentions and broker non-votes as votes cast, and they will have no effect on the outcome of the vote on the merger agreement and the merger. As of June 30, 1999, the executive officers and directors of Artra as a group beneficially owned approximately
26.3% of the outstanding shares of Artra common stock, including currently exercisable options. Also, as of June 30, 1999, executive officers and directors of Artra as a group beneficially owned approximately 3.8% of the outstanding shares of Artra preferred stock, and a trust for the benefit of adult children of Artra's Chairman held approximately 50.4% of the outstanding shares of Artra preferred stock.


         Artra Reasons for the Merger; Recommendation of the Artra Board of Directors to the Artra Shareholders (Page 43)

         At its meeting on February 15, 1999, the board of directors of Artra concluded that the merger was in the best interests of Artra and its shareholders and determined to recommend that the shareholders of Artra approve the merger agreement and the merger. In reaching these conclusions and recommendations, the board considered a number of factors, the most important of which was the need to find a company that would develop into an operating business for Artra after the sale of its Bagcraft subsidiary's business in November 1998. The Artra board of directors did not seek a fairness opinion in making this recommendation.

         Risks of the Merger (Page 12)

         In considering whether to approve the merger agreement and the merger, you should consider all of the risks of the merger, including the risks that the potential benefits of the merger may not be realized, that Entrade's business may not be successful and the market price of the Entrade common stock may fluctuate and could decline in the future.

         We encourage you to read the Risk Factors set forth in this Proxy Statement/Prospectus beginning on page 12.

Information About the Merger Agreement

         Conditions to the Closing of the Merger (Page 55)

         o    The approval by Artra shareholders;

         o The absence of legal restraints or prohibitions that prevent the completion of the merger;

         o The receipt of all required consents, authorizations, orders, approvals and written affirmations;


         o The listing of all the Entrade common stock on the New York Stock Exchange, or if the New York Stock Exchange does not approve the listing, Entrade must file an application for listing with the Nasdaq National Market System;


         o The absence of any material adverse change in the business or financial condition of Entrade or Artra;


         o    The repayment of up to $500,000 loaned by Worldwide to Entrade;


         o    The assignment of employment agreements; and

         o No material breach of any representations and warranties by any party to the merger agreement.

         Reasons Why the Parties Could Terminate the Merger Agreement Prior to the Closing (Page 57)

         Artra and WorldWide may terminate the merger agreement prior to the effective time of the merger by mutual written consent. Either Artra or WorldWide may terminate the merger agreement if:

         o    The parties do not close the merger by September 30, 1999;


         o Artra's shareholders do not approve the merger agreement and the merger at the Artra annual meeting; or


         o    A governmental entity prohibits or permanently enjoins the merger.

         WorldWide may terminate the merger agreement if:

         o The WorldWide board of directors determines, in the exercise of its good faith judgment as to fiduciary duties to its stockholders imposed by law, that termination is required, including by reason of the receipt of an alternative proposal regarding a business combination of Entrade with another party;


         o Any of Artra's representations and warranties is not true and correct, if any breach of the representations and warranties would have or would be reasonably likely to have a material adverse effect on Artra, as described in "The Merger Agreement and Related Agreements -- Termination of the Merger Agreement;"

         o Artra fails to perform a material obligation under the merger agreement and cannot cure that failure within a specified period; or

         o The Artra board of directors withdraws or modifies in a manner materially adverse to WorldWide its approval or recommendation of the merger agreement or the merger.

         Artra may terminate the merger agreement if:

         o The WorldWide board of directors withdraws or modifies in a manner materially adverse to Artra its approval or recommendation of the merger agreement or the merger;

         o Any of WorldWide's or Entrade's representations and warranties is not true and correct, if any breach of the representations and warranties would have or would be reasonably likely to have a material adverse effect on Entrade, as described in "The Merger -- The Merger Agreement and Related Agreements -- Termination of the Merger Agreement;" or

         o WorldWide or Entrade fails to perform a material obligation under the merger agreement and cannot cure that failure within a specified period.

         Termination Fees and Expenses (Page 58)

         If the Artra shareholders fail to approve the merger and the merger agreement, all obligations of WorldWide and Entrade to repay the approximately $2.0 million in cash loaned to either or both of them by Artra under the loan agreement (see page 58) and the approximately $250,000 in cash advanced to Entrade by Artra will terminate.


         No Solicitation of Offers from Another Party (Page 54)

         Entrade and WorldWide have agreed, subject to exceptions contained in the merger agreement, not to initiate or engage in discussions regarding a business combination by Entrade or any subsidiary with another party until the earlier of the termination of the merger agreement or the date the merger closes.

Information About the Artra Annual Meeting (Page 37)

         Date, Time, Place and Purposes of the Artra Annual Meeting

              Date:        __________, 1999
              Time:        10 a.m, local time
              Place:       _________________

              Purposes:


              1. To elect nine directors to serve until Artra's 2000 annual meeting of Shareholders and until their successors are elected;


              2. To vote upon the proposal to approve and adopt the merger and the merger agreement;

              3. To ratify the appointment of PricewaterhouseCoopers LLP as Artra's independent accountants for 1999; and


              4. To transact any other business that may properly come before the Artra annual meeting and any adjournment, postponement or continuation of the Artra annual meeting.


         Record Date for Voting at the Artra Annual Meeting (Page 38)


         As an Artra shareholder, you may vote at the Artra annual meeting or sign a proxy card if you owned shares of Artra common stock or Artra preferred stock as of the close of business on June 25, 1999, the Artra record date. On the Artra record date, 8,880,223 shares of Artra common stock and 1,849.34 shares of Artra Series A preferred stock were outstanding.


         Voting Rights at the Artra Annual Meeting (Page 38)


         You will have one vote for each share of Artra common stock and Artra preferred stock you own for purposes of each matter voted upon at the Artra annual meeting. You may cumulate your votes in the election of directors at the Artra annual meeting, which means that you have the right, in person or by proxy, to multiply the number of votes that you may cast by the number of directors to be elected, and to cast the whole number of the votes for one candidate or to distribute them among two or more candidates.


         Artra Preferred Stock Dissenters' Rights (Page 39)

         If a holder of Artra preferred stock does not vote for the merger agreement and the merger, that holder will have the right under Pennsylvania law to dissent to the merger and request an appraisal of the value of that holder's shares of Artra preferred stock in connection with the merger.

         In order to preserve this right, a dissenting holder must follow the procedures discussed in Appendix B.

Other Merger Related Information

         New York Stock Exchange Listing of Entrade Common Stock


         Entrade and Artra are preparing to file a listing application with the New York Stock Exchange for the listing of the shares of Entrade common stock that Entrade will have outstanding after the merger and shares of Entrade common stock reserved for issuance under the Artra options and warrants that Entrade will assume in the merger. The proposed trading symbol for the Entrade common stock is "ETA."


         The Entrade listing, if approved by the Exchange, will be as successor to the Artra listing. As the successor to the Artra listing, the Exchange will review the continued listing of Entrade on a quarterly basis for compliance with the business plan submitted by Artra and Entrade to the Exchange. See "Risk Factors -- Lack of compliance with New York Stock Exchange listing criteria may result in delisting of Artra common stock or, after the merger, Entrade common stock."


         Other Interests of Artra and Entrade Officers and Directors and WorldWide Officers, Directors and Stockholders in the Merger (Page 49)

         In considering the recommendations of Artra's board of directors that you approve the merger agreement and the merger, you should note that officers and directors of Artra and Entrade and officers, directors and stockholders of WorldWide have interests in the merger that are different from, or in addition to, your interests. These persons may have divergent interests from those of Artra shareholders because some of them hold stock in other parties to the merger agreement or are or will be employees of one or more parties to the merger agreement. See "Interests of Certain Persons in the Merger."

                                  RISK FACTORS

         You should carefully consider the following risk factors and the other information in this Proxy Statement/Prospectus before deciding how to vote. Our business and results of operations could be seriously harmed by any of the following risks. The trading price of the Entrade common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risk Factors Relating to Entrade and Its entrade.com Operations.

         The following risk factors relate to the business and operations of Entrade and its entrade.com operations:

         Entrade is an early stage company. We have no operating history upon which you may evaluate us.


         We formed Entrade in February 1999 at which time it acquired the intellectual property of entrade.com and 25% of the voting common stock of asseTrade.com. These entities had virtually no operating history prior to that time. Accordingly, we have no operating history upon which you may evaluate us. Because our management team as a unit is relatively new, it has a limited track record upon which you can evaluate them. In addition, our revenue model is evolving and we have only a limited number of customers to date. Our lack of operating history, new management unit and evolving revenue model make it difficult to evaluate our future prospects and evaluate our business strategy.

         This means that you will have only limited information upon which to base an investment and voting decision on the merger agreement and the merger. Because of our lack of operating history, we also believe that period-to-period comparisons of our results of operations will not be meaningful in the short term and should not be relied upon as indicators of future performance.


         We will encounter risks and difficulties frequently encountered by early-stage companies in new and rapidly evolving markets. Many of these risks are described in more detail in this "Risk Factors" section. We may not successfully address any of these risks. If we do not successfully address these risks, our business would be seriously harmed.

         We anticipate we will incur continued losses for the foreseeable future.


         We expect to incur significant losses for the foreseeable future. To date, we have generated only minimal revenues and have not been profitable. Our revenues may not grow. We are relying upon our utiliparts.com website to generate revenues, which it might not do because it is based on an unproven business model. We may never be profitable or, if we become profitable, we may be unable to sustain profitability.


         The anticipated losses may result from our plan to increase our operating expenses to:

         o launch additional on-line websites where clients from specific industries can purchase and sell equipment, inventory and other assets;

         o    increase our sales and marketing operations;

         o    broaden our customer support and software capabilities; and

         o    pursue strategic marketing and distribution alliances.

         Some of our expenses are or will be fixed, including non-cancelable agreements, equipment leases and real estate leases. If our revenues do not increase, we may not be able to compensate by reducing expenses in a timely manner. Expenses may also increase due to the potential impact of goodwill and other charges from any future acquisitions. Continued losses may result in our inability to develop additional strategic alliances and business-specific websites, which is important to our plan to generate and grow future revenues.

         We may have difficulty obtaining future funding sources, if needed, and we might have to accept terms that would adversely affect shareholders.

         If revenues from entrade.com's operations are less than anticipated in 1999 and 2000, we may need to raise funds from additional financings. We have no commitments for any financing other than from Artra, and any financing commitments may result in dilution to our existing shareholders after the merger.

         We may have difficulty obtaining additional funding, and we may have to accept terms that would adversely affect our shareholders. For example, the terms of any future financings may impose restrictions on our right to declare dividends or on the manner in which we conduct our business. Also, lending institutions or private investors may impose restrictions on a future decision by us to make capital expenditures, acquisitions or significant asset sales.
We may not be able to locate additional funding sources at all.

         If we cannot raise funds on acceptable terms, if and when needed, we may not be able to develop or enhance our services to customers, launch additional websites, take advantage of future opportunities for strategic alliances within a particular industry, grow our business or respond to competitive pressures or unanticipated requirements, which could seriously harm our business.

         Fluctuations in our quarterly results may adversely affect our stock price.

         Our quarterly operating results will likely vary significantly in the future. Our operating results will likely fall below the expectations of securities analysts or investors in some future quarter or quarters. Our failure to meet these expectations would likely adversely affect the market price of our common stock.

         Our quarterly operating results may vary depending on a number of factors, including:

         o demand of buyers and sellers to use our websites to list and purchase equipment, inventory and parts;

         o our ability in both the short and long term to overcome reluctance of companies to use the Internet to buy and sell equipment, inventory, parts and other assets;

         o    actions   taken  by  our   competitors,   including   new  product
              introductions and enhancements;

         o    size and timing of sales of our services;

         o    our ability to control costs;

         o budget cycles of buyers and sellers of equipment, inventory and parts and changes in these budget cycles; and

         o    general economic factors.

         For example, our quarterly revenues are subject to fluctuation because the potential for the listing and selling of large expensive equipment, such as multiple sales of steam generators, could be significantly greater in some time periods than others. As a result, our quarterly operating results may fluctuate significantly. Also, launching one or more additional websites in one or more consecutive quarters might increase our costs significantly compared to other quarters.

         We intend to rely initially on revenues from the utilities and large industrial companies, and if we do not generate revenues from these two markets, or the revenues are lower than we anticipate, we might not have the resources to launch additional websites or form new strategic alliances.

         We intend to rely on revenues generated from technology licenses fees, commission fees from our websites and maintenance and service fees. Our principal initial targeted markets will be the utility industry and large industrial manufacturing companies. If we do not generate revenue from these two markets or they are lower than we anticipate, we may not be able to successfully create other industry-specific websites that will generate additional license and commission fees.


         Our inability to generate and increase revenues in these initial markets may depend on factors stated in other risk factors and other factors, including:


         o    buyers might not accept purchasing "new" third party equipment and
              parts  without  associated   original   equipment   warranties  or
              aftermarket services programs; and

         o    export/import  regulations  and  fees  could  hamper  or halt  the
              international   shipment  and  transfer  of  electric   generation
              equipment, particularly nuclear generation equipment.

         We may not develop additional revenue sources.


         We plan to generate revenues through revenue sharing relationships with strategic partners with whom we would form websites for the sale of assets and services to particular industries. To generate significant revenues from Internet business-to-business e-commerce, we will have to continue to build these business relationships through our contacts within that industry and the expertise of our current or future personnel in that industry. We may not be able to form new strategic alliances due to a lack of sufficient financial resources or expertise in the newly targeted industry. If we are not able to build these relationships with strategic partners, we will have difficulty developing additional business specific websites in order to generate revenues.

         Marketing and distribution alliances may not generate the expected number of new customers or may be terminated.

         We intend to use marketing, distribution and strategic trade-group alliances with other Internet companies, including our existing alliances with asseTrade and Butcher Fox, to create traffic on our on-line business communities and, consequently, to generate revenues. These marketing and distribution alliances will allow us to link our on-line websites to Internet search engines and other websites. The success of these relationships depends on the amount of increased traffic we receive from the alliance partners' websites.

         We may have difficulty entering into marketing and distribution alliances. Also, these arrangements may not generate the number of new customers we expect. We also cannot assure you that we will be able to enter into these marketing and distribution alliances or renew any marketing and distribution alliance agreements that we can establish. If we are unable to establish these alliances or if any of these agreements are terminated, the traffic on other on-line websites might not grow and could decrease.


         We may not be able to compete effectively with other providers of e-commerce services.

         We believe that the strongest potential competition does not come from traditional service groups but rather the evolution of the Internet and the types of business-to-business service providers that evolution will create. As applications for business-to-business e- commerce begin to proliferate and mature, entrade.com will compete with other technology companies and traditional service providers that seek to integrate on-line business technologies with their traditional service mix.

         Competition for Internet products and services and electronic business commerce is intense. We expect that competition will continue to intensify. Barriers to entry are minimal, and competitors can launch new websites at a relatively low cost. We expect that additional companies will establish competing on-line business communities on a stand-alone basis.


         E-commerce applications are in the early stages of development. Currently, the principal focus of e-commerce business-to-business groups is to provide information and generate revenues from advertisement. As e-commerce evolves, however, we expect that other entrepreneurs and large, well-known leaders in specific industries will create other niche business-to-business services that may compete with our services.

         These large industry leaders, particularly major original equipment manufacturers of utility and industrial equipment, would have better name recognition in the market that we may target. We also expect competition from large consulting firms and software solutions providers, which have begun developing e-commerce applications for their existing clients. The larger financial resources of these competitors may enable them to market to potential buyers and sellers of equipment, inventory, parts and other assets and launch more widespread marketing campaigns that would make it more difficult for us to compete.


         We may not be able to protect our proprietary rights, and we may infringe the proprietary rights of others.


         Trademarks and service marks risks.


         Proprietary rights are important to our success and our competitive position. Our ORBIT System is a federally registered trademark for use on specified software. We have also applied for federal registration of "utiliparts.com" and "entrade.com" as service marks for use in connection with our electronic commerce services.


         Although we seek to protect our proprietary rights, our actions may be inadequate to protect any trademarks and other proprietary rights or to prevent others from claiming violations of their trademarks and other proprietary rights. We may not be able to protect our domain names for our on-line industry-specific websites as trademarks because those names may be too generic or perceived as describing a product or service or its attributes rather than serving a trademark function.

         If we are unable to protect our proprietary rights in trademarks, service marks, trade dress and other indications of origin, competitors will be able to use names and marks that are identical to ours or sufficiently similar to ours to cause confusion among potential customers between us and our services and our competitors and their services. This confusion may result in the diversion of business to our competitors or the loss of potential or existing customers. Also, to the extent these competitors have problems with the quality of their services, this confusion may injure our reputation for quality.


         Litigation against infringers of our service marks, trademarks and similar rights may be expensive. Because of the difficulty in proving damages in trademark litigation, it may be very difficult to recover damages.

         We have not conducted searches to determine whether our service marks, trademarks and similar items may infringe on the rights of third parties. If third parties successfully assert claims of trademark, service mark or other infringement, the third party or a court or other administrative body may require us to change our service marks, trademarks, company names, the design of our sites and materials and our Internet domain names, as well as to pay damages for any infringement. A change in service marks, trademarks, company names and Internet domain names may cause difficulties for our customers in locating us or not connecting our new names and marks with our prior names and marks, resulting in loss of business.


         Copyrights risks; software license risks.


         While we seek to protect our software, text, designs and other works of authorship by copyright, it is not possible to detect all possible infringements. Also, copyright protection does not extend to functional features of software and will not be effective to prevent third parties from duplicating our software's capabilities through engineering research and development.

         We may under limited circumstances grant access to the source code for our software to some of our licensees. We believe that whenever we grant access to source code, it is easier for those receiving access to the software to improperly use and modify the software. This access increases the risk of infringement to our software and may prevent us from receiving royalties from unauthorized users of the software.

         We have not conducted searches to determine if our software infringes on any patents of third parties. If our software is found to infringe on the copyrights or patents of a third party, the third party or a court or other administrative body could require us to pay royalties for past use and for continued use, or to modify or replace the software to avoid infringement. We cannot assure you that we will be able to modify or replace the software.


         Any of these claims, with or without merit, could subject us to costly litigation and the diversion of our technical and management personnel.

         Difficulty of protecting proprietary rights in other countries.


         In addition, effective copyright and trademark protection may be unenforceable or limited in some countries, and the global nature of the Internet makes it impossible to control the ultimate destination of our work.

         Our business depends on the effective development of the Internet as an effective e-commerce business and marketing forum.

         The  Internet   poses  risks  that  are   applicable  to  many  on-line
businesses, including ours. The following present a description of these risks:

         Our success depends on our ability to use an effective Internet marketing strategy which depends on Internet governance and regulation which is uncertain.

         The future success of our business is dependent on our ability to use an effective Internet marketing strategy. Because the original role of the Internet was to link the government's computers with academic institutions' computers, the Internet was historically administered by organizations that were involved in sponsoring research. Private parties have assumed larger roles in the enhancement and maintenance of the Internet infrastructure. Therefore, it is unclear what organization, if any, will govern the administration of the Internet in the future, including the authorization of domain names.

         The lack of an appropriate organization to govern the administration of the Internet infrastructure and the legal uncertainties that may follow, pose risks to the commercial Internet industry and our specific website business. In addition, the effective operation of the Internet and our business is also dependent on the continued mutual cooperation among several organizations that have widely divergent interests, including the government, Internet service providers and developers of system software and software language. These organizations may find that achieving a consensus may become difficult, impossible, time-consuming and costly.

         Although we are not subject to direct regulation in the United States other than federal and state business regulations generally, changes in the regulatory environment could result in the Federal Communications Commission or other United States regulatory agencies directly regulating our business. Additionally, as Internet use becomes more internationally widespread, there is an increased likelihood of international regulation. For example, import/export regulations and related costs may limit the growth of our utiliparts.com business.

         We cannot predict whether or to what extent any new regulation affecting e-commerce will occur. New regulation could increase our costs. For example, we do not collect sales or other similar taxes with respect to the equipment, inventory and other products sold through our on-line communities. One or more states may seek to impose sales tax collection obligations on out-of-state companies like us that engage in or facilitate e-commerce. States and local governments have made proposals that would impose additional taxes on the sale of goods and services over the Internet. A successful assertion by one or more states or any foreign country that we should collect sales and other taxes on the exchange of equipment, inventory and other goods on our system could increase costs that we could have difficulty recovering from users of our website.


         Governmental agencies and their designees regulate the acquisition and maintenance of web addresses generally. For example, in the United States, the National Science Foundation had appointed Network Solutions, Inc. as the exclusive registrar for the ".com," ".net" and ".org" generic top-level addresses. Although Network Solutions no longer has exclusivity, it remains the dominant registrar. The regulation of web addresses in the United States and in foreign countries is subject to change. As a result, we may not be able to acquire or maintain relevant web addresses in all countries where we conduct business that are consistent with our brand names and marketing strategy. Furthermore, the relationship between regulations governing website addresses and laws protecting trademarks is unclear.

         Adoption  of  the  Internet  as  a  medium   for  utilities  and  large
         manufacturing industry asset trading and distribution is uncertain.

         The growth of the Internet for trading and distribution of assets and equipment for utilities and large manufacturing companies requires validation of the Internet as an effective medium for this purpose. This validation has yet to fully occur. For example, critical issues concerning use of the Internet including security, reliability, cost, ease of use and quality of service remain unresolved and could adversely affect the growth of and the degree to which business is conducted over the Internet and our websites.

         We may face increased access costs from browser providers and Internet distribution channels.

         Leading web site, browser providers and other Internet distribution channels may begin to charge us to provide access to our products and services. If any of these expenses are not accompanied by increased revenues, our losses may increase.

         Concerns   regarding   security  of  transactions   and    transmitting
         confidential information over the Internet may negatively impact our e-commerce business.

         We believe that concern regarding the security of confidential information transmitted over the Internet, including, for example, business and supply requirements, credit card numbers and other forms of payment methods, prevents many potential customers from engaging in online transactions. If we do not add sufficient security features to future product releases, our services may not gain market acceptance or we may face additional legal exposure.

         Despite the measures we have taken in the areas of encryption and password or other authentication software devices, our infrastructure is potentially vulnerable to physical or electronic break-ins, computer viruses, hackers or similar problems caused by employees, customers or other Internet users. If a person circumvents our security measures, that person could misappropriate proprietary information or cause interruptions in our operations. Security breaches that result in access to confidential information could damage our reputation and expose us to a risk of loss or liability. These risks may require us to make significant investments and efforts to protect against or remedy security breaches, which would increase the costs of maintaining our websites.

         Our computers and telecommunications equipment are maintained by a third party server hosting company. Any system interruptions may cause our on-line websites to be unavailable to web browsers and may reduce their attractiveness to our customers and potential customers.

         Also, we could experience delays in switching to a new service provider. Any delays in response time or performance problems would cause users of our system to perceive our service as not functioning properly and cause them to use other methods to sell or procure equipment, excess inventory and other assets.

         We may be subject to legal liability for publishing or distributing content over the Internet.


         We may be subject to legal claims relating to the content in our industry-specific on-line websites, or the downloading and distribution of content. Claims could also involve matters such as defamation, invasion of privacy, disclosure of confidential information and copyright infringement. Providers of Internet products and services have been sued in the past, sometimes successfully, based on the content of material. The representations as to the origin and ownership of licensed content that we generally obtain may not adequately protect us.


         In addition, we draw some of the content provided in our on-line business communities from data compiled by other parties, including governmental and commercial sources, and we re-key the data. This data may have errors. If our content is improperly used or if we supply incorrect information, it could result in unexpected liability. Our insurance may not cover claims of this type, or may not provide sufficient coverage. Costs from these claims that are not covered by our insurance or exceed our coverage would damage our business and limit our financial resources.


         We depend on the continual introduction of enhanced software capabilities and expansion of our software systems for our services to handle increases in traffic on our websites, which we may not be able to accurately project.


         As traffic in our on-line websites increases, we must expand and upgrade our technology, transaction processing systems and network hardware and software. We may not be able to accurately project the rate of increase in our on-line websites. In addition, we may not be able to expand and upgrade our systems and network hardware and software capabilities to accommodate increased use of our on-line websites. If we do not appropriately upgrade our systems, network hardware and software on an ongoing basis, we may have difficulty retaining our customers and competing effectively.

         The life cycles of the software used to support our e-commerce services are difficult to predict because the market for our e-commerce websites for sales and procurement of equipment, inventory and assets is new and emerging and is characterized by changing customer needs and industry standards. The introduction of on-line products employing new technologies and industry standards could render our existing system obsolete and unmarketable. For example, entrade.com's new software system that we intend to launch in the third quarter of 1999 is written in the Microsoft's SLQ7.0 computer language. If a new software language becomes the industry standard, we may need to rewrite the software to remain competitive. We may not be able to respond in a cost-effective way and lose business as a result.

         Acquisitions and new strategic alliances may disrupt or otherwise have a negative impact on our business.

         We plan to make investments in complementary companies, technologies and assets. Future acquisitions are subject to the following risks:

         o acquisitions may cause a disruption in our ongoing business, distract our relatively new management team and other resources and make it difficult to maintain our standards, controls and procedures;

         o we may acquire companies or make strategic alliances in markets in which we have little experience;

         o we may not be able to successfully integrate the services, products and personnel of any acquisition or new alliance into our operations;

         o we may be required to incur debt or issue equity securities, which may be dilutive to existing shareholders, to pay for acquisitions; and

         o our acquisitions may not result in any return on our investment and we may lose our entire investment.

         Our success is dependent on retaining our current key personnel and attracting additional key personnel, particularly in the areas of sales, technical services and customer support.

         We believe that our success will depend on continued employment of our senior management team and key technical personnel for the development of our on-line services and the attraction of large businesses to use our on-line websites for the purchase and sale of equipment, inventory and assets. Their experience in e-commerce asset sales and procurement is important to the establishment of our on-line websites in various industries.


         We do not maintain key-man life insurance on our key personnel. The loss of the services of one or more of our management personnel could seriously harm our business.


         Our success also depends on having a highly trained sales force, telesales group and technical and customer support personnel. We will need to continue to hire additional personnel as our business grows. We have perceived a shortage in the number of trained sales, technical and customer support personnel in the on-line service industry. This shortage could limit our ability to increase sales in our on-line websites and to sell services as we launch additional websites. Competition for personnel, particularly for employees with technical expertise, is intense. New hires also frequently require extensive training before they achieve desired levels of productivity. If we cannot hire and retain suitable personnel, we may not be able to effectively expand and develop new business communities or support those that are developed, resulting in loss of customers and revenues.

         Our systems may not be Year 2000 compliant.

         We may realize exposure and risk if the systems on which we are dependent to conduct our operations are not Year 2000 compliant. We are in the process of completing the testing of our internal computer systems and our internal computer software and our non-IT systems for year 2000 compliance and anticipate that we will complete all testing by the end of September 1999.

         We are in the process of confirming Year 2000 compliance by our third party service providers through surveys circulated to them. We expect to complete this survey process by the end of September 1999. Our potential areas of exposure include products purchased from third parties, computers, software, telephone systems and other equipment used internally. Also, if clients, distributors, suppliers and other third parties with which we conduct business do not successfully address these issues, our business, operating results and financial position could be materially and adversely affected.

         In the event that our web-hosting facilities provided by a third party are not Year 2000 compliant, our production web sites would be unavailable and we would not be able to deliver services to our users. In the event that the production and operational facilities that support our web sites are not Year 2000 compliant, some portions of our websites may become unavailable. Our contingency plans include hosting the production websites directly from our office or from a development or staging server that is Year 2000 compliant. While we believe that we will be able to transfer our servers to another service provider within a two to three- day period if it is necessary to implement this plan, we cannot assure you that we can complete that transfer without significant disruption.

         The  interests  of our  significant  shareholders  after the merger may
         conflict   with  our   interests   and  the   interests  of  our  other
         shareholders.


         As a result of its stock ownership, WorldWide may be in a position to affect significantly our corporate actions, including, for example, mergers or takeover attempts, in a manner that could conflict with the interests of our public shareholders. WorldWide will own 1,800,000 shares or approximately 15.5% of the outstanding shares of Entrade common stock after the merger. Principals of entrade.com, who will resign from their positions with WorldWide after the merger, also hold stock options to purchase an aggregate of 1,600,000 shares of Artra common stock. Although this may not necessarily constitute a controlling block, the significant block represented could impact significant corporate transactions and delay or prevent a third party from acquiring control over us.

         Our minority interest in asseTrade.com and the potential for deadlock in stockholder and board actions may impede the growth and development of asseTrade.com's operations.

         Due to our minority interest in asseTrade.com, we may experience a reduction or loss in the value we derive from asseTrade.com both as an investment and as a potential source of business, customers and services for our websites. We currently hold 25% of the voting common stock of asseTrade.com. Positive Asset Remarketing, Inc. holds a 25% voting interest, and the remaining 50% is held by Butcher Fox LLC. Our minority interest could reduce our ability to direct the management and operations of asseTrade.com. Furthermore, voting interests by the stockholders and board members could become deadlocked. Any deadlock would impede or prevent the growth and development of asseTrade.com's operations.

         Shares eligible for future sales by our current shareholders may adversely affect our stock price.

         If our existing shareholders sell substantial amounts of Entrade common stock, including shares issued on the exercise of outstanding options and warrants, in the public market following the merger, then the market price of our common stock could fall. Our current shareholders are:

              Name of                                   Number of Shares
              Entrade Shareholder                       Of Entrade Common Stock
              -------------------                       -----------------------

              WorldWide                                  1,800,000 shares
              Energy Trading Company                       200,000 shares

         WorldWide is subject to a lockup under the merger agreement for sales or transfers of its Entrade shares until the first anniversary after the closing of the merger, subject to exceptions for pledges or the distribution of up to 25% of the Entrade shares to WorldWide's shareholders. Subject to the lock-up provision applicable to Worldwide, these shareholders may be able to utilize Rule 144 to sell shares.

         We also may file one or more registration statements to register all shares of Entrade common stock under our stock option plans and warrants that we will assume from Artra in the merger. After such registration statements are effective, shares issued upon exercise of stock options and the warrants will be eligible for sale in the public market without restriction, except that affiliates of Entrade after the merger must comply with the registration requirements under the Securities Act or an exemption from the registration requirements, such as Rule 144.

         Anti-takeover provisions and our right to issue preferred stock could make a third party acquisition of us difficult.

         Entrade is a Pennsylvania corporation. Anti-takeover provisions of Pennsylvania law could make it more difficult for a third party to acquire control of us, even if a change in control would be beneficial to shareholders. For a discussion of these anti-takeover provisions, see "Description of Entrade Capital Stock -- Anti-Takeover Provisions."

         Our articles of incorporation provide that our board of directors may issue preferred stock without shareholder approval. The issuance of preferred stock could make it more difficult for a third party to acquire us. Our board of directors may issue preferred stock with voting or conversion rights that may have the effect of delaying, deferring or preventing a change of control of us and would adversely affect the market price of the Entrade common stock and voting and other rights of holders of Entrade common stock. We currently have no plans to issue any preferred stock.

         The Entrade common stock price is likely to be highly volatile.

         The market price of Entrade common stock is likely to be highly volatile as the stock market in general, and the market for Internet-related and technology companies in particular, has been highly volatile. Our shareholders may not be able to resell their shares of Entrade common stock following periods of volatility because of the market's adverse reaction to this volatility. The trading prices of many technology and Internet-related companies' stocks have reached historical highs within the 18 months and have reflected relative valuations substantially above historical levels. During the same period, these companies' stocks have also been highly volatile and have recorded lows well below those historical highs. We cannot assure you that our stock will trade at the same levels of other Internet stocks or that Internet stocks in general will sustain their current market prices.

         Factors that could cause this volatility may include, among other things:

         o    actual or anticipated variations in quarterly operating results;

         o    announcements of technological innovations;

         o    new sales formats or new products or services;

         o    changes in financial estimates by securities analysts;

         o conditions or trends in the utilities and large manufacturing industries;

         o    conditions or trends in the Internet industry;

         o    changes in the market valuations of other Internet companies;

         o    announcements   by   us  or   our   competitors   of   significant
              acquisitions, strategic partnerships or joint ventures;

         o    changes in capital commitments;

         o    additions or departures of key personnel; and

         o    sales of Entrade common stock.

         Many of these factors are beyond our control. These factors may materially adversely affect the market price of our common stock, regardless of our operating performance.

Risk Factors Relating to Artra

         Lack of compliance with New York Stock Exchange listing criteria may result in delisting of Artra common stock or, after the merger, Entrade common stock.

         Artra had fallen below the New York Stock Exchange's quantitative and other continued listing criteria. These criteria included the New York Stock Exchange's net tangible assets and average three-year net income requirements. Also, after the sale of Artra's Bagcraft subsidiary, Artra has lacked an ongoing operating business as required under the New York Stock Exchange's rules. At the New York Stock Exchange's request, Artra has provided a definitive action plan demonstrating Artra's ability to achieve compliance with the Exchange's listing standards, including the succession of Entrade common stock to this listing after the merger. Based upon a review of that plan, the New York Stock Exchange is continuing the listing of Artra common stock.

         Artra and, after the merger, Entrade will be subject to ongoing quarterly monitoring for compliance with the plan. Failure to meet any of the quarterly plan projections could result in the suspension from trading and subsequent delisting of Artra common stock and, after the merger, Entrade common stock. Artra's plan is dependent upon the closing of the merger during the third quarter of 1999. If the merger is not completed, Artra may not be able to satisfy the listing requirements of the New York Stock Exchange, and Artra common stock may be delisted from the New York Stock Exchange.


         The New York Stock Exchange has informed us that on June 3, 1999, the board of directors of the New York Stock Exchange approved new quantitative continued listing standards. The New York Stock Exchange has obtained approval of these new standards from the Commission. These new standards focus on market capitalization, stockholders' equity and share price. Given its current financial condition, Artra believes it satisfies these new standards. The New York Stock Exchange will continue to review Entrade's status for a period of twelve months after the closing of the merger.

         If the New York Stock Exchange suspends trading in and delists the Artra common stock, or after the merger the Entrade common stock, Artra or Entrade would attempt to list the shares on another exchange or quotation system such as Nasdaq National Market System. We cannot assure you that we can successfully effect this new listing. As a result, if we are not able to effect this listing, you might not be able to sell your shares at all, and if you were able to sell your shares, you may face lower share prices.



         Artra's  potential   environmental   liabilities  and  other  potential
         liabilities from other claims may result in future costs to Artra that are difficult to estimate.

         Former operations of Artra and its subsidiaries have been subject to requirements imposed under federal, state and local environmental and health and safety laws and regulations, including the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act and the Occupational Safety and Health Act and comparable state laws, relating to waste water discharges, air emissions, solid waste management and disposal practices, work place safety and real property use and ownership.

         Liability under CERCLA is, in most instances, strict, joint and several, meaning that Artra could be liable for all response costs incurred. As a result of these environmental matters, Artra and its subsidiaries have, from time to time, been and currently are involved in administrative and judicial proceedings and inquiries. The currently pending proceedings relate primarily to claims for damages with respect to sites and facilities of Baltimore Paint and Chemical Company, Harvel Industries, Inc., Dutch Boy Paints and Bagcraft. Artra has provided accruals for these claims. Various uncertainties, however, with respect to these and other sites and facilities make it difficult to assess the likelihood and scope of further investigation or remediation activities or to estimate the future costs of these activities if undertaken. See "Information About Artra -- Legal Proceedings" on page 90.


         Since 1983, Artra has been a party to product liability asbestos claims relating to the manufacture of products by the former The Synkoloid Company subsidiary. As of September 1998, Artra's primary insurance carriers had paid approximately $13 million in claims related to Synkoloid products, at which point the primary carriers asserted that primary insurance coverage had been exhausted. Since that date, some of Artra's excess insurance carriers have assumed the defense and indemnity costs related to the defense and settlement of all Synkoloid product liability claims under a temporary agreement. From
September 1998 through March 1999, these carriers had paid approximately $4.4 million to settle claims. Under the temporary agreement, these carriers could either individually or collectively cease making indemnity or defense payments at any time or refuse to renew the temporary agreement, which currently expires on August 16, 1999.

         While Artra is currently negotiating a permanent agreement with these carriers, we cannot assure you that any permanent agreement will be reached or that the carriers will continue to make payments on the same terms as under the existing temporary agreement. If the terms of the new agreement are less favorable than the existing agreement or the temporary agreement expires without the execution of a new agreement, Artra could become obligated to assume a percentage of the indemnity payments and defense costs. Artra is not able to quantify the potential costs of claims that remain outstanding or unasserted. If claims exceed the insurance coverage, Artra's financial position could be adversely affected and Artra's ability to fund its operations or those of its current or future affiliates would be impaired. See "Information About Artra -- Legal Proceedings" on page .

                       WHERE YOU CAN FIND MORE INFORMATION

         Artra files annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information filed by Artra at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Artra's filings with the Commission are also available to the public from commercial document retrieval services and at the web site maintained by the Commission at http://www.sec.gov.

         Entrade filed a registration statement on Form S-4 to register with the Commission the Entrade common stock to be issued to Artra shareholders in the merger. This Proxy Statement/Prospectus is a part of the registration statement. As allowed by the Commission's rules, this Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the registration statement. This Proxy Statement/Prospectus summarizes some of the documents that are exhibits to the registration statement, and you should refer to the exhibits for a more complete description of the matters covered by those documents.

         Artra   has   supplied   all   information   contained   in  the  Proxy
Statement/Prospectus relating to Artra and Entrade has supplied all information relating to Entrade.

                             ______________________


         Neither Artra nor Entrade has authorized anyone to give any information regarding the solicitation of consents or the offering of shares of Entrade common stock that is different from what is contained in this Proxy Statement/Prospectus. This is not an offer to sell or a solicitation of anyone to whom it would be unlawful to make an offer or solicitation. You should not assume that the information contained in this Proxy Statement/Prospectus is accurate as of any time after the date of this Proxy Statement/Prospectus, and neither the mailing of this Proxy Statement/Prospectus to shareholders nor the issuance of Entrade common stock in the merger should create any implication to the contrary.

                            ______________________


                 FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

         This Proxy Statement/Prospectus contains "forward-looking statements." These statements, which include statements regarding expected advantages and other effects of the merger and the anticipated business operations of Entrade described in "Summary," "Risk Factors," "The Merger -- Artra Reasons for the Merger," "Information About Entrade and entrade.com -- Entrade Plan of Operations," "Management of Entrade," and elsewhere in this Proxy Statement/Prospectus relate to expectations concerning matters that are not historical facts. We intend to identify forward-looking statements with words such as "projects," "believes," "anticipates," "plans," "expects," "intends," estimates" and similar words and expressions. We have set forth important factors that would cause actual results to differ materially from these expectations "Risk Factors" beginning on page
14. These factors include:

         o    No operating history for entrade.com;

         o    Probability   of  continued   losses  for   entrade.com   for  the
              foreseeable future;

         o    Need for future funding;

         o    Fluctuations in quarterly results;

         o    Dependence on utilities and large manufacturing industries;

         o    Need to develop additional revenue sources;

         o A highly competitive environment with providers of Internet services;

         o Difficulties in protecting proprietary rights and effective Web addresses;

         o Effective development of the Internet as an effective e-commerce business and marketing forum; and

         o    Dependence on key personnel.

         All forward-looking statements attributable to Artra are expressly qualified in their entirety by these factors as described in this Proxy Statement/Prospectus. All forward-looking statements attributable to Entrade are expressly qualified in their entirety by these factors as described in this Proxy Statement/Prospectus. Neither Artra nor Entrade undertakes any obligation to update any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Proxy Statement/Prospectus.

             SELECTED HISTORICAL CONDENSED FINANCIAL INFORMATION AND
                           COMPARATIVE PER SHARE DATA

         This table is a consolidated summary of selected financial data of Artra for the three month periods ended March 31, 1999 and 1998 and for each of the last five fiscal years. The operations of the Bagcraft subsidiary, which was sold effective November 20, 1998, are included in discontinued operations. The information for fiscal years 1995 and 1994 presents the operations of Arcar Graphics, Inc. in discontinued operations. The sale of Arcar Graphics, Inc., which was acquired effective April 9, 1994, was completed on October 26, 1995. The information for fiscal years 1995 and 1994 presents the operations of Artra's former jewelry business in discontinued operations.


                                     Three Months Ended
                                          March 31,                                 Fiscal Year Ended (J)
                                   ---------------------     -------------------------------------------------------------------
                                      1999       1998           1998         1997          1996         1995          1994
                                      ----       ----           ----         ----          ----         ----          ----

                                                                     (In thousands, except per share data)

Net sales .....................   $   --      $     --      $     --      $    --     $     --      $     --      $     --
Earnings (loss) from continuing
operations  (A) (B) (C) (D) ...     (1,268)       (1,779)       (5,707)      1,066          (445)      (11,113)       (5,833)
Earnings (loss) from discontin
ued operations (E) (F) (H) ....       --            (138)       38,930        (293)        3,994        (5,820)      (23,602)
Extraordinary credits (H) .....       --            --            --           --          9,424        14,030         8,965
Net earnings (loss) ...........     (1,268)       (1,917)       33,223         773        12,973        (2,903)      (20,470)

Earnings (loss) per share (I):
   Basic
      Continuing operations ...      (.017)        (0.24)        (0.78)        --           (0.19)        (1.84)        (1.17)
      Discontinued operations .       --           (0.02)         4.94       (0.04)         0.53         (0.86)        (4.14)
      Extraordinary credits ...       --            --            --           --           1.25          2.07          1.57
      Net earnings (loss) .....      (0.17)        (0.26)         4.16       (0.04)         1.59         (0.63)        (3.74)

   Diluted
      Continuing operations ...      (0.17         (0.24)        (0.78)        --          (0.19)        (1.84)        (1.17)
      Discontinued operations .       --           (0.02)         4.94       (0.04)         0.53         (0.86)        (4.14)
      Extraordinary credits ...       --            --            --           --           1.25          2.07          1.57
      Net earnings (loss) .....      (0.17)        (0.26)         4.16       (0.04)         1.59         (0.63)        (3.74)

Weighted average number of
shares outstanding
      Basic ...................      7,965         7,952         7,891       7,970         7,525         6,776         5,702
      Diluted .................      7,965         7,952         7,891       7,970         7,525         6,776         5,702

 Total assets .................     17,551                      21,268      73,206        77,379        77,949        93,429
 Long-term debt ...............       --            --            --        50,619        34,207        34,113        19,673
 Debt subsequently discharged .       --            --            --          --            --            --           9,750
 Cash dividends ...............       --            --            --          --            --            --            --









                                       29




(A) Earnings from continuing operations for the years ended December 31, 1998, December 31, 1997 and December 26, 1996 include realized gains of $320,000, $2,531,000 and $5,818,000, respectively, from dispositions of Comforce common stock.

(B) Earnings from continuing operations for the year ended December 31, 1997 includes a gain from settlement of litigation of $10,416,000, net of related legal fees and other expenses, and net related party compensation/expense reimbursement costs of $2,816,000. See Notes 15 and 16 to Artra's consolidated financial statements.

(C) Earnings from continuing operations for the year ended December 26, 1996 includes a gain of $838,000 from an exchange of redeemable preferred stock of its Bagcraft subsidiary.

(D) Artra incurred a compensation charge of $300,000 during the first quarter of 1999 relating to stock options to four individuals employed to manage Artra's entry into the Internet business-to-business e-commerce and on-line auction business and also had $433,000 of losses incurred by Entrade.

(E) Earnings from discontinued operations for the year ended December 31, 1998 includes a net gain on disposition of the Bagcraft subsidiary of $35,985,000. See Note 3 to Artra's consolidated financial statements.

(F) The loss from discontinued operations for the year ended December 28, 1995 includes a charge to operations of $6,430,000 to write-off the remaining goodwill of Comforce's jewelry business effective June 29, 1995 and a provision of $1,000,000 for loss on disposal of Comforce's jewelry business. The loss from discontinued operations for the year ended December 28, 1995 includes a gain on sale of Bagcraft's Arcar subsidiary of $8,483,000.

(G) The loss from discontinued operations for the year ended December 31, 1994 includes a charge to operations of $10,800,000 representing a write-off of goodwill at Comforce's New Dimensions subsidiary.

(H) The 1996, 1995 and 1994 extraordinary credits represent gains from net discharge of bank indebtedness.

(I) In 1997, Artra adopted the provisions of SFAS No. 128, "Earnings Per Share" and restated prior periods accordingly.

(J) In 1997, Artra changed its fiscal year end to December 31. In prior years, Artra had operated on a 52/53 week fiscal year ending the last Thursday of December.


          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

         The following unaudited pro forma condensed combined balance sheet as of March 31, 1999 presents the financial position of Entrade as if the proposed merger of Artra with a subsidiary of Entrade and the exchange of Artra common stock and Artra preferred stock for Entrade common stock had been approved by Artra's shareholders and was effective as of March 31, 1999.


         The following unaudited pro forma condensed combined statement of operations for the three months ended March 31, 1999 is presented as if proposed merger of Artra with a subsidiary of Entrade and the exchange of Artra common stock and Artra preferred stock for Entrade common stock had been approved by Artra's shareholders and was effective as of January 1, 1999. Entrade had no operations and no revenues related to the assets acquired. asseTrade.com had no operations and no revenues when the 25% voting interest was acquired by Entrade. Accordingly, no pro forma results of operations are presented for the three months ended March 31, 1998 and the twelve months ended December 31, 1998 as in the opinion of management this information would not be meaningful.

                         ENTRADE INC. AND SUBSIDIARIES
                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 March 31, 1999
                            (Unaudited in Thousands)

                                                    ARTRA                              Pro Forma
                                                 Historical       Entrade Inc         Adjustments           Pro Forma
                                                ---------------  ---------------    ----------------     ----------------
CURRENT ASSETS
   Cash and equivalents                                 $9,317             $167                                   $9,484
   Restricted cash and equivalents                         962                                                       962
   Available-for-sale securities                         5,816                                                     5,816
   Other                                                   154               19                                      173
                                                ---------------  ---------------                         ----------------
      Total current assets                              16,249              186                                   16,435
                                                ---------------  ---------------                         ----------------
Advances to Entrade Inc.                                   967                              $(1,400)(A)               -
                                                                                                433 (B)
Property,plant & equipment, net                                             294                                      294

Intangibles, net                                                          2,998               4,625 (C)            8,623
                                                                                              1.000 (E)
Investment in asseTrade.com                                               3,500                                    3,500
Other                                                      335                                                       335
                                                ---------------  ---------------    ----------------     ----------------
                                                       $17,551           $6,978              $4,658              $29,187
                                                ===============  ===============    ================     ================

CURRENT LIABILITIES
   Accrued liabilities                                     574                8                 506 (E)            1,088
   Common stock put warrants                             1,394                                                     1,394
   Accounts payable, including amounts
      due related parties                                  339                                                       339
   Income taxes payable                                  1,123                                                     1,123
   Note payable                                                             500                                      500
   Due to ARTRA                                                           1,400              (1,400)(A)               -
   Liabilities of discontinued operations                9,398                                                     9,398
                                                ---------------  ---------------                         ----------------
                                                        12,489            2,247                                   13,842
                                                ---------------  ---------------                         ----------------

Redeemable preferred stock                               2,921                               (2,921)(D)               -
Shareholders' Equity                                     2,141            4,731                 433 (B)           15,345
                                                                                              4,625 (C)
                                                                                              2,921 (D)
                                                                                                494 (E)
                                                ---------------  ---------------    ----------------     ----------------
                                                       $17,551           $6,978              $4,658              $29,187
                                                ===============  ===============    ================     ================

Notes to the pro forma condensed combined balance sheet:

 (A) Eliminate ARTRA advances to Entrade Inc.
 (B) Reverse Entrade Inc. expenses reported in ARTRA's historical financial statements.
 (C) Reflects the market value of Entrade Inc. common shares to be issued as consideration for the Entrade Inc. transaction. No readily ascertainable market exists to value the Entrade Inc. common shares. Accordingly, the valuation of Entrade Inc. common shares is based upon the market price of ARTRA common stock, as discounted, as of February 23, 1999, the date of the merger agreement.

     Number of common shares to be issued                                 2,000
     Market value of ARTRA common stock
       at February 23, 1999                              $5.812500
     Less 15% blockage discount                           (.871875)
                                                         ---------
                                                                      $4.940625
                                                                      ---------
     Fair market value of common shares to be issued                      9,881
     Less Entrade equity at February 23, 1999                            (5,256)
                                                                      ---------
     Adjustment to equity                                             $   4,625
                                                                      =========

 (D) Exchange ARTRA preferred stock for Entrade Inc. common stock at the rate of 329 Entrade Inc. common shares for each share of ARTRA preferred stock. The fair value of Entrade Inc. common stock issued will be used as the basis to account for the exchange of ARTRA preferred stock. The excess of fair value of the Entrade Inc. common stock over the book value of the preferred shares will be accounted for like a preferred stock dividend. Due to its non-recurring nature, this transaction was not reflected in the pro forma condensed combined financial statements.

 (E) Record finder's fee (100,000 Entrade Inc. common shares valued at $4.94 per share) and other acquisition related costs.

                                       31 (a)

                          ENTRADE INC. AND SUBSIDIARIES
              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                        THREE MONTHS ENDED MARCH 31, 1999
                            (Unaudited in Thousands)

                                                             ARTRA                            Pro Forma
                                                          Historical       Entrade Inc       Adjustments           Pro Forma
                                                         ---------------  ---------------   ---------------     ----------------
Net sales                                                       $    -               $13                                    $13
                                                         ---------------  ---------------                       ----------------
Costs and expenses:
   Selling, general and administrative                            1,354              376                                  1,730
   Depreciation and amortization                                                     162              $300 (A)              462
                                                         ---------------  ---------------                       ----------------
                                                                  1,354              538                                  2,192
                                                         ---------------  ---------------                       ----------------
Operating loss                                                   (1,354)            (525)                                (2,179)
                                                         ---------------  ---------------                       ----------------
Other income (expense):
   Interest income, net                                              86                                                      86
                                                         ---------------  ---------------                       ----------------
                                                                     86                -                                     86
                                                         ---------------  ---------------                       ----------------
Loss from continuing operations before income taxes              (1,268)            (525)                                (2,093)
Provision for income taxes                                            -                                                       -
                                                         ---------------  ---------------   ---------------     ----------------
Loss from continuing operations                                 ($1,268)            (525)             $300              ($2,093)
                                                         ===============  ===============   ===============     ================

Per share loss from continuing operations
  applicable to common shares:
    Basic                                                        ($0.17)                                                 ($0.20)(C)
                                                              ==========                                              ==========
    Diluted                                                      ($0.17)                                                 ($0.20)
                                                              ==========                                              ==========
Weighted average number of shares
  of common stock outstanding:
    Basic                                                         7,965                                                  10,673
                                                              ==========                                              ==========
    Diluted                                                       7,965                                                  10,673
                                                              ==========                                              ==========


Notes to the pro forma condensed combined statement of operations:

 (A)   Additional amortization of intangible assets, assumes a 5 year life.
 (B)   Pro forma weighted average shares outstanding

            Historical                                              7,965
            Shares issed for Entrade Inc. transaction               2,000
            Finder's fee for Entrade Inc. transaction                 100
            Entrade Inc. common shares exchanged for
              ARTRA preferred shares                                  608
                                                               ----------
                                                                   10,673
                                                               ==========

  (C) The fair value of Entrade Inc. common stock issued will be used as the basis to account for the exchange of ARTRA preferred stock. The excess of fair value of the Entrade Inc. common stock over the book value of the preferred shares will be accounted for like a preferred stock dividend. Due to its non-recurring nature, this transaction was not reflected in the pro forma condensed combined financial statements. Had the transaction been reflected in the pro forma condensed combined financial statements, the effect on pro forma loss per share had the exchange been made on February 23, 1999 would have been as follows:

       Pro forma loss per share from continuing operations
           as presented above                                      ($0.20)
       Effect of the excess of fair value of the
           Entrade Inc. common stock over the book
           value of the ARTRA preferred exchanged                  ($0.07)
                                                                   ------
       Adjusted pro forma loss per share
           from continuing operations                              ($0.27)
                                                                   ======









                                     31 (b)

                      MARKET FOR ARTRA'S COMMON EQUITY AND
                           RELATED SHAREHOLDER MATTERS

         The Artra common stock is traded on the New York Stock Exchange and Pacific Stock Exchanges. Artra's continued listing is subject to ongoing quarterly monitoring by the New York Stock Exchange for compliance with Artra's business plan. That plan is dependent on the closing of the merger during the third quarter of 1999. As of June 25, 1999, the approximate number of holders of Artra common stock was 2,300.

         The high and low sales prices for Artra common stock, as reported in the New York Stock Exchange Quarterly Market Statistics reports, during the past two fiscal years were as follows:


                                   1998                      1997
                           -------------------       --------------------

                            High         Low             High       Low
                           --------     ------        --------     ------
First quarter              4-1/16       3-3/16          6-3/8       4-1/2
Second quarter             3-15/16      3               5-3/4       3-7/8
Third quarter              4            3-1/4           5-1/8       3-1/2
Fourth quarter             4-1/4        2-1/8           4-1/16      2-1/2




         In the first quarter of 1999, the high and low sale prices for Artra common stock were $10.625 and $4.25. In the second quarter of 1999, the high and low sale prices for Artra common stock were $20.4375 and $8.50. On February 22, 1999, the date preceding the public announcement of the proposed merger, the high and low sales prices of the Artra common stock as reported on the New York Stock Exchange were $7.125 and $6.50. On August 10, 1999, the high and low sales prices of Artra common stock as reported on the New York Stock Exchange were $10.1875 and $9.125, respectively.


         Artra did not pay dividends in 1998 or 1997 and has no plan to pay dividends on Artra common stock in 1999. There are no legal restrictions preventing the payment of cash dividends at this time.

         As discussed in Note 9 to Artra's consolidated financial statements, Artra has outstanding redeemable Artra preferred stock. The dividends accrued on Artra preferred stock as of February 28, 1999 was $1,275,899.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL ARTRA SHAREHOLDERS AND MANAGEMENT


         The following table sets forth, as of the record date for the annual meeting, the amount and percentage of Artra common stock and Artra preferred stock by (1) each person who is known by Artra to own beneficially more than 5% of the outstanding shares of Artra common stock and Artra preferred stock, (2) each director and nominee for director, (3) each executive officer named in the Summary Compensation Table and (4) all executive officers and directors of Artra as a group.


                                                                                           Number of
                                                         Number of                      Entrade Shares      Entrade
                                                       Artra Shares                      Beneficially       Percent
                                      Title of         Beneficially     Artra Percent     To Be Owned      After the
Name of Beneficial Owner            Artra Shares           Owned          of Class      After the Merger     Merger
------------------------            ------------           -----          --------      ----------------    ------
5% Holders:

The Equitable Companies          Common                   559,099             6.3%           559,099         4.8%
Incorporated(1)
Peter R. Harvey(2)               Common                   590,243             6.5%           590,243         5.0%
John Harvey(3)                   Common                   531,906             5.8%           543,361         4.6%
                                 Series A Preferred         34.82             1.9%
B. Rymer Insurance Trust(4)      Series A Preferred        169.74             9.2%            55,844            *
Philip E. Ruben(5)               Series A Preferred        949.30            51.3%           312,319         2.7%
Directors(6):
Gerard M. Kenny(7)               Common                   180,064             2.0%           180,064         1.5%
Maynard K. Louis(8)              Common                    84,500             1.0%            84,500            *
Edward A. Celano(9)              Common                    18,700                *            18,700            *
Howard R. Conant(10)             Common                   324,000             3.7%           324,000         2.8%
Robert L. Johnson(11)            Common                    17,873                *            21,139            *
                                 Series A Preferred          9.93                *
Mark F. Santacrose(12)           Common                   222,500             2.5%           222,500         1.9%
John K. Tull(13)                 Common                    35,143                *            40,587            *
                                 Series A Preferred         16.55             1.0%
Executive Officers(14):
John G. Hamm(15)                 Common                   177,232             2.0%           177,232         1.5%
Robert S. Gruber(16)             Common                   152,354             1.7%           155,620         1.2%
                                 Series A Preferred          9.93                *
James D. Doering(17)             Common                   147,693             1.6%           147,693         1.2%
All directors and officers as a  Common                 2,797,727            26.3%         2,821,158        21.1%
group (15 persons)(18)           Series A Preferred         71.23             3.8%


------------------

*    Less than 1% of the outstanding shares.

(1) The address of The Equitable Companies Incorporated is 1290 Avenue of the Americas, New York, New York. The shares beneficially owned by The Equitable Companies consist of 559,100 shares of Artra common stock owned by four French mutual insurance companies, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Alpha Assurances Vie Mutuelle and AXA Courtage Assurances Mutuelle,









                                       33




     which as a group beneficially own a majority interest in AXA-UAP, which owns a majority interest in The Equitable Companies.

(2) Mr. Peter R. Harvey's business address is 500 Central Avenue, Northfield, Illinois 60093. The shares of Artra common stock beneficially owned by Mr. Harvey consist of 373,615 shares held directly by him, 23,001 shares held as trustee for the benefit of his nieces, 800 shares owned by his wife and children, 634 shares held in his 401(k) plan, 7,193 shares held in his individual retirement account, 20,000 shares issuable under an option which expires September 19, 2001 at an exercise price of $3.65 per share, 15,000 shares issuable under an option which expires January 8, 2003 at an exercise price of $3.75 per share and 150,000 shares issuable under an option which expires January 6, 2009 at an exercise price of $4.75 per share.

(3) Mr. John Harvey's business address is 500 Central Avenue, Northfield, Illinois 60093. The shares of Artra common stock beneficially owned by Mr. Harvey consist of 7,452 shares held in his 401(k) plan, 139,806 shares held as trustee for the benefit of the Harvey Family Trust, 100,000 shares held by Mr. Harvey's daughters, 47,603 shares issuable under an option which expires December 19, 2000 at an exercise price of $3.65 per share, 1,000 shares issuable under an option which expires September 19, 2001 at an exercise price of $3.65 per share, 4,000 shares issuable under an option which expires January 8, 2003 at an exercise price of $3.75 per share, 131,000 shares issuable under an option which expires October 4, 2006 at an exercise price of $5.25 per share, 35,000 shares issuable under an option which expires January 6, 2009 at an exercise price of $4.75 per share and an aggregate of 66,045 shares issuable under warrants expiring at various dates in 2000 and 2001 received in 1995 and 1996 as additional compensation for 1995 and 1996 short-term loans at exercise prices of $3.75 per share to $6.25 per share.

(4) The address of B. Rymer Insurance Trust is 300 West Washington, Suite 1106, Chicago, Illinois 60606.

(5) Philip E. Ruben's address is 211 Waukegan Road, Suite 300, Northfield Illinois 60606. Of the shares of Artra preferred stock, Mr. Ruben holds
     932.05 shares as trustee of the IBI Trust W/T/A/D 1/15/96 and 44.25 shares individually. The beneficiaries of these trusts are adult children of John Harvey.

(6) Excludes directors listed under "5% Holders."









                                       34




(7) The shares of Artra common stock beneficially owned by Mr. Kenny consist of 75,652 shares held by Kenny Construction Company, 14,411 shares held by Clinton Industries, 12,500 shares issuable under an option which expires May 28, 2008 at an exercise price of $3.125 per share, 2,500 shares issuable under an option which expires February 1, 2009 at an exercise price of $5.375 per share and 75,001 shares issuable under a warrant held by Clinton Industries which expires November 10, 1999 at an exercise price of $4.00 per share. Mr. Kenny is Executive Vice President, Director and beneficial owner of 16.66% of the issued and outstanding stock of Kenny Construction Company. He is also the General Partner and a 14.28% beneficial owner of Clinton Industries, a limited partnership. See "Artra Certain Relationships and Related Transactions -- Gerard M. Kenny" on Page 118.

(8) The shares of Artra common stock beneficially owned by Mr. Louis consist of 17,500 shares held directly by him, 12,500 shares issuable under an option which expires May 28, 2008 at an exercise price of $3.125 per share, 2,500 shares issuable under an option which expires February 1, 2009 at an exercise price of $5.375 per share and warrants to purchase 52,000 shares of ARTRA common stock at prices of $5.125 to $8.00 per share which warrants expire on various dates commencing in 1999 and ending June 13, 2001.

(9) The shares of Artra common stock beneficially owned by Mr. Celano consist of 3,700 shares held directly by him, 12,500 shares issuable under an option which expires May 28, 2008 at an exercise price of $3.125 per share and 2,500 shares issuable under an option which expires February 1, 2009 at an exercise price of $5.375 per share.

(10) Mr. Conant holds 150,000 shares of Artra common stock directly and 20,000 shares in his individual retirement account. Mr. Conant's wife holds 9,000 shares of Artra common stock. The shares of Artra common stock beneficially owned by Mr. Conant also include 12,500 shares issuable under an option which expires May 28, 2008 at an exercise price of $3.125 per share, 2,500 shares issuable under an option which expires February 1, 2009 at an exercise price of $5.375 per share and warrants to acquire 130,000 shares of Artra common stock at prices of $3.9375 to $5.875 per share which warrants expire on various dates in 2001 and 2002.

(11) The shares of Artra common stock beneficially owned by Mr. Johnson consist of 2,873 shares held directly by him, 12,500 shares issuable under an option which expires May 28, 2008 at an exercise price of $3.125 per share and 2,500 shares issuable under an option which expires February 1, 2009 at an exercise price of $5.375 per share.

(12) The shares of Artra common stock beneficially owned by Mr. Santacrose consist of 10,000 shares owned by him directly, 10,000 shares issuable under an option which expires January 6, 2009 at an exercise price of $4.75 per share, 2,500 shares issuable under an option which expires February 1, 2009 at an exercise price of $5.375 per share and 200,000 issuable under an option which expires June 28, 2009 at an exercise price of $10 per share.






                                       35





(13) The shares of Artra common stock beneficially owned by Mr. Tull consist of 22,643 shares held directly by him, 10,000 shares issuable under an option which expires January 6, 2009 at an exercise price of $4.75 per share and 2,500 shares issuable under an option which expires February 1, 2009 at an exercise price of $5.375 per share.

(14) Excludes executive officers listed under "Directors."

(15) The shares of Artra common stock beneficially owned by Mr. Hamm consist of 50 shares held directly by him, 93 shares held by him and his wife jointly, 1,639 shares held in his 401(k) plan, 2,767 shares held in his individual retirement account, 25,000 shares issuable under an option which expires December 19, 2000 at an exercise price of $3.65 per share, 1,000 shares issuable under an option which expires September 19, 2001 at an exercise price of $3.65 per share, 13,200 shares issuable under an option which expires January 8, 2003 at an exercise price of $3.75 per share, 101,250 shares issuable under an option which expires October 4, 2006 at an exercise price of $5.25 per share and 35,000 shares issuable under an option which expires January 6, 2009 at an exercise price of $4.75 per share.

(16) The shares of Artra common stock beneficially owned by Mr. Gruber consist of 20,190 shares held directly by him, 943 shares held in his 401(k) plan, 1,221 shares held in his individual retirement account, 8,000 shares issuable under an option which expires December 19, 2000 at an exercise price of $3.65 per share, 1,000 shares issuable under an option which expires September 19, 2001 at an exercise price of $3.65 per share, 12,000 shares issuable under an option which expires January 8, 2003 at an exercise price of $3.75 per share, 97,750 shares issuable under an option which expires October 4, 2006 at an exercise price of $5.25 per share and 11,250 shares issuable under an option which expires January 6, 2009 at an exercise price of $4.75 per share.

(17) The shares of Artra common stock beneficially owned by Mr. Doering consist of 1,693 shares held in his 401(k) plan, 22,500 shares issuable under an option which expires December 19, 2000 at an exercise price of $3.65 per share, 31,000 shares issuable under an option which expires January 8, 2003 at an exercise price of $3.75 per share and 57,500 shares issuable under an option which expires October 4, 2006 at an exercise price of $5.25 per share and 35,000 shares issuable under an option which expires January 6, 2009 at an exercise price of $4.75 per share.

(18) The shares of Artra common stock held by this group include an aggregate of 1,777,099 shares that these persons have the right to purchase under currently exercisable stock options.

                            THE ARTRA ANNUAL MEETING


Time, Date and Place; Purpose of the Artra Annual Meeting


         The Artra annual meeting will be held at .m., prevailing time, on August ____, 1999, at for the following purposes:

         (1) To consider and vote upon a proposal to approve and adopt the merger and the merger agreement dated as of February 23, 1999, as amended, among Artra, Entrade, WorldWide and a subsidiary of Entrade. Appendix A to this Proxy Statement/Prospectus contains a copy of the merger agreement.

         Under the terms of the merger agreement:

         o The Entrade merger subsidiary will merge with and into Artra, and Artra will become a wholly owned subsidiary of Entrade;

         o each share of Artra common stock that is issued and outstanding at the closing of the merger will be converted into one share of Entrade common stock;

         o each share of Artra preferred stock that is issued and outstanding at the closing time of the merger, other than shares held by shareholders who perfect their statutory dissenters' rights, will be converted into 329 shares of Entrade common stock, with cash to be paid instead of the issuance of any fractional share of Entrade common stock;

         o each outstanding stock option plan and stock option of Artra will be assumed by Entrade, without changing the terms and conditions of the stock options, and Entrade will substitute shares of Entrade common stock for the shares of Artra common stock purchasable under each assumed stock option;

         o each outstanding warrant to purchase Artra common stock will be assumed by Entrade, without changing the terms and conditions of the warrants, and Entrade will substitute shares of Entrade common stock for the shares of Artra common stock purchasable under each assumed warrant; and

         o the outstanding shares of common stock of Merger Sub currently held by Entrade will be canceled.

         As a result, after the closing of the merger and the other transactions contemplated by the merger agreement:

         o    Artra will be a wholly owned subsidiary of Entrade; and

         o the current holders of Artra common stock and Artra preferred stock will become holders of Entrade common stock.


         (2) To elect nine directors to serve until the 2000 annual meeting of Shareholders and until their successors are elected;


         (3) To ratify the appointment of PricewaterhouseCoopers LLP as Artra's independent auditors for 1999; and


         (4) To transact any other business that may properly come before the Artra annual meeting and any adjournment, postponement or continuation thereof.



Record Date; Vote Required


         The Board of Directors has fixed the close of business on June 25, 1999 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting. On the record date, 8,880,223 shares of Artra common stock and 1,849.34 shares of Artra Series A preferred stock were outstanding. Artra shareholders will have one vote for each share of Artra common stock and Artra preferred stock.

         Approval and adoption of the merger agreement and the merger will require the affirmative vote of a majority of the votes cast in person or by proxy by the holders of Artra common stock and the affirmative vote of a majority of the votes cast in person or by proxy by the holders of Artra preferred stock, voting as separate classes at the annual meeting, provided a quorum of each class is present. Abstentions and broker non-votes will not be deemed votes cast on the proposal and will have no effect on the outcome of the vote.


Revocability of Proxies


         An Artra shareholder who submits a proxy may revoke the proxy at any time prior to the Artra annual meeting, in one of three ways. First, Artra shareholders can send a written notice to the Secretary of Artra, 500 Central Avenue, Northfield, Illinois 60093, stating that they are revoking their proxy. Second, the Artra shareholder can complete and submit a new proxy card. If a shareholder chooses either of these two methods, the shareholder must submit a notice of revocation or a new proxy card to the Secretary of Artra. Third, the Artra shareholder can attend the Artra annual meeting and vote in person. Merely attending the Artra annual meeting will not revoke the proxy. If an Artra shareholder has instructed a broker to vote the shares, the shareholder must follow directions received from the shareholder's broker to change the vote.

Artra Preferred Stock Dissenters' Rights

         Holders of Artra preferred stock have the right to dissent from the merger and to obtain payment for their shares by following the procedures prescribed in Sections 1571 to 1580 of the Pennsylvania Business Corporation Law of 1988, a copy of which is attached as Appendix B to this Proxy Statement/Prospectus.

         Under these provisions, holders of Artra preferred stock have the right to dissent from the merger, and to obtain payment of the "fair value," as defined in the statute, of their Artra preferred stock if the merger is consummated. Subject to the procedures described in this section and the Pennsylvania Business Corporation Law, the board of directors of Artra will determine initially the fair value of the Artra preferred stock. The term "fair value" means the value of Artra preferred stock immediately before completion of the merger, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the merger.

         The following summary of the steps to be taken if the right to dissent is to be exercised is qualified in its entirety by the full text of Section 1930 and Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law, which are attached as Appendix B to this Proxy Statement/Prospectus. Each step must be taken in the indicated order and in strict compliance with the applicable provisions of the statute in order to perfect dissenters' rights. The failure of any shareholder to comply with the aforesaid steps will result in the shareholder receiving the consideration contemplated by the merger agreement. Any holder of Artra preferred stock who contemplates exercising the right to dissent is urged to read carefully the provisions of Section 1930 and Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law.

         A dissenting holder of Artra preferred stock must send any written notice or demand that is required in connection with the exercise of dissenters' rights, whether before or after the Effective Date, to the Secretary of Artra, 500 Central Avenue, Northfield, Illinois 60093.

         A holder of Artra preferred stock who wishes to dissent:


         o must file with Artra prior to the vote of shareholders on the merger at the Artra annual meeting a written notice of intention to demand that he be paid the fair value for his shares of Artra preferred stock if the merger is effected;


         o must effect no change in the beneficial ownership of his Artra preferred stock from the date of the holder's filing through the effective time of the merger; and

         o must refrain from voting his Artra preferred stock to approve the merger.

         Neither a proxy nor a vote against approval of the merger will constitute the necessary written notice of intention to dissent. A beneficial owner of Artra preferred stock whose shares are held of record in "street name" by a brokerage firm or other nominee must obtain the written consent of that record holder to the beneficial owner's exercise of dissenters' rights and must submit that consent to Artra no later than the time of the filing of his notice of intention to dissent.


         If the merger is approved by the required vote of Artra's shareholders at the Artra annual meeting, Artra will mail a notice to all dissenters who gave due notice of intention to demand payment and who refrained from voting in favor of the merger. The notice will state where and when a demand for payment must be sent and certificates for Artra preferred stock must be deposited in order to obtain payment, and will include a form for demanding payment and a copy of Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law. The time set for receipt of the demand for payment and deposit of stock certificates will not be less than 30 days from the date of mailing of the notice.


         A holder of Artra preferred stock who fails to timely demand payment or fails to timely deposit stock certificates, as required by Artra's notice, will not have any right to receive payment of the fair value of his Artra preferred stock.

         Promptly after completion of the merger, or upon timely receipt of demand for payment if the merger already has been completed, Entrade will either remit to dissenters who have made demand and have deposited their stock certificates the amount that Entrade, as successor to Artra, estimates to be the fair value of the Artra preferred stock or give written notice that no remittance is being made. The factors that the board of directors could consider in deciding not to remit payment at that time include the board's perception at that time of the likelihood that the payments will be accepted by the shareholders without objection. The remittance or notice will be accompanied by:

         o a closing balance sheet and an income statement of Artra for a fiscal year ending not more than 16 months before the date of remittance, together with the latest available interim financial statements;

         o a statement of Entrade's estimate of the fair value of the Artra preferred stock; and

         o notice of the right of the dissenter to demand payment or supplemental payment under the Pennsylvania Business Corporation Law accompanied by a copy of Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law.

         If Entrade does not remit the estimated fair value for shares with respect to which demand for payment has been made and stock certificates have been deposited, then Entrade will return any certificates that have been deposited. Returned certificates, and any certificates subsequently issued in exchange, will be marked to record the fact that demand for payment has been made. Transferees of shares so marked shall not acquire any rights in Artra or Entrade other than those rights held by the original dissenter after that dissenter demanded payment of fair value.

         If a dissenter believes that the amount stated or remitted by Entrade is less than the fair value of the Artra preferred stock, he may send Entrade his own estimate of the fair value of the Artra preferred stock, which shall be treated as a demand for payment of the amount of the deficiency. If Entrade remits payment of its estimated value of a dissenter's Artra preferred stock and the dissenter does not file his own estimate within 30 days after the mailing by Entrade of its remittance, the dissenter will be entitled to no more than the amount remitted to him by Entrade.

         Within 60 days after the latest to occur of:

         o    completion of the merger,

         o    timely receipt by Artra or Entrade of any demands for payment, or

         o timely receipt by Artra or Entrade of any estimates by dissenters of fair value,

if any demands for payment remain unsettled, Artra or Entrade, whichever one receives the demand, may file in the Court of Common Pleas of Philadelphia County an application requesting that the court determine the fair value of the Artra preferred stock. In that case, all dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares, and a copy of the application shall be served on each dissenter whose demands have not been settled.

         If Artra or Entrade were to fail to file the described application, then any dissenter, on behalf of all dissenters and who have not settled, may file an application in the name of Artra or Entrade, as successor, at any time within the 30-day period after the expiration of the 60-day period and request that the fair value be determined by the court. The fair value determined by the court may, but need not, equal the dissenters' estimates of fair value. If no dissenter files an application of this type, then each dissenter entitled to do so shall be paid Artra's or Entrade's estimate of the fair value of the Artra preferred stock and no more, and may bring an action to recover any amount not previously remitted, plus interest at a rate the court finds fair and equitable.

         Artra and/or Entrade intend to negotiate in good faith with any dissenting shareholder. If after negotiation, a claim cannot be settled, then Artra and/or Entrade, as successor, intends to file an application requesting that the fair value of the Artra preferred stock be determined by the court.

         The holders of Artra common stock do not have dissenters' rights with respect to the merger.

                                   THE MERGER

Background of the Merger

         On November 20, 1998, Artra completed the sale of the business assets of Bagcraft in which Artra received, after paying Bagcraft obligations, net cash proceeds of approximately $28.0 million. Artra thereupon began actively investigating new business opportunities, including strategic alliances and business combinations.

         Artra's investigation for new business opportunities was conducted by management, primarily Peter Harvey and John Hamm. These persons reviewed numerous business plans submitted to them through contacts initiated by existing shareholders, management of Artra and other transaction advisers. Artra did not use an investment banker or similar financial adviser in the investigation process.


         On December 1, 1998, an acquaintance of Peter Harvey, Jeffrey Newman, contacted Peter Harvey regarding an Internet concept that was potentially available for purchase. During the first two weeks of December 1998, members of management of Artra had preliminary discussions with Robert Kohn, a principal of WorldWide, and Warren Rothstein, a now current stockholder of WorldWide, regarding a description of entrade.com, asseTrade.com and utiliparts.com, for which Mr. Kohn had assisted in the development of technology while associated with PECO Energy. Mr. Kohn explained that PECO Energy had decided in mid-1998 to sell the intellectual property assets of entrade.com to Global Trade Group and WorldWide. He also described the ownership of asseTrade.com by Positive Asset Remarketing, Inc., WorldWide and a joint venture formed by Henry Butcher USA, Inc. and Michael Fox International, Inc.

         Initial discussions regarding a proposed structure for a possible acquisition of entrade.com, a portion of asseTrade.com and other assets between Peter Harvey and Robert Kohn commenced on December 13, 1998 and continued on almost a daily basis thereafter. At a meeting on December 18, 1998, in Philadelphia, Artra management and advisers and WorldWide management met to discuss specific terms of the proposed transaction. Artra, together with legal counsel, commenced due diligence and continued with a series of discussions with management of WorldWide concerning the terms of the proposed transaction.


         On January 6, 1999, the board of directors of Artra held a meeting at which Robert Kohn made a presentation regarding the proposed businesses to be acquired and the proposed terms of the transaction. Artra's board of directors determined to continue discussions with WorldWide.

         Discussions resumed between the parties during the ensuing month regarding the price and structure of the transaction and the employment by Artra of Messrs. Kohn, Kafka, Lerman and Quinn, including the granting of options by Artra to those persons, and the funding by Artra of the entrade.com business.

         On February 15, 1999, the board of directors of Artra held a meeting at which various merger terms and documents were discussed and reviewed in detail. Following the discussions, the Artra board of directors determined that the proposed merger was in the best interests of Artra and its shareholders and approved the form of merger agreement, subject to approval by the Artra shareholders, and authorized the officers of the corporation to finalize the structure and terms of the merger agreement and the related agreements. On February 19, 1999 and February 23, 1999, the merger agreement and related documents were finalized and executed by the parties. A press release announcing the execution of the merger agreement was issued on February 23, 1999. The parties amended the merger agreement on April 30, 1999 to clarify matters relating to WorldWide. The parties further amended the merger agreement on August 9, 1999 to provide for the repayment as a condition to closing of up to $500,000 advanced to Entrade by Worldwide and the repayment of an additional $250,000 advanced to Entrade by Artra in the event the merger agreement terminates due to the acceptance of an alternative prospal by Worldwide.


Management of Entrade After the Merger

         Upon the closing of the merger, the management of Entrade will be as follow:

         o The board of directors of Entrade will consist of the current directors of Artra, and Robert Kohn will be added as a director; and

         o Artra's senior management will hold positions with Entrade similar to their current positions with Artra;


         o Robert Kohn will resign as Chairman and Chief Executive Officer of Entrade and Worldwide and become the chief executive officer of the entrade.com subsidiary.


         For information about the current directors and executive officers of Artra, see "Management of Artra." For information about the current management of Entrade, see "Management of Entrade."

Artra Reasons for the Merger

         At its meeting on February 15, 1999, the board of directors of Artra concluded that the merger was in the best interests of Artra and its shareholders and determined to recommend that the shareholders of Artra approve the merger agreement and the merger. In reaching these conclusions and recommendations, the Artra board of directors considered a number of factors, including:

         o The need to find a new operating business for Artra after the sale of Artra's Bagcraft subsidiary's business in November 1998.

         o    The desire to acquire a company that would  satisfy New York Stock
              Exchange   listing   requirements  and  preserve  Artra's  or  its
              successor's listing.

         o The desire for Artra to be at the forefront of the fast-paced trend of conducting business operations over the Internet and to find a business-to-business, e- commerce, Internet business.

         o The potential to conduct Internet business with top Fortune 1000 companies that are clients of Butcher and Fox, respectively.

         Management of Artra had received information regarding other acquisition candidates, of which approximately six other businesses were considered possible candidates. For the reasons listed above, however, Artra's management considered the entrade.com business and the 25% voting stock interest in asseTrade.com as the preferred alternative.

Merger Consideration

         Artra Common Stock and Artra Preferred Stock

         At the time of the merger and without any action on the part of the shareholders:

         o Holders of Artra common stock will receive one share of Entrade common stock for each share of Artra common stock, and each outstanding certificate representing shares of Artra common stock shall represent an equivalent number of shares of Entrade common stock;

         o each share of Artra common stock held as treasury stock will be canceled; and

         o Holders of Artra preferred stock will receive 329 shares of Entrade common stock for each share of Artra preferred stock, and each outstanding certificate representing shares of Artra preferred stock shall represent 329 shares of Entrade common stock for each share of Artra preferred stock, except shares held by shareholders who perfect their statutory dissenters rights.

         Options and Other Rights to Purchase Artra Common Stock

         At the time of the merger, Entrade will assume all rights and obligations of Artra under Artra's stock option plans as in effect at that time and will continue those plans in accordance with their terms. Entrade will assume each outstanding option, warrant or right to purchase shares of Artra common stock in a manner that it is converted into an option, warrant or right to purchase shares of Entrade common stock on the same terms and conditions. To the extent that any Artra stock option constituted an "incentive stock option," within the meaning of Section 422 of the Internal Revenue Code, immediately prior to the merger, the stock option will continue to qualify as an incentive stock option to the maximum extent permitted by Section 422 of the Internal Revenue Code.

         Fractional Shares

         Entrade will not issue fractional shares of the Entrade common stock with the merger. In lieu of the issuance of any fractional shares of Entrade preferred stock, Entrade will issue a check for cash equal to the fraction of a share multiplied by the closing price of Entrade common stock on the New York Stock Exchange, or other applicable exchange as provided in the merger agreement, on the first trading day for Entrade common stock after the merger.

         Determination of the Exchange Ratios


         In determining the one-to-one exchange ratio, the Artra board of directors considered the merger transaction as though it would first be creating a mirror-image holding company that would then acquire the Entrade business and assets. Under this analysis, holders of Artra common stock would receive the number of shares of the common stock of the new holding company equal to the number of shares of Artra common stock held by them, and the holding company would then issue shares of holding company common stock to WorldWide and Energy Trading Company valued at and based upon the value of the business and assets acquired by the holding company at the time the parties entered into the merger agreement.


         Artra's board of directors determined that the ratio, therefore, was fair to Artra shareholders.


         The Artra board of directors determined the exchange rate of 329 shares of Entrade common stock for each share of Artra preferred stock as follows: the Artra board of directors had approved a proposed issuance of 1,500,000 shares of Artra common stock for all shares of Artra preferred stock and all outstanding shares of preferred stock issued by Artra's subsidiaries on January 6, 1999. The exchange ratio was based upon a formula using the total principal and accumulated dividends on those shares of preferred stock and the then market price per share of Artra common stock. The Artra board of directors determined to fix this exchange ratio at that time notwithstanding any future accumulations of dividends on the preferred shares after February 28, 1999.


The Merger Closing Date

         The merger will become effective upon the filing of the Articles of Merger with the Secretary of the Commonwealth of Pennsylvania or a later date that is specified in the Articles of Merger. The filing of the Articles of Merger will occur as soon as practicable on or after the satisfaction or waiver of the conditions to the merger specified in the merger agreement, unless another date is agreed to in writing by the parties. Subject to the limitations included in the merger agreement, the merger agreement may be terminated by either Artra or WorldWide if, among other reasons, the merger has not closed by on or before September 30, 1999. See "The Merger Agreement and Related Agreements -- Conditions to the Merger" and "-- Termination of the Merger Agreement."

         Exchange of Certificates

         As soon as practicable after the merger closing date, each holder of an outstanding certificate representing shares of Artra common stock and Artra preferred stock will, upon surrender to the exchange agent of that certificate and acceptance of the certificate by the exchange agent, be entitled to receive a certificate representing shares of Entrade common stock, as outlined above.

         The exchange agent will accept those certificates when duly executed and completed in accordance with the instructions on the election form, together with any other documents that the exchange agent may reasonably require. After the merger closing date, there will be no further transfer on the records of Artra or its transfer agent of certificates representing shares of Artra common stock and Artra preferred stock that have been converted under the merger agreement into shares of Entrade common stock.

         If these certificates are presented to Artra for transfer, they will be canceled against delivery of certificates for Entrade common stock. Until surrendered as contemplated by the merger agreement, each certificate for shares of Artra common stock and Artra preferred stock at any time after the merger closing date will represent only the right to receive, upon the holder's surrender shares of Entrade common stock contemplated by the merger agreement. No interest will be paid or will accrue on any cash payable in lieu of any fractional shares of retained Artra preferred stock.

         Payments of Any  Dividends  or Other  Distributions  on Entrade  Common
         Stock

         No dividends or other distributions with respect to retained certificates representing shares of Artra common stock or Artra preferred stock with a record date after the merger closing date will be paid to the holder of any unsurrendered certificate for shares of Artra common stock or Artra preferred stock with respect to the shares of Entrade common stock represented by those certificates. Also, no cash payment in lieu of fractional shares will be paid to any holder until the surrender of the holder's certificate in accordance with the merger agreement.

         Subject to the effect of applicable laws, following surrender of any of these certificates, the holder of the certificate representing whole shares of Entrade common stock issued in connection with shares of Entrade common stock will be paid, without interest:

         o at the time of the holder's surrender or as promptly as practicable, the amount of any cash payable instead of a fractional share of Entrade common stock to which that holder is entitled under the terms of the merger agreement; and

         o        at the  time  of the  holder's  surrender  or as  promptly  as practicable or at the appropriate payment date, the proportionate amount of dividends or other distributions, if any, with a record date after the merger closing date but prior to the date of the holder's surrender and a payment date prior to or subsequent to the holder's surrender payable with respect to the holder's whole shares of Entrade common stock.

Federal Income Tax Consequences

         The following is a summary of the material federal income tax consequences applicable to holders of Artra common stock and Artra preferred stock. This summary is based upon the provisions of the Internal Revenue Code of 1986, applicable Treasury Regulations thereunder, judicial decisions and current administrative rulings.

         No rulings have been or will be requested from the Internal Revenue Service with respect to any of the matters discussed in this section. Future legislation, regulations, administrative rulings or court decisions could adversely affect the accuracy of the statements contained in this section.

         Treatment of Holders of Artra Common Stock and Artra Preferred Stock

         The following discussion does not address all aspects of federal income taxation that may be important to particular taxpayers in light of their personal investment circumstances or to taxpayers subject to special treatment under the federal income tax laws, including life insurance companies, foreign persons, tax-exempt entities, and holders who acquired their Artra common stock or Artra preferred stock upon the exercise of employee stock options or otherwise as compensation, and does not address any aspect of state, local or foreign taxation. This summary also assumes that the Artra common stock and Artra preferred stock will be held as capital assets at the merger closing date.

         Exchange of Artra common stock and Artra preferred stock for Entrade common stock


         Artra has received an opinion from Duane, Morris & Heckscher LLP that the merger, which is occurring in connection with the asset transfers to Entrade by WorldWide and Energy Trading Company, will be treated for federal income tax purposes as a transfer of property to Entrade by the holders of Artra common stock and Artra preferred stock governed by Section 351 of the Code. As a transfer of property under Section 351, a holder of Artra common stock who exchanges Artra common stock solely for Entrade common stock in the merger will not recognize gain or loss upon the exchange. The tax basis of the Entrade common stock received by the holder will be equal to the tax basis of the Artra common stock exchanged for the Entrade common stock, and the holding period of the Entrade common stock will include the holding period of the Artra common stock exchanged for the Entrade common stock.


         A holder of Artra preferred stock who exchanges Artra preferred stock for Entrade common stock in the merger will not recognize gain or loss upon the exchange. The tax basis of the Entrade common stock received by the holder will be equal to the tax basis of the Artra preferred stock exchanged for Entrade common stock and the holding period of the Entrade common stock will include the holding period of the Artra preferred stock exchanged for

Entrade common stock. A holder of Artra preferred stock who receives cash in lieu of fractional shares of Entrade common stock should be treated as having received those fractional shares in the merger and then as having exchanged those fractional shares for cash in a redemption of Entrade common stock. Any gain or loss attributable to fractional shares should be capital gain or loss. The amount of that gain or loss should be equal to the difference between the ratable portion of the tax basis of the Artra preferred stock surrendered in the merger that is allocated to those fractional shares and the cash received in lieu thereof. Any resulting capital gain or loss will constitute long-term capital gain or loss if the Artra preferred stock has been held by the holder for more than one year at the merger closing date.

         An opinion of counsel represents counsel's best judgment and is not binding on the Internal Revenue Service or the courts. Accordingly, neither Entrade nor Artra can assure you that the Internal Revenue Service will agree with counsel's conclusions, that the Internal Revenue Service will not challenge the tax treatment of the merger or that such challenge, if made, will not be successful.

         Reporting Requirements

         Each holder of Artra common stock and Artra preferred stock that receives Entrade common stock in the merger will be required to retain records and file with the holder's federal income tax return a statement setting forth facts relating to the transaction identified in the instructions to the return.


         This federal income tax discussion may not apply to all holders of Artra common stock or Artra preferred stock. We urge you to consult your own tax advisors as to the specific tax consequences to you of the merger.


Accounting Treatment

         Entrade and Artra will account for the merger using the purchase method of accounting.

INTERESTS OF CERTAIN PERSONS IN THE MERGER AND RELATED MATTERS

Interests of Artra Officers and Directors

         Current officers and directors of Artra will receive options and warrants to purchase shares of Entrade common stock upon the closing of the merger in exchange for options and warrants to purchase shares of Artra common stock currently held by them.

         Also, Artra officers and directors currently hold an aggregate of approximately 3.8% of the outstanding shares of Artra preferred stock, which will be converted in the merger to 329 shares of Entrade common stock for each share of Artra preferred stock held. Therefore, directors and executive officers of Artra will receive an aggregate of approximately 23,363 shares of Entrade common stock in the merger for outstanding shares of Artra Series A preferred stock. Also, trusts whose beneficiaries include adult children of John Harvey, which holds approximately 50.4% of the outstanding shares of Artra preferred stock, will receive an aggregate of approximately 306,644 shares of Entrade common stock for outstanding shares of Artra preferred stock. See "Information Regarding Beneficial Ownership of Principal Artra Shareholders and Management."

Interests of Entrade Officers and Directors

         On February 23, 1999, Artra entered into Employment Agreements with Robert D. Kohn, Benjamin R. Kafka, Gary Lerman and Mark L.M. Quinn, providing for the employment of those individuals for three-year terms, which Entrade will assume after the merger. Each of these persons is currently an officer of entrade.com. See "The Merger Agreements and Related Agreements -- Employment Agreements" and "Management of Entrade."

         In connection with these employment agreements, these persons received nonqualified stock options for the purchase of an aggregate of 1,600,000 shares of Artra common stock, which will be assumed by Artra upon the closing of the merger. See "Description of Entrade Capital Stock -- Outstanding Stock Options To Be Assumed by Entrade -- The 1999 NonQualified Stock Option Plan."

         Name of Option Holder        Number of Shares        Exercise Price
         ---------------------        ----------------        --------------

         Robert D. Kohn                    1,000,000              $2.75
         Benjamin R. Kafka                   200,000              $2.75
         Gary Lerman                         200,000              $2.75
         Mark L.M. Quinn                     200,000              $2.75


         WorldWide currently holds 90% of the outstanding shares of Entrade common stock. Upon the closing of the Merger, WorldWide will own approximately 15.5% of the outstanding Entrade common stock. For a description of the transactions between WorldWide and Entrade, see the discussion under "Information About Entrade and entrade.com -- Entrade's Acquisition of the entrade.com Assets and 25% of the Voting Common Stock of asseTrade.com."

         Robert D. Kohn, Benjamin R. Kafka, Gary Lerman and Mark L.M. Quinn also
own  shares  of  common  stock  of  WorldWide.   For  a  description   of  these
relationships, see "Entrade Related Party Transactions."

Agreement with Broker

         Under a letter agreement between Artra and Jeffrey Newman, Artra agreed to pay Mr. Newman a "finder's fee" as compensation for his services in brokering the transactions contemplated by the merger. Upon completion of the merger, Mr. Newman will receive, at his election, either a cash payment of $275,000, or 100,000 shares of Entrade common stock. If Mr. Newman elects to receive stock, the issuance of the 100,000 shares will dilute all shareholders of Entrade. Mr. Newman has notified Artra that he has elected to receive shares of Entrade common stock.

                   THE MERGER AGREEMENT AND RELATED AGREEMENTS


         The following is a brief summary of the material provisions of the merger agreement and the amendments to the merger agreement dated April 30, 1999 and August 9, 1999. We have attached copies of the merger agreement and the amendment as Appendix A to this Proxy Statement/Prospectus, and we incorporate them into this Proxy Statement/Prospectus by reference. This summary is qualified in its entirety by reference to the full and complete text of the merger agreement.


The Merger

         The merger agreement provides that the Entrade merger subsidiary formed for purposes of the merger will be merged with and into Artra. As a result of the merger, Artra will become a wholly owned subsidiary of Entrade. The merger will become effective upon the filing of the Articles of Merger relating to the merger with the Secretary of the Commonwealth of Pennsylvania or a later time and date as Artra, Entrade and WorldWide may agree.

The Merger Consideration

         See "The Merger -- Merger Consideration" on page 44.

Representations and Warranties

         The merger agreement contains customary representations and warranties by Artra as to, among other things:

         o    due organization and good standing;

         o corporate authority to enter into the merger agreement and related agreements;

         o    authorized capital stock;

         o    ownership of subsidiaries;

         o the lack of investments or interests as described in the merger agreement;

         o    compliance with charters, bylaws and the law;

         o the filing of documents with the Commission as described in the merger agreement;

         o    the accuracy of financial statements;

         o    title to properties;

         o the absence of undisclosed liabilities as described in the merger agreement;

         o    material contracts;


         o    material litigation;


         o    the absence of material changes or events;

         o    tax matters;


         o    employee benefit plans;


         o    the absence of material labor disputes;

         o    insurance coverage; and

         o    broker agreements.

         The  merger  agreement  contains   representations  and  warranties  by
WorldWide, Entrade and the Entrade subsidiary as to, among other things:

         o    due organization and good standing;

         o corporate authority to enter into the merger agreement and related agreements;

         o    authorized capital stock;

         o    ownership of subsidiaries;

         o the lack of investments or interests as described in the merger agreement;

         o    financial condition;

         o    title to properties;

         o the absence of undisclosed liabilities as described in the merger agreement;

         o    material contracts;

         o    intangible assets;

         o    compliance with charters, bylaws, and the law;

         o    the absence of material litigation;

         o    tax matters;

         o    employee benefit plans;

         o    material contracts;

         o    the absence of material changes or events;

         o    the absence of material labor disputes;

         o    insurance coverage; and

         o    broker agreements.

Covenants

         Conduct of Business Pending the Merger

         The merger agreement contains customary covenants relating to the merger. WorldWide has agreed that, prior to the closing of the merger, WorldWide, Entrade and its subsidiaries will conduct their operations in the ordinary course of business. Specifically, WorldWide has agreed, among other things:

         o to use its reasonable efforts to preserve its assets, business organization and goodwill and to cause Entrade and each of its subsidiaries to do the same;

         o not to amend the Articles of Incorporation or Bylaws of Entrade or any of its subsidiaries;

         o    to  promptly   notify  Artra  of  any   material   breach  of  any
              representation or warranty contained in the merger agreement;

         o to promptly deliver to Artra true and correct copies of all monthly financial statements of WorldWide, Entrade and each of its subsidiaries;

         o not to permit Entrade or any of its subsidiaries to issue any shares of capital stock, effect any stock split or otherwise change its capitalization, or grant any option or other right to acquire shares of its capital stock;

         o not to permit Entrade or any of its subsidiaries to grant any bonuses or other forms of cash incentives to any officer, director or key employee, except as consistent with past practice;

         o not to permit Entrade to increase compensation under any employment agreement with any present or future officers, directors or employees or enter into or amend in any material respect any compensation-related agreement or benefit plan;

         o not to permit Entrade or any of its subsidiaries to declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of Entrade's capital stock or other ownership interests;

         o not to permit Entrade or any of its subsidiaries to dispose of any assets except in the ordinary course of business;

         o not to incur or permit Entrade or any of its subsidiaries to incur any material amount of indebtedness or make any loans to or investments in any other person except for indebtedness under the loan agreement with Artra;

         o not to permit Entrade or any of its subsidiaries to mortgage or otherwise encumber any of their properties or assets;

         o    not to make any change to its accounting practices; and

         o    not to permit Entrade or any of its subsidiaries to enter into any
              joint  venture,   production  or  marketing  arrangements  without
              consulting Artra.

         Artra has agreed that, prior to the effective time of the merger, it will, among other things:

         o not issue any shares of its capital stock or effect any stock split other than under an Artra stock option plan or except through the exercise of outstanding options or warrants;

         o promptly notify Entrade of any breach of any representation or warranty in the merger agreement; and

         o promptly deliver to WorldWide true and correct copies of any report, statement or schedule filed with the Commission subsequent to the date of the merger agreement.

         Alternative Proposals

         Under the merger agreement, WorldWide and Entrade each agreed that, prior to the closing of the merger:

         o neither it nor any of its subsidiaries may initiate or solicit any inquiries for an alternative proposal to the merger with Artra regarding Entrade, its subsidiaries or their assets or otherwise facilitate any effort to make or implement any alternative proposal; and

         o it will notify Artra immediately if it receives any alternative proposals.

         Meeting of Shareholders

         The merger agreement provides that Artra will take all necessary action, in accordance with applicable law and its articles of incorporation and bylaws, to promptly convene a meeting of shareholders. The board of directors of Artra has agreed to recommend approval of the merger and to take all lawful action to solicit approval by shareholders.

         Indemnification and Insurance

         The merger agreement provides that WorldWide, Entrade and the Entrade merger subsidiary will indemnify Artra for breaches of covenants, agreements and certifications made by or on behalf any of them.

         Artra will indemnify WorldWide, Entrade and the Entrade subsidiary for breaches of covenants, agreements and certifications made by or on behalf of Artra.

         Filings, Other Actions; Inspection of Records

         The merger agreement provides for cooperation among the parties with respect to governmental approvals, inspection of records and publicity.

         Listing Application

         The merger agreement provides that Entrade will promptly prepare and submit to the New York Stock Exchange a listing application covering the shares of Entrade common stock issuable in the merger, and will use reasonable efforts to obtain, prior to the merger, approval for the listing of Entrade common stock, subject to official notice of issuance.

         If the shares of Entrade common stock issuable in the merger are not approved for listing on the New York Stock Exchange prior to the merger, Artra has agreed to file an application with the National Association of Securities Dealers, Inc. to list the shares of Entrade common stock on the Nasdaq National Market System and will use all reasonable efforts to obtain approval for the Nasdaq listing of Entrade common stock.

         Expenses

         The merger agreement provides that, whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement and the transactions described in the merger agreement will be paid by the party incurring the expenses except as expressly provided in the merger agreement and except that Artra will pay for the filing fee in connection with the filing of the Form S-4 registration statement with the Commission and the expenses incurred in connection with printing and mailing this Proxy Statement/Prospectus.

         Takeover Statute

         The merger agreement states that Entrade will act to eliminate or minimize the effects of any anti-takeover statute or regulation that becomes applicable to the merger.

         entrade.com Financing

         Artra has agreed to commit to provide Entrade after the merger with guaranteed financing for the working capital needs of entrade.com in an amount equal to at least $4,000,000, with credit for all working capital contributions to entrade.com funded by the loans from Artra made under the terms of the loan agreement.

         Lock-Up Provisions


         WorldWide has agreed that until the first anniversary of the effective time of the merger it will not directly or indirectly transfer or agree to transfer in any manner any shares of Entrade common stock or engage in any hedging or other transactions with respect to its Entrade common stock that may have a material impact on the market price of its Entrade common stock or that is designed to result in a disposition of its Entrade common stock. WorldWide may make bona fide pledges of its Entrade common stock to an institutional lender or nationally recognized brokerage house, and make a one-time pro rata distribution of up to 25% of its Entrade common stock to the shareholders of WorldWide.


Conditions to the Merger

         Before closing the merger Artra, WorldWide, Entrade and the Entrade merger subsidiary must satisfy the following conditions:

         o the Artra shareholders approve the merger agreement and the transactions described in the merger agreement;

         o no court issues an order or injunction that prohibits the closing of the transactions described in the merger agreement;

         o the Form S-4 registration statement becomes effective, the Commission has not issued or threatened to issue a stop order suspending the effectiveness of the Form S-4 and the parties obtain all necessary approvals under state securities laws relating to the issuance or trading of Entrade common stock to be issued to the Artra shareholders in the merger;

         o    the parties obtain all other required governmental approvals;

         o the New York Stock Exchange approves for listing the Entrade common stock to be issued to the Artra shareholders in connection with the merger, or, if this listing has not been approved, Entrade applies for listing on the Nasdaq National Market System;

         o Artra assigns to Entrade the employment agreements between Artra and Robert D. Kohn, Benjamin Kafka, Mark Quinn and Gary Lerman; and


         o the board of directors of Entrade has been elected in accordance with the merger agreement, and the Articles of Incorporation and Bylaws of Entrade have been amended to cause them to be in compliance with any applicable provision or requirement of the Pennsylvania Business Corporation Law, the New York Stock Exchange and the Nasdaq National Market System, if applicable.


         The obligation of Artra to close the merger is conditioned on the fulfillment of the following:

         o each of WorldWide, Entrade and the Entrade subsidiary performs their agreements contained in the merger agreement, and their representations and warranties contained in the merger agreement and in any document delivered in connection with the merger agreement are true and correct as of that time;

         o    no  change  occurs  in  the  financial   condition,   business  or
              operations of Entrade or any of its subsidiaries that would have a material adverse effect;

         o Artra and Entrade receive written affirmations from Global Trade Group, Ltd. and all of its shareholders that their representations, warranties, covenants and indemnifications set forth in the Acquisition Agreement dated January 29, 1999 between Global Trading Group, its shareholders and WorldWide inure to the benefit of and are enforceable by Artra and Entrade as if originally given to Artra and Entrade;

         o Artra and Entrade receive written affirmations from Positive Asset Remarketing, Inc. and all of its shareholders that their representations, warranties, covenants and indemnifications set forth in the Acquisition Agreement dated January 29, 1999 between Positive Asset Remarketing, its shareholders and WorldWide inure to the benefit of and are enforceable by Artra and Entrade as if originally given to Artra and Entrade;

         o Entrade causes asseTrade.com to be converted into a Delaware limited liability company; and

         o the non-competition agreement between Entrade and Robert D. Kohn is in effect without modification or default.

         The obligations of WorldWide and Entrade to consummate the merger are conditioned on the fulfillment of the following:


         o Artra performs its agreements contained in the merger agreement and the loan agreement up to the closing of the merger, and the representations and warranties of Artra contained in the merger agreement and in any document delivered in connection with the merger agreement are true and correct as of that time;

         o there is no change in the financial condition, business or operations of Artra and its subsidiaries, taken as a whole, that would have a material adverse effect; and

         o the note representing the principal amount of up to $500,000 issued by Entrade to Worldwide is paid in full.



Termination of the Merger Agreement

         The parties may mutually agree to terminate the merger agreement prior to the closing of the merger, before or after the approval of the merger agreement by the shareholders of Artra.

         Either the Artra board of directors or the WorldWide board of directors may terminate the merger agreement, if:

         o    the merger is not closed by September 30, 1999;

         o the Artra shareholders do not approve the merger agreement and the merger; or

         o a United States or any state governmental authority issues an order prohibiting the transactions of the merger agreement, if the party seeking to terminate has used all reasonable efforts to remove the prohibition.

         Under Section 6.3 of the merger agreement, the WorldWide board of directors may terminate the merger agreement, if:

         o in the exercise of its good faith judgment as to fiduciary duties to its shareholders imposed by law, the board of directors of WorldWide determines that the termination is required, including by reason of an alternative proposal being made and WorldWide has notified Artra of the proposal in a timely manner;

         o Artra breaches any representation or warranty contained in the merger agreement that would have a material adverse effect on Artra;

         o Artra breaches any material covenant or agreement in the merger agreement, which breach is not curable or, if curable, is not cured within 30 days after WorldWide gives written notice of the breach; or


         o the board of directors of Artra withdraws or modifies in a manner materially adverse to WorldWide its approval or recommendation of the merger agreement or the merger.

         Under Section 6.4 of the merger agreement, the Artra board of directors may terminate the merger agreement before or after the approval by the shareholders of Artra, if:

         o the board of directors of WorldWide withdraws or modifies in a manner materially adverse to Artra its approval or recommendation of the merger agreement or the merger;


         o WorldWide or Entrade breaches any representation or warranty contained in the merger agreement that would have a material adverse effect on Entrade; or


         o WorldWide or Entrade breaches any material covenant or agreement set forth in the merger agreement, which breach is not curable or, if curable, is not cured within 30 days after Artra gives written notice of the breach.

Effect of Termination and Termination Fees

         In the event that the merger agreement is terminated and the merger is abandoned, all obligations of the parties will terminate, except the obligations of the parties under the merger agreement relating to expenses and except for the general interpretation provisions of the merger agreement.


         If the merger agreement terminates solely because the Artra shareholders have not approved the merger agreement and the merger, all obligations of WorldWide and Entrade to repay the amounts loaned to either or both of them by Artra under the loan agreement and an additional $250,000 advanced to Entrade by Artra will terminate and the loans made by Artra to WorldWide and to Entrade under the loan agreement will be forgiven as a "break-up" fee to WorldWide and Entrade equal to the aggregate amount of the loan as defined in the loan agreement and the additional $250,000 advance.







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




         If the merger agreement terminates as described in Section 6.3 or 6.4 of the merger agreement, nothing will prejudice the ability of the non-breaching party from seeking damages from any other party for any willful breach of the merger agreement, including without limitation, reasonable attorneys' fees and the right to pursue any remedy at law or in equity. Also, if Worldwide terminates the merger agreement by reason of accepting an alternative proposal, Worldwide and Entrade will be jointly and severally obligated to pay the amounts loaned under the loan agreement and additional $250,000 advanced to Entrade by Artra.


Related Agreements

         Concurrently with the execution of the merger agreement, Entrade acquired intellectual property necessary for the conduct of entrade.com's e-commerce business and 25% of the shares of the voting common stock of asseTrade.com from WorldWide in exchange for 1,800,000 shares of Entrade common stock, $800,000 in cash and a note for $500,000, payable upon the closing of the merger or the earlier termination of the merger agreement. The agreement would remain in effect after any termination of the merger agreement.


         On February 16, 1999, Entrade agreed with Energy Trading Company, a wholly owned subsidiary of PECO Energy, to issue to Energy Trading Company
200,000 shares of Entrade common stock, and to pay Energy Trading Company $100,000 in cash upon closing of the merger, in exchange for retained rights Energy Trading Company held in entrade.com's e- commerce business. In the event of termination of the merger, Energy Trading Company will receive additional shares of Entrade common stock so that it would obtain a 33.33% interest in Entrade instead of the $100,000 cash payment.

         Entrade also agreed with both WorldWide and Energy Trading Company that it would provide a minimum of $4,000,000 in funding for entrade.com. Under separate loan agreements, Artra agreed to loan Entrade up to $2,000,000 to fund the $800,000 cash payment to WorldWide and to provide funding for entrade.com until the closing of the merger or the earlier termination of the merger agreement. The loan agreements include a security agreement an a pledge agreement, under which the $2,000,000 in loans are secured by a first lien security interest in all of Entrade's assets and a pledge of the shares of asseTrade.com owned by Entrade.

         Under the merger agreement, Artra agreed to guaranty $4,000,000 funding for entrade.com if the merger is closed. The total consideration for the purchased assets, therefore, will be 2,000,000 shares of Entrade common stock and an aggregate of $5,400,000 in cash, notes and committed funding. See "--Effect of Termination and Termination Fees" for the effect of termination of the merger agreement on these agreements.

         In August 1999, Worldwide agreed to loan Entrade up to $500,000 to fund Entrade's operations for the period from the date of the loan to the closing date under the merger agreement. This amount will be repaid to Worldwide as a condition to closing the merger.



Employment Agreements

         Concurrently with the execution of the merger agreement, Artra entered into employment agreements with Robert D. Kohn, Benjamin R. Kafka, Gary Lerman and Mark L.M. Quinn providing for the employment of those individuals for three-year terms. For information regarding relationships of these persons with WorldWide and other entities related to Entrade, see "Entrade Certain Transactions."








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



         Robert D. Kohn Employment Agreement

         Basic Terms

         Robert D. Kohn has an employment agreement with Artra for a term that commenced February 23, 1999 and ends February 17, 2002. The employment agreement provides for:


         o an annual salary of not less than $165,000, which is currently being advanced by Entrade and which may be increased from time to time by the board of directors of Artra; and


         o an option to purchase 1,000,000 shares of Artra common stock at an exercise price of $2.75 per share.

         Confidentiality and Non-Competition Provisions

         Mr. Kohn has agreed to keep proprietary and confidential information secret and confidential and not to use any confidential information for his own benefit or to the detriment of Artra without Artra's prior written consent, regardless of whether the information was discovered or developed by Mr. Kohn.

         Mr. Kohn also agreed during the term of the employment agreement and for an additional period of one year after termination or expiration, unless terminated because of a change in business purpose, that neither he nor any corporation or entity in which he may be interested will at anytime engage in any competitive business or solicit, hire or contract for services or employ any of the executives of Artra. If Mr. Kohn violates the non-competition provision of the employment agreement, the one year restrictive period will be extended for the duration of the violation.

         Payment in the Event of Death or Disability

         In the event of Mr. Kohn's death during the term of the employment agreement, Mr. Kohn's estate is entitled to receive any earned but unpaid portion of Mr. Kohn's base salary for the period up to Mr. Kohn's death and any accrued benefits under any Artra executive benefit plan which benefits will be paid in accordance with the terms of those plans. In the event of Mr. Kohn's total disability during the term of the employment agreement for a period of 180 consecutive days or for any 180 days within a period of 360 consecutive days, Artra has the right to terminate Mr. Kohn's employment upon 30 days written notice. In that event, upon expiration of the 30 days written notice, Mr. Kohn is entitled to receive any earned but unpaid portion of his base salary for the period up to the date of termination and any accrued benefits under any Artra executive benefit plan which benefits will be paid in accordance with the terms of those plans.






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



         Termination Provisions

         In the event Mr. Kohn is terminated for cause, Mr. Kohn is entitled to receive any earned but unpaid portion of his base salary for the period up to the date of termination and any accrued benefits under any Artra executive benefit plan which benefits will be paid in accordance with the terms of those plans.

         Artra may terminate Mr. Kohn's employment any time after September 30, 1999 but prior to December 31, 1999 if the merger has not been consummated by September 30, 1999 and Artra determines that it otherwise has not made substantial progress toward accomplishing the merger by September 30, 1999. In the event of Mr. Kohn's termination for this reason, Mr. Kohn is entitled to receive any earned but unpaid portion of his base salary for the period up to the date of termination and any accrued benefits under any Artra executive benefit plan, which benefits will be paid in accordance with the terms of those plans.

         Artra may terminate Mr. Kohn at any time upon ten business days' prior written notice for any reason other than those specified in the employment agreement. If Artra terminates the employment of Mr. Kohn for any reason other than those specified in the employment agreement, Mr. Kohn is entitled to receive:

         o any earned but unpaid portion of his base salary for the period up to the date of termination;

         o a severance payment equal to the lesser of (a) an amount equal to Mr. Kohn's base salary for a period of 24 months or (b) an amount equal to Mr. Kohn's base salary for the balance of the term of the employment agreement, if any, provided that the severance payment will in no event be less than an amount equal to Mr. Kohn's base salary for a period of six months; and

         o any accrued benefits under any Artra executive benefit plan, which benefits will be paid in accordance with the terms of those plans.

         Benjamin Kafka

         Benjamin Kafka has an employment agreement with Artra for a term that commenced February 23, 1999 and ends February 17, 2002. The employment agreement provides for:


         o an annual salary of not less than $125,000, which is currently being advanced by Entrade and which may be increased from time to time by the board of directors of Artra; and

         o an option to purchase 200,000 shares of Artra common stock at an exercise price of $2.75 per share.





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



         Gary Lerman

         Gary Lerman has an employment agreement with Artra for a term that commenced February 23, 1999 and ends February 17, 2002. The employment agreement provides for:

         o an annual salary of not less than $125,000, which is currently being advanced by Entrade and which may be increased from time to time by the board of directors of Artra; and

         o an option to purchase 200,000 shares of Artra common stock at an exercise price of $2.75 per share.

         Mark L.M. Quinn

         Mark L.M. Quinn has an employment agreement with Artra for a term that commenced February 23, 1999 and ends February 17, 2002. The employment agreement provides for:

         o an annual salary of not less than $125,000, which is currently being advanced by Entrade and which may be increased from time to time by the board of directors of Artra; and

         o an option to purchase 200,000 shares of Artra common stock at an exercise price of $2.75 per share.

         The employment agreements of Messrs. Kafka, Lerman and Quinn contain substantially similar terms relating to confidentiality, death and termination of those summarized above under the description of Mr. Kohn's employment agreement with Artra. In the event of termination of the merger agreement, the employment agreements provide that Artra could terminate the employment agreements on ten days' notice on or before December 31, 1999.


















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



                        COMPARISON OF SHAREHOLDER RIGHTS

         Artra and Entrade are both Pennsylvania corporations and, therefore, Pennsylvania law governs the rights of shareholders of both corporations. Differences between the Articles of Incorporation and Bylaws of Entrade and the Amended and Restated Articles of Incorporation and Bylaws of Artra, however, will result in various changes in the rights of shareholders of Artra as shareholders of Entrade.

         The following is a summary of the material differences between the rights of shareholders of Artra under the Amended and Restated Articles of Incorporation and Bylaws of Artra and the rights of shareholders of Entrade under the Articles of Incorporation and Bylaws of Entrade. This summary does not purport to be a complete description of the provisions discussed and is qualified in its entirety by the Pennsylvania Business Corporation Law, the Amended and Restated Articles of Incorporation and Bylaws of Artra and the Articles of Incorporation and Bylaws of Entrade, to which the shareholders of Artra are referred.



Cumulative Voting

 Artra

         Shareholders  of Artra may  cumulate  their  votes for the  election of
directors.   Cumulative   Voting  enables  minority   shareholders  to  elect  a
representative to the Artra board of directors.

Entrade
         Entrade Shareholders of Entrade do not have the right to cumulate their votes for the election of directors. Therefore, the holders of more than one-half of the outstanding shares of Entrade common stock will be able to elect all the directors of Entrade then standing for election and holders of the remaining shares will not be able to elect any director. Voting by Ballot Artra shareholders of Artra must Unless a shareholder of elect directors by written ballot. Entrade demands before the voting begins, shareholders of Entrade need not elect directors by written ballot.






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


Directors

Artra

         The Bylaws of Artra provide that the number of directors of Artra shall be at least six but no more than nine, with the exact number to be determined by a majority of the directors of Artra in office. The number of directors of Artra is currently fixed at nine.

Entrade
         The Bylaws of Entrade provide that the number of directors of Entrade shall be determined by the Entrade Board of Directors from time to time.


         Preferences


Artra
         Holders of Artra preferred stock have redemption rights and are entitled to preferences over holders of Artra common stock as to the payment of dividends and the payment upon the dissolution, liquidation or winding up of Artra. The Artra board of directors has the authority to issue additional shares of preferred stock without seeking shareholder approval.

         The rights, preferences and privileges of holders of Entrade common stock will be subject to the rights of the holders of any series of Entrade preferred stock that Entrade may issue in the future. The Entrade board of directors has the authority to issue preferred stock without seeking shareholder approval.


                      DESCRIPTION OF ENTRADE CAPITAL STOCK

General

         The summary of the terms of the stock of Entrade set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Articles of Incorporation and Bylaws of Entrade and the provisions of Pennsylvania law.

Authorized Capital Stock

         The total number of shares of all classes of stock that Entrade has authority to issue is 44,000,000 shares, of which 40,000,000 are shares of common stock, without par value, and 4,000,000 are shares of preferred stock, $1,000 par value per share. At February 23, 1999, 2,000,000 shares of common stock were issued and outstanding and no shares of preferred stock were outstanding.

         The additional shares of authorized stock available for issuance by Entrade might be issued at times and under circumstances that would have a dilutive effect on earnings per share and on the equity ownership of the holders of Entrade common stock. The ability of the Entrade board of directors to issue additional shares of stock could enhance the Entrade board of directors' ability to negotiate on behalf of the shareholders in a takeover situation and also could be used by the Entrade board of directors to make a change in control more difficult,










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



thereby denying shareholders the potential to sell their shares at a premium and entrenching current management.

Common Stock

         Holders of Entrade common stock are entitled to one vote per share on all matters voted on generally by the shareholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any series of Entrade preferred stock, the holders of shares of Entrade common stock possess all voting power. The Articles of Incorporation of Entrade provide that the shareholders of Entrade do not have the right to cumulate their votes for the election of directors. Thus, the holders of more than one-half of the outstanding shares of Entrade common stock will be able to elect all the directors of Entrade then standing for election and holders of the remaining shares will not be able to elect any director.

         Subject to any preferential rights of any series of Entrade preferred stock, holders of shares of Entrade common stock are entitled to receive dividends on these shares out of assets legally available for distribution when, as and if authorized and declared by the Entrade board of directors and to share ratably in the assets of Entrade legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding up.

         Holders of Entrade common stock have no preemptive or subscription rights and there are no conversion rights or redemption or sinking fund provisions with respect to those shares. The rights, preferences and privileges of holders of Entrade common stock will be subject to the rights of the holders of any series of Entrade preferred stock that Entrade may issue in the future.

Preferred Stock

         The Entrade board of directors is authorized to issue the 4,000,000 authorized shares of Entrade preferred stock from time to time in one or more series. The Entrade board of directors, without further approval of the holders of Entrade common stock, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking funds and any other rights, preferences, privileges and restrictions applicable to each authorized series of Entrade preferred stock. The Entrade board of directors could authorize the issuance of shares of Entrade preferred stock with terms and conditions which could discourage a takeover or other transaction that holders of some or a majority of shares of Entrade common stock might believe to be in their best interests or in which those holders might receive a premium for their shares of stock over the then market price of those shares. As of the date hereof, no shares of Entrade preferred stock are outstanding and the Entrade board of directors has no present intention to issue any shares of Entrade preferred stock after the Effective Time.






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



Transfer Agent

         After the merger, the initial transfer agent and registrar for the Entrade common stock will be ChaseMellon Shareholder Services, LLC.

Anti-Takeover Provisions

         Charter Anti-Takeover Provisions

         The Articles of Incorporation of Entrade provide that in the event that the holders of the stock of Entrade outstanding and entitled to vote at a meeting with respect to a particular matter are entitled to vote on:

         o a proposal that Entrade enter into a merger or consolidation with any person, or that Entrade sell, lease or exchange substantially all of its assets and property to any person, and the person and his or its affiliates, singly or in the aggregate, own or control, directly or indirectly, five percent or more of the voting stock of Entrade; or

         o a proposal to reclassify securities, recapitalize or any other transaction, except redemptions permitted by the terms of the security to be redeemed or repurchased by Entrade of its securities for cancellation or for its treasury, designed to decrease the number of holders of the voting stock of Entrade remaining after any person has acquired five percent of the voting stock of Entrade, the affirmative vote of the holders of shares of the voting stock of Entrade representing at least 80% of the votes entitled to be cast at a meeting of the shareholders is required for the approval of the proposal;

provided, however, that these requirements do not apply to any described merger, consolidation or sale of assets and property:

         o that has been approved by a resolution duly adopted by a majority of the Entrade directors in office, although less than a quorum, and the affirmative vote of the holders of shares of voting stock of Entrade representing at least a majority of the votes entitled to be cast at a meeting of shareholders called for that purpose; or

         o between Entrade and another corporation, 50% or more of the voting stock of which is owned by Entrade, if Entrade is the survivor or purchaser.

         Any amendment to this anti-takeover provision requires either:

         o the affirmative vote of the holders of shares of the voting stock of Entrade representing at least 80% of the votes entitled to be cast at a meeting of the shareholders; or








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



         o the affirmative vote of at least 80% of the Entrade directors in office, although less than a quorum, and the affirmative vote of the holders of shares of the voting stock of Entrade representing at least a majority of the votes entitled to be cast at the meeting of shareholders.

         The Articles of Incorporation of Entrade also contain a provision that shareholders do not have cumulative voting rights with respect to election of directors.

         Bylaw Anti-Takeover Provisions

         Entrade's Bylaws require any shareholder who desires to nominate a candidate for election as a director to provide background information in writing concerning the proposed nominee not later than 120 days before the first anniversary of the date of the preceding annual meeting of shareholders.

         Anti-Takeover Provisions under Pennsylvania Law

         Pennsylvania has also enacted laws that may be considered "anti-takeover" in effect. One provision permits directors, in considering the best interests of Entrade, to consider the effects of any action upon its employees, suppliers, customers, shareholders and creditors and the communities in which Entrade maintains facilities. The effect of this provision is to put the considerations of these constituencies on parity with one another, with the result that no one group, including shareholders, is required to be the dominant or controlling concern of directors in determining what is in the best interests of Entrade. This provision applies to all Pennsylvania corporations.

         Other provisions under Pennsylvania law that may be considered anti-takeover in effect include the authorization for the adoption of shareholder rights or "poison pill" plans and the prohibition of shareholders' calling a special meeting of shareholders, taking action by less than unanimous written consent or proposing an amendment to the Articles of Incorporation of Entrade.

         Entrade  is  subject  to  additional   anti-takeover  provisions  under
Pennsylvania law. A summary of these anti-takeover provisions is as follows:

         Business Combinations. This provision prohibits any person or group that acquires at least 20% of the voting power of a corporation from effecting a business combination with the corporation, including a merger, an asset sale and recapitalizations described in the statute, for a period of up to five years from the date the person acquired that voting power. The corporation's board of directors may opt out of this provision on a case-by-case basis by approving a particular business combination prior to the date the person or group acquires 20% of the voting power.

         Control-Share Acquisitions. This provision prevents a person or group that crosses the stock ownership thresholds of 20%, 33-1/3% or 50% for the first time from voting shares






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



beneficially owned by the person unless voting power is restored to those shares by a vote of all shareholders and a vote of disinterested shareholders at a shareholders meeting. Also, any business combinations occurring after the restoration of voting power will require the acquiring person to pay severance compensation to Pennsylvania employees of the corporation whose employment is terminated, other than for willful misconduct connected with the work of the employee, within 90 days before or 24 months after the restoration of voting power.

         Disgorgement. This provision requires any person or group that acquires 20% or more of the voting power of a corporation to disgorge to the corporation all profits realized from the sale of equity securities of the corporation within 18 months after acquiring this control status if the person or group purchased equity securities of the corporation within 24 months prior to, or 18 months after, the acquisition of control status.

         The   Articles  of   Incorporation   of  Entrade   provide  that  other
anti-takeover provisions under Pennsylvania law are not applicable to Entrade.

Limitation of Liability

         As permitted by the provisions for indemnification of directors and officers under Pennsylvania law, which applies to Entrade, Entrade's Bylaws provide for indemnification of directors and officers for all expense, liability and loss, including without limitation attorneys' fees, judgments, fines, taxes, penalties and amounts paid in settlement, reasonably incurred or suffered by the officer or director in any threatened, pending or completed action, suit or proceeding, including without limitation an action, suit or proceeding by or in the right of Entrade, whether civil, criminal, administrative, investigative or through arbitration, unless the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

         The right to indemnification provided in Entrade's Bylaws includes the right to have the expenses incurred by an officer or director in defending any proceeding paid by Entrade in advance of the final disposition of the proceeding to the fullest extent permitted by Pennsylvania law; provided that, if Pennsylvania law continues so to require, the payment of the expenses incurred by the officer or director in advance of the final disposition of a proceeding may be made only upon delivery to Entrade of an undertaking, by or on behalf of the officer or director, to repay all amounts so advanced without interest if it is ultimately determined that the officer or director is not entitled to be indemnified under Entrade's Bylaws or otherwise. Indemnification under these provisions continues as to a person who has ceased to be a director or officer of Entrade and inures to the benefit of his or her heirs, executors and administrators.

         Entrade's Bylaws also avail directors of the Pennsylvania law limiting directors' liability for monetary damages for any action taken or any failure to take any action to those cases where they have breached their fiduciary duty under Pennsylvania law and the breach constitutes self-dealing, willful misconduct or recklessness. This limitation of liability does not apply to the responsibilities or liabilities of a director under any criminal statute or to the liabilities of a director for payment of taxes under local, Pennsylvania or federal law.

Outstanding Stock Options To Be Assumed by Entrade

         The 1985 and 1996 Option Plans

         Artra's Restated 1985 Stock Option Plan and Artra's 1996 Stock Option Plan provide for the grant of options to purchase Artra common stock that are intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code and non-qualified options to key employees and non-employee directors of Artra, its subsidiaries and affiliated entities.




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



         As of June 30, 1999, Artra had outstanding options to purchase an aggregate of 342,603 shares of Artra common stock granted to Artra's employees under the 1985 Plan, which are intended to qualify as incentive stock options, at exercise prices of $3.65 and $3.75. All of the options granted under the 1985 Plan are fully vested and expire on either December 19, 2000, September 19, 2001 or January 8, 2003. The 1985 Plan will remain in effect until all options granted under the 1985 Plan have been satisfied by the issuance of shares or the expiration of the outstanding options, but no new Options may be granted under the 1985 Plan.

         As of June 30, 1999, Artra had outstanding options to purchase an aggregate of 936,000 shares of Artra common stock granted to Artra's employees under Artra's 1996 Plan, which are intended to qualify as incentive stock options at exercise prices of $5.25 and $4.75. All of the options granted under the 1996 Plan are fully vested and expire on either October 4, 2006 or January 6, 2009.

         The 1996 Disinterested Directors Stock Option Plan

         As of April 30, 1999, Artra had outstanding nonqualified options to purchase an aggregate of 100,000 shares of Artra common stock granted to Artra's directors under Artra's 1996 Disinterested Directors Plan at an exercise price of $3.125. All of the options granted under the 1996 Disinterested Directors Plan are fully vested and expire on either May 28, 2008 or January 6, 2009.

         The 1999 Non-Qualified Stock Option Plan

         As of February 23, 1999, Artra granted options to purchase an aggregate of 1,600,000 shares of Artra common stock to Robert D. Kohn, Benjamin R. Kafka, Gary L. Lerman and Mark L.M. Quinn under Artra's 1999 Plan at an exercise price of $2.75 per share. The options become exercisable in three equal installments commencing December 1, 1999, February 18, 2000 and February 18, 2001. The options will expire on the earlier to occur of:

         (1)  February 23, 2009;

         (2) the date of the employee's termination of employment for cause;

         (3) the expiration of three months from the date of the employee's termination other than for cause or voluntary resignation unless the termination results from the employee's retirement, death or disability; or





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         (4)  the  expiration  of one  year  from  the  date  of the  employee's termination by reason of his retirement, death or disability.

         Options Issued in June 1999 to Mark Santacrose

         On June 28, 1999, the Artra board of directors granted to Mark Santacrose an option to purchase 200,000 shares of Artra common stock at an exercise price of $10.00 per share and 100,000 shares of Artra common stock at an exercise price of $12.875 per share. The Artra board of directors granted these options in connection with Mr. Santacrose's new employment with Artra as President and Chief Executive Officer. See "Artra Executive Compensation -- Mark
F. Santacrose Employment Agreement."

Outstanding Warrants To Be Assumed by Entrade

         As of June 30, 1999, Artra had outstanding warrants to purchase an aggregate of 1,091,402 shares of Artra common stock. All of the warrants granted are fully vested and will be assumed by Entrade upon the closing of the Merger.


         Artra granted miscellaneous warrants to purchase an aggregate of 2,734,284 shares of Artra common stock between March 31, 1992 and October 21, 1998. Artra issued these warrants as additional compensation to lenders for short-term loans. As of June 30, 1999, miscellaneous warrants to purchase an aggregate of 807,420 shares of Artra common stock were outstanding with expiration dates ranging from September 29, 1999 to October 26, 2003 and per share exercise prices ranging from $3.00 to $8.00.


         The remaining warrants to purchase an aggregate of 283,982 shares of Artra common stock, granted from 1997 to 1998 in connection with the issuance of promissory notes, have expiration dates ranging form August 13, 1999 to January 14, 2000 and exercise prices ranging from $3.00 to $3.75 per share. The holders of these warrants have the option to sell their unexercised purchase rights under the warrants to Artra during specified periods for purchase prices ranging from $1.50 to $3.00.

         The holders of the warrants have registration rights as set forth in the warrants. The warrants do not confer upon the holders thereof any voting or other rights of a shareholder of Artra. Upon notice to the holders of the warrants, Artra has the right to reduce the exercise price and extend the expiration date of the warrants. Appropriate adjustment to the outstanding warrants and to the number and kind of shares subject to the warrants are provided for in the event of a stock split, reverse stock split, stock dividend, combination or






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reclassification  and other described  corporate  transactions  involving Artra, including a merger or a sale of substantially all of the assets of Artra.


                 INFORMATION ABOUT ENTRADE INC. AND entrade.com

General

         Entrade, a Pennsylvania corporation, was incorporated February 1999. Entrade intends to operate as an Internet business-to-business electronic commerce, or "e-commerce," service provider. entrade.com licenses and provides business-to-business e-commerce software and related services to clients to facilitate the purchase and sale of clients' products and services including, inventory, equipment and other assets. It has also created and manages industry-specific websites for marketing, sales and procurement of products and services.

         We refer to this kind of website as a "vertical portal," which is a website dedicated to a specific industry for use by companies in that particular industry to buy and sell products and services. Under this business model, entrade.com will generate commissions based upon these transactions and license fees for its software. entrade.com is directing its initial marketing efforts to utilities through utiliparts.com and to the heavy equipment industry through asseTrade.com.

         Upon the closing of the merger, Entrade will be the holding company of Artra and entrade.com, which Entrade will hold as separate subsidiary entities, and 25% of the voting common stock of asseTrade.com. The following discussion sets forth a business description of the operations of entrade.com.

Entrade's Acquisition of the entrade.com Assets and 25% of the Voting Common Stock of asseTrade.com

         In February 1999, Entrade acquired from WorldWide all of the assets of the former BarterOne LLC and a 25% voting stock interest in asseTrade.com, Inc. WorldWide had acquired all of the membership interests in BarterOne LLC in January and February of 1999, under separate agreements with Global Trade Group, Ltd., an asset recovery and re-marketing specialist, and Energy Trading Company, a subsidiary of PECO Energy. Following those acquisitions, BarterOne LLC was dissolved and WorldWide took direct title to its assets.

         BarterOne had been formed in December 1996 by Energy Trading Company and Global Trade Group, Ltd., to develop software and related products and services that would enable users, primarily in the electric and gas utility industry, to effect barter transactions via an e-commerce system. Energy Trading Company provided the initial capital and executive support necessary for the development of the software, while Global Trade Group, Ltd. provided software development, business development, marketing and field support services.
The result was the development of the ORBIT System software.







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         Contemporaneously  with the  development  of the ORBIT  System  through
BarterOne, an affiliate of Global Trade Group, Ltd., Positive Asset Remarketing, Inc., forged an alliance with a joint venture entity, Butcher Fox LLC, formed by Butcher and Fox to provide entrade.com's on-line technologies and business model to the Butcher and Fox industrial clients. In October 1998, these parties formed asseTrade.com, which was initially owned 50% by Positive Asset Remarketing, Inc. and 50% by Butcher Fox LLC. In January 199
9,  WorldWide  acquired  25% of the
voting common stock of asseTrade.com from Positive Asset Remarketing, Inc. at the same time it acquired BarterOne LLC, and then transferred those shares to
Entrade  in  February  1999.   asseTrade.com  holds  a  perpetual  license  from
entrade.com to the ORBIT System and an on-line auction technology. Each of Butcher and Fox has agreed to conduct all of its on-line auction sales through asseTrade.com.


Overview

         Companies that will have the greatest success in business in the future are those companies that can best utilize information technology to garner access to information about their identified marketplace. Large industrial corporations are constantly seeking cost and operating efficiencies to remain competitive. Traditional channels of communication for those purposes have included mail, telephone and fax and, to a lesser extent, more complex and costly methods, including Electronic Data Interchange (EDI), which consists of a computer network for exchanging information among a defined group of persons or companies.

         The development of Internet and e-commerce applications provides additional cost and operating efficiencies for a company's asset and inventory management, operations and marketing, sales and distribution functions. By providing easy access to a global network, Entrade expects the Internet to assist businesses in lowering the cost of creating new marketing channels and buying and selling products and services. Also, small and medium-sized businesses can more readily participate in all levels of e-commerce.

entrade.com's Solution

         entrade.com has a two-prong business strategy:

         o To use its proprietary e-commerce software to create commission fee income through the purchase and sale of products and services in specific markets; and

         o To license and service its proprietary e-commerce software for the purchase and sale of products and services and internal management of inventories to industrial, wholesale and retail companies.

         entrade.com has initially targeted the nation's electric utility industry as well as large manufacturing concerns to provide inventory management and plant and equipment sale and purchase programs, including business-to-business auctions. These assets include plant, equipment and machinery, surplus parts, excess capacities and excess/surplus production inventories.


         entrade.com's Services

         entrade.com's current portfolio of services include:

         o    Management   within  an  industry's   supply  train  for  vendors,
              distributors and manufacturers to automate purchasing requisitions and order fulfillment;







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         o    Custom Intranet  applications  for companies to manage,  track and distribute inventories among multi-locations within a company;

         o    Request-for-proposal   management   for   purchasing   agents   to
              consolidate and negotiate purchasing contracts;

         o Internet auctions for clients to list and dispose of inventory and assets;

         o Catalog listings for individual companies to advertise and sell current product lines via the Internet;

         o Consultation and design of client-specific business software for e-commerce;

         o Direct marketing tools to support licensees and/or strategic partners in advertising products and services; and

         o Advertising using banners on webpages for companies to promote products and services on entrade.com's company-owned websites.

         In  combination   with  its   proprietary   technology  and  commercial
operations, entrade.com provides industrial, commercial and service corporations with the tools necessary to use e- commerce.

         Entrade.com's technology and the marketing of the technology, have been focused on:

         o    plant and equipment disposition;
         o    remarketing and sale of corporate assets;
         o    just-in-time product requisitions and order fulfillment;
         o    automated  open  bidding   procedures   for   request-for-proposal
              management;
         o    catalog sales;
         o    organized on-line auctions; and
         o redistribution and exchange of products and services of specific inventory groups.

         entrade.com believes that its e-commerce software applications may result in:

         o    improved asset and inventory management efficiency;







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         o    global  internal  networking  and external  marketing of available products, supplies and services; and

         o a faster transaction process due to 24 hour per day/7 days per week communications capability within a website.

         The ORBIT System

         The ORBIT System technology provides transaction services for the rapidly emerging business-to-business e-commerce marketplace. The ORBIT System allows vendors to customize and promote products and services to current and potential customers.

         The ORBIT System technology allows third party software tools to be easily added to provide for additional functions.

         The ORBIT System facilitates the cataloging, transfer, trading, selling, auction, purchase or tracking of products, inventories and corporate assets in a secure, 24-hour, Internet environment. Flexible pricing modules allow open bid, bulk pricing and variable discounting features. A comprehensive range of administrative, financial, commercial and support features are included, which can stand on their own or be integrated into existing databases.

         The ORBIT System offers the following commercial features:

         o    competitive open bid negotiations;
         o    user-friendly transaction processing and administration;
         o    cataloging and pricing formats for individual items;
         o    comprehensive search and query options;
         o    inventory reconciliation functions;
         o automated request for proposal (RFP) and request for quote (RFQ) modules;
         o    credit and accounting options;
         o    comprehensive inventory database maintenance;
         o    real-time payment options;
         o    customer statement and reporting modules; and
         o    multiple fee and billing formats.

         The following list describes the  administrative  features of the ORBIT
System:

         o    full point-of-sale transaction and account reconciliation;
         o    billing and order processing;
         o    internal credit approval system;
         o    general ledger postings;
         o    historic accounting functions;
         o    tracking/shipping/forwarding functions;
         o    report generation;
         o    customized database for historical evaluations;









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         o    self-administered add, delete and edit;
         o    virtual storefront identity and customized branding;
         o    real-time inventory adjustment;
         o    comprehensive help section and tutorials;
         o    customized pictorial catalog;
         o    easy administrator access and data management;
         o    direct "link" capabilities to other corporate-defined web sites;
         o    extensive "search" capabilities;
         o    comprehensive e-mail and communication; and
         o    e-mail and pager notification.

         The ORBIT System also offers the following operating features:

         o    compatibility with existing database systems; and
         o    security and encryption.


         The MARS System

         The MARS System is an Internet based e-commerce application that offers two distinct forms of Internet auction processes: A business-to-business mode and a business-to-consumer mode. The MARS System can function independently from the ORBIT System as an auction system or can be used in conjunction with the ORBIT System.


         The MARS System contains multiple fee functionality including:

         o    monthly flat rate system usage;
         o    transaction flat fee per vendor or buyer;
         o    tiered percentage transaction fee per vendor or buyer; or
         o    any combination of these usages.


         The MARS System enables product information to be supplemented with links to other Internet sites for the direct access to visual or supportive marketing material. Users will be able to update product information as needed, except for information relating to auctions that are in process. entrade.com intends to market the MARS System as a service offered rather than as licensed software. entrade.com, however, is not currently using or making available the MARS System to utiliparts.com.


         New entrade.com software system


         entrade.com has completed a new e-commerce software system. This new system operates independently of the ORBIT and MARS Systems. This new system provides a specific feature for managing and negotiating bids between corporate buyers and sellers for the purchase and sale of products and services on the Internet including:










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         o    inventory;
         o    machinery and equipment; and
         o corporate services, including telecommunications, insurance and media commodity products such as oil, gas, coal, food and raw materials


         entrade.com has completed the testing of this system and intends to launch this new software system in the second half of 1999. entrade.com intends to license the new system to corporate customers and utilize the new system internally on entrade.com's websites.


Initial Applications of entrade.com's Systems and Technologies


         entrade.com is commencing the marketing and use of its systems and technologies through two affiliated websites: utiliparts.com and asseTrade.com. Currently, the utiliparts.com website is owned and operated by entrade.com. entrade.com built the asseTrade.com website and licensed its software for use on the asseTrade.com website. asseTrade.com is a strategic alliance in which Entrade owns a 25% voting interest.


         utiliparts.com

         utiliparts.com is an operating unit of entrade.com. Through the website address, www.utiliparts.com, it provides an e-commerce format for the cataloging, listing, sale and purchase of electric generation, electric transmission and general utility parts and equipment. Participating utilities and utility equipment brokers can negotiate and transact sales and purchases directly on this website.

         Deregulation in the electric power industry has fostered indifferent surplus inventory practices due to flexible cost-based rate structures. These practices have resulted in large surplus utility inventories throughout the United States. As the pace of deregulation accelerates, utilities that do not address these inefficiencies operate at a significant disadvantage in a deregulated competitive environment. Many utilities are seeking to create effective asset recovery and asset inventory programs early in the deregulation cycle to assure their competitive advantage.

         utiliparts.com's purpose is to develop and utilize its e-commerce software to provide asset recovery and internal inventory management services for the utility industry. utiliparts.com's software programs provide inventory management and asset remarketing cost efficiencies for utilities. In addition to services provided through the utiliparts.com website, entrade.com will provide related services in asset evaluation, asset cataloging and the off-line sale or auction of surplus equipment.

         The majority of utiliparts.com's available listings originate from overstocked, unused inventories held by utilities in the United States. utiliparts.com will also make available refurbished, serviceable, repairable parts and parts available from foreign utilities. Utility companies can participate as both buyer and seller. Most items listed on utiliparts.com will







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be  classified  as  "new,"  but  the  assignment  and/or  transfer  of  original manufacturer warranties will be negotiated by the buyers and sellers on a case-by-case basis.

         utiliparts.com's initial commercial marketing focus is three-fold:

         o marketing its proprietary software and related services for use as an internal inventory management system for individual clients within the electric utility industry;

         o    establishing   and  managing  an   e-commerce   website  utilizing
              entrade.com's proprietary software; and

         o providing auction services for individual utility clients for the sale of surplus plant and equipment directly through utiliparts.com and/or entrade.com's affiliated company, asseTrade.com.


         The products and services available to utility companies through the utiliparts.com unit includes:

         Services provided through www.utiliparts.com website: Utility clients can list parts and equipment on this website for sale based on direct negotiation between buyers and sellers, which include utilities, other industrial and manufacturing companies and brokers. In direct negotiations managed by utiliparts.com, a specific client can sell directly its assets to an identified buyer or buyers. This negotiation can be on-line or off-line. The entrade.com software provides for an open bid process, which supports continuous real-time negotiations directly between the buyer and seller. In the open bid process, a client can list assets for sale on-line without specifying a listed price in order to take advantage of current market conditions for those assets. The seller may accept or reject any bids received.

         Licensing of customized entrade.com e-commerce software for use with corporate Intranet inventory and asset management systems: utiliparts.com's software provides a secure central organized database for each client's inventories in a Internet environment. This allows for preassigned internal corporate procurement, inventory management and asset recovery teams, regardless of location or time, to track the value of assets in the purchase, sale or transfer of items internally amongst their own global corporate divisions or operating facilities. These systems provide greater inventory management efficiencies through the internal redeployment of non-productive parts and equipment in an instantaneous environment through which any client-designated employee can participate in either a primary or support capacity. The entrade.com software automatically documents transactions through the issuance of order confirmations and also incorporates activity management report features. A client's management team can also effectively identify obsolete or non-performing parts and equipment that can then be assigned to www.utiliparts.com for listing, sale or auction to the industry website.


         Investment recovery via auction: Clients seeking to accelerate the sale
of  excess  surplus   inventories  can  arrange  for  on-line  auctions  through
utiliparts.com. Those clients can






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either  participate  in general  utiliparts.com  auctions  or  auctions  under a private arrangement. In a general auction, bidding would occur on equipment and products of multiple sellers, and sales would be made as the bidding process closes for the items. In an auction under private arrangement, the bidding and sale process would involve one or a small number of sellers and only that seller's or sellers' equipment and assets would be sold at that time. Offline
asset   evaluation  and   disposition   services  are  also  available   through
utiliparts.com  and  other  entrade.com's   strategic   partnerships   including
asseTrade.com.


         After-market procurement services: utiliparts.com is prepared to manage and implement parts and equipment searches for and on behalf of participating utilities offline. Additionally, utiliparts.com will seek to provide on-line procurement services for and on behalf of international utilities seeking to capitalize on the significant excess surplus of inventories currently held by North American electric utility groups.


         Off-line consulting: utiliparts.com has engaged as consultants former senior utility-industry specialists to provide plant and equipment evaluation and operational, control and cataloging services on an as needed project basis. This group, working on a commission basis, will also be marketing utiliparts.com services through its existing network of contacts.

         Prospective services to original equipment manufacturers: entrade.com believes that original equipment manufacturers will be able to use the services provided through the utiliparts.com website. For example, these manufacturers can list and sell equipment through the website and can buy back parts and equipment previously sold for remarketing to other customers or redeployment under management contracts they may have with utility companies.


         Key Features and Operating Strategies of utiliparts.com

         utiliparts.com believes that participating utilities can achieve both transactions for larger volumes of equipment and higher rates of return as compared to traditional asset disposition methods. Management believes that these benefits derive from more cost efficient global access to potential buyers and sellers provided by the Internet and from utiliparts.com's real-time transaction format, which accelerates and facilitates the sales process.


         entrade.com with utiliparts.com is attempting to create buyer markets among North American electric utilities as well as private, government and joint venture electric generation groups operating in foreign countries. entrade.com believes that foreign utilities represent a key buying group for the sale and redistribution of the large excess parts and equipment inventories that exist in North America as a consequence of years of industry regulation and associated practices. Our open bid and transaction software technology also allows entrade.com to represent and coordinate organized procurement programs for these international utilities in a real-time on-line environment.








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         In developing the technology for  implementation  in a single  industry application. entrade.com has strategically considered the following:


         Purchase and sales of inventories: utiliparts.com does not currently intend to take an ownership position of any material listed on the system. utiliparts.com does not intend to become involved in the pricing of any of the listed inventories, but is available off-line through its consulting services to assess and appraise utilities assets. In order to keep a high level of integrity and neutrality, entrade.com will strive to be an impartial administrator. All purchases and sales on the website will occur in real time and at market-driven prices directly between the buyer and seller through the open bid technology process available through the entrade.com software.

         Pricing of inventories: Unless client's specifically request services related to parts and equipment valuation, available through utiliparts.com consulting services, evaluations and pricing of all items listed and available for sale on utiliparts.com will be at the seller's discretion with final pricing subject to direct negotiation between sellers and buyers.


         Revenue generation: utiliparts.com's principal compensation is based on transaction fees. utiliparts.com does not currently plan to charge utilities a monthly or annual membership, subscription or access fee. All sellers of inventories will automatically be registered as buyers. utiliparts.com will also seek to identify and manage organized buyer programs for international electric utilities seeking to capitalize on the excess inventories which exist in North America.

         Shipment of inventories: Transactions performed between buyers and sellers on the entrade.com software is instantly recorded within the product catalog database, and order confirmation documentation is immediately made available to both buyer and seller. The item purchased is immediately deleted from the utiliparts.com catalog of available items. A multiple set of freight forwarding options is included within the entrade.com software capabilities. These features enable utiliparts.com to act as a just-in-time procurement system for utilities in need of immediate or rapid deliveries.

         Other Features:

         o    utilizing   entrade.com's   e-commerce  software,   utiliparts.com
              provides for multiple payment options, including: cash, purchase credit, purchase order, credit card and/or any combination of same;

         o prospective buyers are also able to broadcast specific procurement requirements that are not listed on the site, thereby instantaneously accessing sellers actively participating on the system; and


         o if a utility needs to use one of its own listed parts or pieces of equipment, it can easily arrange for the specific listing to be deleted from the respective database.














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         Other features that support entrade.com's  software licensing business:
entrade.com's  software can also  analyze and create  reports on pricing and the
movement  of   inventories   listed  on  the  system.   Information  on  product
availability, purchasing and shipping activities can be collected, analyzed and disseminated as research reports to interested parties. Corporate clients utilizing these features can track internal transfer and procurement activities among global divisions and disseminate the information to their own defined internal groups. Operating groups, inventory and procurement groups, financial support groups and any other group can be promptly incorporated into the information flow of any ongoing internal transactions.

         Current Status and Implementation of utiliparts.com

         utiliparts.com currently lists on its website over 27,000 line items with an original market value in excess of $50 million. This initial inventory of listed equipment is comprised of inventories from two North American utilities and a trade-related broker. This represents the current listing products available for sale through utiliparts.com. Several programs are in place to:

         o continue development of listing agreements. utiliparts.com is targeting its initial marketing and sales focus towards North American utilities;

         o actively market licensing agreements to select utilities to use entrade.com's software as an internal inventory management system; and

         o stimulate and develop potential buyer interest from overseas energy generation markets.


         entrade.com is providing office space in the Philadelphia and Boston areas to base the utiliparts.com operations. entrade.com coordinates its utiliparts.com efforts through a sales and marketing group which operates out of both locations. As of May 1999, entrade.com has organized a group of retired utility experts, who collectively bring practical know-how and many years of hands-on utility experience. These individuals are retired from a major electric utility and currently function as commissioned independent operators. This group will be responsible for contacting their long-time associates and counterparts at the identified North American utilities to sell listed parts and equipment, arrange listings of new parts and equipment and to arrange appointments for the sales manager and other involved senior management. This group will also be responsible for the appraisal of any and all equipment and parts inventories that are included in entrade.com's on-line listings, which are accepted for remarketing, and handle the cataloguing of all inventories.


         asseTrade.com

         Entrade holds 25% of the voting common stock of asseTrade.com, a strategic alliance formed with Butcher and Fox. asseTrade.com has the right to utilize the ORBIT System and the MARS System.







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


         asseTrade.com provides business-to-business on-line services that facilitate the remarketing of industrial machinery, equipment and parts. These services enhance the current operation of asset recovery teams and procurement groups of industrial companies. The software is customized for real-time on-line sales and internal transfers of plant, equipment and inventory.

         asseTrade.com is initially focused on the client base of Butcher and Fox as well as other Fortune 500/Global 2000 companies that have similarly specific needs, including, for example:

         o    valuation of corporate/investment assets;
         o    electronic     on-line     registration     and     listing     of
              corporate/investment assets; and
         o development of corporate Intranet programs for the re-distribution of a company's assets on an internal global basis.

Marketing and Strategic Alliances

         entrade.com has developed a business model which includes identifying strategic partners with their established customer base to form vertical portal websites and to develop its own vertical portal websites. Under this business model, entrade.com will generate commissions based upon transaction and license fees for its software.

         To this end, entrade.com, through its internal management team, has developed and established utiliparts.com in the utility industry and allied with Butcher and Fox to form asseTrade.com in a broader, general industrial marketplace. entrade.com, through its internal management team, intends to continue developing this business model by identifying leading companies within specific industries.

         entrade.com   plans  to  implement  its  marketing  plans  through  the
resources and personnel of our strategic alliance partners. asseTrade.com is one example of this business model.

         entrade.com, through its own employees, has also begun developing sales and marketing programs that will promote the capabilities of its software and other business practices that are not related to the on-line management and sale of corporate investment assets. entrade.com has identified the following key services to direct this software:

         o    catalog sales;
         o    centralized procurement services; and
         o    just-in-time supply chain management.


Transaction Fees and License Fees

         The fees charged by entrade.com will vary depending upon the service that it offers and performs. The following table provides a general description of the fees, which entrade.com constantly evaluates and which are subject to negotiation and change:

General transaction fee:                 5-15% of the gross transaction value.

Internal (Intranet) transfer fee:        5% of the value of the asset negotiated
                                         between  entrade.com  and the  owner of
                                         assets,  based on an evaluation of fair
                                         market      value      performed     by
                                         utiliparts.com personnel.

Internet sales fee:                      10% of the gross transaction value.

Auction fee:                             15% of the gross transaction value;  in
                                         addition,  entrade.com  may   charge  a
                                         10-15%  premium to  the  buyer  in  the
                                         auction.






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



         License fees for software are subject to negotiation. entrade.com contemplates that it could charge $75, 000 to $500,000 for the non-exclusive license of its software, depending on whether the source code is part of the license.


         entrade.com also proposes to charge fees for other services it may provide to a client, including consulting, web-site hosting, development services and customization services, which would be based upon a percentage of the license and per hour rates.


Proprietary Rights

         entrade.com holds a federal trademark registration and common law rights in the ORBIT System mark for use on its software. entrade.com also holds common law rights in the marks "utiliparts.com" and "entrade.com" for use in connection with e-commerce services. entrade.com is seeking federal registration of those marks as service marks. entrade.com does not own any patents or patent applications.

Competition

         entrade.com believes that it currently competes favorably with existing competitors because of the functionality of its e-commerce software and support services and its business model. entrade.com differentiates from its current market competitors through the expertise of its strategic partners and internal management.

         Currently, there are various companies who are licensing transaction software. Internet companies utilize the software in websites. To date, most of these Internet companies have focused on consumers. There are many new business-to-business Internet companies, many of which have begun in 1999 to create websites. In investigating these new websites, entrade.com believes that most of these companies do not have the experience of management within the industries their websites seek to penetrate. Many of these Internet companies base their competitive strength on their technology. entrade.com, however, believes that its strength is based on the experience within the targeted industry of its internal management or its strategic alliance partners.

         A few groups provide asset recovery for the utility industry. Most notably, the National Materials Logistic Group, a membership of nuclear generation facilities, contracts to provide parts and equipment, listing available assets for sale by and on behalf of member utilities through a listing service called RAPID. entrade.com believes it competes favorably with that service because, unlike that service, entrade.com's service provides transaction functionality and the complimentary service of auction capabilities. Additionally, that group specializes in nuclear generation equipment rather than the broad spectrum of energy generation assets.








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




         Other companies operate similar Internet websites that currently list utility generation parts and equipment for sale and auction. To entrade.com's knowledge, these companies do not have the business skills, business methodologies or industry related expertise which entrade.com provides through its internal operations.

          See "Risk Factors -- We may not be ale to compete effectively with other providers of e-commerce services."

Employees


         As of August 1, 1999, entrade.com had 22 full-time employees within the following departments: management, sales and marketing and technical services. Technical services consist of creative services, customer support services, software engineering, network services and product development.


         entrade.com employs seven individuals in managerial positions, two in sales and marketing and 13 as technical staff members. Given the size of entrade.com and the nature of its business, however, the above employees perform multiple functions that overlap these categories. entrade.com also utilizes a team of retired utility executives and engineers as a commissioned based independent sales force currently for utiliparts.com.

         entrade.com considers its relationships with its employees to be good. None of its employees are covered by collective bargaining agreements.

Legal Proceedings

         Entrade commenced operations in February 1999. Entrade is not a party to any material legal proceedings.


                           ENTRADE PLAN OF OPERATIONS


         Entrade commenced operations in February 1999. Therefore, Entrade cannot report on its results of operations for any prior period. The following is a description of Entrade's proposed plan of operation for approximately the next 12 months. No assurance can be given that Entrade will be successful in implementing this proposed plan of operation. See "Risk Factors" commencing on page 12.




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




         Concurrently with the execution of the merger agreement, Entrade acquired software and other assets necessary for the conduct of entrade.com's e-commerce business and 25% of the shares of voting common stock of asseTrade.com from WorldWide, in exchange for 1,800,000 shares of Entrade common stock, $800,000 in cash and a note for $500,000, payable upon the closing of the merger or the earlier termination of the merger agreement. On February 16, 1999, Entrade agreed with Energy Trading Company to issue to Energy Trading Company
200,000 shares of Entrade common stock, and to pay Energy Trading Company $100,000 in cash upon closing of the merger, in exchange for retained rights Energy Trading Company held in the assets acquired by Entrade. Entrade also agreed with both WorldWide and Energy Trading Company that it would provide a minimum of $4,000,000 in funding for entrade.com, which is an obligation of Artra under the merger agreement. Therefore, the total consideration for the assets acquired by Entrade will be 2,000,000 shares of Entrade common stock and an aggregate of $5,4000,000 in cash, notes and committed funding.

         Under separate loan agreements, Artra agreed to loan Entrade up to $2,000,000 to fund the $800,000 cash payment to WorldWide and to provide funding for entrade.com until the closing of the merger or the earlier termination of the merger agreement.


         entrade.com does not expect that it will be required to raise additional funds during the next twelve months in excess of the $4,000,000 committed by Artra. entrade.com believes that it will have sufficient working capital to complete the planned technology development cycle as well as fund day-to-day operations. Our estimated budget for expenses during the next 12 months is:


         o    Overhead (including field offices)            $  700,000
         o    Subcontractor expenses                           600,000
         o    Labor and benefits                             1,850,000
         o    Capital expenditures                             300,000
         o    Software development                             400,000
         o    Undesignated funds                               150,000
                                                         -------------

                                   Total                    $4,000,000


         entrade.com has made capital purchases including desk-top computers, laptops, servers, printers, fax machines and related equipment to support its operations to date. It is expected that entrade.com will add other equipment only if a significant number of additional employees are hired. entrade.com's budget provides for a full administration, billing and accounting to be performed by Worldwide. These services will ultimately be offered to strategic alliance and joint venture business units under fixed monthly maintenance and support contracts.


         In addition to its Mount Laurel, New Jersey, headquarters, entrade.com has opened or plans to open four field offices to manage and oversee marketing and sales operations. These locations are Philadelphia, Boston, Chicago, Waterloo, Canada (Ontario) and New York, with all capital, labor and variable costs included in the overhead expense category above. Its Chicago office will be Entrade's




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



headquarters. entrade.com has allocated one senior manager to each of the four field offices on a full time basis. entrade.com may contract additional sales representatives on a commission basis as needed.


         Management believes that entrade.com can implement its current business plan through its current employees and subcontractors. As entrade.com develops additional websites and forms other strategic alliances, it intends to hire five additional technical employees, one additional project manager and two additional marketing professionals for each formed strategic alliance and newly developed operating business unit. The above table reflects the proposed increase in personnel.


                              MANAGEMENT OF ENTRADE


         Robert D. Kohn, age 49, currently serves as the chairman and chief executive officer of Entrade. Mr. Kohn has entered into an employment agreement with Artra, which Entrade will assume after the merger. Upon the closing of the merger, Mr. Kohn will resign his positions with Entrade and will serve as the chief executive officer of Entrade's subsidiary, entrade.com.


         o Mr. Kohn has been chairman, president and chief executive officer of WorldWide, an Internet business-to-business company, since its inception in September of 1997. Mr. Kohn will resign all of his positions with WorldWide upon the closing of the merger.

         o Mr. Kohn, served as president and chief operating officer of Global Trade Group at PECO Energy from February 1996 to March 1, 1999, and as a former strategic planner of Business Development for Marketing & Sales.

         o Prior to his service at PECO, Mr. Kohn held various executive positions in emerging growth public companies and specialized in mergers and acquisitions, strategic alliances, strategic planning and financial public relations. From 1993 to 1996, Mr. Kohn served as president of Equity Resources International, Inc., a financial services company.

         o From 1989 until it was sold in 1993, Mr. Kohn served as chairman, chief executive officer and in other executive capacities of Global Entertainment and made various acquisitions, alliances and licensing arrangements.

         o From 1983 to 1987, Mr. Kohn was one of four founders of ORFA Corporation of America, a Nasdaq National Market company involved in the waste recycling technology industry, and held positions including president, chief operating officer and chief financial officer. Mr. Kohn is a certified public accountant.

         Gary Lerman, age 48, has served as president and chief operating officer of entrade.com since February 1999. Mr. Lerman has entered into an employment agreement






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



with Artra, which Entrade will assume after the merger. After the merger, Mr. Lerman will become a full-time employee of entrade.com.

         o Mr. Lerman is a former strategic planner for PECO Energy Company. He was employed with PECO Energy from 1997 until his transition to entrade.com in 1999.

         o From 1995 to 1997, Mr. Lerman served as a consultant for several other global groups including the Uranium Exchange, a provider of procurement services to the electric utility industry.

         o From 1994 to 1996, Mr. Lerman served as vice president for international business and as a consultant with ARAMARK, an institutional food service business.

         o Mr. Lerman has over twenty years of direct commodity and trading experience in over 40 countries throughout Europe, Asia and Latin America. His emerging market experiences have focused on trade, global procurement, barter/countertrade, marketing, sales and strategic alliances with or on behalf of global industrial multi-national corporations. Mr. Lerman has held executive positions with global commodity groups and Chiquita Brands International.


         Benjamin R. Kafka, age 45, has served as executive vice president and director of business development for entrade.com and vice president of Entrade. Mr. Kafka has entered into an employment agreement with Artra, which Entrade will assume after the merger. After the merger, Mr. Kafka will become a full-time employee of entrade.com.

         o Mr. Kafka served as a founder, and later as executive vice president and a director, of Global Trade Group from 1979 to 1984 and from 1990 to 1999 and Positive Asset Remarketing from 1994 to 1999. During his years with Global Trade Group and Positive Asset Remarketing, Mr. Kafka's experience related to international trade matters, including representing domestic companies for foreign product sales and forming strategic alliances and joint ventures with global multi-national companies and government authorities on a global basis.


         o Mr. Kafka also has experience in strategic planning, product development and project management while serving as manager of project marketing for ORFA Corporation of America, a Nasdaq National Market company involved in the waste recycling industry, from 1984 to 1990. Mr. Kafka is the former executive vice president and managing director of Global Trade Group. Mr. Kafka's experience includes corporate business development, negotiating and marketing.


         Mark L.M. Quinn, age 39, has served as executive vice president and chief technology officer for entrade.com. Mr. Quinn has entered into an employment agreement with Artra, which Entrade will assume after the merger. After the merger, Mr. Quinn will






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



become a full-time employee of entrade.com. For approximately five years prior to February 1999, Mr. Quinn served as the president and a director of Global Trade Group and Positive Asset Remarketing.

         o Mr. Quinn has been the owner and executive manager of retail trade companies and other service orientated entities and responsible for financial operations, product development, manufacturing and the overall senior management of the various companies.

         o Mr. Quinn is the former President and a Director of Global Trade Group Ltd. Mr. Quinn's experience includes being the primary developer of the ORBIT System and developing customized trade based solutions for companies such as IBM and PECO.

         William J. Armstrong, age 67, has served as a key utility industry consultant for entrade.com's utiliparts.com business unit since February 1999. Mr. Armstrong has over 38 years of public utility experience, including 26 years of nuclear power generation experience. Mr. Armstrong retired from Boston Edison in 1993 and has worked since that time as a consultant, including with Global Trade Group since 1996.

         o Mr. Armstrong, a published author of articles specific to the nuclear power industry, is the former chief operating engineer, project manager and deputy nuclear plant manager of Boston Edison's Pilgrim Station in Plymouth, Massachusetts. His
              activities included, but were not limited to: developing and implementing training programs for licensed nuclear operating supervisors, serving as project manager for major turbine generator renovation programs and overseer of hydrogen water chemistry programs and the establishment of various other corporate wide operating policies.

         o Mr. Armstrong is licensed by the Nuclear Regulatory Commission and the Commonwealth of Massachusetts as a Senior Reactor Operator, First Class Operating Engineer and a Nuclear Power Plant Senior Supervisory Engineer.

Executive Compensation

         Employment Agreements

         Concurrently with the execution of the merger agreement, Artra entered into employment agreements with Robert D. Kohn, Benjamin R. Kafka, Gary Lerman and Mark L.M. Quinn providing for the employment of those individuals for three-year terms. Entrade will assume each of these agreements upon the closing of the merger. For a description of these employment agreements, see "The Merger Agreement and Related Agreements -- Employment Agreements."

Beneficial Ownership of Entrade Common Stock

         Upon the closing of the merger, Entrade will become a publicly traded holding company that owns Artra and its current subsidiaries, entrade.com and




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





25% of the voting common stock of asseTrade.com. WorldWide currently owns 1,800,000 shares, or 90% of the outstanding shares of Entrade common stock and Energy Trading Company owns 200,000 shares, or 10%, of the outstanding shares of Entrade common stock. Upon the closing of the merger, WorldWide will own 1,800,000 shares, or approximately 15.5%, of Entrade's outstanding common stock, Energy Trading Company will own 200,000 shares, or approximately 1.7%, of Entrade's outstanding common stock and the current shareholders of Artra will own approximately 9,588,655 shares, or approximately 82.8%, of Entrade's outstanding common stock. See "Summary -- Information About the Merger -- The Proposed Merger."


                       ENTRADE RELATED PARTY TRANSACTIONS

         At the time the parties entered into the merger agreement, Robert D. Kohn, Benjamin R. Kafka, Gary Lerman and Mark L.M. Quinn each entered into an employment agreement with Artra. Entrade will assume these agreements upon the closing of the merger. See "The Merger Agreement and Related Agreements -- Employment Agreements."


         These persons also own shares of WorldWide, the current holder of 90% of the outstanding shares of Entrade common stock. The following table shows their current holdings as of July 20, 1999:


                                        Shares of Common           Percentage
         Name of Holder                 Stock of WorldWide          Ownership
         --------------                 ------------------          ---------

         Robert D. Kohn(1)                  4,810,000                 16.5%
         Benjamin R. Kafka(2)               1,625,167                  4.2%
         Gary Lerman(3)                       494,000                  1.9%
         Mark L.M. Quinn(2)                 1,504,167                  3.5%

---------------------

         (1) Mr. Kohn is currently chief executive officer, president and chairman of WorldWide. He will resign these positions with WorldWide upon the closing of the merger and become employed solely by entrade.com. These shares include 475,000 shares issued in 1999 in connection with the assignment to Energy Trading Company in 1998 of his 4.5% ownership interest in BarterOne LLC and other accrued, unpaid compensation and benefits relative to his employment by PECO Energy, the parent company of Energy Trading Company.


         (2) Benjamin Kafka and Mark L.M. Quinn are also officers, directors and principal shareholders of Positive Asset Remarketing and Global Trade Group. Under an agreement between Positive Asset Remarketing and WorldWide, WorldWide issued 857,667 shares of WorldWide common stock to Mr. Kafka and 874,167







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



              shares of WorldWide common stock to a trust of which Mr. Quinn is trustee. Positive Asset Remarketing currently holds a 25% voting stock interest in asseTrade.com.

         (3) Mr. Lerman will receive 475,000 shares of WorldWide common stock, which have not yet been issued, in consideration for his assignment  to PECO  Energy  of his  4.5%  ownership  interest  in
              BarterOne LLC that had been granted to him in 1998 in consideration for a reduction in salary and the relinquishment of other benefits relative to his employment by PECO Energy.


         In August 1999, Worldwide agreed to loan Entrade up to $500,000 to fund Entrade's operations for the period from the date of the loan to the closing date under the merger agreement. This amount will be repaid to Worldwide as a condition to closing the merger.


         For a description of the other transactions between WorldWide and Entrade, see the discussion under "Information About Entrade and entrade.com -- Entrade's Acquisition of the entrade.com Assets and 25% of the Voting Common Stock of asseTrade.com."




































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



                             INFORMATION ABOUT ARTRA

General

         Artra is a Pennsylvania corporation incorporated in 1933. Upon the closing of the merger, Artra will be a wholly owned subsidiary of Entrade. In recent periods through November 20, 1998, Artra operated in one industry segment as a manufacturer of packaging products principally serving the food industry. The packaging products business was conducted by Artra's wholly-owned subsidiary, Bagcraft Corporation of America.

         Effective August 26, 1998, Artra and its wholly-owned subsidiary BCA Holdings, Inc., the parent of Bagcraft, agreed to sell the business assets of Bagcraft. Additionally, the buyer agreed to assume liabilities directly related to Bagcraft's operations. The transaction was completed on November 20, 1998 and Artra received gross consideration of approximately $88.1 million in cash. A substantial portion of the cash proceeds received were used to pay Bagcraft debt obligations, including, but not limited to amounts owed under Bagcraft's credit agreement. After paying the Bagcraft obligations noted above, Artra received net cash proceeds of approximately $28.0 million from the sale of Bagcraft's assets. Approximately $15.2 million of the cash received was used to pay Artra debt obligations. See Note 8 to Artra's consolidated financial statements.

         Artra does not intend to be considered an "investment company" as defined by the Investment Company Act of 1940 and, accordingly, has actively investigated new business opportunities, including the transactions under the merger agreement.

         At December 31, 1998, Artra held approximately 9% of the outstanding common stock of Comforce Corporation, formerly The Lori Corporation. Prior to September 28, 1995, Comforce/Lori was a majority owned subsidiary of Artra operating as a designer and distributor of popular-priced fashion costume jewelry and accessories. In September 1995, Comforce discontinued its jewelry business and later in 1995 entered the telecommunications and computer technical staffing and consulting services business. Comforce subsequently expanded this business through various acquisitions. After the issuance of the Comforce common shares, plus the effects of other transactions, Artra's ownership interest in Comforce common stock was reduced to approximately 25% at December 28, 1995. Accordingly, the accounts of Comforce and its majority-owned subsidiaries were deconsolidated from Artra's consolidated financial statements. See Note 5 to Artra's consolidated financial statements for a further discussion of Artra's investment in Comforce.

         In April 1999, Artra entered into a letter of intent to purchase all of the common stock of two companies that are in the business of conducting auctions of a wide array of vehicles, personal property, real estate and equipment for commercial and governmental clients under the name Nationwide Auction Systems. The purchase price will consist of $10.8 million cash payable at the closing of the transaction, 1,570,000 shares of Artra common stock and a $14.0 million note, subject to adjustment, payable over a two-year period subsequent to the closing of the transaction. The parties have extended the expiration date of the letter of intent to

August 12, 1999 and are negotiating to further extend the expiration date, if necessary. No assurance can be given that the parties will complete their due diligence or enter into a definitive agreement by that date. This proposed transaction does not have any effect on the merger and probably will not occur, if at all, until after the merger. Artra and Entrade believe that Entrade's on-line auction system has application to the traditional auction business of Nationwide.

Employees


         At June 30, 1999, Artra employed approximately 12 persons. Artra considers its relationships with its employees to be good.


Properties

         At December 31, 1998, the only property used by Artra was its headquarters facility of approximately 7,000 sq. ft. in Northfield, Illinois. In December 1995 the building was purchased by a trust owned by John Harvey, Chairman of Artra's board of directors. The lease for this property expired in December 1998, and Artra is currently renting its headquarters on a month-to-month basis. Upon completion of the merger, Entrade will locate its corporate headquarters at this location. The parties contemplate that Entrade will negotiate the terms of a long-term lease agreement with a trust affiliated with John Harvey.

Legal Proceedings

         Artra and its subsidiaries are the defendants in various business-related litigation and environmental matters and product liability claims. At March 31, 1999, December 31, 1998 and December 31, 1997, Artra had accrued current liabilities of $1,500,000, $1,500,000 and $1,800,000, respectively, for potential business-related litigation and environmental liabilities. While these litigation and environmental matters involve wide ranges of potential liability, management does not believe the outcome of these matters will have a material adverse effect on Artra's financial statements.

         Business-Related Litigation

         In November 1993, Artra filed suit in the Circuit Court of the Eighteenth Judicial Circuit for the state of Illinois against Salomon Brothers, Inc., Salomon Brothers Holding Company, Inc., Charles K. Bobrinskoy, Michael J. Zimmerman, D.P. Kelly & Associates, L.P., Donald P. Kelly, James F. Massey and William Rifkind relating to the acquisition of Envirodyne Industries, Inc. in 1989 by Emerald Acquisition Corp. Effective December 31, 1997, the above parties reached a settlement agreement and all pending litigation was dismissed. Artra recognized a gain from the settlement agreement of $10,416,000, net of related legal fees and other expenses.





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



         Environmental Matters

         The discontinued Bagcraft subsidiary's Chicago facility has been the subject of allegations that it violated laws and regulations associated with the Clean Air Act. The facility has numerous sources of air emissions of volatile organic materials associated with its printing operations and is required to maintain and comply with permits and emissions regulations with regard to each of these emission sources.


         EPA notices alleging environmental violations


         In November 1995, the EPA issued a Notice of Violation against Bagcraft's Chicago facility alleging numerous violations of the Clean Air Act and related regulations. In May 1998 Bagcraft paid $170,000 to formally extinguish this claim.


         In April 1994, the EPA notified Artra that it was a potentially responsible party for the disposal of hazardous substances, principally waste oil, at a disposal site in Palmer, Massachusetts generated by a manufacturing facility formerly operated by the Clearshield Plastics Division of Harvel Industries, Inc., a majority owned subsidiary of Artra. In 1985, Harvel was merged into Artra's Fill-Mor subsidiary. This site has been included on the EPA's National Priorities List. In February 1983, Harvel sold the assets of Clearshield Plastics Division to Envirodyne Industries, Inc. The alleged waste disposal occurred in 1977 and 1978, at which time Harvel Industries, Inc. was a majority-owned subsidiary of Artra. In May 1994, Envirodyne Industries, Inc. and its Clearshield National, Inc. subsidiary sued Artra for indemnification in connection with this proceeding. The cost of clean-up at the Palmer, Massachusetts site has been estimated to be approximately $7 million according to proofs of claim filed in the adversary proceeding. A committee formed by the named potentially responsible parties has estimated the liability respecting the activities of Clearshield Plastics Division to be $400,000. Artra has not made any independent investigation of the amount of its potential liability and no assurances can be given that it will not substantially exceed $400,000.

         On November 17, 1995, the EPA issued letters to Artra, NL Industries and others alleging that they were potentially responsible parties with respect to releases at the Dutch Boy facility in Chicago and demanding that they remediate the site. NL Industries entered into a consent decree with the EPA in which it agreed to remediate the site. Artra is presently unable to determine its liability, if any, in connection with this case.

         Lawsuits seeking recovery of environmental clean-up costs

         In a case titled Sherwin-Williams Company v. Artra Group Incorporated, filed in 1991 in the United States District Court for Maryland, Sherwin-Williams Company brought suit against Artra and other former owners of a paint manufacturing facility in Baltimore, Maryland for recovery of costs of investigation and clean-up of hazardous substances which were stored, disposed of or otherwise released at this manufacturing facility. This facility was owned by Baltimore Paint and Chemical Company, formerly a subsidiary of Artra from 1969 to 1980.






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



Sherwin-Williams  Company's  current  projection  of the  cost  of  clean-up  is approximately $5 to $6 million. Artra has filed counterclaims against Sherwin-Williams Company and cross claims against other former owners of the property. Artra also is vigorously defending this action and has raised numerous defenses. Currently, the case is in its early stages of discovery and Artra cannot determine what, if any, its liability may be in this matter.

         Artra was named as a defendant in United States v. Chevron Chemical Company brought in the United States District Court for the Central District of California respecting the Operating Industries, Inc. site in Monterey Park, California. This site is included on the EPA's National Priorities List. Artra's involvement stemmed from the alleged disposal of hazardous substances by The Synkoloid Company subsidiary of Baltimore Paint and Chemical Company, which was formerly owned by Artra. The Synkoloid Company manufactured spackling paste, wall coatings and related products, some of which generated hazardous substances as a by- product of the manufacturing process. Artra entered into a consent decree with the EPA in which it agreed to pay $85,000 for one phase of the clean-up costs for this site; however, Artra defaulted on its payment obligation. Artra is presently unable to estimate the total potential liability for clean-up costs at this site, which clean-up is expected to continue for a number of years. The consent decree, even if it had been honored by Artra, was not intended to release Artra from liability for costs associated with other phases of the clean-up at this site. Artra is presently unable determine what, if any, additional liability it may incur in this matter.


         Cases relating to environmental claims relating to the Dutch Boy Paints business

         Several cases have arisen from Artra's purchase of Dutch Boy Paints, which owned a facility in Chicago that it purchased from NL Industries. In a case titled City of Chicago v. NL Industries, Inc. and Artra, filed in the Circuit Court of Cook County, Illinois, the City of Chicago brought a nuisance action and alleged that Artra and NL Industries, Inc. had improperly stored, discarded and disposed of hazardous substances at the Dutch Boy site, and that Artra had conveyed the site to Goodwill Industries to avoid clean-up costs. The Company is currently negotiating with the City of Chicago to settle this claim, and the City of Chicago has reduced its settlement demand to approximately $107,000.

         Artra and NL Industries, Inc. have counter sued each other and have filed third party actions against the subsequent owners of the property. Artra is presently unable to determine its liability, if any, in connection with this case. The parties were conducting discovery, but the case was stayed pending the resolution of the EPA action described above.


         In  1986,  in a case  titled  People  of the  State of  Illinois  v. NL
Industries, Inc., Artra, et al., the Cook County State's attorney filed suit seeking response costs in excess of $2,000,000 and treble punitive damages for costs expended by the Illinois EPA in remediating contamination at the Dutch Boy site, alleging that all former owners contributed to the contamination. In 1989, the Circuit Court dismissed the action, holding that the state had failed to exhaust its administrative procedures. The case was refiled but later dismissed by the Circuit Court for lack of diligence. In 1992, this holding was reversed by the Illinois Supreme Court. In 1996, the Illinois Appellate Court affirmed the District Court's decision to dismiss




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



the case based on lack of diligence on the part of the State of Illinois. The State of Illinois has filed a Petition for Rehearing, which was granted. The Circuit Court denied the State of Illinois' motion to reinstate, which was affirmed by the Appellate Court. The State of Illinois filed a petition for time to appeal the Appellate Court's decision, which was denied by the Illinois Supreme Court.

         Product Liability Claims


         Since 1983, Artra has been a party to product liability asbestos claims relating to the manufacture of products by the former The Synkoloid Company subsidiary. Artra's product liability insurance has covered all of these claims settled to date. As of September 1998, Artra's primary insurance carriers had paid approximately $13 million in claims related to the Synkoloid products, at which point the primary insurance carriers asserted that primary coverage had been exhausted. Since that date, some of Artra's excess insurance carriers have assumed the defense and indemnity costs related to the defense and settlement of all Synkoloid product liability claims under a temporary agreement. From
September 1998 through March 1999, these carriers had paid approximately $4.4 million to settle claims. Under the temporary agreement, these carriers could either individually or collectively cease making indemnity or defense payments at any time or refuse to renew the temporary agreement, which currently expires on August 16, 1999.

         While Artra is currently negotiating a permanent agreement with these carriers, we cannot assure you that any permanent agreement will be reached or that the carriers will continue to make payments on the same terms as under the existing temporary agreement. If the terms of the new agreement are less favorable than the existing agreement or the temporary agreement expires without the execution of a new agreement, Artra could become obligated to assume a percentage of the indemnity payments and defense costs. Artra is not able to quantify the potential costs of claims that remain outstanding or unasserted. Artra believes that for the foreseeable future available coverage under the excess insurance polices will be sufficient to cover outstanding and unasserted claims. See "Risk Factors -- Artra's potential environmental liabilities and potential liabilities from other claims may result in future costs for Artra that are difficult to estimate."


Management's Discussion and Analysis of Financial Condition and Results of Operations

         The following discussion supplements the information found in Artra's financial statements and related notes.

         Results of Operations

         Artra changed significantly during the fourth quarter of fiscal year 1998. It exited its one industry segment, the packaging products business, conducted by its discontinued Bagcraft subsidiary, and is actively investigating new business opportunities. Artra's consolidated financial statements for the years ended December 31, 1997 and December 26, 1996 have been






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



reclassified to report separately the results of operations of the Bagcraft subsidiary in discontinued operations.

         Three Months Ended March 31, 1999 v. Three Months Ended March 31, 1998

         Continuing Operations

         Selling, general and administrative expenses from continuing operations were $1,354,000 for the three months ended March 31, 1999 as compared to $622,000 for the three months ended March 31, 1998. Artra incurred a compensation charge of $300,000 during the first quarter of 1999 relating to stock options granted in February 1999 to four individuals employed to manage Artra's entry into the Internet business-to-business e-commerce and on-line auction business and also had $433,000 of losses incurred by Entrade during the period from February 23, 1999, the date of the merger agreement, through March 31, 1999. The entrade losses include business development costs of $223,000, depreciation and amortization of $70,000 and other administrative costs of $140,000.

         During the three months ended March 31, 1999, Artra had net interest income of $86,000 as compared to net interest expense of $1,134,000 during the three months ended March 31, 1998. Artra used cash proceeds received from the November 1998 sale of the assets of the discontinued Bagcraft subsidiary to pay off approximately $15,200,000 of borrowings on various loan agreements. Artra has invested approximately $7,000,000 as of March 31, 1999 of the remaining net proceeds in interest bearing cash equivalents.

         Artra was unable to recognize an income tax benefit in connection with its 1999 and 1998 pre-tax losses due to its tax loss carryforwards and the uncertainty of future taxable income.

         Discontinued Operations

         During the three months ended March 31, 1998, Artra incurred a loss of $138,000 at the discontinued Bagcraft subsidiary. No income or loss relating to discontinued operations was incurred during 1999.

         Year Ended December 31, 1998  vs. Year Ended December 31, 1997

         Continuing Operations

         Selling, general and administrative expenses from continuing operations were $2,660,000 for the year ended December 31, 1998 as compared to $5,708,000 for the year ended December 31, 1997. The 1998 decrease in selling, general and administrative expenses was attributable to the 1997 net related party compensation/expense reimbursement costs of $2,816,000. See the discussion of Peter R. Harvey advances below.






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



         Interest expense from continuing operations for the year ended December 31, 1998 decreased $2,786,000 as compared to the year ended December 31, 1997. The 1998 decrease is attributable to the fees and costs associated with Artra's 1997 private placement of $12,850,000 of Artra promissory notes.

         During 1998, some of the officers, directors and/or key employees of Artra exercised options to acquire 84,750 shares of Comforce common stock from Artra, resulting in a realized gain of $320,000. These Comforce common shares had been removed from Artra's portfolio of "Available-for-sale securities" in 1996. None of these persons exercised options to purchase shares of Comforce common stock from Artra during 1997. See discussion under "Investment in Comforce Corporation" below for additional information about this transaction.

         During the year ended December 31, 1997, Artra sold or otherwise disposed of 302,203 shares of Comforce common stock resulting in a realized gain of $2,531,000. Artra did not sell or otherwise dispose of any shares of Comforce common stock during 1998.

         Effective December 31, 1997, Artra settled litigation relating to the acquisition of Envirodyne Industries, Inc. in 1989 by Emerald Acquisition Corp. Artra recognized a gain from the settlement agreement of $10,416,000, net of related legal fees and other expenses.

         Discontinued Operations

         Earnings from discontinued operations of $38,930,000 for the year ended December 31, 1998 consisted of earnings from operations of $2,945,000 at the discontinued Bagcraft subsidiary and a net gain on disposal of Bagcraft of $35,585,000. The loss from discontinued operations of $293,000 for the year ended December 31, 1997 consisted of an operating loss at the discontinued Bagcraft subsidiary. Earnings from operations in 1998 are attributable to a significant reduction in interest expense due to the February 1998 amendment and restatement of Bagcraft's Credit Agreement, due to the November 1998 repayment of Bagcraft debt from the sale of the Bagcraft assets, as well as decreased depreciation and amortization expense.

         Year Ended December 31, 1997 vs. Year Ended December 26, 1996

         Continuing Operations

         Selling, general and administrative expenses from continuing operations were $5,708,000 for the year ended December 31, 1997 as compared to $2,042,000 for the year ended December 26, 1996. The 1997 increase in selling, general and administrative expenses was attributable to net related party compensation/expense reimbursement costs of $2,816,000.
See discussion of Peter R. Harvey advances below.

         Interest expense from continuing operations for the year ended December 31, 1997 increased $1,977,000 as compared to the year ended December 26, 1996. The 1997 increase is attributable to fees and costs associated with the private placements of $12,850,000 of Artra promissory notes.




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



         During the year ended December 31, 1997, Artra sold or otherwise disposed of 302,203 shares of Comforce common stock resulting in a realized gain of $2,531,000. During the year ended December 26, 1996, Artra sold or otherwise disposed of 331,333 shares of Comforce common stock resulting in a realized gain of $5,818,000.

         Effective December 31, 1997, Artra settled litigation relating to the acquisition of Envirodyne Industries, Inc. in 1989 by Emerald Acquisition Corp. Artra recognized a gain from the settlement agreement of $10,416,000, net of related legal fees and other expenses.

         Discontinued Operations

         The loss from discontinued operations of $293,000 for the year ended December 31, 1997 consisted of a loss from operations at the discontinued Bagcraft subsidiary. Earnings from discontinued operations of $3,994,000 for the year ended December 26, 1996 consisted of earnings from operations at the discontinued Bagcraft subsidiary. The 1997 loss from discontinued operations was attributable to decreased operating margins at the discontinued Bagcraft subsidiary and additional interest charges and fees attributable to the December 1996 amendment and restatement of Bagcraft's Credit Agreement.

 Liquidity and Capital Resources

         Cash and Cash Equivalents and Working Capital

         Artra's unrestricted cash and cash equivalents increased $5,762,000 to $11,753,000 at December 31, 1998. Artra had consolidated working capital of $6,813,000 at December 31, 1998 as compared to a consolidated working capital deficiency of $435,000 at December 31, 1997. In November 1998, Artra received cash proceeds of approximately $28,000,000 from the sale of the assets of the discontinued Bagcraft subsidiary and used approximately $15,200,000 of these proceeds to pay off borrowings due on its various loan agreements.

         Artra's cash and cash equivalents decreased $2,436,000 during the three months ended March 31, 1999. Cash flows used by operating activities of $2,074,000 and cash flows used by investing activities of $1,652,000 exceeded cash flows from financing activities of $1,290,000. Operating activities used cash flows to fund Artra's net loss for the quarter ended March 31, 1999 and to pay approximately $900,000 of liabilities of the discontinued Bagcraft subsidiary. Investing activities used cash flows of $1,400,000 for Artra's investment in and advances to Entrade. Financing activities provided cash flows from the exercise of stock options and warrants. Artra's consolidated working capital decreased to $3,760,000 at March 31, 1999 as compared to consolidated working capital of $6,813,000 at December 31, 1998. Artra used working capital to pay off liabilities of the discontinued Bagcraft subsidiary and for its investment in and advances to Entrade.







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

         Operating Plan


         On February 1999, Artra entered into a merger agreement with WorldWide and Entrade, a 90% owned subsidiary of WorldWide. As a result of the merger agreement, Artra will become a wholly owned subsidiary of Entrade, and the shareholders of Artra will become shareholders of Entrade. Under the terms of the merger agreement, Artra's shareholders will receive one share of Entrade common stock in exchange for each share of Artra common stock. Additionally, the Artra preferred stock shareholders will receive 329 shares of Entrade common stock in exchange for each share of Artra preferred stock. All stock options and warrants issued by Artra and outstanding on the closing date of the merger will be converted into Entrade stock options and warrants.


         On February 23, 1999, Entrade acquired software and intellectual property and 25% of the shares of Class A Voting Common Stock of asseTrade.com from WorldWide, in exchange for 1,800,000 shares of Entrade common stock, $800,000 in cash and a note for $500,000, payable upon the closing of the merger or the earlier termination of the merger agreement.

         On February 16, 1999, Entrade had agreed with Energy Trading Company, a wholly owned subsidiary of Peco Energy, to issue to Energy Trading Company
200,000 shares of Entrade common stock and to pay Energy Trading Company $100,000 in exchange for retained rights Energy Trading Company held in the purchased assets. Entrade also agreed with both WorldWide and Energy Trading Company that it would provide a minimum of $4,000,000 in funding for entrade.com.


         Under separate loan agreements, Artra agreed to lend Entrade up to $2,000,000 and advance an additional $250,000 to fund the $800,000 cash payment to WorldWide and to provide funding for entrade.com until the closing of the merger or the earlier termination of the merger agreement. Under the merger agreement, Artra agreed to guaranty the $4,000,000 funding for entrade.com if the merger closes.


         Artra has adequate funds available to fund its obligations under the merger agreement and to fund entrade.com's operations for the remainder of 1999.

         Capital Expenditures

         Artra's corporate entity has no material commitments for capital expenditures.

         Artra does not intend to be considered an "investment company" as defined by the Investment Company Act of 1940 and, accordingly, is actively investigating new business opportunities, including the merger. In order to finance new business opportunities, Artra could use sources such as its cash and cash equivalents, its available-for-sale securities, borrowings from various potential sources and issuances of Artra's equity securities.

         Status of Debt Agreements

         Artra Corporate

         At December 31, 1997, Artra's corporate entity had outstanding short-term indebtedness of $15,451,000. In November and December 1998, Artra repaid all of its then existing short-term indebtedness with net proceeds from the sale of the assets of the discontinued Bagcraft subsidiary.

         Promissory Notes

         1998 Private Placement

         In January 1998, Artra completed a private placement of $5,975,000 of 12% promissory notes due January 14, 1999. As additional consideration, the noteholders received warrants to purchase an aggregate of 119,500 shares of Artra common stock at a price of $3.00 per share. The warrants expire January 14, 2000. The warrantholders have the right to put these warrants back to Artra at any time during a six-month period commencing in January 1999 and ending in July 1999, at a price of $1.50 per share. The cost of this obligation, $179,250 if all warrants are put back to Artra, was accrued in Artra's financial statements as a charge to interest expense. The proceeds from the private placement were used principally to pay down other debt obligations. These notes were repaid in November 1998 with net proceeds from the sale of assets of the discontinued Bagcraft subsidiary.

         1997 Private Placements

         In December 1997, Artra completed private placements of $5,375,000 of 12% promissory notes due in December 1998. As additional consideration the noteholders received warrants to purchase an aggregate of 107,500 shares of Artra common stock at a price of $3.00 per share. The warrants expire in November and December 1999. The warrantholders have the right to put these warrants back to Artra at any time during a period commencing in December 1998 and ending in May 1999 at a price of $1.50 per share. The cost of this obligation, $161,250 if all warrants are put back to Artra, was accrued in Artra's financial statements as a charge to interest expense. These notes were repaid in November 1998 with net proceeds from the sale of assets of the discontinued Bagcraft subsidiary.

         In July 1997, Artra completed private placements of $7,475,000 of 12% promissory notes due in January 1998. As additional consideration, the noteholders received warrants to purchase an aggregate of 199,311 shares of Artra common stock at a price of $3.75 per share. The warrants expire in August 1999. The warrantholders have the right to put these warrants back to Artra at any time during a period commencing in January 1998 and ending in August 1999 at a price of $3.00 per share. The cost of this obligation, $598,000 if all warrants are put back to Artra, was amortized in Artra's financial statements as a charge to interest expense over the period July 1997, the date of the private placement, through January 1998, the scheduled maturity date of the notes. The proceeds from the July 1997 private placement were advanced to Peter R. Harvey. See discussion and disposition of Mr. Harvey's advances in Note 16 to the consolidated financial statements.

         The July 1997 private placement notes were repaid and/or refinanced with proceeds of the January 1998 private placement of 12% notes and with proceeds from the litigation settlement discussed in Note 11 to the consolidated financial statements.

         Amounts Due to Related Parties

         At December 26, 1996, Artra had outstanding borrowings of $500,000 from Howard Conant, an outside director of Artra, evidenced by a short-term note bearing interest at 10%. As additional compensation for the loan and a December 1996 extension, the director received five-year warrants to purchase an aggregate of 50,000 shares of Artra common stock at prices ranging from $5.00 to $5.875 per share. The proceeds of the loan were used for working capital.

         In January 1997, Artra borrowed an additional $300,000 from Mr. Conant evidenced by a short-term note, due December 23, 1997, bearing interest at 8%. As additional compensation for the loan, the director received a warrant, expiring in 2002, to purchase 25,000 shares of Artra common stock at a price of $5.75 per share. Artra used the proceeds of this loan for working capital.

         In March 1997, Artra borrowed an additional $1,000,000 from Mr. Conant evidenced by a short-term note, due May 26, 1997, bearing interest at 12%. As additional compensation, Mr. Conant received an option to purchase 25,000 shares of Comforce common stock, owned by Artra's Fill-Mor subsidiary, at a price of $4.00 per share. The proceeds from this loan were used in part to pay down Artra debt obligations.

         In April 1997, Artra borrowed $5,000,000 from Mr. Conant evidenced by a note, due April 20, 1998, bearing interest at 10%. As additional compensation, Mr. Conant received a warrant to purchase 333,333 shares of Artra common stock at a price of $5.00 per share. Mr. Conant had the right to put this warrant back to Artra at any time during the period April 21, 1998 to April 20, 2000, for a total purchase price of $1,000,000, which put right was exercised in 1998 for $1,000,000. The cost of this obligation was amortized in Artra's financial statements as a charge to interest expense over the period April 21, 1997, the date of the loan, through April 21, 1998, the date the warrantholder had the right to put the warrant back to Artra. The proceeds from this loan were used to repay $1,800,000 of prior borrowings from Mr. Conant and pay down other Artra debt obligations.

         In June 1997, Artra borrowed an additional $1,000,000 from Mr. Conant evidenced by a note, due December 10, 1997, bearing interest at 12%. As additional compensation, the director received a warrant to purchase 40,000 shares of Artra common stock at a price of $5.00 per share. The warrantholder had the right to put this warrant back to Artra at any time during the period December 10, 1997 to June 10, 1999, for a total purchase price of $80,000, which put right was exercised in 1998 for $80,000. The cost of this obligation was amortized in Artra's financial statements as a charge to interest expense over the period June 10, 1997, the date of the loan, through December 10, 1997, the date the warrantholder had the right to put the warrant back to Artra. The proceeds from this loan were used to pay down Artra debt obligations.

         In July 1997, borrowings from Mr. Conant were reduced to $3,000,000 with proceeds advanced to Artra from a Bagcraft term loan. In December 1997, borrowings from Mr. Conant were reduced to $2,000,000 with proceeds from other short-term borrowings.

         In April 1998, the $2,000,000 in outstanding borrowings from Mr. Conant was extended by a demand note bearing interest at 10%. As additional compensation, Mr. Conant received a warrant to purchase 50,000 shares of Artra common stock at a price of $3.25 per share.

         In August 1998, Artra borrowed an additional $500,000 from Mr. Conant evidenced by a note, due December 20, 1998, bearing interest at 15%. As additional compensation, the director received a warrant to purchase 20,000 shares of Artra common stock at a price of $3.94 per share. Artra used the proceeds from the loan for working capital.

         All borrowings from Mr. Conant were repaid with proceeds from the sale of assets of the discontinued Bagcraft subsidiary.

         The borrowings from Mr. Conant were collateralized by a secondary interest in all of the common stock of BCA Holdings, Inc., the parent of Bagcraft.

         Other

         At December 31, 1997, Artra also had outstanding short-term borrowings from other unrelated parties aggregating $601,000, with interest rates varying between 10% and 12%.

         In April 1998, Artra and its Fill-Mor subsidiary entered into a margin loan agreement with a financial institution which provided for borrowings of $1,000,000 with interest at 8.5%, which loan was repaid in November 1998 from the proceeds of the Bagcraft asset sale. Borrowings under the loan agreement were collateralized by 490,000 shares of Comforce common stock owned by Artra's Fill-Mor subsidiary. The proceeds of the loan were used for working capital.

         In October 1997, a lender agreed to accept 357,270 shares of Artra common stock in payment of the principal amount of approximately $1,500,000 due on demand notes held by the lender. In January 1998, the lender returned the 357,270 shares of Artra common stock to Artra for cash consideration of approximately $1,500,000.

         Advances to Peter R. Harvey

         As discussed in Note 16 to Artra's consolidated financial statements, Artra had total advances due from its president, Peter R. Harvey, of which $18,226,000 remained outstanding at December 31, 1997, before the offset of those advances as discussed below. These advances provided for interest at varying rate from 10.5% to 12%. This receivable from Peter R. Harvey had been classified as a reduction of common shareholders' equity. Peter R. Harvey had received only nominal compensation for his services as an officer or director of Artra or any of its subsidiaries for the period October 1990 through December 1997. Additionally, Mr. Harvey had agreed not to accept any compensation for his services as an officer or director of Artra or any of its subsidiaries until his obligations to Artra, described above, were fully satisfied.


         Commencing January 1, 1993 to January 31, 1998, interest on the advances to Peter R. Harvey had been accrued and fully reserved. Mr. Harvey also had provided Artra with collateral in support of his advances.

         The reasons for these advances were as follows:

         o Since December 31, 1986, Peter R. Harvey had guaranteed in excess of $100,000,000 of Artra obligations to private and institutional lenders;

         o Mr. Harvey also incurred significant expenses on behalf of Artra in defending Artra against litigation; and

         o    Mr.  Harvey  had  lent   significant   sums  to  Artra  to  retire
              outstanding obligations of Artra and for working capital purposes.

         In March 1998, Artra's board of directors ratified a proposal to settle Mr. Harvey's advances as follows:

         Effective December 31, 1997, Mr. Harvey's net advances from Artra were reduced from $18,226,000 to $12,621,000. This reduction consisted of $2,789,000 of interest accrued and reserved for the period from 1993 to 1997 and an offset of $2,816,000. This offset of Mr. Harvey's advances represented a combination of compensation for prior year guarantees of Artra obligations to private and institutional lenders, compensation in excess of the nominal amounts Mr. Harvey received for the years 1995 to 1997 and reimbursement for expenses incurred to defend Artra against litigation.

         Effective January 31, 1998, Mr. Harvey's remaining advances totaling $12,787,000 were paid with consideration consisting of shares of Artra preferred stock and BCA Holdings, Inc. preferred stock held by Mr. Harvey, as set forth in the following table:

                                                               Face Value
                                                                  Plus
                                                                 Accrued
               Security                                         Dividends        Per Share
               --------                                        -----------       ---------
ARTRA redeemable preferred stock, 1,734.28 shares              $ 2,751,000       $1,586.25
BCA Holdings Series A preferred stock, 1,784.029 shares          2,234,000        1,252.22
BCA Holdings Series B preferred stock, 6,172 shares              7,802,000        1,264.10
                                                               -----------
                                                               $12,787,000
                                                               ===========

         Redeemable Preferred Stock


         Artra has outstanding redeemable Series A Preferred Stock with a carrying value of $2,921,000 at March 31, 1999. Redeemable preferred stock issues of the BCA Holdings, Inc. and Bagcraft subsidiaries are included in liabilities of discontinued operations at March 31, 1999. Under the merger agreement, holders of Artra Series A preferred stock will receive 329 shares of Entrade common stock for each share of Artra preferred stock.


         Bagcraft

         At December 31, 1997, the discontinued Bagcraft subsidiary had outstanding borrowings under its credit agreement totaling $40,388,000. This credit agreement, amended and restated February 27, 1998, provided for a revolving loan agreement and three term loans. Amounts due under this credit agreement were repaid with proceeds from the sale of assets of the discontinued Bagcraft subsidiary.

         In March 1994, Bagcraft and the City of Baxter Springs, Kansas completed a $12,500,000 financing package associated with the construction of a new 265,000 sq. ft. production facility in Baxter Springs, Kansas. The financing package funded by a combination of federal, state and local funds, consisted of loan agreements payable by Bagcraft directly to the City of Baxter Springs. At December 31, 1997, the outstanding borrowings under these loans totaled $9,968,000. Obligations due under these loans were assumed by the buyer of the assets of the discontinued Bagcraft subsidiary.


         Investment in Comforce Corporation

         Artra, along with its wholly owned Fill-Mor subsidiary, owns a significant minority interest in Comforce, consisting of 1,525,500 shares, or approximately 9%, of the outstanding common stock of Comforce as of December 31, 1998 with an aggregate value as of that date of $8,200,000.

         The Comforce shares constitute unregistered securities under the Securities Act. As a result of Artra's former involvement in the operations and management of Comforce, Artra was considered an "affiliate" of Comforce under the Securities Act. Because of this status, the number of shares that Artra could sell without registration under the Securities Act within any three-month period was limited. For the reasons set forth below, Artra believes that an exemption from registration under Rule 144(k) promulgated under the Securities Act is now available to it. Therefore, the limitations under Rule 144 on the number of restricted shares that Artra could sell within any three-month period without registrations are no longer applicable to it.

         The Commission might not agree with Artra's position. Notwithstanding this, Artra does not believe that its ability to sell Comforce shares, or eventually to realize on the value of its Comforce shares, will be affected in a material adverse way, although it may not be able to sell its Comforce shares as quickly as it could if it were to use Rule 144(k). In any event, an attempt to sell a large number of its Comforce shares over a limited period could be expected to result in a reduction in the value of those shares.

         In January 1996, Artra's Board of Directors approved the sale of 200,000 of Artra's Comforce common shares to some of the officers, directors and key employees of Artra for non-interest bearing notes totaling $400,000. The notes are collateralized by the related Comforce common shares. Additionally, the noteholders have the right to put their Comforce shares back to Artra in full payment of the balance of their notes.

         Based upon the preceding factors, Artra had concluded that, for reporting purposes, it had effectively sold options to those officers, directors and key employees to acquire 200,000 of Artra's Comforce common shares. Accordingly, in January 1996, these 200,000 Comforce common shares were removed from Artra's portfolio of "available-for-sale securities" and were classified in Artra's condensed consolidated balance sheet as other receivables with an aggregate value of $400,000, based upon the value of proceeds to be received upon future exercise of the options.

         The disposition of these 200,000 Comforce common shares resulted in a gain that was deferred and will not be recognized in Artra's financial statements until the options to purchase these 200,000 Comforce common shares are exercised. Prior to the fourth quarter of 1997, no options to acquire any of the 200,000 Comforce common shares had been exercised. During the fourth quarter of 1997, options to acquire 59,500 of these Comforce common shares were exercised resulting in a realized gain of $225,000. During 1998, options to acquire 84,750 of these Comforce common shares were exercised resulting in a realized gain of $320,000.

         At December 31, 1998, options to acquire 55,750 Comforce common shares remained unexercised and were classified in Artra's consolidated balance sheet as other receivables with an aggregate value of $112,000, based upon the value of proceeds to be received upon future exercise of the options.

         During 1997, Artra sold 219,203 shares of Comforce common stock in the market, with the net proceeds of approximately $1,700,000 used for working capital. During 1997, a lender received 25,000 Comforce common shares held by Artra as additional consideration for a short-term loan. The disposition of these 244,703 shares Comforce common stock resulted in realized gains of $2,306,000 during the year ended December 31, 1997, with cost determined by average cost.

         During 1996, Artra sold 193,000 shares Comforce common stock in the market, with the net proceeds of approximately $3,700,000 used for working capital. During 1996 several lenders received an aggregate of 105,000 shares Comforce common stock held by Artra as additional consideration for short-term loans. In October 1996, a lender exercised the conversion rights of a short-term loan and received 33,333 shares of Comforce common stock in settlement of Artra's obligation. The disposition of these 331,333 shares of Comforce common stock resulted in realized gains of $5,818,000 during the year ended December 26, 1996, with cost determined by average cost.

         Net Operating Loss Carryforwards

         At December 31, 1998, Artra and its subsidiaries had federal income tax loss carryforwards of approximately $10,000,000 expiring principally in the years 2010 to 2012, available to be applied against future taxable income, if any. In recent years, Artra issued shares of Artra common stock to repay various debt obligations, as consideration for acquisitions, to fund working capital obligations and as consideration for various other transactions. Section 382 of the Internal Revenue Code limits a corporation's utilization of its federal income tax loss carryforwards when changes in the ownership of a corporation's common stock described in the Code occurs.

         In the opinion of management, Artra is not currently subject to the limitations regarding the utilization of its federal income tax loss carryforwards. Should Artra continue to issue a significant number of shares of Artra common stock, it could trigger a limitation that would prevent it from utilizing a substantial portion of its federal income tax loss carryforwards. The merger will not affect Artra's net operating loss carry forwards.

         Impact of Inflation and Changing Prices

         Inflation has become a less significant factor in our economy; however, to the extent permitted by competition, Artra generally has passed increased costs to its customers by increasing sales prices over time.

Recently Issued Accounting Pronouncements

         Effective January 1, 1998, Artra adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income to present a measure of all changes in equity that result from renegotiated transactions and other economic events of the period other than transactions with owners in their capacity as owners. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources and includes net income. Required changes are reported in the consolidated statement of operations.

         During 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." In February 1998, the FASB issued SFAS No. 132 "Employers' Disclosures about Pensions and other Postretirement Benefits." SFAS No. 131 specifies revised guidelines for determining an entity's operating segments and the type and level of financial information to be disclosed. This standard requires that management identify operating segments based on the way that management disaggregates the entity for making internal operating decisions. SFAS No. 132 standardizes the disclosure requirements for pension and other postretirement benefits.

         As a result of the November 1998 sale of the assets of the discontinued Bagcraft subsidiary, Artra exited its only industry segment, a manufacturer of packaging products principally serving the food industry. Accordingly, the guidelines of SFAS No. 131 "Disclosures About Segments of an Enterprise and Related Information" are not applicable to Artra's financial statements as of December 31, 1998. Artra typically does not offer the types of benefit programs that fall under the guidelines of Statement of Financial Accounting Standards No. 132 "Employers' Disclosures about Pensions and other Postretirement Benefits."

         In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments and requires recognition of all derivatives as assets or liabilities in the balance sheet and measurement of those instruments at fair value. The statement is effective for fiscal years beginning after June 15, 1999. Management has not determined what impact this standard, when adopted, will have on Artra's financial statements.

Year 2000 Compliance

         The Year 2000 issue refers to the inability of many computer programs and systems to process accurately dates later than December 31, 1999. Unless these programs are modified to handle the century change, they will likely interpret the Year 2000 as the year 1900. The Artra corporate entity has limited data processing requirements which are handled by personal computers running generic software applications. We believe that our internal systems are Year 2000 compliant. If these systems are not Year 2000 compliant, they can be quickly updated with new equipment without requiring us to incur significant costs. See "Risk Factors" for a description of Entrade.com Year 2000 Compliance issues.

                         ELECTION OF DIRECTORS OF ARTRA


         Nine directors are to be elected at the Artra annual meeting for a term of one year expiring in 2000 and until their successors are elected.

         The Artra board of directors has nominated Edward A. Celano, Howard R. Conant, Peter R. Harvey, John Harvey, Gerard M. Kenny, Robert L. Johnson, Maynard K. Louis, John K. Tull and Mark F. Santacrose for election as directors for terms of one year. Unless you indicate to the contrary, the persons named in the accompanying proxy will vote for the election of these nominees. Under the merger agreement, upon the closing of the merger, these directors and Robert D. Kohn, as the initial designeeof Worldwide, will become the directors of Entrade. Under the merger agreement for as long as Worldwide's percentage ownership of Entrade's common stock calculated on a fully diluted basis is at least 5%, Entrade must use its best efforts to cause Worldwide's designee nominated by and initially acceptable to Worldwide and Entrade's board of directors to elected to the Entrade board of directors. See "Information Concerning Directors" for a description of the business experience of, and other information concerning these nominees.


         If, for any reason, a nominee should be unable to serve as a director at the time of the meeting, a contingency which is not expected to occur, the persons designated as proxies may vote for the election of any other person not named in this Proxy Statement/Prospectus as a nominee for election to the Artra board of directors.

         Cumulative voting rights exist with respect to election of directors, which means that each shareholder has the right, in person or by proxy, to multiply the number of votes which he or she is entitled by the number of directors to be elected and to cast the whole number of his or her votes for one candidate or to distribute them among two or more candidates. Holders of Artra common stock and Artra preferred stock are entitled to one vote for each share held and will vote together as one class in the election of directors.


         The nine nominees for director receiving the highest number of votes cast at the Artra annual meeting will be elected as directors. Shares held by brokers or nominees and to which voting instructions have not been received from the beneficial owner or person otherwise entitled to vote and as to which the broker or nominee does not have discretionary voting power, i.e., broker non-votes, will be treated as not present and not entitled to vote for nominees for election as directors. Votes withheld and broker non-votes will have no effect on the election of directors because they will not represent votes cast at the Artra annual meeting for the purpose of electing directors.


                               MANAGEMENT OF ARTRA

Directors and Executive Officers of Artra

         Information Regarding Directors

         The following table lists the name and age of each nominee for directors of Artra, each of whom is currently a director, his business experience, his positions with Artra and other directorships held by him.


Name                       Age          Positions and Experience
----                       ---          ------------------------

John Harvey(1)             67           Chairman of the Board of  Directors  and
                                        Director since 1968, and Chief Executive
                                        Officer of Artra from 1968 to June 1999;
                                        Chairman  of  the  Board  of  Directors,
                                        since  1985,  a  Director  from  1982 to
                                        December  1995 and the  Chief  Executive
                                        Officer  from 1990 to  November  1995 of
                                        Comforce     Corporation      (temporary
                                        professional  employment,  formerly  The
                                        Lori Corporation); a Director of Plastic
                                        Specialties   and   Technologies,   Inc.
                                        (textiles, hose and tubing); Director of PureTec Corporation, the successor by merger to Ozite, until March 1998, when
                                        PureTec  was  merged  into  Teckni-Plex,
                                        Inc.

Peter R. Harvey(1)         64           Vice  Chairman   and  Chairman  of   the
                                        Executive  Committee  since  June  1999;
                                        Director since 1968; President and Chief
                                        Operating  Officer  from  1968  to  June
                                        1999;  Director of Comforce  Corporation
                                        (temporary   professional    employment,
                                        formerly The Lori Corporation) from 1985
                                        to  December  1995 and a vice  president
                                        through   January   1996;   Director  of
                                        PureTec Corporation (textiles, hose and tubing), the successor by merger to Ozite, until March of 1998, when PureTec
                                        Corporation was merged into Teckni-Plex,
                                        Inc.

Mark F.                    40           President and  Chief  Executive  Officer
Santacrose(3)                           since  June 28,   Director  since  1997;
                                        President  of  Bagcraft  Corporation  of
                                        America (n/k/a Golden  Corp.),  flexible
                                        packaging  materials  of food  products,
                                        since  1994  to   November   20,   1998;
                                        Executive  Vice  President  of  Bagcraft
                                        since  1993;   following   the  sale  of
                                        substantially   all  of  the  assets  of
                                        Bagcraft in 1998,  President of Bagcraft
                                        Packaging LLC, a subsidiary of Packaging
                                        Dynamics  LLC from  November 20, 1998 to
                                        June 18, 1999.

Gerard M. Kenny(2)(3)      46           Director  since  1988;  Executive   Vice
                                        President  and  Director  since  1982 of
                                        Kenny  Construction Company  since  1982
                                        (diversified    heavy     construction);
                                        General  Partner of  Clinton  Industries
                                        (investments), a limited partnership, since 1972.

Edward A. Celano(1)        60           Director  since  1996;   Executive  Vice
                                        President  of the  Atlantic  Bank of New
                                        York  since  May 1,  1996,  Senior  Vice
                                        President of National Westminster, USA from 1984 through April 1996, corporate finance.

Howard R. Conant(2)(3)     74           Director since 1996; Retired Chairman of
                                        the Board of Interstate Steel Co., 1970 to 1990, and a consultant to Interstate through 1992.

Maynard K. Louis(2)(3)     69           Director since 1996; Retired Chairman of
                                        the Board of Lord Label, a printing company now known as Porter & Chadburn, from 1965 to 1989, and Vice President of Porter & Chadburn from 1989 to 1993; and director of Artra from 1993 through 1995.

Robert L. Johnson(1)       62           Director since 1996;  Chairman and Chief
                                        Executive   Officer  of  Johnson  Bryce,
                                        Inc.,  flexible  packaging  materials of
                                        food    products    since   1991;    and
                                        previously,   for  many  years,  a  vice
                                        president   of  Sears   Roebuck   &  Co.
                                        (retailing company).

John K. Tull               72           Director since 1998; President of  J. K.
                                        Tull Associates LTD., a mergers and acquisitions firm, since 1986.

________________________

(1) Member of the executive committee. Artra's executive committee has the authority to take all action that can be taken by the full board of director, consistent with Pennsylvania law, between meetings of the Artra board of directors.

(2) Member of the audit committee. Artra's audit committee reviews audit reports and management recommendations made by Artra's independent accountants.

(3) Member of the compensation committee. Artra's compensation committee has the authority to review and recommend compensation plans, approve compensation changes and grant options under and determine participants in Artra's plans.

       John Harvey and Peter R. Harvey are brothers. Artra board of directors met four times in 1998. None of the directors attended fewer than 75% of the aggregate number of meetings of the Artra board of directors and the committees on which he served, except Robert Johnson who attended 50% of the meetings held.

         Comforce Corporation was a 64.3% owned subsidiary of Artra until December 1995. Artra now owns approximately 9% of Comforce Corporation. PureTec International, Inc. and Plastics Specialities and Technologies, Inc. were affiliates of Artra. Bagcraft was a wholly owned subsidiary of BCA Holdings, Inc., a wholly owned subsidiary of Artra. In November 1998, substantially all of the assets of Bagcraft were sold to Packaging Dynamics LLC, the parent entity of Bagcraft Packaging LLC.

         Information Regarding Executive Officers

         Set forth below is information concerning the executive officers and other key employees of Artra who were in office or employed as of the date of this Proxy Statement/Prospectus.

Name                      Age       Position
----                      ---       --------

John Harvey               67       Chairman of the Board
Mark F. Santacrose        40       President and Chief Executive Officer
Peter R. Harvey           64       Vice Chairman and Chairman of  the  Executive
                                   Committee
John G. Hamm              60       Executive Vice President
Robert S. Gruber          64       Vice President - Corporate Relations
James D. Doering          62       Vice President, Treasurer and Chief Financial
                                   Officer
John Conroy               54       Vice President  - Corporate  Administration
Lawrence D. Levin         47       Controller
Edwin G. Rymek            68       Secretary

         John Harvey is the Chairman of Artra. See "Information Regarding Directors" above for a description of Mr. Harvey's relevant business experience.

         Mark F. Santacrose is the President and Chief Executive Officer of Artra. See "Information Regarding Directors" above for a description of Mr. Santacrose's relevant business experience.

         Peter R. Harvey is the Vice Chairman of Artra and Chairman of the Executive Committee of the Board of Directors of Artra. See "Information
Regarding Directors" above for a description of Mr. Harvey's relevant business experience.

         John G. Hamm is the Executive Vice President of Artra. Mr. Hamm has served as Executive Vice President since February 1988 and as the Vice President
- Finance from 1975 to 1988 of Artra. Mr. Hamm has also served as Vice President Finance from August 1990 to July 1995 and as a Director from 1984 until July 1995 of Ozite Corporation. Mr. Hamm has also served as a Director of SoftNet Systems, Inc. from 1985 to February 1999 and a Director of Plastic Specialties and Technologies, Inc. from 1985 to January, 1996.

         Robert S. Gruber is the Vice President - Corporate Relations of Artra. Mr. Gruber has served as Vice President - Corporate Relations of Artra since 1975 and as a consultant to The Lori Corporation from 1982 to 1995. Mr. Gruber has also served as a consultant to Comforce Corporation during 1996.

         James D. Doering is the Vice President, Treasurer and Chief Financial Officer of Artra. Mr. Doering has served as Vice President since 1980, Treasurer since 1987, Chief Financial Officer since February 1988 and Controller from 1980 to 1987. Mr. Doering has also served as Vice President and Chief Financial Officer of Comforce Corporation from February 1988 to January 1996.

         John Conroy is the Vice President - Corporate Administration of Artra. Mr. Conroy has served as Vice President - Corporate Administration since March 1990. Prior thereto, he served as Vice President - Corporate Administration of Sargent-Welch Scientific Company from September 1988 to December 1989. Mr. Conroy previously served in various risk management positions with Artra from 1978 to September 1988, most recently as Corporate Risk Director.

         Lawrence D. Levin is the Controller of Artra. Mr. Levin has served as Controller since 1987, Assistant Treasurer and Assistant Secretary since 1980 and Assistant Controller from 1980 to 1987. Mr. Levin has also served as Controller of Comforce from December 1989 to

January  1996  and  as  the  Assistant  Chief  Financial   Officer  of  Comforce
Corporation from May 1993 through January 1996.

         Edwin G. Rymek is the Secretary of Artra. Mr. Rymek has served as Secretary of Artra since 1987 and of Comforce Corporation from 1982 to 1995.

         Officers are appointed by the Artra board of directors and its subsidiaries and serve at the pleasure of each respective board. Except for the relationship of Peter R. Harvey and John Harvey who are brothers, there are no family relationships among the executive officers and directors, nor are there any arrangements or understandings between any officer and another person under which an officer or director was appointed to office.

Section 16(a) Beneficial Reporting Compliance

         Section 16(a) of the Exchange Act requires that officers and directors of Artra, as well as persons who own more than 10% of a class of equity securities of Artra, file reports of their ownership of those securities, as well as monthly statements of changes in the person's ownership, with Artra and the Commission. Based upon written representations received by Artra from its officers and directors and reports filed with Artra during 1998, Artra believes that these persons filed all reports required under Section 16(a) during 1998 on a timely basis.

                          ARTRA EXECUTIVE COMPENSATION

Directors' Compensation

         Directors who are not employees of Artra are entitled to receive an annual retainer of $10,000. Each outside director who sits on an established committee of Artra is entitled to receive $250 per committee meeting attended and the chairman of a committee is entitled to receive $500 for each meeting. Employees of Artra who also serve as directors or committee members receive no additional compensation for the service. During the year ended December 31, 1998, Artra granted to each of Artra's five outside directors stock options to purchase 12,500 shares of Artra common stock at an exercise price of $3.125 per share. These options have a term of 10 years from their date of grant.

         In 1999, each of Artra's seven outside directors received options to purchase 2,500 shares of Artra common stock at an exercise price of $5.375 per share. Also, Mark Santacrose and John Tull each received an additional grant of options to purchase 10,000 shares of Artra common stock at an exercise price of $4.75 per share. These options have a term of 10 years from this date of grant.

Executive Officer Compensation

         The following table shows all compensation paid by Artra and its subsidiaries for the fiscal years ended December 31, 1998, December 31, 1997 and December 26, 1996, to the Chief Executive Officer of Artra and each of its other most highly compensated executive officers who were serving as executive officers of Artra as of December 31, 1998, or who would have been included had he been serving as an executive officer of Artra as of December 31, 1998, and whose compensation exceeded $100,000 in 1998.

                           Summary Compensation Table

                                                                                            Long-Term
                                                                                           Compensation
                                                                                           ------------
                                                             Annual Compensation(1)           Awards
                                            ---------------------------------------------   ----------
                                                                                            Securities
                                                                          Other Annual      Underlying        All Other
Name and Principal Position        Year     Salary($)      Bonus($)      Compensation($)    Options(2)      Compensation($)
---------------------------        ----     ---------      --------      ---------------    ----------      ---------------

John Harvey,                       1998      $157,404(3)        -0-               -0-              -0-               $4,750(4)
Chairman and Chief                 1997       190,000           -0-               -0-              -0-                   -0-
Executive Officer                  1996       137,811           -0-               -0-         141,000                 5,456

Peter R. Harvey,                   1998      $252,000(5)        -0-               -0-              -0-                5,000(4)
President and Chief                1997        17,000           -0-               -0-              -0-                   -0-
Operating Officer                  1996        17,000           -0-               -0-              -0-                   -0-

James D. Doering                   1998      $147,000      $11,500(6)             -0-              -0-                5,000(4)
Vice President, Treasurer and      1997       147,000           -0-               -0-              -0-                4,750
Chief Financial Officer            1996       133,600           -0-               -0-           57,500                6,000
                                                                -0-
John G. Hamm,                      1998      $147,000           -0-                                -0-                5,000
Executive Vice President           1997       147,000           -0-               -0-              -0-                4,750
                                   1996       133,600           -0-               -0-          101,250                6,000
                                                                                  -0-
Robert S. Gruber,                  1998      $110,400           -0-               -0-              -0-                   -0-(4)
Vice President                     1997       110,400           -0-               -0-              -0-                6,000
Corporation Relations              1996        92,000           -0-               -0-           97,750                2,868

Mark F. Santacrose,                1998      $212,648     $250,000(7)       $340,000(7)             -0-               4,750(4)
President Bagcraft Corporation     1997       225,000           -0-           75,000                -0-             144,616
of America                         1996       200,000           -0-           17,500                -0-              89,524
------------------------

         (1) No additional annual compensation was paid, no restrictive stock awards or stock appreciation rights were granted, and no long-term incentive plan payouts were made to any of the officers listed in the table. Only compensation earned in 1998 is considered in determining inclusion in this table.

         (2) All of the options shown in this column were granted under Artra's 1996 Stock Option Plan at an exercise price of $5.25 per share, being the closing price of Artra common stock on the New York Stock Exchange on October 4, 1996, the date of grant. These options expire October 4, 2006.




                                      111

         (3) John Harvey requested that his compensation be reduced from $190,000 to $157,404. For the 1999 fiscal year, his salary has been further reduced to $120,000.

         (4) These amounts include Artra's contributions to the 401(k) plan during 1998, 1997 and 1996.


         (5) As of January 31, 1998, Peter R. Harvey settled all outstanding advances, including accrued interest, made by Artra. Upon completion of this settlement, the board of directors of Artra approved an annual salary of $252,000 for Peter R. Harvey for 1998. See "Artra Certain Relationships and Related Transactions."

         (6) Mr. Doering received a bonus of $11,500 in 1998 representing compensation relating to the liquidation of some of the assets of The Lori Corporation.

         (7) Mr. Santacrose also participated in the Bagcraft Unfunded Deferred Compensation Plan. The 1998 additional compensation amount includes approximately $340,000 realized from his participation in this plan, which terminated January 1, 1998. On January 1, 1998, in consideration of the termination of the plan, Mr. Santacrose received a warrant to purchase common stock of Bagcraft. The warrant provided for a receipt
                  of 2% of the  issued   and  outstanding  shares  of  Bagcraft
                  common stock, not including the effect of any and all other outstanding warrants. Mr. Santacrose received approximately $340,000 upon the redemption of this warrant after the sale of Bagcraft, which he received in 1999. All salary and bonus amounts paid to Mr. Santacrose were approved by the board of directors of Artra and Bagcraft.

         Artra did not grant options to purchase Artra common stock to any of the named executive officers during the year ended December 31, 1998.

         The following table sets forth information concerning options to purchase Artra common stock that Artra granted on January 6, 1999 to the executive officers of Artra who are listed in the Summary Compensation Table:


                              Option Grants in 1999

                                                  Percent of
                                                    Total                                      Potential Realizable Value at Assumed
                                 Number of         Options                                         Annual Rates of Appreciation for
                                 Securities       Granted to                                                 Option Term
                                 Underlying       Employees    Exercise      Expiration        -------------------------------------
Name                          Options Granted      in 1999       Price           Date              0%            5%           10%
----                          ---------------      -------       -----           ----              --            --           ---

John Harvey..............          35,000            5.7%        $4.75          1/06/09              --      $104,650       $265,650
Peter R. Harvey..........         150,000           24.5%        $4.75          1/06/09              --      $448,500     $1,851,000
Mark F. Santacrose.......         200,000           16.3%       $10.00          6/28/09        $575,000    $1,260,000     $3,186,000
Mark F. Santacrose.......         100,000           16.3%      $12.875          6/28/09              --      $810,500     $2,052,500
James D. Doering.........          35,000            5.7%        $4.75          1/06/09              --      $104,650       $431,900
John G. Hamm.............          35,000            5.7%        $4.75          1/06/09              --      $104,650       $265,650
Robert S. Gruber.........          11,250            1.8%        $4.75          1/06/09              --       $33,638        $85,388


         For options granted to Mr. Santacrose see "Directors' Compensation" above.

         The following table sets forth information concerning the aggregate number and values of options held by the Chief Executive Officer and the other executive officers of Artra listed in the Summary Compensation Table as of December 31, 1998 which were granted to the listed officers in consideration of their services as officers or directors of Artra. No other options held by the Chief Executive Officer or any other executive officers of Artra listed in the Summary Compensation Table were exercised in 1998.

 Aggregated Option Exercises in 1998 And Option Values As Of December 31, 1998

                                                         Number of Securities Underlying       Value of Unexercised In-the-Money
                                                             Unexercised Options at                        Options
                                                                 Fiscal Year-End                    at Fiscal Year-End(2)
                                                                 ---------------                    ---------------------
                             Shares
                          Acquired on    Value
Name                      Exercise(#)  Realized(1)     Exercisable(#)     Unexercisable(#)     Exercisable        Unexercisable
----                      -----------  -----------     --------------     ----------------     -----------        -------------
John Harvey............       -0-         $-0-            221,000               -0-               $42,600               -0-
James D. Doering.......       -0-          -0-            111,000               -0-                22,657               -0-
John G. Hamm...........       -0-          -0-            140,450               -0-                19,750               -0-
Robert S. Gruber.......       -0-          -0-            118,750               -0-                10,088               -0-
Mark Santacrose........       -0-          -0-                -0-               -0-                   -0-               -0-
------------------------

(1) See the notes under "Principal Shareholders" for a description of the options (includ ing exercise prices) granted to each of the executive officers listed in this table.

(2) The listed options were issued at per share exercise prices of from $3.65 per share to $5.25 per share. The market price of Artra common stock as of the close of trading on December 31, 1998 on the New York Stock Exchange was $4.1875 per share.



Mark F. Santacrose Employment Agreement

         On June 28, 1999, the Artra board of directors entered into an agreement with Mark F. Santacrose. Under the agreement, Mr. Santacrose agreed to become the President and Chief Executive Officer of Artra. If the merger closes, Mr. Santacrose will become the President and Chief Executive Officer of Entrade. The following is a summary of the terms of the employment agreement.

         Term:                          The  initial  term is for  three  years.
                                        Commencing   June  28,   2001  and  each
                                        anniversary after this date, the term is
                                        automatically     extended    for    one
                                        additional   year  unless  either  party
                                        gives written notice to the other within 90 days preceding the anniversary date that he or it does not desire to extend the term for the additional one-year period.

         Cash Compensation:             Base  salary  of   $250,000   per  year,
                                        subject to increase at the discretion of the Artra board of directors.

         Stock Options:                 Option  to  purchase  200,000  shares of
                                        Artra common stock at $10 per share, exercisable for ten years commencing
                                        June 28, 1999.

                                        Option  to  purchase  100,000  shares of
                                        Artra common stock at $12.875 per share,
                                        exercisable  commencing  June  28,  2000
                                        until June 28, 2009.

                                        In the event  that the  merger  does not
                                        close by  January  1,  2000,  Artra  has
                                        agreed to  reprice  these  options to an
                                        exercise  price  equal  to  the  average
                                        closing  price of Artra's  common  stock
                                        for 20 days  immediately  following  the
                                        earlier to occur of the date of a public
                                        announcement   of  the   termination  or
                                        December 31, 1999.

         Compensation                   Artra has agreed to pay Mr. Santacrose a
         Reimbursement:                 bonus of $100,000 for 1999 to compensate
                                        him for forfeiture of compensation to which he would have been entitled from his previous employer.

         Termination:                   If  Artra   terminates   his  employment
                                        during the  initial  term other than for
                                        cause  or he  terminates  the  agreement
                                        during the initial term for good reason,
                                        Mr.   Santacrose   is  entitled  to  the
                                        payment of his base  salary  through the
                                        later of the end of the initial  term or
                                        18   months   from   the   date  of  the
                                        termination  notice.  If the termination
                                        occurs during a renewal term, Artra will
                                        pay him a lump  sum  equal to the sum of
                                        his  base  salary  for  a  period  of 18
                                        months   at  the   effective   date   of
                                        termination.

         Change of Control:             In the event of a change of  control  of
                                        Artra, as defined in the agreement,  Mr.
                                        Santacrose would be entitled to receive a lump-sum payment equal to his base salary at its then current rate, for a period of 35 months.


Compensation Committee Interlocks and Insider Participation

         Authority to determine the compensation of executive officers is conferred upon the Artra board of directors or, in the case of officers paid by Bagcraft Corporation of America, by its board of directors. The salary of John Harvey was paid by Bagcraft.

         Peter Harvey reviewed and approved decisions concerning the cash compensation of Artra's officers. The Artra Board of Directors reviewed and approved the cash compensation of: John Harvey, the Chairman and Chief Executive Officer; Peter R. Harvey, the President and Chief Operating Officer, James D. Doering, Vice President, Treasurer and Chief Financial Officer; and Mark F. Santacrose, President of Bagcraft. See "Artra Certain Relationships and Related Transactions" for a description of various transactions and relationships between Artra and each of these directors.

Report of the Board of Directors of Artra Concerning Compensation

         Peter Harvey reviewed and approved decisions relating to cash compensation for John Harvey, the Chairman and Chief Executive Officer of Artra, Peter R. Harvey, the President and Chief Operation Officers of Artra, James D. Doering, the Vice President, Treasurer and Chief Financial Officer of Artra and Mark F. Santacrose, President of Artra's Bagcraft subsidiary.

         At the request of John Harvey, the board of directors approved a reduction in annual salary from $190,000 to $157,404 for 1998 and a further reduction to $120,000 for 1999. John Harvey had requested these salary reductions because he had transferred more of the day-to-day management decisions to Peter Harvey. The salary for 1998, as approved by Peter R.
Harvey, was paid by Artra's Bagcraft subsidiary.

         Upon approval the settlement of outstanding advances made by Artra to Peter R. Harvey over the previous several years, the board of directors established an annual salary for Peter R. Harvey in 1998 of $252,000. In approving this salary, the Artra board of directors considered that Peter R. Harvey had not been paid more than a nominal salary amount during the several years that the advances were outstanding. Once the advances were settled, the Artra board of directors determined to set a salary consistent with his service as the Chief Operating Officer of Artra.

         Mr. Doering's bonus of $11,500 was paid in consideration of his efforts relating to the liquidation of some of the assets of The Lori Corporation. Mr. Santacrose's bonus of $250,000 was paid for his efforts relating to the sale of Bagcraft in 1998. Artra has no established policy regarding the payments of these bonuses. The Artra board of directors approved the bonus compensation payments based upon the recommendation of Peter Harvey. Peter Harvey had recommended these bonuses as incentives to successfully complete the identified projects.

         Artra does not have specific compensation policies applicable to its officers, other than Artra compensates its officers according to performance measured against job descriptions and the compensation levels for comparable employment positions in the general employment marketplace.



                                        Respectfully submitted,

                            John Harvey                  Maynard K. Louis
                            Peter R. Harvey              Robert L. Johnson
                            Gerard M. Kenny              Mark F. Santacrose
                            Edward A. Celano             John K. Tull
                            Howard R. Conant

                       COMPARISON OF TOTAL RETURN ON ARTRA
                        COMMON STOCK WITH CERTAIN INDICES

         The following graph provides an indicator of cumulative shareholder return on Artra common stock compared to the Dow Jones Equity Market Index and the Dow Jones Industrial Sector Containers and Packaging Index. The comparison assumes that with respect to the Artra common stock, the Equity Market Index and the Container and Packaging Index, $100 was invested at the close of trading on December 30, 1993 and all dividends were reinvested.

                             Cumulative Total Return

   [In the printed version a graph showing the following information appears:]

                   1993       1994       1995       1996       1997       1998
                --------   --------   --------   --------   --------   --------
  Equity         $100.00    $100.71    $137.70    $172.90    $227.71    $292.94
Market Index

Container and     100.00     100.72     107.50     136.77     156.03     136.19
Packaging Index


Artra             100.00      78.85      78.85      94.23      59.62      64.42

              ARTRA CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

John Harvey and Peter R. Harvey


         The Harvey Family Trust is the owner of the real estate at 500 Central, Northfield, Illinois, the corporate offices of Artra which was acquired by the Trust in September 1996. Artra rents approximately 7,000 square feet of office space and 1,000 square feet of warehouse space from the trust at an annual rental of $126,000 under a lease expiring in January 1999, which has been continued since that time on a month-to-month basis. Artra may renew the lease for an additional one-year period at an increased rent in the sum of $132,000. The building contains approximately 29,500 total square feet. In the opinion of Artra's management, the Artra rental obligation to the trust does not exceed the fair market value for similar rentals. John Harvey is the grantor and beneficiary of the trust. John Harvey and Peter R. Harvey are brothers.


         In June 1996, Peter R. Harvey loaned Artra 100,000 shares of Artra common stock, which had a then fair market value of $587,000. Artra principally issued these shares to lenders as additional consideration for short-term loans. In September 1996, after Artra's shareholders approved an increase in the number of authorized common shares, Artra repaid this loan. At Peter R. Harvey's direction, the 100,000 shares of Artra common stock were issued in blocks of 25,000 shares to the four daughters of John Harvey.

         In March 1998, the Artra board of directors ratified a proposal to settle Peter R. Harvey's previous advances from Artra in the amount of $15,437,000 as follows:

         (1) Effective December 31, 1997, Mr. Harvey's net advances from Artra were reduced from $18,226,000 to $12,621,000. This reduction consisted of $2,789,000 of interest accrued and reserved for the period from 1993 to 1997 and an offset of $2,816,000. This offset of Peter R. Harvey's advances represented a combination of compensation for prior year guarantees of Artra obligations to private and institutional lenders, compensation in excess of the nominal amounts Peter R. Harvey received for the years from 1995 to 1997 and reimbursement for expenses incurred to defend Artra against litigation.

         (2) Effective January 31, 1998, Peter R. Harvey's remaining advances totaling $12,787,000 were paid with consideration consisting of the following Artra preferred stock and BCA Holdings, Inc. preferred stock held by Peter R.
Harvey:


                                                              Face Value Plus
                         Security                            Accrued Dividends
                         --------                            -----------------
    Artra Series A preferred stock, 1,734.28 shares            $ 2,751,000
    BCA Holdings Series A preferred stock, 1,784.029 shares      2,234,000
    BCA Holdings Series B preferred stock, 6,172 shares          7,802,000
                                                               -----------
                                                               $12,787,000
                                                               ===========

         For additional related-party transactions between Artra and Peter R. Harvey, see Note 16 to the consolidated financial statements for the year ended December 31, 1998.

         On September 27, 1989, Artra received a proposal to purchase Bagcraft from Sage Group, Inc., a privately-owned corporation. Effective March 3, 1990, a wholly owned subsidiary of Artra indirectly acquired from Sage Group, Inc. 100% of the issued and outstanding common shares of BCA Holdings, Inc., which in turn owned 100% of the stock of Bagcraft. The total consideration consisted of 772,000 shares of Artra common stock and 3,750 shares of Artra preferred stock.

         Upon the merger of Sage Group into Ozite on August 24, 1990, Ozite became entitled to receive this consideration, which right Ozite assigned to its PST subsidiary. Peter R. Harvey and John Harvey were the principal shareholders of Sage Group and Ozite as of the times that the merger agreements were executed and the mergers consummated. Ozite subsequently repurchased the 3,750 shares of Artra preferred stock in February 1992, of which 1,523 shares were subsequently assigned to Peter R. Harvey in consideration of his discharge of indebtedness of Ozite to him in April 1992. Peter R. Harvey pledged these 1,523 shares of Artra preferred stock to Artra.

         In November 1998, substantially all of the assets of Bagcraft were sold to Packaging Dynamics LLC, the parent entity of Bagcraft Packaging LLC.

         Peter R. Harvey and John Harvey were significant shareholders of PST's parent, PureTec. Peter R. Harvey formerly was a Vice President and a director of PST and a director of PureTec.
John Harvey formerly was a director of PST and PureTec.

Gerald M. Kenny

         During 1986 and through August 10, 1988, Artra entered into a series of short-term borrowing agreements with private investors. Each agreement granted an investor a put option, principally due in one year, that required Artra to repurchase any or all of the shares sold at a 15% to 20% premium during a specified put period.

         Kenny Construction Company entered into a put option agreement with Artra, which has been extended from time to time, most recently on November 11, 1992. At that time, Artra and Kenny Construction agreed to extend the put option whereby Kenny Construction received the right to sell to Artra 23,004 shares of Artra common stock at a put price of $56.76 plus an amount equal to 15% per annum for each day from March 1, 1991 to the date of payment by Artra, which option was scheduled to expire on December 31, 1997. Gerard M. Kenny, a director of Artra, is the Executive Vice President and Chief Executive Officer and a director of Kenny Construction Company and beneficially owns 16.66% of Kenny Construction's capital stock.

         On March 21, 1989, Artra borrowed $5,000,000 from its bank lender evidenced by a promissory note. This note has been amended and extended from time to time. The borrowings on this note were collateralized by, among other things, a $2,500,000 guaranty by Kenny Construction. Kenny Construction received compensation in the form of 833 shares of Artra common stock for each month that its guaranty remained outstanding through March 31, 1994. Under this arrangement, Kenny Construction received 49,980 shares of Artra common stock as compensation for its guaranty.

         On March 31, 1994, Artra entered into a series of agreements with its bank lender and with Kenny Construction. Under the terms of these agreements, Kenny Construction purchased a $2,500,000 participation in the $5,000,000 note payable to Artra's bank lender. Kenny Construction's participation is evidenced by a $2,500,000 Artra note bearing interest at the prime rate. As consideration for its purchase of this participation, the bank lender released Kenny Construction from its $2,500,000 loan guaranty. As additional consideration, Kenny Construction received an option to put back to Artra the 49,980 shares of Artra common stock received as compensation for its $2,500,000 Artra loan guaranty at a price of $15.00 per share. The put option was subject to increase at the rate of $2.25 per share per annum ($21.188 at December 26, 1996). The put option was exercisable on the later of the date the Kenny Construction note is repaid or the date Artra's obligations to its bank lender were fully paid. During the first quarter of 1996, the $2,500,000 note and related accrued interest was paid in full, principally with the proceeds from additional short-term borrowings.

         In December 1997, Kenny Construction exercised all of its put options and Artra repurchased 72,984 shares of Artra common stock for cash of $2,379,000.

Edward A. Celano

         In May 1996, Artra borrowed $100,000 from Edward A. Celano, then a private investor, evidenced by an unsecured short-term note, due August 7, 1996, and renewed to February 6, 1997, bearing interest at 10%. The proceeds of the loan were used for working capital. At Artra's annual meeting of shareholders, held August 29, 1996, Mr. Celano was elected to Artra's board of directors. Effective January 17, 1997, Mr. Celano exercised his conversion rights and received 18,182 shares of Artra common stock as payment of the principal balance of his note.

Howard Conant

         In August 1996, Artra borrowed $500,000 from Howard Conant, then a private investor, evidenced by an short-term note, due December 23, 1996, bearing interest at 10%. The loan was collateralized by 125,000 shares of Comforce common stock owned by Artra's Fill-Mor subsidiary. As additional compensation for the loan, Mr. Conant received a warrant, expiring in 2001, to purchase 25,000 shares of Artra common stock at a price of $5.00 per share. The proceeds of the loan were used for working capital. At Artra's annual meeting of shareholders, held August 29, 1996, Mr. Conant was elected to Artra's board of directors. In December 1996, the loan was extended until April 23, 1997 and Mr. Conant received, as additional compensation, a warrant, expiring in 2001, to purchase 25,000 shares of Artra common stock at a price of $5.875 per share.

         In January 1997, Artra borrowed an additional $300,000 from Mr. Conant evidenced by a short-term note, due December 23, 1997, bearing interest at 8%. The loan was collateralized by 100,000 shares of Comforce common stock owned by Artra's Fill-Mor subsidiary. As additional compensation for the loan, Mr. Conant received a warrant, expiring in 2002, to purchase 25,000 shares of Artra common stock at a price of $5.75 per share.

         In March 1997, Artra borrowed an additional $1,000,000 from Mr. Conant evidenced by a short-term note, due May 26, 1997, bearing interest at 12%. The loan was collateralized by 585,000 shares of Comforce common stock owned by Artra's Fill-Mor subsidiary. As additional compensation, Mr. Conant received an option to purchase 25,000 shares of Comforce common stock owned by Artra's Fill-Mor subsidiary at a price of $4.00 per share, with the right to put the option back to Artra on or before May 30, 1997 for a total put price of $50,000. In May 1997, Mr. Conant exercised his rights and put the Comforce option back to Artra for $50,000. The proceeds from this loan were used in part to repay an Artra/Fill-Mor $2,500,000 bank term loan.

         In April 1997, Artra borrowed $5,000,000 from Mr. Conant evidenced by a note, due April 20, 1998, bearing interest at 10%. As additional compensation, Mr. Conant received a warrant to purchase 333,333 shares of Artra common stock at a price of $5.00 per share. Mr. Conant had the right to put this warrant back to Artra at any time during the period of April 21, 1998 to April 20, 2000, for a total purchase price of $1,000,000. In May 1998, Mr. Conant sold the warrant to an unrelated third party who put the warrant back to Artra for a total purchase price of $1,000,000. The proceeds from this loan were used to repay Mr. Conant's outstanding borrowings of $1,800,000 and to pay down other Artra debt obligations.

         In June 1997, Artra borrowed an additional $1,000,000 from Mr. Conant, due December 10, 1997, bearing interest at 12%. As additional compensation, Mr. Conant received a warrant to purchase 40,000 shares of Artra common stock at a price of $5.00 per share. Mr. Conant had the right to put this warrant back to Artra at any time during the period of December 10, 1997 to June 10, 1998, for a total purchase price of $80,000, and Mr. Conant put the warrant back to Artra for $80,000 in 1998. The proceeds from this loan were used to pay down other Artra debt obligations. In July 1997, borrowings from Mr. Conant were reduced to $3,000,000 with proceeds advanced to Artra from a Bagcraft term loan as discussed above. In December 1997, borrowings from Mr. Conant were reduced to $2,000,000 with proceeds from other short-term borrowings. The borrowings from Mr. Conant were collateralized by 490,000 shares of Comforce common stock by Artra's Fill-Mor subsidiary.

         In August 1998 Artra borrowed an additional $500,000 from Mr. Conant, due December 20, 1998, bearing interest at 15%. As additional compensation, the lender received a warrant to purchase 20,000 shares of Artra common stock at a price of $3.9375 per share. The proceeds from this loan were used to pay down other Artra debt obligations.

         In November 1998, all borrowings from Mr. Conant were repaid with proceeds from the sale of the business assets of Bagcraft.

         Neither Mr. Celano nor Mr. Conant became directors by virtue of any of the provisions of these loan transactions. Each of them were invited by the Artra board of directors to serve as directors because of the board's desire to add two outside directors as suggested by the New York Stock Exchange.



                        ARTRA RATIFICATION OF APPOINTMENT
                          OF PRICEWATERHOUSECOOPERS LLP

         The Artra board of directors appointed PricewaterhouseCoopers LLP, independent certified public accountants, to audit the financial statements of Artra and its wholly-owned subsidiaries for the fiscal year ending December 31, 1999. PricewaterhouseCoopers has served as principal auditors for Artra since 1962.


         This appointment is being presented to shareholders for ratification. The affirmative vote of the majority of the votes cast at the Artra annual meeting of the holders of shares of Artra common stock and Artra preferred stock voting together as a class is required to ratify the appointment.


         A representative of PricewaterhouseCoopers LLP is expected to attend the meeting and will be afforded an opportunity to make a statement if he desires to do so. He is also expected to be available to respond to appropriate questions.

         The Board of Directors recommends that the shareholders vote FOR this proposal. Proxies solicited by the Board of Directors will be voted in favor of this proposal unless a no vote or an abstention is specified.


                               ARTRA ANNUAL REPORT

         This Proxy Statement/Prospectus serves as the Annual Report of Artra for the year ended December 31, 1998.

                              SHAREHOLDER PROPOSALS

         Any shareholder may notify management of his intention to present a proposal for action at the next annual meeting by delivery of a notice to be reviewed by management not less than 120 calendar days in advance of the solicitation date of Artra's next annual meeting or for action at any other meeting at a reasonable time before solicitation is made, and any proposal received by will be considered for action at the next annual meeting. These notices should be submitted to Artra Group Incorporated, 500 Central Avenue, Northfield, Illinois 60093, Attention: Corporate Secretary.

         If any shareholder who intends to present a proposal at the 2000 annual meeting does not notify Artra or, after the closing of the merger, Entrade of the proposal on or before
        , 2000, then management proxies will use their discretionary voting authority to vote on the proposal when the proposal is raised at the 2000 annual meeting, even though there is no discussion of the proposal in the related proxy statement.

                            GENERAL AND OTHER MATTERS

         Management knows of no matters, other than those referred to in this Proxy Statement, which will be presented to the annual meeting. However, if any other matters properly come before the annual meeting or any adjournment, the persons named in the accompanying proxy will vote it in accordance with their best judgment on the matters.

         Artra will bear the expense of preparing, printing and mailing this proxy material, as well as the cost of any required solicitation. In addition to the solicitation of proxies by use of the mails, Artra may use regular employees, without additional compensation, to request, by telephone or otherwise, attendance or proxies previously solicited.


                                  LEGAL MATTERS


         The validity of Entrade common stock registered under this Proxy Statement/ Prospectus will be passed upon for Entrade by ______________________ The federal income tax consequences of the merger to Artra shareholders will be passed upon by Duane, Morris & Heckscher LLP.



                                     EXPERTS

         The financial statements of Artra as of December 31, 1998 and 1997 and for each of the three fiscal years in the period ended December 31, 1998 included in this Proxy Statement/Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The financial statement of Entrade as of February 23, 1999 included in this Proxy Statement/Prospectus has been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                          INDEX TO FINANCIAL STATEMENTS
                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES

                                                                                     Page
                                                                                     ----
Report of Independent Accountants ....................................................F-2

Consolidated Balance Sheets as of
         December 31, 1998 and December 31, 1997......................................F-3

Consolidated Statements of Operations
         for each of the three fiscal years in the period
         ended December 31, 1998......................................................F-5

Consolidated Statements of Changes in Shareholders' Equity (Deficit)
         for each of the three fiscal years in the period
         ended December 31, 1998......................................................F-6

Consolidated Statements of Cash Flows
         for each of the three fiscal years in the period
         ended December 31, 1998......................................................F-8

Notes to Consolidated Financial Statements............................................F-10

Schedules:

         II.    Valuation and Qualifying Accounts ....................................F-31

Condensed Consolidated Balance Sheets as of
         March 31, 1999 and December 31, 1998 (Unaudited).............................F-31

Condensed Consolidated Statements of Operations
         for periods ended March 31, 1999 and
         March 31, 1998 (Unaudited)...................................................F-32

Condensed Consolidated Statement of Changes
         in Shareholders's Equity (Deficit) for the
         periods ended March 31, 1999 and
         March 31, 1998 (Unaudited)...................................................F-34

Condensed Consolidated Statements of Cash flows
         for the periods ended March 31, 1999 and
         March 31, 1998 (Unaudited)...................................................F-35

Notes to Condensed Consolidated Financial Statements .................................F-36



                           ENTRADE INC. AND SUBSIDIARY

Report of Independent Accountants.....................................................F-44
Consolidated Balance Sheet as of February 23, 1999....................................F-45
Notes to Consolidated Balance Sheet............................................F-46 - F-48
Consolidated Balance Sheet as of March 31, 1999 (unaudited)...........................F-49
Consolidated Statement of Operations for the period
         February 23, 1999 (inception) to March 31, 1999 (unaudited)..................F-50
Consolidated Statement of Cash Flows for the period
         February 23, 1999 (inception) to March 31, 1999 (unaudited)..................F-50
Notes to Consolidated Financial Statements............................................F-52


                              FINANCIAL STATEMENTS

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Shareholders and Board of Directors
ARTRA GROUP Incorporated
Northfield, Illinois

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of ARTRA GROUP Incorporated and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

In our report on the 1997 financial statements, dated March 26, 1998, we expressed an opinion that indicated substantial doubt as to the ability of the Company to continue as a going concern. This was the result of the Company suffering recurring losses and experiencing difficulty in obtaining adequate financing to replace its existing credit arrangements and satisfy liquidity requirements. As described in Note 3, as a result of the disposition of the business assets of Bagcraft Corporation of America, the Company has been able to retire a significant portion of its obligations. Accordingly, our present opinion on the 1997 financial statements as presented herein is different from that expressed in our previous report.


PricewaterhouseCoopers LLP


Chicago, Illinois
February 1, 1999

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                 (In thousands, except share and per share data)


                                                     December 31,   December 31,
                                                          1998           1997
                                                     ------------   ------------


ASSETS
Current assets:
   Cash and equivalents                                  $11,753         $5,991
   Restricted cash and equivalents                         1,045              -
   Receivables, less allowance for
     doubtful accounts of  $275  in 1997                     171         10,004
   Inventories, less valuation allowance
     of  $277  in 1997                                         -         15,749
   Available-for-sale securities                           8,200         12,013
   Other                                                      99            774
                                                     ------------   ------------
               Total current assets                       21,268         44,531
                                                     ------------   ------------


Property, plant and equipment
    Land                                                       -            417
    Buildings                                                  -         12,742
    Machinery and equipment                                    -         35,657
    Construction in progress                                   -            675
                                                     ------------   ------------
                                                               -         49,491
Less accumulated depreciation and amortization                 -         24,397
                                                     ------------   ------------
                                                               -         25,094
                                                     ------------   ------------

Other assets:
   Excess of cost over net assets acquired,
      net of accumulated amortization
      of $2,388 in 1997                                        -          2,729
   Other                                                       -            852
                                                     ------------   ------------
                                                               -          3,581
                                                     ------------   ------------
                                                         $21,268        $73,206
                                                     ============   ============



The accompanying notes are an integral part of the consolidated financial statements.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                 (In thousands, except share and per share data)


                                                    December 31,    December 31,
                                                        1998            1997
                                                    ------------    ------------

LIABILITIES
Current liabilities:
   Notes payable, including amounts due to
     related parties  of  $2,000 in 1997               $      -      $   10,726
   Current maturities of long-term debt                       -           4,462
   Accounts payable                                           -           5,841
   Accrued expenses                                         568           8,692
   Income taxes                                           1,854             324
   Common stock put warrants                              1,705           2,966
   Redeemable preferred stock                                 -          11,955
   Liabilities of discontinued operations                10,328               -
                                                    ------------    ------------
               Total current liabilities                 14,455          44,966
                                                    ------------    ------------

Long-term debt                                                -          50,619
Other noncurrent liabilities                                  -           4,675
Commitments and contingencies

Redeemable preferred stock                                2,857           9,110


SHAREHOLDERS' EQUITY (DEFICIT)
Common stock, no par value;
   authorized 20,000,000 shares;
   issued 8,302,110 shares in 1998
   and 8,297,810 shares in 1997                           6,227           6,223
Additional paid-in capital                               42,734          42,721
Unrealized appreciation of investments                   10,920          14,733
Receivable from related party,
   including accrued interest                                 -         (12,621)
Accumulated deficit                                     (54,300)        (87,113)
                                                    ------------    ------------
                                                          5,581         (36,057)
Less treasury stock, 437,882 shares in 1998
   and 80,612 shares in 1997, at cost                     1,625             107
                                                    ------------    ------------
                                                          3,956         (36,164)
                                                    ------------    ------------
                                                        $21,268         $73,206
                                                    ============    ============



The accompanying notes are an integral part of the consolidated financial statements.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)

                                                                 Fiscal Year
                                                      --------------------------------
                                                        1998        1997        1996
                                                      --------    --------    --------
Net sales                                             $   --      $   --      $   --
                                                      --------    --------    --------
Costs and expenses:
   Cost of goods sold,
     exclusive of depreciation and amortization           --          --          --
   Selling, general and administrative                   2,660       5,708       2,042
   Depreciation and amortization                          --             7          19
                                                      --------    --------    --------
                                                         2,660       5,715       2,061
                                                      --------    --------    --------
Operating loss                                          (2,660)     (5,715)     (2,061)
                                                      --------    --------    --------
Other income (expense):
   Interest expense                                     (3,392)     (6,178)     (4,201)
   Realized gain on disposal of
     available-for-sale securities                         320       2,531       5,818
   Litigation settlement, net                             --        10,416        --
   Other income (expense), net                              25          12          (1)
                                                      --------    --------    --------
                                                        (3,047)      6,781       1,616
                                                      --------    --------    --------
Earnings (loss) from continuing operations
   before income taxes                                  (5,707)      1,066        (445)
Provision for income taxes                                --          --          --
                                                      --------    --------    --------
Earnings (loss) from continuing operations              (5,707)      1,066        (445)
Earnings (loss) from discontinued operations            38,930        (293)      3,994
                                                      --------    --------    --------
Earnings before extraordinary credit                    33,223         773       3,549
Extraordinary credit, net discharge of indebtedness       --          --         9,424
                                                      --------    --------    --------
Net earnings                                            33,223         773      12,973
Dividends applicable to
  redeemable preferred stock                              (410)       (693)       (621)
Reduction of retained earnings
  applicable to redeemable common stock                   --          (400)       (390)
                                                      --------    --------    --------
Earnings (loss) applicable to common shares           $ 32,813    $   (320)   $ 11,962
                                                      ========    ========    ========

Per share earnings (loss)
  applicable to common shares:
    Basic
       Continuing operations                          ($  0.78)   $   --      ($  0.19)
       Discontinued operations                            4.94       (0.04)       0.53
                                                      --------    --------    --------
       Earnings (loss)
          before extraordinary credit                     4.16       (0.04)       0.34
       Extraordinary credit                               --          --          1.25
                                                      --------    --------    --------
                 Net earnings (loss)                  $   4.16    ($  0.04)   $   1.59
                                                      ========    ========    ========
     Weighted average number of shares
        of common stock outstanding                      7,891       7,970       7,525
                                                      ========    ========    ========
    Diluted
       Continuing operations                          ($  0.78)   $   --      ($  0.19)
       Discontinued operations                            4.94       (0.04)       0.53
                                                      --------    --------    --------
       Earnings (loss) before
          extraordinary credit                            4.16       (0.04)       0.34
       Extraordinary credit                               --          --          1.25
                                                      --------    --------    --------
                 Net earnings (loss)                  $   4.16    ($  0.04)   $   1.59
                                                      ========    ========    ========
     Weighted average number of shares
        of common stock and common
        stock equivalents outstanding                    7,891       7,970       7,525
                                                      ========    ========    ========


The accompanying notes are an integral part of the consolidated financial statements.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
      CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
                        (In thousands, except share data)


                                                                                 Accumulated                                Total
                                                                       Receivable   Other                                   Share-
                                              Common Stock  Additional    From    Comphre-               Treasury Stock    holders'
                                          ------------------  Paid-in   Related    hensive  Accumulated  ---------------   Equity
                                            Shares   Dollars  Capital    Party      Income   (Deficit)   Shares  Dollars   Deficit)
                                          ---------- -------  --------  --------  ---------  ---------  -------- -------- ----------
Balance at December 28, 1995              7,102,979   $5,540  $38,526   ($4,318)   $21,047   ($98,755)   57,038    ($805)  ($38,765)

Comprehensive income (loss):
 Net earnings                                     -        -        -         -          -     12,973         -        -     12,973
 Net increase in unrealized
  appreciation of investments                     -        -        -         -      4,672          -         -        -      4,672
                                                                                                                           ---------
 Comprehensive income                                                                                                        17,645
                                                                                                                           ---------
Other changes in shareholders' equity:
 Common stock issued
  to pay liabilities                        125,012       94      362         -          -          -  (120,554)     818      1,274
 Common stock issued as
  additional consideration
  for short-term borrowings                  50,544       38     (398)        -          -          -   (99,456)   1,021        661
 Net increase in receivable
  from related party,
  including accrued interest                      -        -        -    (2,150)         -          -         -        -     (2,150)
 Common stock loaned
  by related party                                -        -        -       587          -          -   100,000     (587)         -
 Repay common stock
  loaned by related party                   100,000       75      512      (587)         -          -         -        -          -
 Exercise of stock options
  and warrants                               61,000       46      213         -          -          -   (16,900)     109        368
 Common stock received as
  consideration for
  short-term note                                 -        -        -         -          -          -    87,500     (608)      (608)
 Reclassification of
  redeemable common stock                   185,231        -      996         -          -          -         -        -        996
 Redeemable preferred
  stock dividends                                 -        -        -         -          -       (621)        -        -       (621)
 Redeemable common stock accretion                -        -        -         -          -       (390)        -        -       (390)
                                                                                                                           ---------
 Other changes in shareholders' equity                                                                                         (470)
                                                                                                                           ---------
                                          ---------- -------  --------  --------  ---------  --------- --------- --------  ---------
Balance at December 26, 1996              7,624,766    5,793   40,211    (6,468)    25,719    (86,793)    7,628      (52)   (21,590)

Comprehensive income (loss):
 Net earnings                                     -        -        -         -          -        773         -        -        773
 Net decrease in unrealized
  appreciation of investments                     -        -        -         -    (10,986)         -         -        -    (10,986)
                                                                                                                          ---------
 Comprehensive (loss)                                                                                                       (10,213)
                                                                                                                          ---------

Other changes in shareholders' equity:
 Common stock issued
  to pay liabilities                        444,717      333    1,606         -          -          -         -        -      1,939
 Net increase in receivable
  from related party,
  including accrued interest                      -        -        -    (6,153)         -          -         -        -     (6,153)
 Exercise of stock options
  and warrants                               39,800       30      148         -          -          -         -        -        178
 Redeemable common stock
  obligation paid by the issuance
  of additional common shares               115,543       67      612         -          -          -         -        -        679
 Exercise of redeemable
  common stock put option                    72,984        -       55         -          -          -    72,984      (55)         -
 Purchase of
  redeemable preferred stock                      -        -       89         -          -          -         -        -         89
 Redeemable preferred stock dividends             -        -        -         -          -       (693)        -        -       (693)
 Redeemable common stock accretion                -        -        -         -          -       (400)        -        -       (400)
                                                                                                                           ---------
   Other changes in shareholders' equity                                                                                     (4,361)
                                                                                                                           ---------
                                          ---------- -------  --------  --------  ---------  --------- --------- --------  ---------
Balance at December 31, 1997              8,297,810    6,223   42,721   (12,621)    14,733    (87,113)   80,612     (107)   (36,164)


The accompanying notes are an integral part of the consolidated financial statements.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
      CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
                        (In thousands, except share data)


                                                                                 Accumulated                                Total
                                                                       Receivable   Other                                   Share-
                                              Common Stock  Additional    From    Comphre-               Treasury Stock    holders'
                                          ------------------  Paid-in   Related    hensive  Accumulated  ---------------   Equity
                                            Shares   Dollars  Capital    Party      Income   (Deficit)   Shares  Dollars   Deficit)
                                          ---------- -------  --------  --------  ---------  ---------  -------- -------- ----------
Balance at December 31, 1997              8,297,810    6,223    42,721   (12,621)    14,733    (87,113)  80,612     (107)   (36,164)

Comprehensive income (loss):
 Net earnings                                     -        -                   -          -     33,223        -        -     33,223
 Net decrease in unrealized
  appreciation of investments                     -        -         -         -     (3,813)         -        -        -     (3,813)
                                                                                                                          ----------
   Comprehensive income                                                                                                      29,410
                                                                                                                          ----------

Other changes in shareholders' equity:
 Repurchase of common stock
  previously  issued to pay
  down short-term notes                           -        -         -         -          -          -  357,270   (1,518)    (1,518)
 Net decrease in receivable
  from related party,
  including accrued interest                      -        -         -    12,621          -          -        -        -     12,621
 Exercise of stock options                    4,300        4        13         -          -          -        -        -         17
 Redeemable preferred
  stock dividends                                 -        -         -         -          -       (410)       -        -       (410)
                                                                                                                          ----------
   Other changes in shareholders' equity                                                                                     10,710
                                                                                                                          ----------
                                          ---------- -------- --------- --------- ---------- ---------- -------- -------- ----------
Balance at December 31, 1998              8,302,110   $6,227   $42,734        $0    $10,920   ($54,300) 437,882  ($1,625)    $3,956
                                          ========== ======== ========= ========= ========== ========== ======== ======== ==========



The accompanying notes are an integral part of the consolidated financial statements.

                            ARTRA GROUP INCORPORATED
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (In thousands of dollars)



                                                                                           Fiscal Year
                                                                                 --------------------------------
                                                                                    1998        1997        1996
                                                                                 --------    --------    --------
Cash flows from operating activities:
  Net earnings                                                                   $ 33,223    $    773    $ 12,973
     Adjustments to reconcile net earnings
            to cash flows from operating activities:
        Depreciation of property, plant and equipment                               2,446       4,059       3,622
        Amortization of excess of cost over net assets acquired                       272         305         305
        Decrease  in receivable from related party                                    400       2,816        --
        Extraordinary gain from net discharge of indebtedness                        --          --        (9,424)
        Gain on disposal of discontinued operations                               (35,585)       --          --
        Amortization of other assets, principally financing costs                   1,121       4,754         548
        Inventory valuation reserve                                                    21         172         191
        Gain on sale of property, plant and equipment                                --           (70)         78
        Gain on sale of idle machinery  and equipment                                --          (932)       --
        Litigation settlement, net                                                   --       (10,416)       --
        Gain on sale of COMFORCE common stock                                        (320)     (2,531)     (5,818)
        Minority interest                                                             509       1,109         526
        Other, principally common stock issued as compensation                       --           454         220
    Changes in assets and  liabilities,  net of effects of
       businesses  acquired and discontinued:
         (Increase) decrease in receivables                                           (35)     (1,631)      2,630
         (Increase) decrease in inventories                                        (2,010)        132       1,476
         (Increase) decrease in other current and noncurrent assets                  (456)        517        (169)
         Increase (decrease) in payables and accrued expenses                      (8,771)        321      (5,980)
         Decrease in other current and noncurrent liabilities                      (1,745)       (119)     (4,497)
                                                                                 --------    --------    --------
Net cash flows used by operating activities                                       (10,930)       (287)     (3,319)
                                                                                 --------    --------    --------

Cash flows from investing activities:
   Proceeds from sale of COMFORCE common stock                                        170       1,821       3,717
   Proceeds from sale of Bagcraft assets                                           89,000        --          --
   Increase in restricted cash                                                     (1,045)       --          --
   Net proceeds from litigation settlement                                           --         9,761        --
   Proceeds from sale of property, plant and equipment                                537         132
   Additions to property, plant and equipment                                      (2,177)     (3,066)     (2,645)
   (Increase) decrease  in receivable from related party                           (8,969)     (1,061)
   Proceeds from collection of notes receivable                                      --          --           342
   Decrease in restricted cash                                                       --          --           552
   Acquistion of AB Specialty, net of deposit                                        --        (1,131)       --
   AB Specialty acquisition deposit                                                  --          --        (1,183)
   Proceeds from sale of  idle machinery and equipment                               --           932        --
                                                                                 --------    --------    --------
Net cash flows from (used by) investing activities                                 85,948        (115)       (146)
                                                                                 --------    --------    --------



The accompanying notes are an integral part of the consolidated financial statements.

                            ARTRA GROUP INCORPORATED
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (In thousands of dollars)




                                                                                              Fiscal Year
                                                                                   -----------------------------------
                                                                                       1998         1997         1996
                                                                                   ---------    ---------    ---------
Cash flows from financing activities:
   Net increase (decrease) in short-term debt                                      ($ 15,451)   ($  1,508)   $     286
   Proceeds from long-term borrowings                                                124,077      146,891      141,896
   Reduction of long-term debt                                                      (175,019)    (133,781)    (140,850)
   Proceeds from exercise of stock options and warrants                                   17          178          369
   Repurchase of common stock previously issued
     to pay down short-term notes                                                     (1,518)        --           --
   Exercise of redeemable common stock put options                                      --         (3,379)        (510)
   Redemption of detachable put warrants                                              (1,440)      (1,728)        --
   Purchase of redeemable preferred stock                                               --           (426)        --
   Other                                                                                  78          (25)          98
                                                                                   ---------    ---------    ---------
Net cash flows from (used by) financing activities                                   (69,256)       6,222        1,289
                                                                                   ---------    ---------    ---------

Increase (decrease) in cash and cash equivalents                                       5,762        5,820       (2,176)
Cash and equivalents, beginning of year                                                5,991          171        2,347
                                                                                   ---------    ---------    ---------
Cash and equivalents, end of year                                                  $  11,753    $   5,991    $     171
                                                                                   =========    =========    =========



Supplemental cash flow information: Cash paid during the year for:
  Interest                                                                         $   6,087    $   7,058    $   5,320
  Income taxes paid (refunded), net                                                      189          177          157


Supplemental schedule of noncash investing and financing activities:
    ARTRA/BCA redeemable preferred stock received as payment of
       Peter Harvey advances                                                       $  12,787         --           --
    Issue common stock and redeemable common stock
       to pay down current liabilities                                                  --      $   1,939    $   1,274
    Issue common stock to pay
       redeemable common stock put obligation                                           --            679         --
    Issue common stock as additional consideration
       for short-term borrowings                                                        --           --            661
    COMFORCE common stock given to lenders
       as additional consideration for short-term borrowings                            --            169        1,511
    BCA Holdings redeemable preferred stock issued in exchange for
       Bagcraft redeemable preferred stock                                              --           --          8,135



The accompanying notes are an integral part of the consolidated financial statements.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1.       BASIS OF PRESENTATION

ARTRA Group Incorporated, (hereinafter "ARTRA" or the "Company"), is a Pennsylvania corporation incorporated in 1933. Through November 20, 1998, ARTRA operated in one industry segment as a manufacturer of packaging products principally serving the food industry. The packaging products business was conducted by the Company's wholly-owned subsidiary, Bagcraft Corporation of America ("Bagcraft"), which business was sold on November 20, 1998. The Company does not intend to be deemed an "Investment Company" as defined by the Investment Company Act of 1940 and, accordingly, is actively investigating new business opportunities.

In 1997, the Company changed its fiscal year end to December 31. The Company had operated on a 52/53 week fiscal year ending the last Thursday of December.


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.   Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. Intercompany accounts and transactions are eliminated.

B.    Cash Equivalents/Restricted Cash

Short-term investments with an initial maturity of less than ninety days are considered cash equivalents.

At December 31, 1998, restricted cash represents amounts deposited in escrow accounts to pay certain Bagcraft liabilities retained by ARTRA. These accounts were established in accordance with provisions of the agreement to sell the assets of the discontinued Bagcraft subsidiary discussed in Note 3.


C.     Financial Instruments

The fair value of cash and cash equivalents is assumed to approximate the carrying value of these assets due to the short duration of these assets. The fair value of the Company's debt was estimated to be the carrying value of these liabilities based upon borrowing rates currently available to the Company for borrowings with similar terms.


D.    Inventories

Inventories reflected in the Company's consolidated financial statements at December 31, 1997 were stated at the lower of cost or market. Cost was determined by the first-in, first-out (FIFO) method.

E.    Property, Plant and Equipment

Property, plant and equipment reflected in the Company's consolidated financial statements at December 31, 1997 were stated at cost. Expenditures for maintenance and repairs were charged to operations as incurred and expenditures for major renovations were capitalized. Depreciation was computed on the basis of estimated useful lives principally by the straight-line method for financial statement purposes and principally by accelerated methods for tax purposes.
Leasehold improvements were amortized over the shorter of the estimated useful life of the asset or the period covered by the lease.

The costs of property retired or otherwise disposed of were applied against the related accumulated depreciation to the extent thereof, and any profit or loss on the disposition was recognized in earnings.

F.    Investments in Equity Securities

The Company's investment in COMFORCE Corporation ("COMFORCE", see Note 5) common stock is classified in current assets as available-for-sale securities and stated at fair value in accordance with the provisions of

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities". Unrealized holding gains and losses are included in a separate component of shareholders' equity (deficit) until realized. The investment in COMFORCE common stock, which represents a significant portion of the Company's assets at December 31, 1998, is subject to liquidity and market price risks.


G.    Intangible Assets

The net assets of a purchased business were recorded at their fair value at the date of acquisition. The excess of purchase price over the fair value of net assets acquired (goodwill) was reflected as intangible assets and amortized on a straight-line basis principally over 40 years.

Effective for the fiscal year ending December 26, 1996 the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of ". The pronouncement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is evaluated by comparing future cash flows (undiscounted and without interest charges) expected to result from the use or sale of the asset and its eventual disposition, to the carrying amount of the asset. The adoption of SFAS No. 121 did not have a material impact on the Company's financial statements.

H.   Revenue Recognition

Sales to customers of the Company's discontinued Bagcraft subsidiary were recorded at the time of shipment.

I.   Income Taxes

Income taxes are accounted for as prescribed in SFAS No. 109 - Accounting for Income Taxes. Under the asset and liability method of Statement No. 109, the Company recognizes the amount of income taxes payable. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years those temporary differences are expected to be recovered or settled.

J.    Use of Estimates In Preparation of Financial Statements

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

K.    Stock-Based Compensation

Effective for the fiscal year ending December 26, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation". The pronouncement encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options, and other equity instruments to employees based on new fair value accounting rules. The Company did not adopt the new fair value accounting, but instead chose to comply with the disclosure requirements of SFAS No. 123. Accordingly, the adoption of SFAS No. 123 did not have a material impact on the Company's financial statements.

L.     Earnings Per Share

The Company adopted SFAS No. 128, "Earnings Per Share" for the year ended December 31, 1997. The pronouncement,

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

which specifies the computation, presentation, and disclosure requirements for earnings per share, did not have a material impact on the Company's financial statements.

M.     Recently Issued Accounting Pronouncements

Effective January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes standards for reporting comprehensive income to present a measure of all changes in equity that result from renegotiated transactions and other economic events of the period other than transactions with owners in their capacity as owners. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources and includes net income. Required changes are reported in the consolidated statement of operations.

During 1997 the Financial Accounting Standards Board ("FASB") issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information". In February 1998 the FASB issued SFAS No. 132 "Employers' Disclosures about
Pensions and other Postretirement Benefits. SFAS No. 131 specifies revised guidelines for determining an entity's operating segments and the type and level of financial information to be disclosed. This standard requires that management identify operating segments based on the way that management disaggregates the entity for making internal operating decisions. SFAS No. 132 standardizes the disclosure requirements for pension and other postretirement benefits.

As a result of the November 1998 sale of the assets of the discontinued Bagcraft subsidiary, the Company exited its only industry segment, a manufacturer of packaging products principally serving the food industry. Accordingly, the guidelines of SFAS No. 131 - Disclosures About Segments of an Enterprise and Related Information are not applicable to the Company's financial statements as of December 31, 1998. The Company typically does not offer the types of benefit programs that fall under the guidelines of Statement of Financial Accounting Standards No. 132 - Employers' Disclosures about Pensions and other Postretirement Benefits.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments and requires recognition of all derivatives as assets or liabilities in the balance sheet and measurement of those instruments at fair value. The statement is effective for fiscal years beginning after June 15, 1999. Management has not determined what impact this standard, when adopted, will have on the Company's financial statements.


3.       CHANGE OF BUSINESS

         Bagcraft

Effective August 26, 1998, ARTRA and its wholly-owned subsidiary BCA Holdings, Inc. ("BCA", the parent of Bagcraft), agreed to sell the business assets of Bagcraft. Additionally, the buyer agreed to assume certain Bagcraft liabilities. The transaction was completed on November 20, 1998 and ARTRA received gross consideration of approximately $88,100,000 in cash. The disposition of the Bagcraft business resulted in a net gain of $35,985,000.

A substantial portion of the cash proceeds received from the Bagcraft disposition was used to retire or otherwise settle certain Bagcraft debt obligations, including, but not limited to Bagcraft's credit agreement as discussed in Note 8. After the disposition of certain Bagcraft obligations noted above, ARTRA received net proceeds of approximately $28,000,000 from the sale of Bagcraft. Approximately $15,200,000 of these net proceeds was used to retire

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



ARTRA debt obligations. The Company plans to use the remainder of the proceeds principally to acquire or participate in new business opportunities.

         AB Specialty

Effective January 2, 1997, Bagcraft purchased the business assets, subject to buyer's assumption of certain liabilities, of AB Specialty Holding Company, Inc. ("AB") for consideration consisting of cash of approximately $2.3 million. The purchased assets consisted principally of plant and equipment of approximately $1.3 million and inventory of approximately $1.1 million. The acquisition of AB, funded through borrowings under Bagcraft's Credit Agreement, was accounted for by the purchase method and, accordingly, the assets and liabilities of AB were included in the Company's financial statements at their estimated fair market value at the date of acquisition. The business and related assets of AB were part of the Bagcraft disposition.


The Company's consolidated financial statements have been reclassified to report separately the results of operations of Bagcraft. The operating results (in thousands) for fiscal years 1996 - 1998 of the discontinued Bagcraft subsidiary and net gain on disposal consist of:



                                                1998         1997        1996
                                             ---------    ---------   ---------
Net sales                                    $ 111,342    $ 125,027   $ 120,699
                                             =========    =========   =========

Earnings from operations before
  minority interest and income taxes         $   3,534    $     797   $   4,672

(Provision) credit for income taxes                (80)          19        (152)

Minority interest                                 (509)      (1,109)       (526)
                                             ---------    ---------   ---------
Earnings (loss) from operations                  2,945         (293)      3,994
                                             ---------    ---------   ---------

Gain on sale of Bagcraft subsidiary             37,505

Provision for income taxes                      (1,520)
                                             ---------
Gain on disposal of business                    35,985
                                             ---------    ---------   ---------
Earnings(loss)from discontinued operations  $   38,930    $    (293)  $   3,994
                                             =========    =========   =========


Per share earnings (loss):
  Earnings (loss) from operations           $      .38   $     (.04) $      .53
  Gain on disposal of business                    4.56            -           -
                                             ---------    ---------   ---------
  Earnings(loss)from
    discontinued operations                 $     4.94   $     (.04) $      .53
                                             =========    =========   =========



Liabilities of discontinued operations at December 31, 1998 of $10,328,000 include BCA/Bagcraft redeemable preferred stock issues (see Note 9), contractual obligations, environmental matters and other future estimated costs for various discontinued operations. Additionally, liabilities of discontinued operations at December 31, 1998 includes an adjustment to the sales price of the Bagcraft business of approximately $900,000.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



4.       INVENTORIES

Inventories of the discontinued Bagcraft at December 31, 1997 (in thousands) consisted of:


                  Raw materials and supplies            $5,901
                  Work in process                          274
                  Finished goods                         9,574
                                                       -------
                                                       $15,749
                                                       =======



5.            INVESTMENT IN COMFORCE CORPORATION

At December 31, 1998 and 1997 ARTRA's investment in COMFORCE Corporation ("COMFORCE"), 1,525,500 shares, currently a common stock ownership interest of approximately 9%, was classified in the Company's consolidated balance sheet in current assets as "Available-for-sale securities." At December 31, 1998 the gross unrealized gain relating to ARTRA's investment in COMFORCE, reflected as a separate component of shareholders' equity, was $10,920,000. The investment in COMFORCE common stock, which represents a significant portion of the Company's assets at December 31, 1998, is subject to liquidity and market price risks.

In January 1996, the Company's Board of Directors approved the sale of 200,000 of ARTRA's COMFORCE common shares to certain officers, directors and key employees of ARTRA for non-interest bearing notes totaling $400,000. The notes are collateralized by the related COMFORCE common shares. Additionally, the noteholders have the right to put their COMFORCE shares back to ARTRA in full payment of the balance of their notes. Based upon the preceding factors, the Company had concluded that, for reporting purposes, it had effectively sold options to certain officers, directors and key employees to acquire 200,000 of ARTRA's COMFORCE common shares. Accordingly, in January 1996 these 200,000 COMFORCE common shares were removed from the Company's portfolio of "Available-for-sale securities" and were classified in the Company's condensed consolidated balance sheet as other receivables with an aggregate value of $400,000, based upon the value of proceeds to be received upon future exercise of the options. The disposition of these 200,000 COMFORCE common shares resulted in a gain that was deferred and will not be recognized in the Company's financial statements until the options to purchase these 200,000 COMFORCE common shares are exercised. During the fourth quarter of 1997, options to acquire 59,500 of these COMFORCE common shares were exercised resulting in a realized gain of $225,000. During 1998, options to acquire 84,750 of these COMFORCE common shares were exercised resulting in a realized gain of $320,000. At December 31, 1998, options to acquire 55,750 COMFORCE common shares remained unexercised and were classified in the Company's consolidated balance sheet as other receivables with an aggregate value of $112,000, based upon the value of proceeds to be received upon future exercise of the options.

During 1997 ARTRA sold 219,203 COMFORCE common shares in the market, with the net proceeds of approximately $1,700,000 used for working capital. During 1997 a lender received 25,000 COMFORCE common shares held by the Company as additional consideration for a short-term loan. The disposition of these 244,703 COMFORCE common shares resulted in realized gains of $2,306,000 during the year ended December 31, 1997, with cost determined by average cost.

During 1996 ARTRA sold 193,000 COMFORCE common shares in the market, with the net proceeds of approximately $3,700,000 used for working capital. During 1996 certain lenders received 105,000 COMFORCE common shares held by the Company as additional consideration for short-term loans. In October 1996, a lender exercised the conversion rights of a short-term loan and received 33,333 COMFORCE common shares in settlement of the Company's obligation. The disposition of these 331,333 COMFORCE common shares resulted in realized gains of $5,818,000 during the year ended December 26, 1996, with cost determined by average cost.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



6.       EXTRAORDINARY GAIN

         ARTRA Debt Restructuring

In February 1996, a bank agreed to discharge all amounts under its ARTRA notes ($12,063,000 plus accrued interest and fees) and certain obligations of ARTRA's president, Peter R. Harvey for consideration consisting of ARTRA's cash payment of $5,050,000, Mr. Harvey's cash payment of $100,000 and Mr. Harvey's $3,000,000 note payable to the bank (the "Harvey Note"). The bank assigned ARTRA a $2,150,000 interest in the Harvey Note, subordinated to the bank's $850,000 interest in the Harvey Note. ARTRA then discharged $2,150,000 of Mr. Harvey's prior advances in exchange for its $2,150,000 interest in Mr. Harvey's $3,000,000 note payable to the bank. The amount of the $5,050,000 cash payment to the bank applicable to Peter R. Harvey ($1,089,000) was charged to amounts due from Peter R. Harvey. ARTRA recognized a gain on the discharge of this indebtedness of $9,424,000 ($1.23 per share) in the first quarter of 1996. The cash payment due the bank was funded principally with proceeds received from the Bagcraft subsidiary in conjunction with the issuance of BCA (the parent of Bagcraft) preferred stock along with proceeds received from a short-term loan agreement with an unaffiliated company that was subsequently repaid. As additional compensation for its loan and for participating in the above discharge of indebtedness the unaffiliated company received 150,000 shares of ARTRA common stock (with a then fair market value of $661,000 after a discount for restricted marketability) and 25,000 shares of COMFORCE common stock held by ARTRA (with a then fair market value of $200,000).


The extraordinary gain resulting from the discharge of bank debt is calculated (in thousands) as follows. No income tax expense is reflected in the Company's financial statements resulting from the extraordinary credit due to the utilization of tax loss carryforwards, except for Federal alternative minimum tax:




     Amounts due the bank:
       ARTRA notes                                               $  12,063
       Accrued interest                                              2,656
                                                                  --------
                                                                    14,719
     Cash payment to  the bank                       $   5,050
     Less amount applicable to
       Peter R. Harvey indebtedness                     (1,089)
                                                      --------
                                                                    (3,961)
                                                                  --------
     Bank debt discharged                                           10,758
     Less fair market value of ARTRA
       common stock issued as consideration
       for a loan used in part to fund
       the discharge of bank debt                                     (661)
     Less fair market value of COMFORCE
       common stock issued as  consideration
       for a loan used in part to fund
       the discharge of bank debt                                     (200)
     Other fees and expenses                                          (273)
                                                                  --------
     Extraordinary gain before income taxes                          9,624
     Income tax provision                                             (200)
                                                                  --------
              Net extraordinary gain                             $   9,424
                                                                  ========



7.       NOTES PAYABLE

Notes payable at December 31, 1997 (in thousands) consisted of:

   ARTRA  12% promissory notes - 1997 private placements            $12,850
   Amounts due to related parties, interest at10%                     2,000
   Other, interest from 10% to 12%                                      601
                                                                    -------
                                                                     15,451
   Less ARTRA 12% promissory notes refinanced in January 1998        (4,725)
                                                                    -------
                                                                    $10,726
                                                                    =======

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



         Promissory Notes

         1998 Private Placement

In January  1998,  ARTRA  completed a private  placement  of  $5,975,000  of 12%
promissory notes due January 14, 1999. As additional consideration the noteholders received warrants to purchase an aggregate of 119,500 ARTRA common shares at a price of $3.00 per share. The warrants expire January 14, 2000. The warrantholders have the right to put these warrants back to ARTRA at any time during a six-month period commencing in January 1999 and ending in July 1999, at a price of $1.50 per share. The cost of this obligation ($179,250 if all warrants are put back to the Company) was accrued in the Company's financial statements as a charge to interest expense. The proceeds from the private placement were used principally to pay down other debt obligations. These notes were repaid in November 1998 with net proceeds from the sale of assets of the discontinued Bagcraft subsidiary.


         1997 Private Placements

In December 1997, ARTRA completed private placements of $5,375,000 of 12% promissory notes due in December 1998. As additional consideration the noteholders received warrants to purchase an aggregate of 107,500 ARTRA common shares at a price of $3.00 per share. The warrants expire in November and December 1999. The warrantholders have the right to put these warrants back to ARTRA at any time during a period commencing in December 1998 and ending in May 1999, at a price of $1.50 per share. The cost of this obligation ($161,250 if all warrants are put back to the Company) was accrued in the Company's financial statements as a charge to interest expense. These notes were repaid in November 1998 with net proceeds from the sale of assets of the discontinued Bagcraft subsidiary.

In July 1997, ARTRA completed private placements of $7,475,000 of 12% promissory notes due in January 1998. As additional consideration the noteholders received warrants to purchase an aggregate of 199,311 ARTRA common shares at a price of $3.75 per share. The warrants expire in August 1999. The warrantholders have the right to put these warrants back to ARTRA at any time during a period commencing in January 1998 and ending in August 1999, at a price of $3.00 per share. The cost of this obligation ($598,000 if all warrants are put back to the Company) was amortized in the Company's financial statements as a charge to interest expense over the period July 1997 (the date of the private placement) through January 1998 (the scheduled maturity date of the notes). The proceeds from the July 1997 private placement were advanced to Peter R. Harvey. See discussion and disposition of Mr. Harvey's advances in Note 16.

The July 1997 private placement notes were repaid and /or refinanced with proceeds of the January 1998 private placement of 12% notes and with proceeds from the litigation settlement discussed in Note 11 to the consolidated financial statements.


         Amounts Due To Related Parties

At December 26, 1996, ARTRA had outstanding borrowings of $500,000 from an outside director of the Company evidenced by a short-term note bearing interest at 10%. As additional compensation for the loan and a December 1996 extension, the director received five year warrants to purchase an aggregate of 50,000 ARTRA common shares at a prices ranging from $5.00 to $5.875 per share. The proceeds of the loan were used for working capital.

In January 1997, ARTRA borrowed an additional $300,000 from this director evidenced by a short-term note, due December 23, 1997, bearing interest at 8%. As additional compensation for the loan, the director received a warrant, expiring in 2002, to purchase 25,000 ARTRA common shares at a price of $5.75 per share.

In March 1997, ARTRA borrowed an additional $1,000,000 from this director evidenced by a short-term note, due May 26, 1997, bearing interest at 12%. As additional compensation, the lender received an option to purchase 25,000 shares

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)



of COMFORCE common stock, owned by the Company's Fill-Mor subsidiary, at a price of $4.00 per share. The proceeds from this loan were used in part to repay certain ARTRA debt obligations.

In April 1997, ARTRA borrowed $5,000,000 from the above director evidenced by a note, due April 20, 1998, bearing interest at 10%. The proceeds from this loan were used to repay $1,800,000 of prior borrowings from this director and pay down other ARTRA debt obligations. As additional compensation, the director received a warrant to purchase 333,333 ARTRA common shares at a price of $5.00 per share. In May 1998, the director exercised the option and put the warrant back to ARTRA for a total purchased price of $1,000,000. The cost of this obligation was amortized in the Company's financial statements as a charge to interest expense over the period April 1997 (the date of the loan) through April 1998 (the date the warrantholder first had the right to put the warrant back to ARTRA).

In June 1997, ARTRA borrowed an additional $1,000,000 from the above director evidenced by a note, due December 10, 1997, bearing interest at 12%. As additional compensation, the director received a warrant to purchase 40,000 ARTRA common shares at a price of $5.00 per share. The warrantholder has the right to put this warrant back to ARTRA at any time during the period December 10, 1997 to June 10, 1999, for a total purchase price of $80,000. The cost of this obligation was amortized in the Company's financial statements as a charge to interest expense over the period June 10, 1997 (the date of the loan) through December 10, 1997 (the date the warrantholder has the right to put the warrant back to ARTRA).
The proceeds from this loan were used to pay down other ARTRA debt obligations.

In July 1997, borrowings from this lender were reduced to $3,000,000 with proceeds advanced to ARTRA from a Bagcraft term loan. In December 1997 borrowings from this lender were reduced to $2,000,000 with proceeds from other short-term borrowings.

In April 1998, the $2,000,000 in outstanding borrowings from the above director was extended by a demand note bearing interest at 10%. As additional compensation, the director received a warrant to purchase 50,000 ARTRA common shares at a price of $3.25 per share.

In August 1998, ARTRA borrowed an additional $500,000 from the above director evidenced by a note, due December 20, 1998, bearing interest at 15%. As additional compensation, the director received a warrant to purchase 20,000 ARTRA common shares at a price of $3.94 per share.

The borrowings from this director were collateralized by a secondary interest in all of the common stock of BCA (the parent of Bagcraft).

In November 1998, the borrowings from this director were repaid with proceeds received from the sale of the discontinued Bagcraft subsidiary.


         Other

At December 31, 1997, ARTRA also had outstanding short-term borrowings from other unrelated parties aggregating $601,000, with interest rates varying between 10 % and 12%.

In April 1998 the Company and its Fill-Mor subsidiary entered into a margin loan agreement with a financial institution which provided for borrowings of $1,000,000, with interest at 8.5%. Borrowings under the loan agreement were collateralized by 490,000 shares of COMFORCE common stock owned by the Company's Fill-Mor subsidiary. The proceeds of the loan were used for working capital. This loan was repaid in December 1998 with proceeds received from the sale of the discontinued Bagcraft subsidiary.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)



In October 1997 a lender agreed to accept 357,270 ARTRA common shares in payment of the principal amount of approximately $1,500,000 due on certain demand notes. In January 1998 the lender returned the 357,270 ARTRA common shares to the Company for cash consideration of approximately $1,500,000.

The weighted average interest rate on all short-term borrowings at December 31, 1997 was 11.5%.


8.       LONG-TERM DEBT

     Long-term debt at December 31, 1997 (in thousands) consisted of:

Bagcraft:
    Credit Agreement:
        Term Loan A, interest at the lender's index rate plus .25%    $ 20,000

        Term Loan B, interest at the lender's index rate plus .75%       5,000

        Term Loan C, interest at the lender's index rate plus 1%         7,500

        Revolving credit loan, interest at the lender's indexrate        9,313

        Unamortized discount                                            (1,425)

    City of Baxter Springs, Kansas loan agreements,
         interest at varying rates                                       9,968
                                                                       -------
                                                                        50,356
ARTRA 12% promissory notes refinanced in January 1998                    4,725
                                                                       -------
                                                                        55,081
    Current scheduled maturities                                        (4,462)
                                                                       -------
                                                                       $50,619
                                                                       =======

         Bagcraft

At December 31, 1997, the discontinued Bagcraft subsidiary had outstanding borrowings under its credit agreement ("Credit Agreement") totaling $40,388,000. The Credit Agreement, amended and restated February 27, 1998, provided for a revolving loan agreement and three term loans. Amounts due under the Credit Agreement were repaid with proceeds from the sale of assets of the discontinued Bagcraft subsidiary.

In March 1994 Bagcraft and the City of Baxter Springs, Kansas completed a $12,500,000 financing package associated with the construction of a new 265,000 sq. ft. production facility in Baxter Springs, Kansas. The financing package funded by a combination of Federal, state and local funds, consisted of certain loan agreements payable by Bagcraft directly to the City of Baxter Springs. At December 31, 1997, the outstanding borrowings under these loans totaled $9,968,000. Obligations due under these loans were assumed by the buyer of the assets of the discontinued Bagcraft subsidiary.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)



         ARTRA

As discussed in Note 7, $7,475,000 of ARTRA 12% promissory notes due in January 1998 were repaid and /or refinanced principally with proceeds of a January 1998 private placement of 12% notes payable in January 1999. Private placement notes in the principal amount of $4,725,000 refinanced by the January 1998 private placement notes were classified as long-term debt at December 31, 1997.


9.       REDEEMABLE PREFERRED STOCK

                                                                      December 31,   December 31,
                                                                           1998          1997
                                                                           ----          ----

     Currently payable:
        BCA Holdings preferred stock, Series B,
           $1.00 par value, 6% cumulative,
           including accumulated dividends;
           redeemable on demand with a liquidation preference
           of $1,000 per share; authorized 8,135 shares;
           issued and outstanding 1,675.79 shares in 1998
           and 7,847.79 shares in 1997                                  $    *           9,831

         Bagcraft redeemable preferred stock originally issued
           to a related party, $.01 par value, 13.5% cumulative;
           including accumulated dividends; redeemable on demand
           with a liquidation preference equal to $100 per share;
           issued 8,650 shares                                               *         $ 2,124


                                                                         -------       -------
                                                                         $   -         $11,955
                                                                         =======       =======

     Noncurrent:
         ARTRA redeemable preferred stock, Series A,
           $1,000 par value, 6% cumulative payment-in-kind,
           including accumulated dividends,  net of
           unamortized discount of $239 in 1998 and $859 in 1997;
           redeemable March 1, 2000 at $1,000 per share
           plus accrued dividends;
           authorized 2,000,000 shares all series;
           issued and outstanding 1,849.34 shares in
           1998 and 3,583.62 shares in 1997                              $ 2,857       $ 4,799

         BCA Holdings preferred stock, Series A,
           $1.00 par  value, 6% cumulative,
           including accumulated dividends;
           liquidation preference of $1,000 per share;
           10,000 shares authorized; issued and outstanding
           1,672.15 shares in 1998 and 3,456.18 shares in 1997               *           4,311
                                                                         -------       -------
                                                                         $ 2,857       $ 9,110
                                                                         =======       =======

--------------------------------

* Included in liabilities of discontinued operations at December 31, 1998, see discussion below.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


In March 1990, ARTRA issued 3,750 shares of $1,000 par value junior non-convertible payment-in-kind redeemable Series A Preferred Stock with an estimated fair value of $1,012,000, net of unamortized discount of $2,738,000 as partial consideration for the acquisition of the discontinued Bagcraft subsidiary.

In August and September 1997 ARTRA repurchased 166.38 shares of ARTRA Series A redeemable preferred stock with a carrying value of $209,000 for cash of $120,000. The redeemable preferred stock purchase resulted in a gain of $89,000, which was reflected in the Company's consolidated financial statements as a credit to additional paid-in capital. The Series A Preferred Stock accrues dividends at the rate of 6% per annum and is redeemable by ARTRA on March 1, 2000 at a price of $1,000 per share plus accrued dividends. Accumulated dividends of $1,246,000 ($674 per share) and $2,074,000 ($579 per share) were accrued at December 31, 1998 and December 31, 1997, respectively.


         BCA Holdings/ Bagcraft

During 1992 and 1993, in exchange for cash consideration of $3,675,000, a former related party received 3,675 shares of BCA Series A preferred stock (6% cumulative, redeemable preferred stock with a liquidation preference equal to $1,000 per share). At December 31, 1998, liabilities of discontinued operations included 1,672.18 BCA Series A redeemable preferred shares. Accumulated dividends were $514,000 ($307 per share) and $854,000 ($247 per share) at December 31, 1998 and December 31, 1997, respectively.

Effective February 15, 1996, BCA, Bagcraft and a former related party entered into an agreement to exchange certain preferred stock between the Companies. Per terms of the exchange agreement BCA issued 8,135 shares of BCA Series B preferred stock (13.5% cumulative, redeemable preferred stock with a liquidation preference equal to $1,000 per share) to the former related party in exchange for 41,350 shares of Bagcraft redeemable preferred stock. At December 31, 1998, liabilities of discontinued operations included 1,675.79 BCA Series B redeemable preferred shares. Accumulated dividends were $650,000 ($388 per share) and $1,984,000 ($253 per share) at December 31, 1998 and December 31, 1997, respectively.


Both the BCA Series A preferred stock and the BCA Series B preferred stock are redeemable at the option of the issuer for an amount equal to face value plus accumulated dividends. The BCA Series B preferred stock was redeemable on June 1, 1997.


At December 31, 1998, liabilities of discontinued operations included 8,650 shares of Bagcraft 13.5% cumulative, redeemable preferred stock (liquidation preference equal to $100 per share). Accumulated dividends of $1,315,000 Accumulated dividends were $1,315,000 ($152 per share) and ($145 per share) were accrued at December 31, 1998 and December 31, 1997, respectively.

As discussed in Note 16, effective January 31, 1998, Peter R. Harvey exchanged certain ARTRA/BCA preferred stock to retire advances from ARTRA totaling $12,787,000.


10.      STOCK OPTIONS AND WARRANTS

         Stock Option Plans

In August, 1996, ARTRA's shareholders approved a stock option plan (the "1996 Plan") for certain officers, key employees and others who render services to the Company or its subsidiaries. The 1996 Plan reserves 2,000,000 shares of the Company's common stock for the granting of options on or before August 29, 2006. Options granted under the Plan shall be in the form of incentive stock options ("ISOs"), as defined under the Internal Revenue Code of 1986, as amended (the "Code") or non-statutory options which do not qualify under the Code ("NSOs"), or both, at the discretion of the Company. The purchase price of options granted under the 1996 Plan shall be not less than fair market value at the date of grant for ISOs, not less than 110% of fair market value on the date of grant for an ISO granted to a shareholder possessing 10% more of the voting stock of the Company and the fair market value per share on the date of grant in the case of NSOs. Effective October 4, 1996, the Company issued certain officers and key employees of ARTRA options to purchase 532,750 shares of ARTRA common stock at $5.25 per share, the fair market value on the date of grant. The options vested immediately and expire ten years from the date of grant.

In August 1996, ARTRA's shareholders also approved a 1996 Disinterested Directors Stock Option Plan (the "1996 Director Plan") for directors of the Company who are not employees or officers. The 1996 Director Plan reserves 200,000 shares of

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)



the Company's common stock for the granting of NSOs on or before August 29, 2006 at a price equal to fair market value per share on the date of grant. In May 1998 the Company issued its outside directors options to purchase an aggregate of 62,500 ARTRA common shares at $3.75 per share, the fair market value on the date of grant. The options vested immediately and expire ten years from the date of grant.

In July 1985, ARTRA's shareholders approved a stock option plan (the "1985 Plan") for certain officers and key employees of the Company and its subsidiaries. The 1985 Plan, as amended, reserved 1,000,000 shares of the Company's common stock and authorized the granting of options on or before February 1, 1995. The purchase price of such options granted under the 1985 Plan was not less than the market value at the date of grant for ISOs and not less than 110% of the market value on the date of grant for an ISO granted to a shareholder possessing 10% more of the voting stock of the Company.

Effective for the fiscal year ending December 26, 1996, the Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation". In 1998 and 1996 all stock options were granted at an exercise price equal to fair market value at the date of grant and, accordingly, no compensation expense has been recognized in connection with the Company's stock option plans. Had compensation cost for the Company's stock option plan been determined based on the fair value on the date of grant for awards in 1998 and 1996 consistent with the provisions of SFAS No. 123, the Company's earnings applicable to common shares would have been reduced to the pro forma amounts indicated below:


                                           Year Ended December 31, 1998  Year Ended December 26, 1996
                                           ----------------------------  ----------------------------
                                              As Reported    Pro forma    As Reported    Pro forma
                                               ----------    ----------    ----------    ----------
                                                      (in thousands, except per share data)

Earnings (loss) applicable to common shares:
    Continuing operations                      $   (6,117)   $   (6,216)   $   (1,456)   $   (2,906)
    Discontinued operations                        38,930        38,930         3,994         3,994
                                               ----------    ----------    ----------    ----------
    Earnings before
     extraordinary credit                          32,813        32,714         2,538         1,088
    Extraordinary credit                             --            --           9,424         9,424
                                               ----------    ----------    ----------    ----------

         Net earnings                          $   32,813    $   32,714    $   11,962    $   10,512
                                               ==========    ==========    ==========    ==========


Earnings (loss) per share:
    Basic
      Continuing operations                    $     (.78)   $     (.79)   $     (.19)   $     (.39)
      Discontinued operations                        4.94          4.94           .53           .53
                                               ----------    ----------    ----------    ----------
      Earnings before
         extraordinary credit                        4.16          4.15           .34           .14
      Extraordinary credit                           --            --            1.25          1.25
                                               ----------    ----------    ----------    ----------
         Net earnings                          $     4.16    $     4.15    $     1.59    $     1.39
                                               ==========    ==========    ==========    ==========


    Diluted
      Continuing operations                    $     (.78)   $     (.79)   $     (.19)   $     (.39)
      Discontinued operations                        4.94          4.94           .53           .53
                                               ----------    ----------    ----------    ----------
      Earnings before
         extraordinary credit                        4.16          4.15           .34           .14
      Extraordinary credit                           --            --            1.25          1.25
                                               ----------    ----------    ----------    ----------
         Net earnings                          $     4.16    $     4.15    $     1.59    $     1.39
                                               ==========    ==========    ==========    ==========

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)



The fair value of stock options granted in 1998 and 1996 was estimated using the
Black-Scholes   option  pricing  model  with  the  following   weighted  average
assumptions:


                                                      1998           1996
                                                      ----           ----

           Expected life (years)                        5              5
           Interest rate                               5.0%           6.5%
           Volatility                                 50.0%          50.0%
           Dividend yield                               -              -


Information regarding all stock option plans for the three years in the period ended December 31, 1998 is as follows:

                                                 1998          1997           1996
                                             ----------    ----------    -----------
Options outstanding at beginning of year        913,050       917,850        431,500
Options granted                                  62,500          --          532,750
Options exercised                                (4,300)       (4,800)       (40,400)
Options canceled                                   --            --           (6,000)
                                             ----------    ----------    -----------

Options outstanding at end of year              971,250       913,050        917,850
                                             ==========    ==========    ===========

Options exercisable at end of year              971,250       913,050        917,850
                                             ==========    ==========    ===========

Options available for grant at end of year    1,604,750     1,667,250      1,667,250
                                             ==========    ==========    ===========


Weighted average option prices:
    Outstanding at beginning of year         $   4.61        $   4.61      $    3.89
    Options granted                          $  3.125            --        $    5.25
    Options exercised                        $   3.70        $   3.70      $    5.01
    Options canceled                             --              --        $   10.00
    Outstanding at end of year               $   4.52        $   4.61      $    4.61
    Exercisable at end of year               $   4.52        $   4.61      $    4.61


Significant option groups outstanding at December 31, 1998 and related weighted average price and remaining life information are as follows:


                        Options           Options        Exercise    Remaining
     Grant Date       Outstanding       Exercisable        Price    Life (Years)
     ----------       -----------       -----------        -----    ------------

      05-27-98             62,500            62,500        $3.125        9

      10-04-96            532,750           532,750        $5.25         7

      01-08-93           143,500            143,500        $3.75         4

      06-22-92              6,000             6,000        $5.25         3

      09-19-91             51,667            51,667        $3.65         2

      12-19-90            174,833           174,833        $3.65         1

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)



Effective January 6, 1999, the Company issued certain officers and key employees of ARTRA options to purchase 413,250 shares of ARTRA common stock at $4.75 per share, the fair market value on the date of grant. The options vested immediately and expire ten years from the date of grant. Additionally, effective January 6, 1999, the Company issued its outside directors options to purchase an aggregate of 20,000 ARTRA common shares at $4.75 per share, the fair market value on the date of grant, to certain outside directors. The options vested immediately and expire ten years from the date of grant. These outside directors were not board members at the time of the May 1998 disinterested director option grants.


         Warrants

Information regarding warrants to purchase shares of the Company's common stock for the three years in the period ended December 31, 1998 is as follows:

                                                1998          1997          1996
                                            ----------    ----------    ----------
Warrants outstanding at beginning of year    2,592,350     1,711,032     1,148,549
Warrants granted                               192,500     1,196,894       632,583
Warrants exercised                                --         (35,000)      (37,500)
Warrants put back                             (500,000)     (114,000)         --
Warrants expired                              (214,850)     (166,576)      (32,600)
                                            ----------    ----------    ----------
Warrants outstanding at end of year          2,070,000     2,592,350     1,711,032
                                            ==========    ==========    ==========


                                                $3.00         $3.50         $3.50
Exercise prices per share                         to            to            to
                                                $8.00         $8.00         $9.875


The warrants, exercisable from the date of issue, expire at various dates through 2003. These warrants were issued principally as additional compensation for various short-terms loans. At December 31, 1998, warrantholders had the right to put warrants to purchase 833,144 shares of ARTRA common stock back to the Company for total consideration of $1,705,000. During 1998 warrants to purchase 500,000 shares of ARTRA common stock at prices ranging from $3.75 per share to $5.00 per share were put back to ARTRA for total consideration of $1,440,000. During 1997 warrants to purchase 114,000 shares of ARTRA common stock at prices ranging from $5.00 per share to $6.00 per share were put back to ARTRA for total consideration of $228,000.


11.      COMMITMENTS AND CONTINGENCIES

Rental expense from continuing operations was $138,000, $134,000 and $134,000 in fiscal years 1998, 1997 and 1996, respectively. Effective December 1995, John Harvey, the Company's Chairman of the board of directors purchased the building in which the Company leases office for its corporate headquarters. The lease expired in December 1998 and has been extended on a month-to-month basis. Rental expense for this lease was $126,000 annually for fiscal years 1998, 1997 and 1996.


The Company and its subsidiaries are the defendants in various business-related litigation and environmental matters. Capital expenditures for ongoing environmental compliance measures are recorded in the consolidated balance sheets and related expenses are included in the normal operating expenses of conducting business. The Company is involved with environmental compliance and remediation activities at some of its former sites and at a number of third-party sites. The Company accrues for certain environmental remediation-related activities for which commitments or clean-up plans have been developed or for which costs or minimum costs can be reasonably estimated. All accrued amounts are recorded on an undiscounted basis. At December 31, 1998 and December 31, 1997, the Company had accrued current liabilities of $1,500,000 and $1,800,000, respectively, for potential business-related litigation and environmental liabilities. While these litigation and environmental matters involve wide ranges of potential liability, management does not believe the outcome of these matters will have a material adverse effect on the Company's financial statements.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)



The discontinued Bagcraft subsidiary's Chicago facility has been the subject of allegations that it violated laws and regulations associated with the Clean Air Act. The facility has numerous sources of air emissions of volatile organic materials ("VOMs") associated with its printing operations and is required to maintain and comply with permits and emissions regulations with regard to each of these emission sources.

In November of 1995, the EPA issued a Notice of Violation ("NOV") against Bagcraft's Chicago facility alleging numerous violations of the Clean Air Act and related regulations. In May 1998 Bagcraft paid $170,000 to formally extinguish this claim.

In April 1994, the EPA notified the Company that it was a potentially responsible party for the disposal of hazardous substances (principally waste oil) at a disposal site in Palmer, Massachusetts generated by a manufacturing facility formerly operated by the Clearshield Plastics Division ("Clearshield") of Harvel Industries, Inc. ("Harvel"), a majority owned subsidiary of ARTRA. In 1985, Harvel was merged into ARTRA's Fill-Mor subsidiary. This site has been included on the EPA's National Priorities List. In February 1983, Harvel sold the assets of Clearshield to Envirodyne. The alleged waste disposal occurred in 1977 and 1978, at which time Harvel was a majority-owned subsidiary of ARTRA. In May 1994, Envirodyne and its Clearshield National, Inc. subsidiary sued ARTRA for indemnification in connection with this proceeding. The cost of clean-up at the Palmer, Massachusetts site has been estimated to be approximately $7 million according to proofs of claim filed in the adversary proceeding. A committee formed by the named potentially responsible parties has estimated the liability respecting the activities of Clearshield to be $400,000. ARTRA has not made any independent investigation of the amount of its potential liability and no assurances can be given that it will not substantially exceed $400,000.

In a case titled Sherwin-Williams Company v. ARTRA GROUP Incorporated, filed in 1991 in the United States District Court for Maryland, Sherwin-Williams Company ("Sherwin-Williams") brought suit against ARTRA and other former owners of a paint manufacturing facility in Baltimore, Maryland for recovery of costs of investigation and clean-up of hazardous substances which were stored, disposed of or otherwise released at this manufacturing facility. This facility was owned by Baltimore Paint and Chemical Company, formerly a subsidiary of ARTRA from 1969 to 1980. Sherwin-William's current projection of the cost of clean-up is approximately $5 to $6 million. The Company has filed counterclaims against Sherwin-Williams and cross claims against other former owners of the property. The Company also is vigorously defending this action and has raised numerous defenses. Currently, the case is in its early stages of discovery and the Company cannot determine what, if any, its liability may be in this matter.

ARTRA was named as a defendant in United States v. Chevron Chemical Company brought in the United States District Court for the Central District of California respecting Operating Industries, Inc. site in Monterey Park, California. This site is included on the EPA's National Priorities List. ARTRA's involvement stemmed from the alleged disposal of hazardous substances by The Synkoloid Company ("Synkoloid") subsidiary of Baltimore Paint and Chemical Company, which was formerly owned by ARTRA. Synkoloid manufactured spackling paste, wall coatings and related products, certain of which generated hazardous substances as a by-product of the manufacturing process. ARTRA entered into a consent decree with the EPA in which it agreed to pay $85,000 for one phase of the clean-up costs for this site; however, ARTRA defaulted on its payment obligation. ARTRA is presently unable to estimate the total potential liability for clean-up costs at this site, which clean-up is expected to continue for a number of years. The consent decree, even if it had been honored by ARTRA, was not intended to release ARTRA from liability for costs associated with other phases of the clean-up at this site. The Company is presently unable determine what, if any, additional liability it may incur in this matter.

In recent years, the Company has been a party to certain product liability claims relating to the former Synkoloid subsidiary. The Company's product liability insurance has covered all such claims settled to date. As of December 31, 1998, the Company anticipates that its product liability insurance is adequate to cover any additional pending claims.

Several cases have arisen from ARTRA's purchase of Dutch Boy Paints which owned a facility in Chicago which it purchased from NL Industries. In a case titled City of Chicago v. NL Industries, Inc. and ARTRA GROUP Incorporated, filed in the Circuit Court of Cook County, Illinois, the City of Chicago brought a nuisance action and alleged that ARTRA (and NL Industries, Inc.) had improperly stored, discarded and disposed of hazardous substances at the Dutch Boy site,

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)



and that ARTRA had conveyed the site to Goodwill Industries to avoid clean-up costs. At the time the suit was filed, the City of Chicago claimed that it would cost $1,000,000 to remediate the site.

ARTRA and NL Industries, Inc. have counter sued each other and have filed third party actions against the subsequent owners of the property. The Company is presently unable to determine its liability, if any, in connection with this case. The parties were conducting discovery but the case was stayed pending the resolution of the EPA action described below.

In 1986, in a case titled People of the State of Illinois v. NL Industries, Inc., ARTRA GROUP Incorporated, et al., the Cook County State's attorney filed suit seeking response costs in excess of $2,000,000 and treble punitive damages for costs expended by IEPA in remediating contamination at the Dutch Boy site, alleging that all former owners contributed to the contamination. In 1989, the Circuit Court dismissed the action, holding that the state had failed to exhaust its administrative procedures. In 1992, this holding was reversed by the Illinois Supreme Court. In 1996, the Illinois Appellate Court affirmed the District Court's decision to dismiss the case based on lack of due diligence on the part of the State of Illinois. The State of Illinois has filed a Petition for Rehearing which was granted. The Company is presently unable to determine ARTRA's liability, if any, in connection with this case.

On November 17, 1995, the EPA issued letters to ARTRA, NL Industries and others alleging that they were potentially responsible parties with respect to releases at the Dutch Boy facility in Chicago and demanding that they remediate the site. NL Industries entered into a consent decree with EPA in which it agreed to remediate the site. The Company is presently unable to determine its liability, if any, in connection with this case.


12.      INCOME TAXES

The provision (credit) for income taxes (in thousands) is included in the statements of operations as follows:


                                       1998       1997       1996
                                    -------    -------    -------

         Continuing operations      $  --      $  --      $  --
         Extraordinary credit          --         --          200
         Discontinued  operations     1,600        (19)       152
                                    -------    -------    -------
                                    $ 1,600    $   (19)   $   352
                                    =======    =======    =======


A summary of the provision (credit) for income taxes (in thousands) is as follows:


                                      1998       1997       1996
                                    -------    -------    -------

         Current:
             Federal                $   700    $  --      $   200
             State                      900        (19)       152
                                    -------    -------    -------

                                    $ 1,600    $   (19)   $   352
                                    =======    =======    =======


Due to the utilization of tax loss carryforwards, no Federal income tax expense is reflected in the Company's financial statements resulting from the 1998 earnings from discontinued operations or the 1996 extraordinary credit, except for Federal alternative minimum tax. The 1996 extraordinary credit represents a net gain from discharge of indebtedness.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



12.      INCOME TAXES, continued

In 1998, 1997 and 1996, the effective tax rates from operations, including discontinued operations were 4.5%, (1.0)% and 2.5%, respectively, as compared to the statutory Federal rate, which are reconciled (in thousands) as follows:


                                                   1998      1997        1996
                                                --------   --------    --------

  Provision (credit) for income taxes
    using statutory rate                        $ 12,013   $    633    $  4,709
  State and local taxes,
    net of Federal benefit                           900        (19)        152
  Current year tax loss not utilized                --       (1,680)       --
  Deferred finance fee                              --          919         127
  Amortization of goodwill                          --          104         104
  Previously unrecognized benefit
    from utilizing tax loss carryforwards        (12,035)      --        (4,767)
  Alternative minimum tax                            700       --          --
  Other                                               22         24          27
                                                --------   --------    --------
                                                $  1,600   $    (19)   $    352
                                                ========   ========    ========

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



12.      INCOME TAXES, continued

The types of temporary differences between the tax bases of assets and liabilities and their financial reporting amounts that give rise to the deferred tax liabilities and deferred tax assets at December 31, 1998 and December 31, 1997 and their approximate tax effects (in thousands) are as follows:

                                                                1998                       1997
                                                    --------------------------   ------------------------
                                                     Temporary        Tax        Temporary        Tax
                                                     Difference    Difference    Difference    Difference

         Investment in COMFORCE Corporation           $ 36,000      $ 14,000      $ 36,000      $ 14,000
         Accrued personnel costs                          --            --           1,200           500
         Restructuring reserve                            --            --             600           200
         Environmental reserve                            --            --             300           100
         Other                                           2,500         1,000         3,400         1,300
         Capital loss carryforward                        --            --           3,500         1,400
         Net operating loss                             10,200         4,000        40,000        15,600
                                                                    --------                    --------
                   Total deferred tax assets                          19,000                      33,100
                                                                    --------                    --------

         Inventories                                      --            --          (1,900)         (700)

         Accumulated depreciation                         --            --          (5,100)       (2,000)

         Other                                            (800)         (300)         (800)         (300)
                                                                    --------                    --------
                   Total deferred tax liabilities                       (300)                      3,000
                                                                    --------                    --------
                   Valuation allowance                               (18,700)                    (30,100)
                                                                    --------                    --------
                   Net deferred tax asset                           $   --                      $   --
                                                                    ========                    ========


The Company has recorded a valuation allowance with respect to the future tax benefits and the net operating loss reflected in deferred tax assets as a result of the uncertainty of their ultimate realization.

At December 31, 1998, the Company and its subsidiaries had Federal income tax loss carryforwards of approximately $10,000,000 expiring principally in 2010 - 2012, available to be applied against future taxable income, if any. In recent years, the Company has issued shares of its common stock to repay various debt obligations, as consideration for acquisitions, to fund working capital obligations and as consideration for various other transactions. Section 382 of the Internal Revenue Code of 1986 limits a corporation's utilization of its Federal income tax loss carryforwards when certain changes in the ownership of a corporation's common stock occurs. In the opinion of management, the Company is not currently subject to such limitations regarding the utilization of its Federal income tax loss carryforwards. Should the Company continue to issue a significant number of shares of its common stock, it could trigger a limitation that would prevent it from utilizing a substantial portion of its Federal income tax loss carryforwards.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



13.      EMPLOYEE BENEFIT PLANS

The Company maintains a defined contribution 401 (k) plan covering substantially all employees. Both employee and employer contributions are generally determined as a percentage of the covered employee's annual compensation. The total expense charged to operations relating to this plan amounted to $45,000, $38,000 and $28,000 in 1998, 1997 and 1996, respectively.

The Company typically does not offer the types of benefit programs that fall under the guidelines of Statement of Financial Accounting Standards No. 132 - Employers' Disclosures about Pensions and Other Postretirement Benefits.


14.      EARNINGS PER SHARE

The Company adopted SFAS No. 128, "Earnings per Share," for the year ended December 31, 1998. Adoption of this pronouncement, which was applied to prior periods presented, did not have a material impact on the Company's financial statements.

Basic earnings (loss) per share is computed by dividing the income available to common shareholders, net earnings (loss), less redeemable preferred stock dividends and redeemable common stock accretion, by the weighted average number of shares of common stock outstanding during each period.

Diluted earnings (loss) per share is computed by dividing the income available to common shareholders, net earnings (loss), less redeemable preferred stock dividends and redeemable common stock accretion, by the weighted average number of shares of common stock and common stock equivalents (redeemable common stock, stock options and warrants), unless anti-dilutive, during each period.

Earnings (loss) per share for each of the three fiscal years in the period ended December 31, 1998 was computed as follows (in thousands, except per share amounts):


                                                    Year Ended                Year Ended                  Year Ended
                                                December 31, 1998         December 31, 1997            December 26, 1996
                                               ---------------------     ---------------------      ------------------------
                                                 Basic       Diluted       Basic       Diluted         Basic       Diluted
                                               --------      --------    --------      --------      --------      --------
   AVERAGE SHARES OUTSTANDING:
     Weighted average shares outstanding          7,891         7,891       7,970         7,970         7,525         7,525
     Common stock equivalents
         (options/warrants)                        --            --          --            --            --            --
                                               --------      --------    --------      --------      --------      --------
                                                  7,891         7,891       7,970         7,970         7,525         7,525
                                               ========      ========    ========      ========      ========      ========

   EARNINGS (LOSS):
     Earnings (loss) from
       continuing operations                   $ (5,707)     $ (5,707)   $  1,066      $  1,066      $   (445)     $   (445)
     Dividends applicable to
        redeemable preferred stock                 (410)         (410)       (693)         (693)         (621)         (621)
     Redeemable common stock accretion             --            --          (400)         (400)         (390)         (390)
                                               --------      --------    --------      --------      --------      --------
     Loss from continuing operations
        applicable to common shareholders        (6,117)       (6,117)        (27)          (27)       (1,456)       (1,456)
     Earnings (loss) from
       discontinued operations                   38,930        38,930        (293)         (293)        3,994         3,994
                                               --------      --------    --------      --------      --------      --------
     Earnings (loss) before
       extraordinary credit                      32,813        32,813        (320)         (320)        2,538         2,538
     Extraordinary credit                          --            --          --            --           9,424         9,424
                                               --------      --------    --------      --------      --------      --------

     Net earnings (loss)                       $ 32,813      $ 32,813    $   (320)     $   (320)     $ 11,962      $ 11,962
                                               ========      ========    ========      ========      ========      ========


                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



14.      EARNINGS PER SHARE, continued


                                             Year Ended            Year Ended          Year Ended
                                          December 31, 1998     December 31, 1997    December 26, 1996
                                         --------------------  ------------------   -------------------
                                         Basic       Diluted   Basic     Diluted   Basic      Diluted

   PER SHARE AMOUNTS:
     Loss from continuing operations
        applicable to common shares      $   (.78)  $   (.78)  $  --     $  --     $   (.19)  $   (.19)
     Earnings (loss) from
        discontinued  operations             4.94       4.94      (.04)     (.04)       .53        .53
                                         --------   --------   -------   -------   --------   --------

     Earnings (loss) before
        extraordinary credit                 4.16       4.16      (.04)     (.04)       .34        .34
     Extraordinary credit                   --         --         --        --         1.25       1.25
                                         --------   --------   -------   -------   --------   --------

     Net earnings (loss) applicable
        to common shares                 $   4.16   $   4.16   $  (.04)  $  (.04)  $   1.59   $   1.59
                                         ========   ========   =======   =======   ========   ========




15.           LITIGATION

In November, 1993, ARTRA filed suit in the Circuit Court of the Eighteenth Judicial Circuit for the state of Illinois against Salomon Brothers, Inc., Salomon Brothers Holding Company, Inc., Charles K. Bobrinskoy, Michael J. Zimmerman (collectively, "Salomon Defendants"), D.P. Kelly & Associates, L.P., ("DPK"), Donald P. Kelly ("Kelly Defendants" along with DPK), James F. Massey and William Rifkind relating to the acquisition of Envirodyne Industries, Inc. in 1989 by Emerald Acquisition Corp.

Effective December 31, 1997, the above parties reached a settlement agreement and all pending litigation was dismissed. ARTRA recognized a gain from the settlement agreement of $10,416,000 ($1.31 per share), net of related legal fees and other expenses.

The Company and its subsidiaries are the defendants in various other business-related litigation and environmental matters (see Note 11). Management does not believe the outcome of these matters will have a material adverse effect on the Company's financial statements.


16.      RELATED PARTY TRANSACTIONS

At December 31, 1997, advances to Peter R. Harvey, ARTRA's president, classified in the consolidated balance sheet as a reduction of common shareholders' equity, (in thousands) consisted of:

             Total advances, including accrued interest            $18,226

             Less interest for the period January 1,
             1993 to date, accrued and fully reserved               (2,789)
                                                                   -------
                                                                    15,437
             Less compensation/expense reimbursement                (2,816)
                                                                   -------
                   Net advances                                    $12,621
                                                                   =======

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



ARTRA had total advances due from its president, Peter R. Harvey, of which $18,226,000, including accrued interest, remained outstanding at December 31, 1997. These advances provided for interest at varying rate from 10.5% to 12%. This receivable from Peter R. Harvey had been classified as a reduction of common shareholders' equity.

Commencing January 1, 1993 to date, interest on the advances to Peter R. Harvey had been accrued and fully reserved.


In March 1998, ARTRA's Board of Directors ratified a proposal to settle Mr. Harvey's advances as follows:

          Effective December 31, 1997, Mr. Harvey's net advances from ARTRA were offset by $2,816,000 ($5,605,000 net of interest accrued and reserved for the period 1993 - 1997) to $12,621,000. This offset of Mr. Harvey's advances represented a combination of compensation for prior year guarantees of ARTRA obligations to private and institutional lenders, compensation in excess of the nominal amounts Mr. Harvey received for the years 1995 - 1997 and reimbursement for expenses incurred to defend ARTRA against certain litigation.

          Effective January 31, 1998, Mr. Harvey's remaining advances totaling $12,787,000 were paid with consideration consisting of the following ARTRA/BCA preferred stock held by Mr. Harvey:


                                                                  Face Value
                                                                     Plus
                               Security                        Accrued Dividends
   ------------------------------------------------------      -----------------
   ARTRA redeemable preferred stock, 1,734.28 shares             $   2,751,000
   BCA Holdings Series A preferred stock, 1,784.029 shares           2,234,000
   BCA Holdings Series B preferred stock,  6,172 shares              7,802,000
                                                                 -------------
                                                                 $  12,787,000
                                                                 =============


For a discussion of certain other related party debt obligations see Note 7.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
                 SCHEDULE II. VALUATION AND QUALIFYING ACCOUNTS for each of the three fiscal years in the period ended December 31, 1998
                                 (in thousands)



        Column A                                    Column B                   Column C                   Column D        Column E
       -----------                               ---------------    -------------------------------    ---------------  ------------

                                                                               Additions
                                                                    ------------------------------

                                                                         (a)             (b)
                                                   Balance at         Charged to      Charged to
                                                  Beginning of        Costs and         Other          Deductions        Balance at
        Description                                  Period            Expenses        Accounts        (Describe)      End of Period
                                                ---------------    ---------------  --------------    -------------    -------------



For the fiscal year ended December 31, 1998:

   Deducted from assets to which they apply:
      Allowance for inventory valuation               $ 277             $  21                             $ (298)(C)          $ -
                                                      =====             ======                            ======              =====

      Allowance for doubtful accounts                 $ 275             $  45                             $ (320)(C)          $ -
                                                      =====             ======                            ======              ======


For the fiscal year ended December 31, 1997:

   Deducted from assets to which they apply:

      Allowance for inventory valuation               $ 249             $  172                            $ (144)(B)          $ 277
                                                      =====             =======                           ======              =====

      Allowance for doubtful accounts                 $ 512             $  63                             $ (300)(A)          $ 275
                                                      =====             ======                            ======              =====


For the fiscal year ended December 26, 1996:

   Deducted from assets to which they apply:

      Allowance for inventory valuation               $ 290             $  191                            $ (232)(B)          $ 249
                                                      =====             =======                           ======              =====

      Allowance for markdowns                         $ 250             $ 365                             $ (103)(A)          $ 512
                                                      =====             ======                            ======              =====

 (A) Principally markdowns taken. (B) Principally inventory written off, net of recoveries. (C) Principally amounts of discontinued operations.



                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                   (Unaudited in thousands, except share data)


                                                       March 31,  December 31,
                                                         1999        1998
                                                       --------    --------

                        ASSETS
Current assets:
   Cash and equivalents                                $  9,317    $ 11,753
   Restricted cash and equivalents                          962       1,045
   Available-for-sale securities                          5,816       8,200
   Other                                                    154         270
                                                       --------    --------
               Total current assets                      16,249      21,268

Other assets:
   Advances to Entrade Inc.                                 967        --
   Other                                                    335        --
                                                       --------    --------
                                                       $ 17,551    $ 21,268
                                                       ========    ========


                   LIABILITIES
Current liabilities:
   Accrued expenses                                    $    574    $    568
   Income taxes                                           1,123       1,854
   Common stock put warrants                              1,394       1,705
   Liabilities of discontinued operations                 9,398      10,328
                                                       --------    --------
               Total current liabilities                 12,489      14,455
                                                       --------    --------

Commitments and contingencies

Redeemable preferred stock                                2,921       2,857



             SHAREHOLDERS' EQUITY (DEFICIT)
Common stock, no par value;
   authorized 20,000,000 shares;
   issued 8,603,348 shares in 1999
   and 8,302,110 shares in 1998                           6,453       6,227
Additional paid-in capital                               49,009      42,734
Deferred stock compensation                              (4,600)       --
Unrealized appreciation of investments                    8,536      10,920
Accumulated deficit                                     (55,632)    (54,300)
                                                       --------    --------
                                                          3,766       5,581
Less treasury stock, 437,882 shares, at cost              1,625       1,625
                                                       --------    --------
                                                          2,141       3,956
                                                       --------    --------
                                                       $ 17,551    $ 21,268
                                                       ========    ========




The accompanying notes are an integral part of the consolidated financial statements.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (Unaudited in thousands, except per share data)


                                                                                 Three Months Ended
                                                                                 ------------------
                                                                                 March 31,  March 31,
                                                                                   1999       1998*
                                                                                 -------    -------

Net sales                                                                        $  --      $  --
                                                                                 -------    -------

Costs and expenses:
   Cost of goods sold, exclusive of depreciation and amortization                   --         --
   Selling, general and administrative                                             1,354        622
                                                                                 -------    -------
                                                                                   1,354        622
                                                                                 -------    -------

Operating loss                                                                    (1,354)      (622)
                                                                                 -------    -------

Other income (expense):
   Interest income (expense), net                                                     86     (1,134)
   Realized gain on disposal of available-for-sale securities                       --           53
   Other income (expense), net                                                      --          (76)
                                                                                 -------    -------
                                                                                      86     (1,157)
                                                                                 -------    -------

Loss from continuing operations before income taxes                               (1,268)    (1,779)
Provision for income taxes                                                          --         --
                                                                                 -------    -------
Loss from continuing operations                                                   (1,268)    (1,779)
Loss from discontinued operations                                                   --         (138)
                                                                                 -------    -------
Net loss                                                                          (1,268)    (1,917)
Dividends applicable to redeemable preferred stock                                   (64)      (124)
                                                                                 -------    -------
Loss applicable to common shares                                                 ($1,332)   ($2,041)
                                                                                 =======    =======

Per share loss applicable to common shares:
    Basic
       Continuing operations                                                     ($ 0.17)   ($ 0.24)
       Discontinued operations                                                      --        (0.02)
                                                                                 -------    -------
                 Net loss                                                        ($ 0.17)   ($ 0.26)
                                                                                 =======    =======

     Weighted average number of shares of common stock outstanding                 7,965      7,952
                                                                                 =======    =======

    Diluted
       Continuing operations                                                     ($ 0.17)   ($ 0.24)
       Discontinued operations                                                      --        (0.02)
                                                                                 -------    -------
                 Net loss                                                        ($ 0.17)   ($ 0.26)
                                                                                 =======    =======

     Weighted average number of shares of common stock and
           common stock equivalents outstanding                                    7,965      7,952
                                                                                 =======    =======




The accompanying notes are an integral part of the condensed consolidated financial statements.

---------------------------
* As reclassified for discontinued operations.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
  CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
                   (Unaudited in thousands, except share data)







                                                                          Accumulated                                      Total
                                 Common Stock    Additional  Deferred        Other                     Treasury Stock  Shareholders'
                              -----------------    Paid-in     Stock     Comprehensive  Accumulated   ----------------     Equity
                               Shares   Dollars    Capital  Compensation    Income       (Deficit)    Shares   Dollars   (Deficit)
                              --------- -------  ---------  ------------ ------------  ------------   -------  -------   ---------
Balance at December 31, 1998  8,302,110  $6,227    $42,734                    $10,920      ($54,300)  437,882  ($1,625)      $3,956
                                                                                                                         ----------

Comprehensive income (loss):
 Net loss                             -       -                                     -        (1,268)        -        -       (1,268)

 Net decrease in unrealized
  appreciation of investments         -       -          -                     (2,384)            -         -        -       (2,384)
                                                                                                                         ----------
  Comprehensive income (loss)                                                                                                (3,652)
                                                                                                                         ----------

Other changes in
 shareholders' equity:
 Exercise of warrants to
  purchase common stock         263,841     198        940                          -             -         -        -        1,138
 Exercise of options to
  purchase common stock          37,397      28        124                          -             -         -        -          152
 Stock options issued
  and deferred
  stock-based compensation            -       -      4,900       ($4,900)           -             -         -        -            -
 Compensation expense
  recognized                          -       -          -           300            -             -         -        -          300
 Reverse put liability
  for warrants exercised              -       -        311             -            -             -         -        -          311
 Redeemable preferred
  stock dividends                     -       -          -             -            -           (64)        -        -          (64)
                                                                                                                         ----------
  Other changes in
   shareholders' equity                                                                                                       1,837
                                                                                                                         ----------

                              --------- ------- ----------  ------------  -----------    -----------   -------  -------  ----------
Balance at March 31, 1999     8,603,348  $6,453    $49,009        $4,600       $8,536       ($55,632)  437,882  ($1,625)     $2,141
                              ========= ======= ==========  ============  ===========    ===========   =======  =======  ==========


The accompanying notes are an integral part of the condensed consolidated financial statements.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Unaudited in thousands)




                                                            Three Months Ended
                                                          ---------------------
                                                          March 31,   March 31,
                                                            1999        1998
                                                          --------    --------

Net cash flows used by operating activities               ($ 2,074)   ($ 2,492)
                                                          --------    --------

Cash flows from investing activities:
   Advances to Entrade Inc.                                 (1,400)       --
   Decrease in restricted cash                                  83        --
   Additions to property, plant and equipment                 --          (449)
   Proceeds from sale of COMFORCE common stock                --            28
   Other                                                      (335)       --
                                                          --------    --------
Net cash flows used by investing activities                 (1,652)       (421)
                                                          --------    --------

Cash flows from financing activities:
   Proceeds from exercise of stock options and warrants      1,290          17
   Net decrease in short-term debt                            --        (1,850)
   Proceeds from long-term borrowings                         --        36,514
   Reduction of long-term debt                                --       (35,788)
   Repurchase of common stock previously issued
      to pay down short-term notes                            --        (1,518)
   Redeem detachable put warrant                              --          (400)
   Other                                                      --            18
                                                          --------    --------
Net cash flows used by financing activities                  1,290      (3,007)
                                                          --------    --------

Decrease in cash and cash equivalents                       (2,436)     (5,920)
Cash and equivalents, beginning of period                   11,753       5,991
                                                          --------    --------
Cash and equivalents, end of period                       $  9,317    $     71
                                                          ========    ========



Supplemental schedule of noncash
  investing and financing activities:
    ARTRA/BCA redeemable preferred stock
     received as payment ofPeter Harvey advances              --        12,787






The accompanying notes are an integral part of the condensed consolidated financial statements.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


1.       BASIS OF PRESENTATION

ARTRA Group Incorporated, (hereinafter "ARTRA" or the "Company"), is a Pennsylvania corporation incorporated in 1933. Through November 20, 1998, ARTRA operated in one industry segment as a manufacturer of packaging products principally serving the food industry. The packaging products business was conducted by the Company's wholly-owned subsidiary, Bagcraft Corporation of America ("Bagcraft"), which business was sold on November 20, 1998.

As discussed in Note 2, on February 23, 1999, ARTRA entered into an agreement with Entrade Inc. ("Entrade"), formerly NA Acquisition Corp., and WorldWide Web NetworX Corporation ("WWWX") providing for the merger of a subsidiary of Entrade with ARTRA. Entrade, a 90% owned subsidiary of WWWX, owns all of the outstanding capital stock of entrade.com, Inc. ("entrade.com") and 25% of the Class A Common Stock of asseTrade.com, Inc. ("asseTrade.com").

entrade.com is an Internet business-to-business electronic commerce ("e-commerce") company seeking to provide asset disposition solutions for the utility and large industrial manufacturing sectors. asseTrade.com proposes to develop and implement comprehensive asset/inventory recovery, disposal, remarketing and management solutions for corporate clients through advanced Internet electronic business applications, including on-line auctions.

Consummation of the merger is subject to the approval of the shareholders of ARTRA. The Company expects to complete the transaction during the third quarter of 1999.

These condensed consolidated financial statements are presented in accordance with the requirements of Form 10-Q and consequently do not include all the disclosures required in the Company's annual report on Form 10-K. Accordingly, the Company's annual report on Form 10-K for the fiscal year ended December 31, 1998, as filed with the Securities and Exchange Commission, should be read in conjunction with the accompanying consolidated financial statements. The condensed consolidated balance sheet as of December 31, 1998 was derived from the audited consolidated financial statements in the Company's annual report on Form 10-K.

In the opinion of the Company, the accompanying condensed consolidated financial statements reflect all normal recurring adjustments necessary to present fairly the financial position as of March 31, 1999, and the results of operations and changes in cash flows for the three month periods ended March 31, 1999 and March 31, 1998. Reported interim results of operations are based in part on estimates that may be subject to year-end adjustments. In addition, these quarterly results of operations are not necessarily indicative of those expected for the year.


2.       CHANGE OF BUSINESS

         Entrade Inc.


On February 23, 1999, ARTRA entered into an Agreement and Plan of Merger (the "Merger Agreement") with WWWX, Entrade, a 90% owned subsidiary of WWWX, and WWWX Merger Subsidiary, Inc. ("Merger Sub"), a wholly owned subsidiary of Entrade, pursuant to which Merger Sub will merge into the Company (the "Merger"), with the Company being the surviving corporation. As a result of the Merger, the Company will become a wholly owned subsidiary of Entrade, and the shareholders of the Company will become shareholders of Entrade. Under the terms of the Merger Agreement, the Company's shareholders will receive one share of Entrade
Common Stock in exchange for each share of the Company's Common Stock. Additionally, the ARTRA preferred stock shareholders will receive 329 shares of Entrade common stock for each share of ARTRA Series A preferred stock. All stock options and warrants issued by the Company and outstanding on the closing date of the Merger will be converted into Entrade stock options and warrants.


Entrade owns all of the outstanding capital stock of entrade.com and 25% of the Class A Common Stock of asseTrade.com.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (continued)



In connection with the execution of the Merger Agreement, on February 23, 1999, Entrade acquired certain software and intellectual property and 25% of the shares of Class A Voting Common Stock of asseTrade.com (collectively, the "Purchased Assets") from WWWX, in exchange for 1,800,000 shares of Entrade
Common Stock, $800,000 in cash and a note for $500,000, payable upon the consummation of the Merger or the earlier termination of the Merger Agreement. On February 19, 1999, Entrade had agreed with Energy Trading Company ("ETCO"), a wholly owned subsidiary of Peco Energy Company, to issue to ETCO 200,000 shares of Entrade Common Stock, and to pay ETCO $100,000 in exchange for certain retained rights ETCO held in the Purchased Assets. Entrade also agreed with both WWWX and ETCO that it would provide a minimum of $4,000,000 in funding for entrade.com. Under separate loan agreements, ARTRA agreed to loan Entrade up to $2,000,000 to fund the $800,000 cash payment to WWWX and to provide funding for entrade.com until the consummation of the Merger or the earlier termination of the Merger Agreement. Under the Merger Agreement, the Company agreed to guaranty the $4,000,000 funding for entrade.com if the Merger is consummated.

Consummation of the merger is subject to the approval of the shareholders of ARTRA. The Company expects to complete the transaction during the third quarter of 1999.


         Bagcraft

Effective August 26, 1998, ARTRA and its wholly-owned BCA subsidiary, the parent of Bagcraft, agreed to sell the business assets of Bagcraft. Additionally, the buyer agreed to assume certain Bagcraft liabilities. The disposition of the Bagcraft business resulted in a net gain of $35,985,000.

The Company's 1998 consolidated financial statements have been reclassified to report separately the results of operations of Bagcraft. The operating results (in thousands) for three months ended March 31, 1998 of the discontinued Bagcraft subsidiary consist of:


        Net sales                                                $   30,839
                                                                 ==========

        Earnings from operations before income taxes
          and minority interest                                  $       63
        Provision for income taxes                                      (12)
        Minority interest                                              (189)
                                                                 ----------
        Loss from discontinued operations                        $     (138)
                                                                 ==========

        Per share loss from discontinued operations              $    (0.02)
                                                                 ==========


Liabilities of discontinued operations at March 31, 1999 and December 31, 1998 of $9,398,000 and $10,328,000, respectively, include BCA/Bagcraft redeemable preferred stock issues (see Note 4), contractual obligations, environmental matters and other future estimated costs for various discontinued operations.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (continued)



3.            INVESTMENT IN COMFORCE CORPORATION

At March 31, 1999 ARTRA's investment in COMFORCE Corporation ("COMFORCE"), 1,525,500 shares, currently a common stock ownership interest of approximately 9%, was classified in the Company's condensed consolidated balance sheet in current assets as "Available-for-sale securities." At March 31, 1999 the gross unrealized gain relating to ARTRA's investment in COMFORCE, reflected as a separate component of shareholders' equity, was $8,536,000. The investment in COMFORCE common stock, which represents a significant portion of the Company's assets at March 31, 1999 and December 31, 1998, is subject to liquidity and market price risks.

In January 1996, the Company's Board of Directors approved the sale of 200,000 of ARTRA's COMFORCE common shares to certain officers, directors and key employees of ARTRA for non-interest bearing notes totaling $400,000. The notes are collateralized by the related COMFORCE common shares. Additionally, the noteholders have the right to put their COMFORCE shares back to ARTRA in full payment of the balance of their notes. Based upon the preceding factors, the Company had concluded that, for reporting purposes, it had effectively granted options to certain officers, directors and key employees to acquire 200,000 of ARTRA's COMFORCE common shares. Accordingly, in January 1996 these 200,000 COMFORCE common shares were removed from the Company's portfolio of "Available-for-sale securities" and were classified in the Company's condensed consolidated balance sheet as other receivables with an aggregate value of $400,000, based upon the value of proceeds to be received upon future exercise of the options. The disposition of these 200,000 COMFORCE common shares resulted in a gain that was deferred and will not be recognized in the Company's financial statements until the options to purchase these 200,000 COMFORCE common shares are exercised. During the first quarter of 1998, options to acquire 14,000 of these COMFORCE common shares were exercised resulting in a realized gain of $53,000. At March 31, 1999, options to acquire 55,750 COMFORCE common shares remained unexercised and were classified in the Company's condensed consolidated balance sheet as other current assets with an aggregate value of $112,000, based upon the value of proceeds to be received upon future exercise of the options.


4.       REDEEMABLE PREFERRED STOCK

         ARTRA

In March 1990, ARTRA issued 3,750 shares of $1,000 par value junior non-convertible payment-in-kind redeemable Series A Preferred Stock with an estimated fair value of $1,012,000, net of unamortized discount of $2,738,000 as partial consideration for the acquisition of the discontinued Bagcraft subsidiary.

At March 31, 1999 and December 31, 1998, 1,849.34 shares of Series A Preferred Stock were outstanding with carrying values of $2,921,000 and $2,857,000, respectively, including accumulated dividends, net of unamortized discount of $205,000 and $239,000, respectively. The Series A Preferred Stock accrues dividends at the rate of 6% per annum and is redeemable by ARTRA on March 1, 2000 at a price of $1,000 per share plus accrued dividends. Accumulated dividends of $1,276,000 and $1,246,000 were accrued at March 31, 1999 and December 31, 1998, respectively.


         BCA Holdings/ Bagcraft

During 1992 and 1993, in exchange for cash consideration of $3,675,000, a former related party received 3,675 shares of BCA Series A preferred stock (6% cumulative, redeemable preferred stock with a liquidation preference equal to $1,000 per share). At March 31, 1999 and December 31, 1998, liabilities of discontinued operations included 1,672.18 BCA Series A redeemable preferred shares with accumulated dividends of $514,000.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (continued)



Effective February 15, 1996, BCA, Bagcraft and a former related party entered into an agreement to exchange certain preferred stock between the Companies. Per terms of the exchange agreement BCA issued 8,135 shares of BCA Series B preferred stock (13.5% cumulative, redeemable preferred stock with a liquidation preference equal to $1,000 per share) to the former related party in exchange for 41,350 shares of Bagcraft redeemable preferred stock. At March 31, 1999 and December 31, 1998, liabilities of discontinued operations included 1,675.79 BCA Series B redeemable preferred shares with accumulated dividends of $650,000.

At March 31, 1999 and December 31, 1998, liabilities of discontinued operations included 8,650 shares of Bagcraft 13.5% cumulative, redeemable preferred stock (liquidation preference equal to $100 per share). Accumulated dividends of $1,315,000 were accrued at March 31, 1999 and December 31, 1998.


On February 23, 1999, ARTRA entered into a Merger Agreement with WWWX and Entrade (see Note 2). As a result of the Merger, the Company will become a wholly owned subsidiary of Entrade, and the shareholders of the Company will become shareholders of Entrade. Under the terms of the Merger Agreement, if approved by the Company's shareholders the ARTRA Series A preferred stock shareholders will receive shares of Entrade Common Stock in exchange for shares of their ARTRA Series A preferred stock.



5.       INCOME TAXES

No income tax benefit was recognized in connection with the Company's 1998 and 1997 pre-tax losses due to the Company's tax loss carryforwards and the uncertainty of future taxable income.

At December 31, 1998, the Company and its subsidiaries had Federal income tax loss carryforwards of approximately $10,000,000 expiring principally in 2010 - 2012, available to be applied against future taxable income, if any. In recent years, the Company has issued shares of its common stock to repay various debt obligations, upon exercise of stock options and warrants, as consideration for acquisitions, to fund working capital obligations and as consideration for various other transactions. Section 382 of the Internal Revenue Code of 1986 limits a corporation's utilization of its Federal income tax loss carryforwards when certain changes in the ownership of a corporation's common stock occurs. In the opinion of management, the Company is not currently subject to such limitations regarding the utilization of its Federal income tax loss carryforwards. Should the Company continue to issue a significant number of shares of its common stock, it could trigger a limitation on its ability to utilize its Federal income tax loss carryforwards.


6.       EARNINGS PER SHARE

Effective December 31, 1997, the Company adopted SFAS No. 128, "Earnings per Share". Basic earnings (loss) per share is computed by dividing the income available to common shareholders, net earnings (loss), less redeemable preferred stock dividends and redeemable common stock accretion, by the weighted average number of shares of common stock outstanding during each period.

Diluted earnings (loss) per share is computed by dividing the income available to common shareholders, net earnings (loss), less redeemable preferred stock dividends and redeemable common stock accretion, by the weighted average number of shares of common stock and common stock equivalents (stock options and warrants), unless anti-dilutive, during each period.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (continued)



Earnings (loss) per share for the three months ended March 31, 1999 and 1998 was computed as follows (in thousands, except per share amounts):

                                                        Three Months Ended      Three Months Ended
                                                          March 31, 1999          March 31, 1998
                                                       --------------------     ------------------
                                                         Basic     Diluted       Basic    Diluted
                                                       --------    --------    --------    -------

AVERAGE  SHARES OUTSTANDING:
  Weighted average shares outstanding                     7,965       7,965       7,952      7,952

  Common stock equivalents
      (options/warrants)                                   --          --          --         --
                                                       ========    ========    ========    =======

                                                          7,965       7,965       7,952      7,952
                                                       ========    ========    ========    =======

EARNINGS (LOSS):
  Net  loss                                            $ (1,268)   $ (1,268)   $ (1,917)   $(1,917)
  Dividends applicable to
     redeemable preferred stock                             (64)        (64)       (124)      (124)
                                                       ========    ========    ========    =======
  Loss applicable to common shareholders               $ (1,322)   $ (1,332)   $ (2,041)   $(2,041)
                                                       ========    ========    ========    =======

PER SHARE AMOUNTS:
  Net loss applicable  to common shares                $  (0.17)   $  (0.17)   $  (0.26)   $ (0.26)
                                                       ========    ========    ========    =======



7.       LITIGATION

The Company and its subsidiaries are the defendants in various business-related litigation and environmental matters. At March 31, 1999 and December 31, 1998, the Company had accrued current liabilities of $1,500,000 for potential business-related litigation and environmental liabilities. While these litigation and environmental matters involve wide ranges of potential liability, management does not believe the outcome of these matters will have a material adverse effect on the Company's financial statements.

The discontinued Bagcraft subsidiary's Chicago facility has been the subject of allegations that it violated laws and regulations associated with the Clean Air Act. The facility has numerous sources of air emissions of volatile organic materials ("VOMs") associated with its printing operations and was required to maintain and comply with permits and emissions regulations with regard to each of these emission sources.

In November of 1995, the EPA issued a Notice of Violation ("NOV") against Bagcraft's Chicago facility alleging numerous violations of the Clean Air Act and related regulations. In May 1998 Bagcraft paid $170,000 to formally extinguish this claim.

In April 1994, the EPA notified the Company that it was a potentially responsible party for the disposal of hazardous substances (principally waste oil) at a disposal site in Palmer, Massachusetts generated by a manufacturing facility formerly operated by the Clearshield Plastics Division ("Clearshield") of Harvel Industries, Inc. ("Harvel"), a majority owned subsidiary of ARTRA. In 1985, Harvel was merged into ARTRA's Fill-Mor subsidiary. This site has been included on the EPA's National Priorities List. In February 1983, Harvel sold the assets of Clearshield to Envirodyne. The alleged waste disposal occurred in 1977 and 1978, at which time Harvel was a majority-owned subsidiary of ARTRA. In May 1994, Envirodyne and its Clearshield National, Inc. subsidiary sued ARTRA for indemnification in connection with this proceeding. The cost of clean-up at the Palmer, Massachusetts site has been estimated to be approximately $7 million according to proofs of claim filed in the adversary proceeding. A committee formed by the named potentially responsible parties has estimated the liability respecting the activities of Clearshield to be $400,000. ARTRA has not made any independent investigation of the amount of its potential liability and no assurances can be given that it will not substantially exceed $400,000.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (continued)



In a case titled Sherwin-Williams Company v. ARTRA GROUP Incorporated, filed in 1991 in the United States District Court for Maryland, Sherwin-Williams Company ("Sherwin-Williams") brought suit against ARTRA and other former owners of a paint manufacturing facility in Baltimore, Maryland for recovery of costs of investigation and clean-up of hazardous substances which were stored, disposed of or otherwise released at this manufacturing facility. This facility was owned by Baltimore Paint and Chemical Company, formerly a subsidiary of ARTRA from 1969 to 1980. Sherwin-William's current projection of the cost of clean-up is approximately $5 to $6 million. The Company has filed counterclaims against Sherwin-Williams and cross claims against other former owners of the property. The Company also is vigorously defending this action and has raised numerous defenses. Currently, the case is in its early stages of discovery and the Company cannot determine what, if any, its liability may be in this matter.

ARTRA was named as a defendant in United States v. Chevron Chemical Company brought in the United States District Court for the Central District of California respecting Operating Industries, Inc. site in Monterey Park, California. This site is included on the EPA's National Priorities List. ARTRA's involvement stemmed from the alleged disposal of hazardous substances by The Synkoloid Company ("Synkoloid") subsidiary of Baltimore Paint and Chemical Company, which was formerly owned by ARTRA. Synkoloid manufactured spackling paste, wall coatings and related products, certain of which generated hazardous substances as a by-product of the manufacturing process. ARTRA entered into a consent decree with the EPA in which it agreed to pay $85,000 for one phase of the clean-up costs for this site; however, ARTRA defaulted on its payment obligation. ARTRA is presently unable to estimate the total potential liability for clean-up costs at this site, which clean-up is expected to continue for a number of years. The consent decree, even if it had been honored by ARTRA, was not intended to release ARTRA from liability for costs associated with other phases of the clean-up at this site. The Company is presently unable determine what, if any, additional liability it may incur in this matter.

In recent years, the Company has been a party to certain product liability claims relating to the former Synkoloid subsidiary. The Company's product liability insurance has covered all such claims settled to date. As of March 31, 1999, the Company anticipates that its product liability insurance is adequate to cover any additional pending claims.

Several cases have arisen from ARTRA's purchase of Dutch Boy Paints which owned a facility in Chicago which it purchased from NL Industries. In a case titled City of Chicago v. NL Industries, Inc. and ARTRA GROUP Incorporated, filed in the Circuit Court of Cook County, Illinois, the City of Chicago brought a nuisance action and alleged that ARTRA (and NL Industries, Inc.) had improperly stored, discarded and disposed of hazardous substances at the Dutch Boy site, and that ARTRA had conveyed the site to Goodwill Industries to avoid clean-up costs. At the time the suit was filed, the City of Chicago claimed that it would cost $1,000,000 to remediate the site. The Company is currently negotiating with the City of Chicago to settle this claim.

ARTRA and NL Industries, Inc. have counter sued each other and have filed third party actions against the subsequent owners of the property. The Company is presently unable to determine its liability, if any, in connection with this case. The parties were conducting discovery but the case was stayed pending the resolution of the EPA action described below.

On November 17, 1995, the EPA issued letters to ARTRA, NL Industries and others alleging that they were potentially responsible parties with respect to releases at the Dutch Boy facility in Chicago and demanding that they remediate the site. NL Industries entered into a consent decree with EPA in which it agreed to remediate the site. The Company is presently unable to determine its liability, if any, in connection with this case.


8.       OTHER INFORMATION

On February 23, 1999, the Company entered into three-year employment agreements with three individuals to manage the Company's entry into the Internet business-to-business e-commerce and on-line auction business. In connection with such employment, the three individuals will receive nonqualified stock options for the purchase of 1,800,000 shares of the Company's Common Stock at an exercise price of $2.75 per share. The options vest in three equal installments over a period ending February 18, 2001. During the three months ended March 31, 1999, the Company recognized compensation expense of $300,000 related to these stock options.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (continued)



ARTRA has fallen below certain of the New York Stock Exchange's quantitative and other continued listing criteria. Pursuant to the New York Stock Exchange's request, ARTRA has provided a definitive action plan demonstrating ARTRA's ability to achieve compliance with the New York Stock Exchange's listing standards, including the succession of Entrade common stock to such listing after the merger. Based upon a review of that plan, the New York Stock Exchange is continuing the listing of ARTRA common stock. ARTRA will be subject to ongoing quarterly monitoring for compliance with the plan. Failure to meet any of the quarterly plan projections could result in the suspension from trading and subsequent delisting of ARTRA common stock. ARTRA's plan is dependent upon consummation of the merger during the third quarter of 1999. If the merger is not consummated, ARTRA may not be able to satisfy the listing requirements of the New York Stock Exchange, and ARTRA common stock may be delisted from the New York Stock Exchange.


9.       SUBSEQUENT EVENTS


On April 19, 1999, ARTRA entered into a letter of intent to purchase all of the issued and outstanding common stock of Public Liquidations Systems, Inc. and Asset Liquidation Group, Inc., d/b/a as Nationwide Auction Systems Corp. The purchase price shall consist of cash of $10,800,000 payable at closing, 1,570,000 shares of ARTRA common stock and a $14,000,000 note, subject to adjustment, payable over a two year period subsequent to the closing of the transaction. Consummation of the transaction is subject to certain conditions, including performance of the buyer's and seller's due diligence and negotiation of a definitive asset purchase agreement. The letter of intent, as extended, expires on August 12, 1999. This potential acquisition is not as yet deemed probable as no assurance can be given that the parties will complete their due diligence or enter into a definitive agreement by that date.


During April 1999, warrants were exercised to purchase approximately 560,000 shares of ARTRA common stock, resulting in proceeds to the Company of approximately $2,400,000. These warrants were issued principally as additional compensation for various short-terms loans, all of which were repaid before the end of 1998.

Entrade Inc. and subsidiary

Index to Financial Statements


                                                                     Page(s)

Report of Independent Accountants                                     F-44

Consolidated Balance Sheet as of February 23, 1999                    F-45

Notes to Consolidated Balance Sheet                                F-46 - F-48



Consolidated Balance Sheet as of March 31, 1999 (Unaudited)           F-49

Consolidated Statement of Operations for the period
     February 23, 1999 (inception) to March 31, 1999 (Unaudited)      F-50

Consolidated Statement of Cash Flows for the period
     February 23, 1999 (inception) to March 31, 1999 (Unaudited)      F-50



Notes to Consolidated Financial Statements                            F-52

                           Entrade Inc. and subsidiary

                         (formerly NA Acquisition Corp.)

                           CONSOLIDATED BALANCE SHEET

                                FEBRUARY 23, 1999

Report of Independent Accountants



To the Board of Directors and Shareholders of Entrade Inc.


In our opinion, the accompanying consolidated balance sheet presents fairly, in all material respects, the financial position of Entrade Inc. (formerly NA Acquisition Corp.) and subsidiary at February 23, 1999 (inception), in conformity with generally accepted accounting principles. This financial statement is the responsibility of the Company's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.


PRICEWATERCOOPERS LLP


May 13, 1999

Entrade Inc. and subsidiary

Consolidated Balance Sheet
as of February 23, 1999



                                ASSETS

Cash                                                               $  600,000
                                                                   ----------

             Total current assets                                     600,000
                                                                   ----------

Investment in asseTrade                                             3,500,000

Intangible asset                                                    3,156,224
                                                                   ----------

             Total assets                                          $7,256,224
                                                                   ==========


                 LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts payable                                                   $  100,000

Promissory note payable                                               500,000

Loan payable                                                        1,400,000
                                                                   ----------

             Total current liabilities                              2,000,000

Shareholders' equity:
   Preferred stock, $1,000 par value, 4,000,000 shares
        authorized, no shares issued or outstanding                      --

   Common stock, no par value, 40,000,000 shares authorized,
        2,000,000 issued and outstanding                            5,256,224
                                                                   ----------

             Total liabilities and shareholders' equity            $7,256,224
                                                                   ==========





The accompanying notes are integral part of this balance sheet.

Entrade Inc. and subsidiary

Notes to Consolidated Balance Sheet


  1.   Formation of the Company and Acquisitions


       Entrade Inc., formerly NA Acquisition Corp., ("Entrade" or "the Company"), a Pennsylvania corporation, was incorporated in February of 1999 as a 90% owned subsidiary of WorldWide Web NetworX Corporation ("WWWX"). Entrade, through its wholly owned subsidiary, entrade.com, Inc. ("entrade.com") intends to operate as a business-to-business internet electronic commerce ("e-commerce") service provider. Entrade is currently a development stage company and expects to exit its development stage during the second half of 1999.


       Upon incorporation, Entrade acquired from WWWX all of the assets of BarterOne LLC. In addition, the Company also acquired from WWWX a 25% interest in asseTrade.com, Inc. ("asseTrade"), a company that intends to provide business to business internet e-commerce services. WWWX had acquired all of the membership interests in BarterOne LLC in January and February of 1999, under separate agreements with Global Trade Group, Ltd. and Energy Trading Company, a subsidiary of PECO Energy Corporation. Following those acquisitions, BarterOne LLC was dissolved and WWWX took direct title to its assets.

       BarterOne LLC had been formed in December 1996 by Energy Trading Company and Global Trade Group, Ltd., to develop software and related products and services that would enable users, primarily in the electric and gas utility industry, to effect barter transactions via an e-commerce system. Energy Trading Company provided the initial capital and executive support, while Global Trade Group, Ltd. provided software development.

       In October 1998, Positive Asset Remarketing, Inc. (an affiliate of Global Trade Group) forged an alliance with a joint venture entity, Butcher Fox LLC, formed by Henry Butcher USA, Inc. ("Butcher") and Michael Fox International, Inc. ("Fox"), to provide BarterOne LLC's on-line technologies and business methodologies to the Butcher and Fox industrial clients. In December 1998, these parties formed asseTrade. Positive Asset Remarketing, Inc. transferred a 25% voting interest in asseTrade to WWWX in January 1999.

       Entrade purchased BarterOne LLC and the 25% interest in asseTrade (collectively the "acquired assets") from WWWX in exchange for 2,000,000 shares of Entrade common stock, of which 200,000 were received by Energy Trading Company pursuant to a tri-party agreement between WWWX, Energy Trading Company and Entrade, $800,000 in cash and a note for $500,000. As WWWX and Entrade are under common control, Entrade recorded the value of the net assets and interest acquired in these transactions at WWWX's carrying value. The amount of purchase price paid to WWWX by Entrade in excess of WWWX's carrying value for the assets of entrade and interest in asseTrade has been recorded by Entrade as a reduction in common stock.

Entrade Inc. and subsidiary

  1.   Formation of the Company and Acquisitions, continued

       Proposed Merger

       Entrade, WWWX, and WWWX Merger Subsidiary, Inc. a wholly owned subsidiary of Entrade ("Merger Sub"), have entered into an agreement to merge ("the merger agreement") the Merger Sub into ARTRA Group Incorporated, a publicly traded Pennsylvania corporation ("ARTRA"). The agreement is subject to ARTRA shareholder approval. Entrade and WWWX have provided for certain changes in capital structure of Entrade if the merger is not consummated. The merger agreement provides that all shares of ARTRA common stock shall be converted into shares of Entrade common stock on a one for one basis and that ARTRA will guarantee funding of at least $4,000,000 for the working capital needs of Entrade. In addition, each share of the outstanding redeemable preferred stock of ARTRA shall be exchanged for 329 shares of Entrade common stock. Concurrently with the merger closing, Entrade is required to make a cash payment to Energy Trading Company ("ETCO") in the amount of $100,000. If for any reason, the merger is not consummated on or before September 30, 1999, then Entrade is required to issue to ETCO sufficient additional shares of its common stock so that ETCO will hold a 33 1/3% interest in all of the issued and outstanding capital stock of Entrade. In such event, WWWX and Entrade will amend the articles of incorporation and by-laws of Entrade so that ETCO will have all of the same protections as a minority shareholder of Entrade as were accorded to Global Trade Group, Ltd. under the terms of a prior operating agreement for BarterOne LLC. Any dilution of ownership of Entrade shall be on a pari passu basis.

       Upon the completion of the proposed merger ARTRA will continue as the surviving corporation. ARTRA will be a wholly owned subsidiary of Entrade.



  2.   Summary of Significant Accounting Policies

       Cash and Cash Equivalents

       Cash and equivalents represent cash and short-term, highly liquid investments with original maturities three months or less.

       Principles of Consolidation

       The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, entrade.com Intercompany transactions and accounts have been eliminated in consolidation.

       Use of Estimates

       The financial statements are prepared in conformity with generally accepted accounting principles and, accordingly, include amounts that are based on management's best estimates and judgments. Actual results could differ from these estimates.

Entrade Inc. and subsidiary

  2.   Summary of Significant Accounting Policies, continued

       Intangible Asset


       The intangible asset represents the excess of purchase price over the fair value of net assets acquired (goodwill) which will be amortized over a period of five years on a straight line basis. The Company reviews intangibles for impairment by comparing future cash flows (undiscounted and without interest) expected to result from the use of the assets and their eventual disposition, to the carrying amount of the assets.


       Equity interest

       The Company has a 25% interest in asseTrade.com. This investment has been recorded based upon the fair value of the consideration paid for the investment by WWWX. The Company periodically reviews the carrying value of this investment for impairment. Upon commencement of operations of asseTrade, Entrade will reflect 25% of asseTrade results on an equity basis.

       Financial Instruments


       The fair value of cash and cash equivalents is assumed to approximate the carrying value of these assets due to the short duration of these assets.




  3.   Loan Agreement


       In February 1999 the Company entered into a loan agreement with ARTRA under which the Company may borrow up to a maximum of $2,000,000. The proceeds of the loan are to be used for the following purposes: (a) $800,000 to fund the cash purchase price for the assets acquired from WWWX and (b) the balance to fund the working capital needs of entrade.com. The initial loan of $1,400,000 can be increased by three additional $200,000 increments subject to certain conditions related to timing of closing under the merger agreement. Advances under the merger agreement are collateralized by a perfected first priority lien and security interest in all of the assets of the Company. The loan bears interest at the applicable Federal rate, which accrues monthly and is added to the principal balance. The entire outstanding principal balance of the loan is due and payable in one lump sum on the date that is the earlier of the closing date, as defined in the merger agreement, or the date on which the merger agreement is otherwise terminated and the merger abandoned. If the merger agreement terminates solely because the ARTRA shareholders have not approved the merger agreement, all obligations of the Company to repay the amounts loaned by ARTRA under the loan agreement will terminate and the loans will be forgiven as a "break-up" fee equal to the aggregate amount of the loan as defined in the loan agreement. At February 23, 1999 the balance due on the loan was $1,400,000.


  4.   Promissory Note

       As part of the purchase of the assets of entrade.com from WWWX, the Company entered into a non-interest-bearing promissory note with WWWX in the amount of $500,000. The principal amount of the note is payable on the earlier of the closing date of the merger, as defined in the merger agreement, or the date on which the merger agreement is otherwise terminated and the merger abandoned.



5.     Related Party Transactions

       Certain shareholders of WWWX, the parent company of Entrade, and certain officers of Entrade and entrade.com have, or have had, a direct or beneficial ownership interest in BarterOne LLC, asseTrade, Global Trade Group Ltd, and Positive Asset Remarketing, Inc.

       Certain officers of Entrade and entrade.com have entered into employment agreements with ARTRA.

Entrade Inc. and subsidiary

Consolidated Balance Sheet
as of March 31, 1999
(Unaudited in Thousands)




CURRENT ASSETS
   Cash                                                           $   167
   Other                                                               19
                                                                  -------
      Total current assets                                            186
                                                                  -------

Property,plant & equipment, net                                       294

Intangibles, net                                                    2,998

Investment in asseTrade.com                                         3,500

                                                                  -------
                  TOTAL ASSETS                                    $ 6,978
                                                                  =======


CURRENT LIABILITIES
   Accrued liabilities                                                  8

   Accounts payable, including amounts due related parties            339

   Note payable                                                       500

   Due to ARTRA                                                     1,400

                                                                  -------
                                                                    2,247
                                                                  -------


Shareholders' Equity
   Preferred stock, $1,000 par value, 4,000,000 shares
        authorized, no shares issued or outstanding                   --

   Common stock, no par value, 40,000,000 shares authorized,
        2,000,000 issued and outstanding                            5,256

   Accumulated loss from inception (Februray 23, 1999)               (525)
                                                                  -------
                                                                    4,731
                                                                  -------

                                                                  -------
                  TOTAL LIABILITIES AND EQUITY                    $ 6,978
                                                                  =======




The accompanying notes are an integral part of the consolidated financial statements.

Entrade Inc. and subsidiary

Statement of Operations
For the period February 23, 1999 (inception) to March 31, 1999
(Unaudited in Thousands)





Net sales                                                               $  13
                                                                        -----

Costs and expenses:
   Selling, general and administrative
     Business development costs                                           223
     Payroll and related costs                                             89
     Other                                                                 64
                                                                        -----
                                                                          376

   Depreciation and amortization                                          162

                                                                        -----
       Total costs and expenses                                           538
                                                                        -----


Loss from operations before income taxes                                 (525)
Provision for income taxes                                                 -
                                                                        -----
Net loss                                                                $(525)
                                                                        =====



Per share loss:
    Basic                                                              ($0.26)
                                                                        =====
     Weighted average number of shares
         of common stock outstanding                                    2,000
                                                                        =====

    Diluted
      Basic                                                            ($0.26)
                                                                        =====
     Weighted average number of shares
         of common stock outstanding                                    2,000
                                                                        =====









The accompanying notes are an integral part of the consolidated financial statements.

Entrade Inc. and subsidiary

Statement of Cash Flows
For the period February 23, 1999 (inception) to March 31, 1999
(Unaudited in thousands)




Net cash flows used by operating activities                   ($  135)
                                                              -------

Cash flows from investing activities:
   Assets purchased from WWWX                                    (800)
   Additions to property, plant and equipment                    (298)
                                                              -------
Net cash flows used by investing activities                    (1,098)
                                                              -------

Cash flows from financing activities:
   ARTRA loan                                                   1,400
                                                              -------
Net cash flows used by financing activities                     1,400
                                                              -------

Increase in cash and cash equivalents                             167
Cash and equivalents, beginning of period                        --
                                                              -------
Cash and equivalents, end of period                           $   167
                                                              =======







The accompanying notes are an integral part of the consolidated financial statements.

Entrade Inc. and subsidiary

Notes to Consolidated Financial Statements


  1.   Formation of the Company and Acquisitions


       Entrade Inc., formerly NA Acquisition Corp., ("Entrade" or "the Company"), a Pennsylvania corporation, was incorporated in February of 1999 as a 90% owned subsidiary of WorldWide Web NetworX Corporation ("WWWX"). Entrade, through its wholly owned subsidiary, entrade.com, Inc. ("entrade.com") intends to operate as a business-to-business internet electronic commerce ("e-commerce") service provider. Entrade is currently a development stage company and expects to exit its development stage during the second half of 1999.


       Upon incorporation, Entrade acquired from WWWX all of the assets of BarterOne LLC. In addition, the Company also acquired from WWWX a 25% interest in asseTrade.com, Inc. ("asseTrade"), a company that intends to provide business to business internet e-commerce services. WWWX had acquired all of the membership interests in BarterOne LLC in January and February of 1999, under separate agreements with Global Trade Group, Ltd. and Energy Trading Company, a subsidiary of PECO Energy Corporation. Following those acquisitions, BarterOne LLC was dissolved and WWWX took direct title to its assets.

       BarterOne LLC had been formed in December 1996 by Energy Trading Company and Global Trade Group, Ltd., to develop software and related products and services that would enable users, primarily in the electric and gas utility industry, to effect barter transactions via an e-commerce system. Energy Trading Company provided the initial capital and executive support, while Global Trade Group, Ltd. provided software development.

       In October 1998, Positive Asset Remarketing, Inc. (an affiliate of Global Trade Group) forged an alliance with a joint venture entity, Butcher Fox LLC, formed by Henry Butcher USA, Inc. ("Butcher") and Michael Fox International, Inc. ("Fox"), to provide BarterOne LLC's on-line technologies and business methodologies to the Butcher and Fox industrial clients. In December 1998, these parties formed asseTrade. Positive Asset Remarketing, Inc. transferred a 25% voting interest in asseTrade to WWWX in January 1999.

       Entrade purchased BarterOne LLC and the 25% interest in asseTrade (collectively the "acquired assets") from WWWX in exchange for 2,000,000 shares of Entrade common stock, of which 200,000 were received by Energy Trading Company pursuant to a tri-party agreement between WWWX, Energy Trading Company and Entrade, $800,000 in cash and a note for $500,000. As WWWX and Entrade are under common control, Entrade recorded the value of the net assets and interest acquired in these transactions at WWWX's carrying value. The amount of purchase price paid to WWWX by Entrade in excess of WWWX's carrying value for the assets of entrade and interest in asseTrade has been recorded by Entrade as a reduction in common stock.

Entrade Inc. and subsidiary

  1.   Formation of the Company and Acquisitions, continued

       Proposed Merger

       Entrade, WWWX, and WWWX Merger Subsidiary, Inc. a wholly owned subsidiary of Entrade ("Merger Sub"), have entered into an agreement to merge ("the merger agreement") the Merger Sub into ARTRA Group Incorporated, a publicly traded Pennsylvania corporation ("ARTRA"). The agreement is subject to ARTRA shareholder approval. Entrade and WWWX have provided for certain changes in capital structure of Entrade if the merger is not consummated. The merger agreement provides that all shares of ARTRA common stock shall be converted into shares of Entrade common stock on a one for one basis and that ARTRA will guarantee funding of at least $4,000,000 for the working capital needs of Entrade. In addition, each share of the outstanding redeemable preferred stock of ARTRA shall be exchanged for 329 shares of Entrade common stock. Concurrently with the merger closing, Entrade is required to make a cash payment to Energy Trading Company ("ETCO") in the amount of $100,000. If for any reason, the merger is not consummated on or before September 30, 1999, then Entrade is required to issue to ETCO sufficient additional shares of its common stock so that ETCO will hold a 33 1/3% interest in all of the issued and outstanding capital stock of Entrade. In such event, WWWX and Entrade will amend the articles of incorporation and by-laws of Entrade so that ETCO will have all of the same protections as a minority shareholder of Entrade as were accorded to Global Trade Group, Ltd. under the terms of a prior operating agreement for BarterOne LLC. Any dilution of ownership of Entrade shall be on a pari passu basis.

       Upon the completion of the proposed merger ARTRA will continue as the surviving corporation. ARTRA will be a wholly owned subsidiary of Entrade.



  2.   Loan Agreement

       In February 1999 the Company entered into a loan agreement with ARTRA under which the Company may borrow up to a maximum of $2,000,000. The proceeds of the loan are to be used for the following purposes: (a) $800,000 to fund the cash purchase price for the assets acquired from WWWX and (b) the balance to fund the working capital needs of entrade.com. The initial loan of $1,400,000 can be increased by three additional $200,000 increments subject to certain conditions related to timing of closing under the merger agreement. Advances under the merger agreement are collateralized by a perfected first priority lien and security interest in all of the assets of the Company. The loan bears interest at the applicable Federal rate, which accrues monthly and is added to the principal balance. The entire outstanding principal balance of the loan is due and payable in one lump sum on the date that is the earlier of the closing date, as defined in the merger agreement, or the date on which the merger agreement is otherwise terminated and the merger abandoned. If the merger agreement terminates solely because the ARTRA shareholders have not approved the merger agreement, all obligations of the Company to repay the amounts loaned by ARTRA under the loan agreement will terminate and the loans will be forgiven as a "break-up" fee equal to the aggregate amount of the loan as defined in the loan agreement. At March 31, 1999 the balance due on the loan was $1,400,000.

Entrade Inc. and subsidiary

  3.   Promissory Note

       As part of the purchase of the assets of entrade.com from WWWX, the Company entered into a non-interest-bearing promissory note with WWWX in the amount of $500,000. The principal amount of the note is payable on the earlier of the closing date of the merger, as defined in the merger agreement, or the date on which the merger agreement is otherwise terminated and the merger abandoned.



  4.   Related Party Transactions

       Certain shareholders of WWWX, the parent company of Entrade, and certain officers of Entrade and entrade.com have, or have had, a direct or beneficial ownership interest in BarterOne LLC, asseTrade, Global Trade Group Ltd, and Positive Asset Remarketing, Inc.

       Certain officers of Entrade and entrade.com have entered into employment agreements with ARTRA.

  5.   Earnings Per Share

       The Company reports earnings (loss) per share under the guidelines of SFAS No. 128, "Earnings per Share". Basic earnings (loss) per share is computed by dividing net earnings (loss) by the weighted average number of shares of common stock outstanding during the period.

       Diluted  earnings  (loss) per share is computed by dividing  net earnings
       (loss) by the weighted average number of shares of common stock and common stock equivalents, unless anti-dilutive, during the period. There were no common stock equivalents outstanding during the period.

Entrade Inc. and subsidiary

       Earnings (loss) per share for the period February 23, 1999 (inception) to March 31, 1999 was computed as follows (in thousands, except per share amounts):


                                                         Basic     Diluted
                                                       --------    --------

      AVERAGE  SHARES OUTSTANDING:
        Weighted average shares outstanding               2,000       2,000
        Common stock equivalents                            --          --
                                                       --------    --------

                                                          2,000       2,000
                                                       ========    ========

      EARNINGS (LOSS):
        Net  loss                                      $   (525)   $   (525)
                                                       ========    ========

      PER SHARE AMOUNTS:
        Net loss                                       $  (0.26)   $  (0.26)
                                                       ========    ========

                                   APPENDIX A

















                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                            ARTRA GROUP INCORPORATED,

                       WORLDWIDE WEB NETWORX CORPORATION,

                              NA ACQUISITION CORP.

                                       AND

                          WWWX MERGER SUBSIDIARY, INC.





                          DATED AS OF FEBRUARY 23, 1999

                              TABLE OF CONTENTS
                                                                           Page
                                                                           ----

ARTICLE 1 -     THE MERGER...................................................1
         1.1    The Merger...................................................2
         1.2    Effective Time...............................................2
         1.3    The Closing..................................................2
         1.4    Directors....................................................2
         1.5    Officers.....................................................3
         1.6    Options and Other Rights to Purchase Artra Common Stock......3
         1.7    Dissenters Rights............................................3

ARTICLE 2 -     REPRESENTATIONS AND WARRANTIES OF WWWX,
                THE ACQUISITION CORP. AND THE MERGER SUB.....................4
         2.1    Existence; Good Standing; Corporate Authority................4
         2.2    Authorization, Validity and Effect of Agreements.............4
         2.3    Capitalization...............................................4
         2.4    Subsidiaries.................................................5
         2.5    Other Interests..............................................5
         2.6    Financial Condition..........................................5
         2.7    Title to Properties..........................................6
         2.8    Absence of Undisclosed Liabilities...........................6
         2.9    Material Contracts...........................................6
         2.10   Intangible Assets............................................7
         2.11   No Conflict; Required Filings and Consents...................8
         2.12   Litigation...................................................8
         2.13   Taxes........................................................9
         2.14   Employee Benefit Plans.......................................9
         2.15   Labor Matters...............................................10
         2.16   Insurance...................................................10
         2.17   No Brokers..................................................10

ARTICLE 3 -     REPRESENTATIONS AND WARRANTIES OF ARTRA.....................10
         3.1    Existence; Good Standing; Corporate Authority...............10
         3.2    Authorization, Validity and Effect of Agreements............11
         3.3    Capitalization..............................................11
         3.4    Subsidiaries................................................11
         3.5    Other Interests.............................................12
         3.6    No Conflict; Required Filings and Consents..................12
         3.7    SEC Documents...............................................13
         3.8    Title to Properties.........................................13
         3.9    Absence of Undisclosed Liabilities..........................14
         3.10   Material Contracts..........................................14
         3.11   Litigation..................................................14

                                                                           Page
                                                                           ----

         3.12   Absence of Certain Changes..................................14
         3.13   Taxes.......................................................15
         3.14   Employee Benefit Plans......................................15
         3.15   Labor Matters...............................................15
         3.16   Insurance...................................................16
         3.17   No Brokers..................................................16

ARTICLE 4 -     COVENANTS...................................................16
         4.1    Alternative Proposals.......................................16
         4.2    Interim Operations..........................................17
         4.3    Meetings of Stockholders....................................18
         4.4    Filings, Other Action.......................................19
         4.5    Inspection of Records.......................................19
         4.6    Publicity...................................................19
         4.7    Registration Statements.....................................19
         4.8    Listing Application. .......................................20
         4.9    Further Action..............................................21
         4.10   Affiliate Letters...........................................21
         4.11   Expenses....................................................21
         4.12   Takeover Statute............................................21
         4.13   Conveyance Taxes............................................21
         4.14   Entrade Funding.............................................22
         4.15   Section 351 Qualification...................................22
         4.16   "Lock-Up" Provisions........................................22

ARTICLE 5 -     CONDITIONS..................................................22
         5.1    Conditions to Each Party's Obligation to Effect the Merger..22
         5.2    Conditions to Obligation of WWWX, the Acquisition Corp.
                and the Merger Sub to Effect the Merger.....................23
         5.3    Conditions to Obligation of Artra to Effect the Merger......24

ARTICLE 6 -     TERMINATION.................................................25
         6.1    Termination by Mutual Consent...............................25
         6.2    Termination by Either Artra or WWWX.........................25
         6.3    Termination by WWWX.........................................25
         6.4    Termination by Artra........................................26
         6.5    Effect of Termination and Abandonment.......................26
         6.6    Extension, Waiver...........................................26

ARTICLE 7 -     SURVIVAL OF REPRESENTATIONS AND
                WARRANTIES, INDEMNIFICATION.................................27
         7.1    Survival of Representations and Warranties..................27

                                                                           Page
                                                                           ----

         7.2    Indemnification.............................................27
         7.3    Procedure for Claims........................................27
         7.4    Third Party Claims..........................................28

ARTICLE 8 -     GENERAL PROVISIONS..........................................28
         8.1    Notices.....................................................28
         8.2    Assignment; Binding Effect..................................29
         8.3    Entire Agreement............................................29
         8.4    Amendment...................................................29
         8.5    Governing Law...............................................29
         8.6    Counterparts................................................29
         8.7    Headings....................................................29
         8.8    Interpretation..............................................29
         8.9    Waivers.....................................................30
         8.10   Incorporation...............................................30
         8.11   Severability................................................30
         8.12   Enforcement of Agreement....................................30
         8.13   Subsidiaries................................................30

                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of February 23, 1999 among Artra Group Incorporated ("Artra"), a Pennsylvania corporation; WorldWide Web NetworX Corporation ("WWWX"), a Delaware corporation; NA Acquisition Corp. (the "Acquisition Corp."), a Pennsylvania corporation and a wholly owned subsidiary of WWWX; and WWWX Merger Subsid iary, Inc. (the "Merger Sub"), a Pennsylvania corporation and a wholly owned subsidiary of the Acquisition Corp.

                                    Recitals:

         The Boards of Directors of Artra and WWWX have approved and deem it advisable and in the best interests of their respective companies and shareholders to consummate the merger (the "Merger") described in this Agreement. Pursuant to the Merger, the Merger Sub will merge into Artra, which will result in Artra becoming a wholly owned subsidiary of the Acquisition Corp., and the outstanding shares of Common Stock and Preferred Stock of Artra will be converted into shares of Common Stock of the Acquisition Corp. on a share-for-share basis.

         For federal income tax purposes, it is intended that the Merger qualify as an exchange under the provisions of Section 351 of the United States Internal Revenue Code of 1986, as amended (the "Code").

         On February 23, 1999, the Acquisition Corp. acquired from WWWX all of the assets formerly held by BarterOne, LLC ("BarterOne"), a Delaware limited liability company acquired by WWWX and dissolved prior to the date hereof (the "BarterOne Assets"), and 25% of the outstanding shares of Class A voting common stock of AsseTrade.com, Inc. ("AsseTrade"), a Delaware corporation. Also on the date hereof, the Acquisition Corp. is acquiring certain retained interests of Energy Trading Company ("ETCO"), a Delaware corporation, arising out of the sale of its membership interest in BarterOne to WWWX. Concurrently with the execution and delivery of this Agreement, and in order to induce WWWX and the Acquisition Corp. to enter into this Agreement, Artra is entering into a Loan Agreement (the "Loan Agreement") with the Acquisition Corp. Pursuant to the Loan Agreement, Artra will lend the Acquisition Corp. up to $2,000,000 to purchase the BarterOne Assets and the AsseTrade interests, and to finance the working capital needs of its business operations related to the BarterOne Assets (referred to herein as "Entrade").

         NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE 1
                                   THE MERGER

         1.1 The Merger. Pursuant to the Plan of Merger in the form of Exhibit A hereto (the "Plan of Merger"), at the Effective Time, the Merger Sub shall be merged with and into Artra (the "Merger") in accordance with the applicable provisions of the laws of the Commonwealth of

Pennsylvania. Artra shall be the surviving corporation in the Merger and shall continue its corporate existence under the laws of the Commonwealth of
Pennsylvania. As a result of the Merger, Artra shall become a wholly owned subsidiary of the Acquisition Corp. At the Effective Time: (a) each outstanding share of Common Stock, no par value, of Artra ("Artra Common Stock") shall be converted into one share of Common Stock, no par value, of the Acquisition Corp. ("Acquisition Corp. Common Stock"); (b) each outstanding share of Series A Preferred Stock, $1,000 par value, of Artra ("Artra Preferred Stock") shall be converted into 329 shares of Acquisition Corp. Common Stock; (c) each share of Artra Common Stock held as treasury stock shall be canceled; and (d) each outstanding share of Common Stock, $.01 par value, of the Merger Sub shall be canceled. Upon such conversion, all outstanding shares of Artra Common Stock and Artra Preferred Stock shall be canceled and cease to exist, each certificate theretofore representing any shares of Artra Common Stock shall, without any action on the part of the holder thereof, be deemed to represent an equivalent number of shares of Acquisition Corp. Common Stock and each certificate theretofore representing any shares of Artra Preferred Stock shall, without any action on the part of the holder thereof, be deemed to represent 329 shares of Acquisition Corp. Common Stock for each share of Artra Preferred Stock. No fractional shares of Acquisition Corp. Common Stock and no scrip or certifi cates therefor will be issued in connection with the Merger. Any former holder of Artra Common Stock or Artra Preferred Stock who would otherwise be entitled to receive a fraction of a share of Acquisition Corp. Common Stock shall receive, in lieu thereof, a check for cash in an amount equal to such fraction of a share multiplied by the closing price of Acquisition Corp. Common Stock on the New York Stock Exchange ("NYSE") (or other applicable exchange as hereinafter provided) on the first day Acquisition Corp. Common Stock is traded after the Effective Time (hereinafter defined).

         1.2 Effective Time. The term "Effective Time" shall mean the time and date which is (A) the date and time of the filing of the articles of merger relating to the Merger with the Secretary of the Commonwealth of Pennsylvania (or such other date and time as may be specified in such certificate as may be permitted by law) or (B) such other time and date as Artra and WWWX may agree.

         1.3 The Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions described in this Agreement (the "Closing") shall take place (a) at the offices of Duane, Morris & Heckscher LLP, One Liberty Place, 1650 Market Street, Philadelphia, Pennsylvania 19103-7396, at 10:00 a.m., local time, on the first business day following the day on which the last to be fulfilled or waived of the conditions set forth in Article 5 shall be fulfilled or waived in accordance herewith or (b) at such other time, date or place as Artra and WWWX may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

         1.4 Directors. The directors of Artra immediately prior to the Effective Time shall resign as directors of Artra and shall become the directors of the Acquisition Corp. as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law. For as long as WWWX's percentage ownership of Acquisition Corp. Common Stock calculated on a fully diluted basis is at least 5%, Acquisition Corp. shall use its best efforts to cause the designee nominated by WWWX and mutually acceptable to WWWX and the Board of Directors of Acquisition

Corp., who shall initially be Robert D. Kohn, to be elected to the Board of Directors of Acquisition Corp.

         1.5 Officers. The officers of Artra immediately prior to the Effective Time shall resign as officers of Artra and shall become the officers of the Acquisition Corp. as of the Effective Time and until their successors are duly appointed in accordance with applicable law.

         1.6 Options and Other Rights to Purchase Artra Common Stock. At the Effective Time, each outstanding option, warrant or right to purchase shares of Artra Common Stock (an "Artra Option") shall be assumed in such manner that it is converted into an option, warrant or right to purchase shares of Acquisition Corp. Common Stock (an "Acquisition Corp. Option"). Each such Acquisition Corp. Option shall be exercisable upon the same terms and conditions as then are applicable to such Artra Option. It is the intention of the parties that, to the extent that any such Artra Option constituted an "incentive stock option" (within the meaning of Section 422 of the Code) immediately prior to the Effective Time, such option continue to qualify as an incentive stock option to the maximum extent permitted by Section 422 of the Code, and that the assumption of the Artra Options provided by this Section 1.6 satisfy the conditions of
Section 424(a) of the Code. At the Effective Time, the Acquisition Corp. shall assume all rights and obligations of Artra under Artra's stock option plans as in effect at the Effective Time and shall continue such plans in accordance with their terms.

         1.7      Dissenters Rights.

                  (a) The holders of shares of Artra Common Stock shall not be entitled to appraisal rights under the Pennsylvania Business Corporation Law (the "PBCL").

                  (b) Notwithstanding anything in this Agreement to the contrary, any shares of Artra Preferred Stock that are issued and outstanding as of the Effective Time and that are held by a shareholder who has exercised and has not failed to perfect or effectively withdrawn or lost his right (to the extent such right is available by law) to demand and to receive the "fair value" of such shares (the "Dissenting Shares") under the PBCL shall not be converted into shares of Acquisition Corp. Common Stock unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost his right to dissent from the Merger under the PBCL and to receive such consider ation as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the PBCL. If any such holder shall have so failed to perfect or have effectively withdrawn or lost such right, each share of such holder's Artra Preferred Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, 329 shares of Acquisition Corp. Common Stock. Artra shall give the Acquisition Corp. (i) prompt notice of any notice or demand for appraisal or payment for shares of Artra Preferred Stock received by Artra and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices. Any payment required to be made to an Artra Preferred Stockholder shall be an obligation of Artra.

                                    ARTICLE 2
                     REPRESENTATIONS AND WARRANTIES OF WWWX,
                    THE ACQUISITION CORP. AND THE MERGER SUB

         Except as set forth in the disclosure letter delivered to Artra at or prior to the execution hereof (the "Acquisition Corp. Disclosure Letter"), WWWX, the Acquisition Corp. and the Merger Sub jointly and severally represent and warrant to Artra as of the date of this Agreement as follows:

         2.1 Existence; Good Standing; Corporate Authority. Each of WWWX, the Acquisition Corp. and the Merger Sub, and each of their respective Subsidiaries, is a corporation or limited liability company duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of WWWX, the Acquisition Corp. and the Merger Sub, and each of their respective Subsidiaries, is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a material adverse effect on the business, results of operations or financial condition of the Acquisition Corp. and its Subsidiaries (a "WWWX Material Adverse Effect"). Each of WWWX, the Acquisition Corp. and the Merger Sub, and each of their respective Subsidiaries, has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. The copies of the Articles or Certificates of Incorporation and Bylaws, Operating Agreements and/or other applicable governing documents of WWWX, the Acquisition Corp., the Merger Sub, and each of their respective Subsidiaries, previously made available to Artra, are true and correct and have not been modified or amended except as set forth therein.

         2.2 Authorization, Validity and Effect of Agreements. Each of WWWX, the Acquisition Corp. and the Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents to be executed by it as described herein. Subject only to the approval of this Agreement and the transactions described herein by the holders of WWWX voting securities, the consummation by WWWX, the Acquisition Corp. and the Merger Sub of the transactions described herein has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents described herein (when executed and delivered pursuant hereto for value received) will constitute, the valid and binding obligations of WWWX, the Acquisition Corp. and the Merger Sub enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

         2.3 Capitalization. The authorized capital stock of WWWX consists of 100,000,000 shares of Common Stock, $.001 par value, of which 11,035,186 shares are issued and outstanding. The authorized capital stock of the Acquisition Corp. consists of 40,000,000 shares of Acquisition Corp. Common Stock, no par value, of which 2,000,000 shares are issued and outstanding, and 4,000,000 shares of Preferred Stock, $1,000 par value, of which no shares are outstanding. The authorized capital stock of the Merger Sub consists of 1000 shares of Common Stock, of which 100 shares are issued and outstanding. Neither the Acquisition Corp. nor the Merger Sub has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Acquisition Corp. or the Merger Sub on any matter. All issued and outstanding shares of Acquisition Corp. Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and are owned of record and beneficially by WWWX. All issued and outstanding shares of Common Stock of the Merger Sub are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and are owned of record and beneficially by the Acquisition Corp. Except as set forth in the Acquisition Corp. Disclosure Letter, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Acquisition Corp. or any of its Subsidiaries to issue, transfer or sell any shares of their respective capital stock or membership interests.

         2.4 Subsidiaries. Except as set forth in the Acquisition Corp. Disclosure Letter, the Acquisition Corp. owns directly or indirectly all of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Acquisition Corp. Subsidiary) of each of the Acquisition Corp.'s Subsidiaries, free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local law which are not material. Each of the outstanding shares of capital stock or other equity interest of each of the Acquisition Corp.'s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable. The following informa tion for each Subsidiary of the Acquisition Corp. has been previously provided to Artra: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or total equity capital; and
(iii) the number of issued and outstanding shares of capital stock or total equity capital.

         2.5 Other Interests. Except for interests in the Acquisition Corp. Subsidiaries, neither the Acquisition Corp. nor any Acquisition Corp. Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than non-controlling investments in the ordinary course of business and corporate partnering, development, cooperative marketing and similar undertakings or arrangements entered into in the ordinary course of business).

         2.6 Financial Condition. Set forth in the Acquisition Corp. Disclosure Letter are true and complete lists of the assets and liabilities of the Acquisition Corp. on the date hereof and as anticipated to exist at the Effective Time of the Merger. The Entrade Business Plan and AsseTrade Business Plan delivered to Artra together present fairly the financial condition, results of operations, business, properties, assets, liabilities and future prospects of the Acquisition Corp. and the Acquisi tion Corp. Subsidiaries as of the dates thereof and for the periods indicated therein, there has been no material adverse change in the financial condition or future prospects of the Acquisition Corp. or the Acquisition Corp. Subsidiaries as reflected therein, and no fact is known to WWWX or the Acquisition Corp. that materially adversely affects or in the future may materially adversely affect the financial condition or future prospects of the Acquisition Corp. or any Acquisition Corp. Subsidiary.

         2.7 Title to Properties. Except as set forth in the Acquisition Corp. Disclosure Letter, the Acquisition Corp. and each of the Acquisition Corp. Subsidiaries owns outright, and has good and marketable title to, all of its assets, including without limitation all computer software and related technical information and other intellectual property rights necessary to conduct the Entrade business, free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts or other encumbrances or conflicting claims of any nature whatsoever. None of such assets are subject to restrictions with respect to the transferability thereof and the Acquisition Corp.'s title thereto will not be affected in any way by the transactions described in the Agreement. WWWX has complete and unrestricted power and right to sell such assets to the Acquisition Corp. Neither the Acquisition Corp. nor any of its Subsidiaries owns any real property or any interest in real property.

         2.8 Absence of Undisclosed Liabilities. Neither the Acquisition Corp. nor any Acquisition Corp. Subsidiary has any material liabilities, obligations or guaranties accrued, absolute, contingent or otherwise, except as disclosed in the Acquisition Corp. Disclosure Letter.

         2.9 Material Contracts. The Acquisition Corp. Disclosure Letter contains a true and correct list of each contract, agreement, commitment or obligation (a) which involves or may involve the payment to or from the Acquisition Corp. or any Acquisition Corp. Subsidiary of amounts in excess of $100,000 per year, (b) any license, franchise or distribution agreement, which involves or may involve payments to or from the Acquisition Corp. or any Acquisition Corp. Subsidiary in excess of $100,000 per year, (c) any lease of tangible personal property, which involves or may involve payments to or from the Acquisition Corp. or any Acquisition Corp. Subsidiary in excess of $100,000 per year and (d) any contract between the Acquisition Corp. or any of its Subsidiaries and any affiliate of WWWX, the Acquisition Corp. or any of their Subsidiaries (collectively the "Acquisition Corp. Material Contracts"). Each of the Acquisition Corp. Material Contracts constitutes a valid and binding obligation of the parties thereto, is in full force and effect and will continue in full force and effect following the consummation of the transactions described herein and thereby, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party (except as set forth in the Acquisition Corp. Disclosure Letter). Neither the Acquisition Corp. nor any Acquisition Corp. Subsidiary is in, or to the knowledge of WWWX or the Acquisition Corp. alleged to be in, breach or default under, nor is there or is there alleged to be any basis for termina tion of, any Acquisition Corp. Material Contract and, to the knowledge of WWWX and the Acquisition Corp., no other party to any Acquisition Corp. Material Contract has breached or defaulted thereunder, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by the Acquisition Corp., any Acquisition Corp. Subsidiary or, to the knowledge of WWWX and the Acquisi tion Corp., by any such other party. Neither the Acquisition Corp. nor any Acquisition Corp. Subsidiary is currently renegotiating any Acquisition Corp. Material Contract or paying liquidated damages in lieu of the performance thereunder.

         2.10 Intangible Assets. The Acquisition Corp. Disclosure Letter sets forth a list of (a) all patents, copyrights, trade names, trademarks, service marks and names (registered or unregistered), and applications and registrations therefor, (b) all research, development and commercially practiced processes, trade secrets, know-how, inventions, and engineering and other technical information, (c) all computer programs, software and data bases, (d) all information, drawings, specifications, designs, plans, financial, marketing and business data and plans, other proprietary, confidential or intellectual information or property and all copies and embodiments thereof in whatever form or medium and (e) all customer and membership lists owned by or licensed to the Acquisition Corp. or any Acquisition Corp. Subsidiary (items (a) through (e) are defined, collectively, as "Intangible Assets") as well as a list of all registrations thereof and pending applications therefor. Each of the Intangible Assets owned by the Acquisition Corp. or any Acquisition Corp. Subsidiary is owned free and clear of any and all liens and encumbrances and, to the knowledge of WWWX and the Acquisition Corp., no other Person or entity has any claim of ownership with respect thereto. The Acquisition Corp. and each Acquisition Corp. Subsidiary has adequate licenses or other valid rights to use all of the Intangible Assets that it does not own and that are material to the conduct of its business as currently proposed. To the knowledge of WWWX and the Acquisition Corp., the use of the Intangible Assets by the Acquisition Corp. or any Acquisition Corp. Subsidiary does not and will not conflict with, infringe upon, violate or interfere with any intellectual property rights or claimed intellectual property rights of any other Person or entity, nor, to the knowledge of WWWX and the Acquisition Corp., is any other Person or entity infringing upon, violating or interfering with any intellectual property rights or claimed intellectual property rights of the Acquisition Corp. or any Acquisition Corp. Subsidiary. Neither WWWX, the Acquisition Corp. nor any Acquisition Corp. Subsidiary has received notice of any claim of infringement or violation of any third party's copy rights, patents, trade secrets, trademarks or other proprietary rights relating to the Intangible Assets nor, to the knowledge of WWWX or the Acquisition Corp., is there any basis for any such claim of right or interest in the Intangible Assets or otherwise adverse to the Acquisition Corp.'s or any Acquisition Corp. Subsidiary's unqualified right to exclusively own and fully utilize any of the Intangible Assets. To the knowledge of WWWX and the Acquisition Corp., there are no pending or threatened suits, legal proceedings, claims or governmental investigations against or with respect to any of the Intangible Assets or any component thereof. Each of the Intangible Assets will perform in substantial conformity with its specifications as identified in any and all documentation provided to Artra. To the knowledge of WWWX and the Acquisition Corp., the Intangible Assets do not and will not contain any "backdoor" or concealed access or any "software locks" or any similar devices which, upon the occurrence of a certain event, the passage of a certain amount of time, or the taking of any action (or the failure to take any action) by or on behalf of any Person or entity, will cause any of the Intangible Assets to be destroyed, erased, damaged or otherwise made inoperable. To the knowledge of WWWX and the Acquisition Corp., the Intangible Assets are and will be free from defects in operation or otherwise relating to the year 2000, date data century recognition calculations that accommodate same century and multi-century formulas and date values, and century correct date data interface values, and will accurately process date and time data (including but not limited to, calculation, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, and the years 1999 and 2000 and leap year calculation, and, to the knowledge of WWWX and the Acquisition Corp., when used in combination with other information technology, will accurately process date and time data if the other information technology exchanges date and time data with it.

         2.11     No Conflict; Required Filings and Consents.

                  (a) The execution and delivery of this Agreement by WWWX, the Acquisition Corp. and the Merger Sub do not, and the consummation by WWWX, the Acquisition Corp. and the Merger Sub of the transactions described herein will not, (i) conflict with or violate the certificate of incorporation or by-laws or equivalent organizational documents of WWWX, the Acquisition Corp., the Merger Sub or any of their Subsidiaries, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to WWWX, the Acquisition Corp., the Merger Sub or any of their Subsidiaries or by which any property or asset of WWWX, the Acquisition Corp., the Merger Sub or any of their Subsidiaries is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under, or give to others any right of purchase or sale, or any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of WWWX, the Acquisition Corp., the Merger Sub or any of their Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which WWWX, the Acquisition Corp., the Merger Sub or any of their Subsidiaries is a party or by which WWWX, the Acquisition Corp., the Merger Sub or any of their Subsidiaries or any property or asset of WWWX, the Acquisition Corp., the Merger Sub or any of their Subsidiaries is bound or affected, , in each case except for any such defaults or violations that would not, individually or in the aggregate, have a WWWX Material Adverse Effect. WWWX, the Acquisition Corp., the Merger Sub and their Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, except where the failure to obtain any such item or to take any such action would not have, individually or in the aggregate, a WWWX Material Adverse Effect.

                  (b) The execution and delivery of this Agreement by WWWX, the Acquisition Corp. and/or the Merger Sub do not, and the performance of this Agreement and the consummation by WWWX, the Acquisition Corp. and/or the Merger Sub of the transactions described herein will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each a "Governmental Entity"), except for (i) applicable requirements, if any, of theSecurities Act of 1933 (the "Securities Act"), the Exchange Act of 1934 (the "Exchange Act"), state securities laws and state takeover laws, (ii) filing of appropriate merger documentation as Pennsylvania law shall require, and (iii) applicable requirements of the Code and state and local tax laws.

         2.12 Litigation. There are no actions, suits or proceedings pending against WWWX, the Acquisition Corp., the Merger Sub or any of their Subsidiaries or, to the knowledge of WWWX or the Acquisition Corp., threatened against WWWX, the Acquisition Corp., the Merger Sub or any of their

Subsidiaries, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that are likely to have a WWWX Material Adverse Effect.

         2.13     Taxes.

                  (a) Except as set forth in the Acquisition Corp. Disclosure Letter, each of WWWX, the Acquisition Corp., the Merger Sub and each of their Subsidiaries has filed all material tax returns and reports required to be filed by it, or requests for extensions to file such returns or reports have been timely filed and granted and have not expired, and all tax returns and reports are complete and accurate in all respects, except to the extent that such failures to file, have extensions granted that remain in effect, or be complete and accurate in all respects, as applicable, individually or in the aggregate, would not have a WWWX Material Adverse Effect. WWWX, the Acquisition Corp., the Merger Sub and each of their Subsidiaries has paid (or WWWX or the Acquisition Corp. has paid on its behalf) all taxes shown as due on such tax returns and reports, and no deficiencies for any taxes have been proposed, asserted or assessed against WWWX, the Acquisition Corp., the Merger Sub or any of their Subsidiaries that are not adequately reserved for, except for inadequately reserved taxes and inadequately reserved deficiencies that would not, individually or in the aggregate, have a WWWX Material Adverse Effect. No requests for waivers of the time to assess any taxes against WWWX, the Acquisition Corp., the Merger Sub or any of their Subsidiaries have been granted or are pending.

                  (b) Neither WWWX, the Acquisition Corp., the Merger Sub or any of their Subsidiaries has knowingly taken any action or has any knowledge of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as an exchange governed by Section 351 of the Code.

                  (c) As used in this Section 2.13, "taxes" shall include all federal, state, local and foreign income, franchise, property, sales, use, excise and other taxes, including obligations for withholding taxes from payments due or made to any other Person or entity and any interest, penalties or additions to tax.

         2.14 Employee Benefit Plans. Except as described in the Acquisition Corp. Disclosure Letter: (i) all employee benefit plans or programs maintained for the benefit of the current or former employees or directors of WWWX, the
Acquisition Corp., the Merger Sub or any of their Subsidiaries that are sponsored, maintained or contributed to by WWWX, the Acquisition Corp., the Merger Sub or any of their Subsidiaries (if any), or with respect to which WWWX, the Acquisition Corp., the Merger Sub or any of their Subsidiaries has any liability, including without limitation any such plan that is an "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), are in compliance with all applicable requirements of law, including ERISA and the Code, and (ii) neither WWWX, the Acquisition Corp., the Merger Sub nor any of their Subsidiaries has any liabilities or obligations with respect to any such employee benefit plans or programs, whether accrued, contingent or otherwise, nor to the knowledge of WWWX or the Acquisi tion Corp. are any such liabilities or obligations expected to be incurred. The execution of, and performance of the transactions described in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee. The only severance agree ments or severance policies applicable to WWWX, the Acquisition Corp., the Merger Sub or any of their Subsidiaries are the agreements and policies specifically referred to in the Acquisition Corp. Disclosure Letter.

         2.15 Labor Matters. There is no labor strike, labor dispute, work slowdown, stoppage or lockout actually pending, or to the knowledge of WWWX or the Acquisition Corp., threatened against or affecting WWWX, the Acquisition Corp., the Merger Sub or any of their Subsidiaries. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of WWWX or the Acquisition Corp., threatened against WWWX, the Acquisition Corp., the Merger Sub or any of their Subsidiaries relating to their business.

         2.16 Insurance. The Acquisition Corp. Disclosure Letter contains a complete and accurate list and description of all policies of fire, liability, product liability and other forms of insurance presently in effect insuring the Acquired Corp., its Subsidiaries and their respective assets.

         2.17 No Brokers. Neither WWWX, the Acquisition Corp. nor the Merger Sub has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of WWWX, the Acquisition Corp., Artra or the Merger Sub to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions described herein. Neither WWWX, the Acquisition Corp. nor the Merger Sub is aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions described herein.


                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES
                                    OF ARTRA

         Except as set forth in the disclosure letter delivered at or prior to the execution hereof to WWWX (the "Artra Disclosure Letter") or in the Artra Reports (as defined below), Artra represents and warrants to WWWX, the Acquisition Corp. and the Merger Sub as of the date of this Agreement as follows:

         3.1 Existence; Good Standing; Corporate Authority. Artra is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Artra is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a material adverse effect on the business, results of operations or financial condition of Artra and its Subsidiaries taken as a whole (an "Artra Material Adverse Effect"). Artra has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Each of the Subsidiaries of Artra is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have an Artra Material Adverse Effect. The copies of the Articles of Incorporation and Bylaws of Artra previously made available to WWWX are true and correct, and have not been modified or amended except as set forth therein.

         3.2 Authorization, Validity and Effect of Agreements. Artra has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents described herein. Subject only to the approval of this Agreement and the transactions described herein by the holders of Artra Common Stock, the consummation by Artra of the transactions described herein has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents described herein (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of Artra, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

         3.3 Capitalization. The authorized capital stock of Artra consists of 20,000,000 shares of Artra Common Stock and 2,000,000 shares of Artra Preferred Stock. As of February 17, 1999, there were 7,975,206 shares of Artra Common Stock and 1,849.34 shares of Artra Preferred Stock issued and outstanding, plus 494,017 shares of Artra Common Stock held in Artra's treasury. Since such date, no additional shares of capital stock of Artra have been issued, except pursuant to Artra's 1995 stock option and 1996 disinterested director stock option plan (the "Artra Option Stock Plans"). Except as set forth in the Artra Disclosure Letter, Artra does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Artra on any matter. All such issued and outstanding shares of Artra Common Stock and Artra Preferred Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as described in this Agreement and as set forth in the Artra Disclosure Letter, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments that obligate Artra or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of Artra or any of its Subsidiaries (other than under the Artra Option Plans).

         3.4 Subsidiaries. Except as set forth in the Artra Disclosure Letter, Artra owns directly or indirectly each of the outstanding shares of capital stock of each of its Subsidiaries (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Subsidiary). Each of the outstanding shares of capital stock of each of such Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is owned, directly or indirectly, by Artra, free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local law which are not material. The following information for each such Subsidiary has been previously made available to WWWX, if requested and if applicable: (i) its name and jurisdiction of incorporation or organiza tion; (ii) its authorized capital stock or share capital; and (iii) the number of issued and outstanding shares of capital stock or share capital.

         3.5 Other Interests. Except as set forth in the Artra Disclosure Letter and for interests in the Artra Subsidiaries, neither Artra nor any Artra Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than (i) passive investments in securities in the ordinary course of business and corporate partnering, development, cooperative marketing and similar undertakings and arrangements entered into in the ordinary course of business and (ii) other investments of less than $1,000,000).

         3.6      No Conflict; Required Filings and Consents.

                  (a) Except as set forth in the Artra Disclosure Letter: the execution and delivery of this Agreement by Artra does not, and the consummation by Artra of the transactions described herein will not, (i) conflict with or violate its articles of incorporation or by-laws, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Artra or any Artra Subsidiary or by which any property or asset of Artra or any Artra Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under, or give to others any right of purchase or sale, or any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Artra or any Artra Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Artra or any Artra Subsidiary is a party or by which Artra or any Artra Subsidiary or any property or asset of Artra or any Artra Subsidiary is bound or affected, , in each case except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have an Artra Material Adverse Effect. Artra and its Subsidiaries have obtained all licenses, permits and other authoriza tions and have taken all actions required by applicable law or governmental regulations in connec tion with their business as now conducted, except where the failure to obtain any such item or to take any such action would not have, individually or in the aggregate, an Artra Material Adverse Effect.

                  (b) The execution and delivery of this Agreement by Artra do not, and the performance of this Agreement and the consummation by Artra of the transactions described herein will not require any consent, approval, authorization or permit of, or filing with or notification to any Governmental Entity, except for (i) applicable requirements, if any, of the Securities Act, the

Exchange Act, state securities laws and state takeover laws, and the NYSE, (ii) filing of appropriate merger documentation as Pennsylvania law shall require, and (iii) applicable requirements of the Code and state and local tax laws.

         3.7      SEC Documents.

                  (a) Artra has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since December 31, 1996 (collectively, the "Artra Reports"). As of their respective dates, the Artra Reports, and any such reports, forms and other documents filed by Artra with the SEC after the date of this Agreement (i) complied, or will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and (ii) did not, or will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representation in clause (ii) of the preceding sentence shall not apply to any misstatement or omission in any Artra Report filed prior to the date of this Agreement that was superseded by a subsequent Artra Report filed prior to the date of this Agreement that specifically corrected such misstatement or omission in the applicable Artra Report.

                  (b) Each of the consolidated balance sheets included in or incorporated by reference into the Artra Reports (including the related notes and schedules) fairly presents the consolidated financial position of Artra and its Subsidiaries as of its date, and each of the consoli dated statements of income, retained earnings and cash flows included in or incorporated by reference into the Artra Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of Artra and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments that would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Neither Artra nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of Artra or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except for (i) liabilities and obligations that were reserved on or reflected in (including the notes to), the consoli dated balance sheet of Artra as of December 31, 1998, (ii) liabilities arising in the ordinary course of business since December 31, 1998, and (iii) liabilities or obligations which would not, individually or in the aggregate, have an Artra Material Adverse Effect.

         3.8 Title to Properties. Except as set forth in the Artra Disclosure Letter, Artra and each of the Artra Subsidiaries owns outright, and has good and marketable title to, all of its assets, free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts or other encumbrances or conflicting claims of any nature whatsoever. None of such assets are subject to restrictions with respect to the transferability thereof and Artra's title thereto will not be affected in any way by the transactions described in the Agreement. Neither Artra nor any of its Subsidiaries owns any real property or any interest in real property.

         3.9 Absence of Undisclosed Liabilities. Neither Artra nor any Artra Subsidiary has any liabilities, obligations or guaranties accrued, absolute, contingent or otherwise, except as disclosed in the Artra Disclosure Letter or the Artra Reports, none of which is material and adverse.

         3.10 Material Contracts. The Artra Disclosure Letter contains a true and correct list of each contract, agreement, commitment or obligation (a) which involves or may involve the payment to or from Artra or any Artra Subsidiary of amounts in excess of $100,000 per year, (b) any license, franchise or distribution agreement, which involves or may involve payments to or from Artra or any Artra Subsidiary in excess of $100,000 per year, (c) any lease of tangible personal property, which involves or may involve payments to or from Artra or any Artra Subsidiary in excess of $100,000 per year and (d) any contract between Artra or any of its Subsidiaries and any affiliate of Artra or any of the Artra Subsidiaries (collectively the "Artra Material Contracts"). Each of the Artra Material Contracts constitutes a valid and binding obligation of the parties thereto, is in full force and effect and will continue in full force and effect following the consummation of the transactions described herein and thereby, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party (except as set forth in the Artra Disclosure Letter). Neither Artra nor any Artra Subsidiary is in, or to the knowledge of Artra alleged to be in, breach or default under, nor is there or is there alleged to be any basis for termination of, any Artra Material Contract and, to the knowledge of Artra, no other party to any Artra Material Contract has breached or defaulted thereunder, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by Artra, any Artra Subsidiary or, to the knowledge of Artra, by any such other party. Neither Artra nor any Artra Subsidiary is currently renegotiating any Artra Material Contract or paying liquidated damages in lieu of the performance thereunder.

         3.11 Litigation. Except as set forth in the Artra Disclosure Letter, there are no actions, suits or proceedings pending against Artra or any Artra Subsidiaries or, to the knowledge of Artra, threatened against Artra or the Artra Subsidiaries, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that are reasonably likely to have an Artra Material Adverse Effect.

         3.12 Absence of Certain Changes. Except as specifically described in this Agreement or set forth in the Artra Disclosure Letter, since December 31, 1998, there has not been any: (i) Artra Material Adverse Effect; (ii) declaration, setting aside or payment of any dividend or other distribu tion with respect to Artra's capital stock (other than regular quarterly cash dividends including any increase thereof consistent with past practice); (iii) material change in Artra's financial condition, or (iv) material change in Artra's accounting principles, practices or methods.

         3.13     Taxes.

                  (a) Each of Artra and its Subsidiaries has filed all material tax returns and reports required to be filed by it, or requests for extensions to file such returns or reports have been timely filed and granted and have not expired, and all tax returns and reports are complete and accurate in all respects, except to the extent that such failures to file, have extensions granted that remain in effect or be complete and accurate in all respects, as applicable, individually or in the aggregate, would not have an Artra Material Adverse Effect. Artra and each of the Artra Subsidiaries has paid (or Artra has paid on its behalf) all taxes shown as due on such tax returns and reports. The most recent financial statements contained in the Artra Reports reflect an adequate reserve for all taxes payable by Artra and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements, and no deficiencies for any taxes have been proposed, asserted or assessed against Artra and its Subsidiaries that are not adequately reserved for, except for inadequately reserved taxes and inadequately reserved deficiencies that would not, individually or in the aggregate, have an Artra Material Adverse Effect. No requests for waivers of the time to assess any taxes against Artra or any Artra Subsidiary have been granted or are pending, except for requests with respect to such taxes that have been adequately reserved for in the most recent financial statements contained in the Artra Reports, or, to the extent not adequately reserved, the assessment of which would not, individually or in the aggregate, have an Artra Material Adverse Effect.

                  (b) As used in this Section 3.13, "taxes" shall include all federal, state, local and foreign income, franchise, property, sales, use, excise and other taxes, including obligations for withholding taxes from payments due or made to any other Person or entity and any interest, penalties or additions to tax.

         3.14 Employee Benefit Plans. Except as described in the Artra Disclosure Letter: (i) all employee benefit plans or programs maintained for the benefit of the current or former employees or directors of Artra or any of its Subsidiaries that are sponsored, maintained or contributed to by Artra or any of its Subsidiaries, or with respect to which Artra or any of its Subsidiaries has any liability, including without limitation any such plan that is an "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), are in compliance with all applicable requirements of law, including ERISA and the Code, and (ii) neither Artra nor any of its Subsidiaries has any liabilities or obligations with respect to any such employee benefit plans or programs, whether accrued, contingent or otherwise, nor to the knowledge of Artra are any such liabilities or obligations expected to be incurred. The execution of, and performance of the transactions described in this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee. The only severance agreements or severance policies applicable to Artra or any of its Subsidiaries are the agreements and policies specifically referred to in the Artra Disclosure Letter.

         3.15 Labor Matters. There is no labor strike, labor dispute, work slowdown, stoppage or lockout actually pending, or to the knowledge of Artra, threatened against or affecting Artra or any of its Subsidiaries. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of Artra, threatened against Artra or any of its Subsidiaries relating to their business.

         3.16 Insurance. The Artra. Disclosure Letter contains a complete and accurate list and description of all policies of fire, liability, product liability and other forms of insurance presently in effect insuring Artra, its Subsidiaries and their respective assets.

         3.17 No Brokers. Artra has not entered into any contract, arrangement or understanding with any person or firm that may result in the obligation of Artra, the Acquisition Corp., WWWX or the Merger Sub to pay any finder's fee, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions described herein except as set forth in the Artra Disclosure Letter. Other than the foregoing arrangements, Artra is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions described herein.


                                    ARTICLE 4
                                    COVENANTS

         4.1 Alternative Proposals. Prior to the Effective Time, each of WWWX and the Acquisition Corp. agrees (a) that neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries permit their respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, acquisition, consolidation or similar transaction involving, and purchase of (i) all or any significant portion of the assets of the Acquisition Corp. or of any Subsidiary of the Acquisition Corp., (ii) any of the outstanding shares of Acquisition Corp. Common Stock or Preferred Stock or (iii) any of the outstanding shares of the capital stock or other equity interest of any
Subsidiary of the Acquisition Corp. (any such proposal or offer being hereinafter referred to as an "Alternative Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal (excluding the Merger described in this Agreement), or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; and (b) that it will notify Artra immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotia tions or discussions are sought to be initiated or continued with, it; provided, however, that nothing contained in this Section 4.1 shall prohibit the Board of Directors of WWWX from furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide Alternative Proposal, if, and only to the extent that, (i) the Board of Directors of WWWX, determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to shareholders imposed by law, (ii) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, WWWX provides written notice to Artra to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and (iii) WWWX keeps Artra informed of the status and all material information with respect to any such discussions or negotiations. Nothing in this Section 4.1 shall (x) permit WWWX or Artra to terminate this Agreement (except as specifically provided in Article 6 hereof), (y) permit WWWX or the Acquisition Corp. to enter into any agreement with respect to an Alternative Proposal for as long as this Agreement remains in effect (it being agreed that for as long as this Agreement remains in effect, neither WWWX nor the Acquisition Corp. shall enter into any agreement with any person that provides for, or in any way facilitates, an Alternative Proposal (other than a confidentiality agreement in customary form)), or (z) affect any other obligation of WWWX, the Acquisition Corp. or the Merger Sub under this Agreement.

         4.2      Interim Operations.

                  (a) Prior to the Effective Time, except as may be set forth in the Acquisition Corp. Disclosure Letter or as described in any other provision of this Agreement, unless Artra has consented in writing thereto, WWWX: (i) shall, and shall cause the Acquisition Corp. and each of its Subsidiaries to conduct their respective operations according to their usual, regular and ordinary course; (ii) shall use its reasonable efforts, and shall cause the Acquisition Corp. and each of its Subsidiaries to use its reasonable efforts, to preserve intact their assets and business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them; (iii) shall not amend the Articles of Incorporation or Bylaws or comparable governing instruments of the Acquisi tion Corp. or any of its Subsidiaries; (iv) shall promptly notify Artra of any material breach of any representation or warranty contained herein or any WWWX Material Adverse Effect;
(v) shall promptly deliver to Artra true and correct copies of all monthly financial statements of WWWX, the Acquisition Corp. and each of its Subsidiaries promptly after the end of each month; (vi) shall not permit the Acquisition Corp. or any of its Subsidiaries to (x) issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof, (y) grant, confer or award any option, warrant, conversion right or other right to acquire any shares of its capital stock or grant, confer or award any bonuses or other forms of cash incentives to any officer, director or key employee except consistent with past practice or (z) increase any compensation under any employment agreement with any of its present or future officers, directors or employees, except for normal increases consistent with past practice, grant any severance or termination pay to, or enter into any employment or severance agreement with any officer or director or amend any such agreement in any material respect, adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect; (vii) shall not permit the Acquisition Corp. or any of its Subsidiaries, to (x) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of the Acquisition Corp.'s capital stock or other ownership interests or
(y) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiar ies, or make any commitment for any such action; (viii) shall not permit the Acquisition Corp. or any of its Subsidiaries to, sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries) except in the ordinary course of business, or to acquire any business or assets; (ix) shall not, and shall not permit the Acquisition Corp. or any of its Subsidiaries to incur any material amount of indebtedness for borrowed money or make any loans, advances or capital contributions to, or investments in, any other person other than pursuant to the Loan Agreement, or issue or sell any debt securities, other than borrowings under existing lines of credit in the ordinary course of business; (x) shall not permit the Acquisition Corp. or any of its Subsidiaries to, authorize or make capital expenditures except as described in the Loan Agreement; (xi) shall not permit the Acquisition Corp. or any of its Subsidiaries to mortgage or otherwise encumber or subject to any lien any of their properties or assets except as would not be reasonably likely to have an Acquisition Corp. Material Adverse Effect; (xii) shall not, and shall not permit the Acquisition Corp. or any of its Subsidiaries to, make any change to its accounting (including tax accounting) methods, principles or practices, except as may be required by generally accepted accounting principles and except, in the case of tax accounting methods, principles or practices, in the ordinary course of business of the Acquisition Corp. or any of its Subsidiaries; and
(xiii) shall not permit the Acquisition Corp. or any of its Subsidiaries to enter into any joint venture, production or marketing arrangements without consulting with Artra prior thereto.

                  (b) Prior to the Effective Time, except as set forth in the Artra Disclosure Letter or as described in this Agreement, unless WWWX has consented in writing thereto, Artra: (i) shall not issue any shares of its capital stock (other than pursuant to any Artra Stock Option Plans) or effect any stock split of its capital stock; (ii) shall promptly notify the Acquisition Corp. of any breach of any representation or warranty contained herein or any Artra Material Adverse Effect; and (iii) shall promptly deliver to WWWX true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement.

         4.3 Meetings of Stockholders. Each of Artra, WWWX and the Acquisition Corp. shall take all action necessary in accordance with applicable law and its Articles or Certificate of Incorporation and Bylaws to convene a meeting of its shareholders as promptly as practicable to consider and vote upon the approval of this Agreement, the Plan of Merger and the Merger. The Board of Directors of each of Artra, WWWX and the Acquisition Corp. shall recommend such approval, and Artra, WWWX and the Acquisition Corp. shall each take all lawful action to solicit such approval, including, without limitation, to the extent applicable to each, timely mailing the Proxy Statement/Prospectus (as defined in Section 4.7); provided, however, that such recommendation or solicitation is subject to any action (including any withdrawal or change of its recommendation) taken by, or upon authority of, the Board of Directors of Artra, WWWX or the Acquisition Corp., as the case may be, in the exercise of its good faith judgment as to its fiduciary duties to its shareholders imposed by law. As used herein, the "approval" of the WWWX shareholders shall mean the approval by at least a majority in interest of all disinterested WWWX shareholders of record entitled to vote at a duly convened meeting, unless a greater number is otherwise required by law. "Disinterested WWWX shareholders" shall mean all shareholders of record other than Robert D. Kohn and any person or entity directly or indirectly, through one or more intermediaries, controlled by Robert D. Kohn, and any entity under common control with any such entity controlled by Robert D. Kohn.

         4.4 Filings, Other Action. Subject to the terms and conditions herein provided, Artra and WWWX shall: (a) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connec tion with the execution and delivery of this Agreement and the consummation of the transactions described herein and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (b) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions described in this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of the Artra, WWWX and the Acquisition Corp. shall take all such necessary action.

         4.5 Inspection of Records. From the date hereof to the Effective Time, each of Artra and WWWX shall: (i) allow all designated officers, attorneys, accountants and other representatives of the other reasonable access at all reasonable times to the offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of Artra and WWWX and their respective Subsidiaries, as the case may be, (ii) furnish to the other, the other's counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and (iii) instruct their respective employees, counsel and financial advisors to cooperate with the investigation of the respective businesses of each.

         4.6 Publicity. The initial press release relating to this Agreement shall be a joint press release approved by both parties and thereafter Artra and WWWX shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions described herein and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

         4.7 Registration Statements. Artra and WWWX shall cooperate and promptly prepare and the Acquisition Corp. shall file with the SEC as soon as practicable a Registration Statement on Form S-4 (the "Form S-4") under the Securities Act, with respect to the Acquisition Corp. Common Stock issuable in the Merger, which shall also serve as the proxy statement with respect to the meeting of the shareholders of Artra and WWWX in connection with the Merger (the "Proxy Statement/Prospectus"). In addition, Artra and WWWX shall cooperate and promptly prepare a Registration Statement or Form S-1 (the "Form S-1") under the Securities Act, or such other form as may be permitted under applicable SEC regulations, with respect to the reoffer and resale of shares of Acquisition Corp. Common Stock presently held by WWWX and ETCO. The respective parties will cause the Proxy Statement/Prospectus, the Form S-4 and the Form S-1 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. The Acquisition Corp. shall use all reasonable efforts, and WWWX and Artra shall cooperate with the Acquisition Corp., to have the Form S-4 and the Form S-1 declared effective by the SEC as promptly as practicable, to keep the Form S-4 and the Form S-1 effective as long as is necessary to consummate the Merger and to keep the Form S-1 effective until the earlier of the date the shares are sold or the date such shares may be sold pursuant to Rule 144 or similar provision under the Securities Act. The Acquisition Corp. shall, as promptly as practicable, provide copies of any written comments received from the SEC with respect to the Form S-4 or the Form S-1 to Artra and WWWX and advise Artra and WWWX of any verbal comments with respect to the Form S-4 or the Form S-1 received from the SEC. The Acquisition Corp. shall use its best efforts to obtain, prior to the effective date of the Form S-4 or the Form S-1, all necessary state securities law or "blue sky" permits or approvals required to carry out the transactions described in this Agreement. The Acquisition Corp. agrees that the Proxy Statement/Prospectus and each amendment or supplement thereto at the time of mailing thereof and at the time of the meetings of shareholders of Artra and WWWX, or, in the case of the Form S-4 or the Form S-1 and each amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the Acquisition Corp. in reliance upon and in confor mity with written information concerning Artra furnished to the Acquisition Corp. by Artra specifi cally for use in the Proxy Statement/Prospectus or the Form S-1 or any amendment or supplement thereto. Artra agrees that the written information concerning it provided by it for inclusion in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the meeting of shareholders of Artra, or, in the case of written information concerning Artra provided by it for inclusion in the Form S-4 or the Form S-1 or any amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No amendment or supplement to the Proxy Statement/ Prospectus or the Form S-4 or the Form S-1 will be made by the Acquisition Corp., WWWX or Artra without the approval of the other parties. The Acquisition Corp. will advise Artra and WWWX promptly of the times when the Form S-4 and the Form S-1 have become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Acquisition Corp. Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus, the Form S-4 or the Form S-1 or comments thereon and responses thereto or requests by the SEC for additional information.

         4.8 Listing Application. The Acquisition Corp. shall promptly prepare and submit to the NYSE a listing application covering the shares of Acquisition Corp. Common Stock issuable in the Merger, and shall use reasonable efforts to obtain, prior to the Effective Time, approval for such listing of such Acquired Corp. Common Stock, subject to official notice of issuance. If the shares of the Acquisition Corp. Common Stock issuable in the Merger are not approved for listing on the

NYSE prior to the Effective Time, Artra shall prepare and file an application with the National Association of Securities Dealers, Inc. to list the shares of the Acquisition Corp. Common Stock on the National Association of Securities Dealers Automated Quotation Service National Market System ("NASDAQ/NMS"), and shall use all reasonable efforts to obtain, prior to the Effective Time, approval for such listing of such Acquisition Corp. Common Stock on the NASDAQ/NMS.

         4.9 Further Action. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger.

         4.10 Affiliate Letters. At least 30 days prior to the Closing Date, Artra shall deliver to the Acquisition Corp. a list of names and addresses of those persons who were, in Artra's reasonable judgment, at the record date for its shareholders' meeting to approve the Merger, "affiliates" (each such person, an "Affiliate") of Artra within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act. Artra shall use all reasonable efforts to deliver or cause to be delivered to the Acquisition Corp., prior to the Closing Date, from each of the Affiliates of Artra identified in the foregoing list, an Affiliate Letter in form and substance reasonably satisfactory to the Acquisition Corp. The Acquisition Corp. shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Acquisition Corp. Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Acquisition Corp. Common Stock, consistent with the terms of such Affiliate Letters.

         4.11 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions described herein shall be paid by the party incurring such expenses except as expressly provided herein and except that (a) the filing fee in connection with the filing of the Form S-4 or Proxy Statement/Prospectus with the SEC and (b) the expenses incurred in connection with printing and mailing the Form S-4 and the Proxy Statement/Prospectus, shall be borne by Artra.

         4.12 Takeover Statute. If any "fair price", "moratorium", "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the transactions described herein, the Acquisition Corp. and the members of the Board of Directors of the Acquisition Corp. shall grant such approvals and take such actions as are reasonably necessary so that the transactions described herein may be consummated as promptly as practicable on the terms described herein and thereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions described herein and thereby.

         4.13 Conveyance Taxes. Artra and WWWX shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions described in this Agreement that are required or permitted to be filed on or before the Effective Time.

         4.14 Entrade Funding. From and after the Effective Time, Artra shall commit to provide the Acquisition Corp. with guaranteed funding for the working capital needs of Entrade, in an amount equal to at least $4,000,000, with credit for all working capital contributions to Entrade funded by the loans from Artra made pursuant to the terms of the Loan Agreement, as the same may be amended from time to time.

         4.15 Section 351 Qualification. None of the parties hereto nor any of their respective Subsidiaries shall knowingly take any action that may jeopardize the qualification of the Merger as an exchange governed by Section 351 of the Code.

         4.16 "Lock-Up" Provisions. WWWX agrees that, except as set forth herein, commencing on the date hereof and continuing until the first anniversary of the Effective Time, it shall not: (a) directly or indirectly assign, transfer, offer, sell, agree to sell, make any short sale, pledge, hypothe cate or otherwise dispose (collectively, a "Disposition") of any shares of Acquisition Corp. Common Stock owned by WWWX on the date hereof ("WWWX Stock"), or (b) engage in any hedging or other transactions with respect to its WWWX Stock that may have a material impact on the market price of its WWWX Stock, or that is designed to result in a Disposition of its WWWX Stock, even if such WWWX Stock would be disposed of by someone other than WWWX, including, without limitation, any short sale (whether or not against the box) or any purchase, sale, or grant of any right (including, without limitation, any put or call option) with respect to any of its WWWX Stock or with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from its WWWX Stock. Notwithstanding the foregoing, from and after the Effective Time, WWWX shall be entitled to (a) make bona fide pledges of its WWWX Stock to an institutional lender or nationally recognized brokerage house, and any such pledgee shall have the right to liquidate such shares in the exercise of any remedies available to it under its loan arrange ments with WWWX, without regard to the restrictions set forth herein, and (b) make a one-time distribution of up to 25% of its WWWX Stock to the shareholders of WWWX, pro rata in accordance with their respective stock interests in WWWX as determined by the WWWX Board of Directors.


                                    ARTICLE 5
                                   CONDITIONS

         5.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) This Agreement and the transactions described herein shall have been approved in the manner required by applicable law or by the applicable regulations of any stock exchange or other regulatory body, as the case may be, by the holders of the issued and outstanding shares of capital stock of Artra and WWWX.

                  (b) None of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction that prohibits the consummation of the transactions described in this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

                  (c) The Form S-4 shall have become effective and shall be effective at the Effective Time, and no stop order suspending effectiveness of the Form S-4 shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, or, to the knowledge of the Acquisition Corp, threatened, and all necessary approvals under state securities laws relating to the issuance or trading of the Acquisition Corp. Common Stock and Preferred Stock to be issued to the Artra shareholders in connection with the Merger shall have been received.

                  (d) All consents, authorizations, orders and approvals of (or filings or registra tions with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where, in the opinion of Artra or WWWX, as the case may be, the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business, results of operations or financial condition of Artra and the Acquisition Corp. (and their respective Subsidiaries), taken as a whole, following the Effective Time.

                  (e) The Acquisition Corp. Common Stock to be issued to the Artra shareholders in connection with the Merger shall have been approved for listing on the NYSE, subject only to official notice of issuance, or if such listing has not been approved, the Acquisition Corp. shall have applied for and be diligently pursuing listing on the NASDAQ/NMS.

                  (f) The Employment Agreements between Artra and Robert D. Kohn, Benjamin Kafka, Mark Quinn and Gary Lerman shall have been assigned by Artra to, and amended by, the Acquisition Corp.

                  (g) The Board of Directors of the Acquisition Corp. shall have been elected in accordance with Section 1.4 hereof, and the Articles of Incorporation and By-Laws of the Acquisition Corp. shall have been amended to the extent required to cause them to be in compliance with any then applicable provision or requirement of the PBCL or the NYSE (or, if applicable, the NASDAQ/NMS).

         5.2 Conditions to Obligation of WWWX, the Acquisition Corp. and the Merger Sub to Effect the Merger. The obligation of WWWX and the Acquisition Corp. to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) Artra shall have performed in all material respects its agreements contained in this Agreement and the Loan Agreement required to be performed on or prior to the Closing Date, the representations and warranties of Artra contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date, except (i) for changes specifically permitted by this Agreement and (ii) that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, and WWWX and the Acquisition Corp. shall have received a certificate of the President or a Vice President of Artra, dated the Closing Date, certifying to such effect.

                  (b) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of Artra and its Subsidiaries, taken as a whole, that would have or would be reasonably likely to have an Artra Material Adverse Effect.

         5.3 Conditions to Obligation of Artra to Effect the Merger. The obligation of Artra to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) Each of WWWX, the Acquisition Corp. and the Merger Sub shall have performed in all material respects its respective agreements contained in this Agreement required to be performed on or prior to the Closing Date, the representations and warranties of WWWX, the Acquisition Corp. and the Merger Sub contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date, except (i) for changes specifically permitted by this Agreement and (ii) that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, and Artra shall have received a certificate of the President or a Vice President of WWWX, the Acquisition Corp. and the Merger Sub, dated the Closing Date, certifying to such effect.

                  (b) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of the Acquisition Corp. or any of its Subsidiaries that would have or would be reasonably likely to have an Acquisition Corp.
Material Adverse Effect.

                  (c) Artra and the Acquisition Corp. shall have received written affirmations from Global Trade Group, Ltd. ("GTG") and all of the shareholders of GTG ("GTG Shareholders") that their representations, warranties, covenants, and indemnifications set forth in the Acquisition Agreement dated January 29, 1999 between GTG, the GTG Shareholders and WWWX, shall inure to the benefit of and be enforceable by Artra and the Acquisition Corp. as if originally given to Artra and the Acquisition Corp.

                  (d) Artra and the Acquisition Corp. shall have received written affirmations from Positive Asset Remarketing, Inc. ("PAR") and all of the shareholders of PAR ("PAR Shareholders") that their representations, warranties, covenants, and indemnifications set forth in the Acquisition

Agreement dated January 29, 1999 between PAR, the PAR Shareholders and WWWX, shall inure to the benefit of and be enforceable by Artra and the Acquisition Corp. as if originally given to Artra and the Acquisition Corp.

                  (e) The Acquisition Corp. shall have caused AsseTrade to be converted into or re-created as a Delaware limited liability company, in accordance with the terms and conditions of an operating agreement that are reasonably satisfactory to Artra.

                  (f) That certain Non-Competition Agreement of even date herewith, by and between the Acquisition Corp. and Robert D. Kohn, shall be in effect at the time of the Closing, without modification or amendment, and there shall have been no default thereunder.


                                    ARTICLE 6
                                   TERMINATION

         6.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the shareholders of Artra or WWWX, by the mutual consent of Artra and WWWX.

         6.2 Termination by Either Artra or WWWX. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of Artra if (a) the Merger shall not have been consummated by September 30, 1999, or (b) the approval of either Artra's shareholders or WWWX's shareholders as required by Section 4.3 shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof, or (c) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions described in this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (c) shall have used all reasonable efforts to remove such injunction, order or decree; and provided, in the case of a termination pursuant to clause (a) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger by September 30, 1999.

         6.3 Termination by WWWX. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the shareholders of WWWX referred to in Section 4.3, by action of the Board of Directors of WWWX, if (a) in the exercise of its good faith judgment as to fiduciary duties to its shareholders imposed by law, the Board of Directors of WWWX determines that such termination is required, including by reason of an Alternative Proposal being made; provided that WWWX shall notify Artra promptly of WWWX's intention to terminate this Agreement or enter into a definitive agreement with respect to any Alternative Proposal, but in no event shall such notice be given less than 48 hours prior to the public announcement of WWWX's termination of this Agreement, or (b) there has been a breach by Artra of any representation or warranty contained in this Agreement that would have or would be reasonably likely to have an Artra Material Adverse Effect, or (c) there has been a material breach of any of the material covenants or agreements set forth in this Agreement on the part of Artra, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by WWWX to Artra, or (d) the Board of Directors of Artra shall have withdrawn or modified in a manner materially adverse to WWWX its approval or recommendation of this Agreement or the Merger.

         6.4 Termination by Artra. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the shareholders of Artra referred to in Section 4.3, by action of the Board of Directors of Artra, if (a) the Board of Directors of WWWX shall have withdrawn or modified in a manner materially adverse to Artra its approval or recommendation of this Agreement or the Merger, or (b) there has been a breach by WWWX or the Acquisition Corp. of any representation or warranty contained in this Agreement that would have or would be reasonably likely to have an Acquisition Corp. Material Adverse Effect, or (c) there has been a material breach of any of the material covenants or agreements set forth in this Agreement on the part of WWWX, the Acquisition Corp. or the Merger Sub, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Artra to WWWX.

         6.5 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 6, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to Section 4.11 and except for the provisions of Sections 8.2, 8.3, 8.5, 8.7, 8.8, 8.11, 8.12 and 8.13. In the event of the termination of this Agreement solely pursuant to clause (b) of Section 6.2 because the requisite approval of Artra's shareholders shall not have been obtained, all obligations of WWWX and the Acquisition Corp. to repay the amounts loaned to either or both of them by Artra under the Loan Agreement shall terminate and the loans made by Artra to WWWX and to the Acquisition Corp. under the Loan Agreement shall be forgiven as a "break-up" fee to WWWX and the Acquisition Corp. equal to the aggregate amount of the Loan as defined in the Loan Agreement. In the event of the termina tion of this Agreement solely pursuant to clause (b) of Section 6.2 because the requisite approval of WWWX's shareholders shall not have been obtained, WWWX and Acquisition Corp. shall be jointly and severally obligated to pay Artra a "break-up" fee of $2,000,000, payable in cash on the date of such termination, in addition to their obligation to repay the Loan in full. The parties acknowledge and agree that the foregoing "break-up" fees represent reasonable estimates of their respective costs and expenses incurred or to be incurred in connection with the transactions described in this Agreement. Moreover, in the event of termination of this Agreement pursuant to
Section 6.3 or 6.4, nothing herein shall prejudice the ability of the non-breaching party from seeking damages from any other party for any willful breach of this Agreement, including without limitation, reasonable attorneys' fees and the right to pursue any remedy at law or in equity.

         6.6 Extension, Waiver. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                    ARTICLE 7
                         SURVIVAL OF REPRESENTATIONS AND
                           WARRANTIES, INDEMNIFICATION

         7.1 Survival of Representations and Warranties. All representations, warranties, covenants, stipulations, certifications, indemnities and agreements contained herein or in any document delivered pursuant hereto shall survive the consummation of the transactions described in this Agreement.

         7.2      Indemnification.

                  (a) WWWX, the Acquisition Corp. and the Merger Sub shall defend, indemnify and hold Artra harmless from and against any and all claims, liabilities, damages, losses, deficiencies and expenses, including reasonable attorneys' fees and expenses and costs of suit (individually a "Loss" and collectively "Losses") arising out of any and all inaccurate representations and warran ties and out of any and all breaches of covenants, agreements and certifications made by or on behalf of WWWX, the Acquisition Corp. and/or the Merger Sub in this Agreement or in any document delivered by any of them hereunder, or arising out of or resulting from any occurrence with respect to the Acquisition Corp. or any of its Subsidiaries or assets prior to the Closing Date and not disclosed herein.

                  (b) Artra shall defend, indemnify and hold WWWX, the Acquisition Corp. and the Merger Sub harmless from and against any and all Losses arising out of any and all inaccurate representations and warranties and out of any and all breaches of covenants and agreements and certifications made by or on behalf of Artra in this Agreement or in any document delivered by Artra hereunder, or arising out of or resulting from any occurrence with respect to Artra or any of its Subsidiaries or assets prior to the Closing Date and not disclosed herein.

         7.3 Procedure for Claims.  A party seeking  indemnification  under this
Article 7 (an "Indemnified Party") shall give notice of the claim for losses and a brief explanation of the basis thereof to the party alleged to be responsible for indemnification hereunder (an "Indemnitor"). The Indemnitor shall promptly pay the Indemnified Party any amount due under this Article 7. The Indemnified Party may pursue whatever legal remedies may be available for recovery of the losses claimed from any Indemnitor.

         7.4 Third Party Claims. An Indemnified Party shall give any indemnitor prompt notice of the institution by a third party of any actions, suits or other administrative or judicial proceedings if the Indemnified Party would be entitled to claim indemnification under this Article 7 in connection with any such action, suit or other proceeding. After such notice, any Indemnitor may, or if so requested by the Indemnified Party, any Indemnitor shall, participate in any such action, suit or other proceeding or assume the defense thereof, with counsel satisfactory to the Indemnified Party; provided, however, that the Indemnified Party shall have the right to participate at its own expense in the defense of any such action, suit or other proceeding; and provided, further, that the Indemnitor shall not consent to the entry of any judgment or enter into any settlement, except with the written consent of the Indemnified Party, that
(a) fails to include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect of any such action, suit or other proceeding or (b) grants the claimant or plaintiff any injunctive relief against the Indemnified Party. Any failure to give prompt notice under this Section 7.4 shall not bar an Indemnified Party's right to claim indemnification under this Article 7, except to the extent that an Indemnified Party shall have been harmed by such failure.

                                    ARTICLE 8
                               GENERAL PROVISIONS

         8.1 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

  If to Artra:                          If to WWWX, the Acquisition Corp. or the
                                        Merger Sub:
  Artra Group Incorporated              WorldWide Web NetworX Corporation
  500 Central Avenue                    300 Atrium Way, Suite 202
  Northfield, IL  60093                 Mt. Laurel, NJ  08054
  Attention:  Peter R. Harvey,          Attention:  Robert D. Kohn, President
              President and COO                     (609) 627-6893
  (847) 441-6959

  With copies to:                                With copies to:

  Duane, Morris & Heckscher LLP         Michelle Kramish Kain, Esquire
  One Liberty Place                              750 Southeast Third Avenue
  Philadelphia, PA  19103-7396                   Ft. Lauderdale, FL  33316-1153
  Attention:  Sheldon M. Bonovitz,      (954) 768-0158
              Esquire
  (215) 979-1020
or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

         8.2 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         8.3 Entire Agreement. This Agreement, the Plan of Merger, the Acquisition Corp. Disclosure Letter, and the Artra Disclosure Letter constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

         8.4 Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the shareholders of Artra and WWWX, but after any such share holder approval, no amendment shall be made which by law requires the further approval of shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to its rules of conflict of laws.

         8.6 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

         8.7 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

         8.8 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

         8.9 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

         8.10 Incorporation. The Acquisition Corp. Disclosure Letter, the Artra Disclosure Letter, and the Plan of Merger referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

         8.11 Severability. Any term or provision of this Agreement which is invalid or unenforce able in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unen forceable, the provision shall be interpreted to be only so broad as is enforceable.

         8.12 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court located in the Commonwealth of Pennsylvania, this being in addition to any other remedy to which they are entitled at law or in equity.

         8.13 Subsidiaries. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincor porated, of which such party directly or indirectly owns or controls at least one-half of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organiza tion, or any organization of which such party is a general partner or manager.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                 ARTRA GROUP INCORPORATED


                                 By:/s/ Peter R. Harvey
                                    -----------------------------
                                      Title:  President
                                              -------------------


                                 WORLDWIDE WEB NETWORX
                                 CORPORATION


                                 By:/s/ Robert D. Kohn
                                    -----------------------------
                                      Title:  President
                                              -------------------


                                 NA ACQUISITION CORP.


                                 By:/s/ Robert D. Kohn
                                    -----------------------------
                                      Title:  President
                                              -------------------


                                 WWWX MERGER SUBSIDIARY, INC.


                                 By:/s/ Robert D. Kohn
                                    -----------------------------
                                      Title:  President
                                              -------------------

                    AMENDMENT TO AGREEMENT AND PLAN OF MERGER
                    -----------------------------------------


         THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this
"Amendment")  dated  as of  April  30,  1999 is made by and  among  Artra  Group
Incorporated ("Artra"), a Pennsylvania corporation; WorldWide Web NetworX Corporation ("WWWX"), a Delaware corporation; NA Acquisition Corp. (the "Acquisition Corp."), a Pennsylvania corporation and a wholly owned subsidiary of WWWX; and WWWX Merger Subsidiary, Inc. (the "Merger Sub"), a Pennsylvania corporation and a wholly owned subsidiary of the Acquisition Corp.


                                   BACKGROUND
                                   ----------

         A. The parties to this Amendment entered into that certain Agreement and Plan of Merger dated as of February 23, 1999 (the "Merger Agreement"), pursuant to which Merger Sub will be merged with and into Artra, subject to the terms and conditions thereof (the "Merger").

         B. The Merger Agreement provides that each party's obligation to effect the Merger is subject to, inter alia, the approval of the holders of the issued and outstanding shares of capital stock of WWWX (the "WWWX Shareholders"), and further provides that the Board of Directors of WWWX must take all necessary action to convene a meeting of the WWWX Shareholders to consider and vote upon approval of the Merger Agreement.

         C. Following the execution and delivery of the Merger Agreement, Delaware counsel for WWWX issued its written opinion to WWWX, that no vote or other approval of the WWWX Shareholders is required under Delaware law in connection with the Merger Agreement. The parties wish to amend the Merger Agreement to delete any provisions therein requiring approval of the Merger or the Merger Agreement by the WWWX Shareholders, and to make such other changes therein as are consistent with such amendment. Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement.

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

         1.       Amendment.  The Merger Agreement is hereby amended as follows:

                  (a) Section 4.3 of the Merger Agreement is amended to delete therefrom all references to the convening of a meeting of the WWWX Shareholders to consider and vote upon approval of the Merger Agreement, and all references to actions of the Board of Directors of WWWX to recommend and solicit such approval.

                  (b) Section 5.1(a) of the Merger Agreement is amended to delete therefrom the reference to approval by the WWWX Shareholders as a condition to the obligations of the parties to effect the Merger.

                  (c) Section 6.5 of the Merger Agreement is amended to provide that the $2,000,000 "break-up" fee payable to Artra as set forth in Section 6.5 shall be payable to Artra only in the event that the representations and warranties of WWWX, the Acquisition Corp. and the Merger Sub in the first sentence of Section 2 of this Amendment should be determined by WWWX or a court of competent jurisdiction to be untrue, and the Merger Agreement is thereafter terminated solely because any required approval of WWWX's shareholders shall not have been obtained.

                  (d) The Merger Agreement is further amended to make such additional changes in the provisions thereof as are necessary to make them consistent with the foregoing amendments.

         2. Representations and Warranties. WWWX, the Acquisition Corp. and the Merger Sub jointly and severally represent and warrant to Artra that no vote or other approval of the WWWX Shareholders is required under applicable law, or under WWWX's certificate or articles of incorporation or by-laws, in connection with the Merger Agreement.

                  In addition to the foregoing, each of the parties hereby represents and warrants to the others as follows:

                  (a) It has the power to execute and deliver this Amendment and has taken all necessary action to authorize the execution and delivery of this Amendment and the performance of the Merger Agreement as amended hereby;

                  (b) The execution and delivery of this Amendment and the performance of the Merger Agreement as amended hereby will not violate any provision of any applicable law or regulation or of any writ or decree of any court or governmental instrumentality, or its certificate or articles of incorporation, by-laws, or other similar organizational documents.

         3. Reaffirmation. Except as amended hereby, all of the terms, covenants and conditions of the Merger Agreement are ratified, reaffirmed and confirmed and shall continue in full force and effect as therein written.

         4. Binding Effect This Amendment shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

         5. Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts. Each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute one and the same agreement. A facsimile of an executed copy of this Amendment shall have the same force and effect as an original executed copy.

         6. Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania without reference to conflict of law principles.

         IN WITNESS WHEREOF, the parties have executed this Amendment on the day and year first above written.


                                            ARTRA GROUP INCORPORATED



                                            By: /s/ Peter R. Harvey
                                                -----------------------
                                                  Title: President

                                            WORLDWIDE WEB NETWORX
                                            CORPORATION



                                            By: /s/ Robert D. Kohn
                                                -----------------------
                                                  Title:  President

                                            NA ACQUISITION CORP.



                                            By: /s/ Robert D. Kohn
                                                -----------------------
                                                  Title:  President

                                            WWWX MERGER SUBSIDIARY, INC.



                                            By:  /s/ Robert D. Kohn
                                                -----------------------
                                                  Title:  President

             CONSENT AND AMENDMENT TO AGREEMENT AND PLAN OF MERGER

         THIS  CONSENT  AND  AMENDMENT  TO  AGREEMENT  AND PLAN OF MERGER  (this
"Amendment"),  dated as of August 9, 1999,  among  ARTRA GROUP  INCORPORATED,  a
Pennsylvania Corporation ("Artra"), WORLDWIDE WEB NETWORX CORPORATION, a Delaware corporation ("WWWX"), ENTRADE INC., a Pennsylvania corporation (fonnerly known as NA Acquisition Corp.; the "Acquisition Corp."), and WWWX MERGER SUBSIDIARY, INC., a Pennsylvania corporation ("Merger Sub").

                                   BACKGROUND

         The parties have entered that certain Agreement and Plan of Merger, dated as of February 23, 1999, (as amended by an Amendment to Agreement and Plan of Merger dated as of April 30, 1999; the "Merger Agreement"; capitalized terms used but not defined herein have the respective meanings set forth in the Merger Agreement).

         Simultaneous with the execution of this Amendment, Acquisition Corp. is making a promissory note in favor of WWWX in the face amount of $500,000, in exchange for funding from WWWX to Acquisition Corp. during the period prior to the C1osing Date not to exceed $500,000, substantially in the form of Exhibit A to this Amendment (the "Note"):

         In connection with the delivery of the Note, the parties wish to amend the Merger Agreement as follows.

                                    AGREEMENT

         In consideration of the premises and agreements contained in this Amendment, the parties to this Amendment agree as follows:

         SECTION 1. Amendment to Merger Agreement. Effective as of the date of this Amendment, Section 5.2 of the Merger Agreement is hereby amended by adding the following subsection (c) immediately following subsection (b) thereof:

               "(c) The Demand Promissory Note, dated August 9, 1999, made by Acquisition Corp. in favor of WWWX in the face amount of $500,000 shall have been paid in full and there shall be no amounts outstanding thereunder."

         SECTION 2, Consent to Note. Artra hereby consents to making of the Note and the loans evidenced by the Note.

         SECTION 3. Additional Agreement. The parties hereto additionally agree that (a) should WWWX terminate the Merger Agreement pursuant to Section 6.3(a) of the Merger Agreement by reason of an Alternative Proposal being accepted, in addition to their obligations to pay the Loan of $2,000,000 under the Loan Agreement pursuant to Section 6,5 of the Merger Agreement, WWWX and Acquisition Corp. shall be jointly and severally obligated to pay Artra the $250,000 of additional funds that have been advanced to Acquisition Corp. by Artra that is attributable to salaries of Robert D. Kohn, Benjamin Kafka. Mark Quinn, and Gary Lerman (the Salary Advances"); and (b) should the Merger Agreement terminate pursuant to
Section 6.2(b) of the Merger Agreement because the requisite approval of Artra's shareholders was not obtained, WWWX and Acquisition Corp, shall have no obligation to repay the Salary Advances.

         SECTION  4.  Reference  to and  Effect  on the  Merger  Agreement.  (a)
Effective as of the date of this Amendment, each reference in the Merger Agreement to "this Agreement", "hereunder", "hereof", and "herein", or words of like import referring to in the Merger Agreement shall mean and be a reference to the Merger Agreement as amended by this Amendment.

         (b) Except as specifically amended in this Amendment, the Merger Agreement shall remain in full force and effect and is hereby ratified and confirmed.

         (c) The execution, delivery, and effectiveness of this Amendment is limited as precisely as written and, except as expressly provided in this Amendment, may not be deemed to (i) be a consent to any waiver or modification of any other term or condition of the Merger Agreement or any of the instruments or documents referred to in the Merger Agreement or (ii) prejudice any right or rights that the parties to the Merger Agreement may now have or may have in the future under or in connection with the Merger Agreement or any of the documents or instruments referred to in the Merger Agreement.

         SECTION 5. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAWS.

         SECTION 6. Counterparts. This Amendment may be executed in counterparts, each of which when so executed and delivered shall be deemed an original and all of which together shell constitute one and the same instrument.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, each of the parties to this Amendment have executed this Amendment as of the date first written above.

               ARTRA GROUP INCORPORATED

               By /s/John G. Hamm
                  ---------------------------
               John G. Hamm
               Title: Executive Vice President


               WORLDWIDE WEB NETWORX CORPORATION

               By /s/Michael E. Norton
                  ---------------------------
               Name: Michael E. Norton
               Title: Vice President and Chief Financial Officer


               ENTRADE INC.

               By /s/Benjamin R. Kafka
                  ---------------------------
               Name: Benjamin R. Kafka
               Title: Vice President


               WWWX MERGER SUBSIDIARY, INC.

               By /s/Benjamin R. Kafka
                  ---------------------------
               Name: Benjamin R. Kafka
               Title: Vice President

                                   Exhibit A
                                 Promisory Note





                             DEMAND PROMISSORY NOTE

$500,000                                                          August 9, 1999

         FOR VALUE RECEIVED, the undersigned, Entrade, Inc., a Pennsylvania corporation (the "Borrower"), HEREBY PROMISES TO PAY ON DEMAND, but in no event later than the Closing Date (as defined in that certain Agreement and Plan of Merger, dated as of February 23, 1999, among Artra Group Incorporated, the
Lender, the Borrower, and WWWX Merger Subsidiary, Inc.) to the order of WorldWide Web NetworX Corporation, a Delaware corporation (the "Lenders") the principal sum of $500,000 or, if less, the aggregate principal amount of all advances made hereunder by the Lender to the Borrower outstanding at the time of such demand or the Closing Date; together with interest (computed on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable) on the principal amount hereof from time to time outstanding from the date hereof until such principal amount is paid in full, payable on the final day when such principal amount becomes due and, with respect to interest on the principal amount, payable on demand, at an interest rate per annum in effect from time to time equal at all times to the higher of;

          (a) the applicable Federal rate, which shall accrue monthly and be added to the principal balance; and

          (b) after the due date hereof, the lesser of (i) 12% or (ii) the maximum rate of interest permissible under applicable laws.

         The Borrower also agrees to pay on demand all costs and expenses, if any, including reasonable counsel fees and expenses, in connection with the enforcement (whether through renegotiations, legal proceedings or otherwise) of this Demand Promissory Note.

         Both principal and interest hereunder are payable prior to 11:00 A. M. (New York City time) on the day for payment thereof (whether upon demand or otherwise) in lawfu1 money of the United States of America to the Lender in same day funds. Whenever any payment hereunder shall be stated to be due on a day other than a day of the year on which banks are not required or authorized to close in New York City (any such other day being a "Business Day"), such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.

         The Borrower hereby waives the requirements of demand, presentment, protest, notice of protest and dishonor, and all other demands or notices of any kind in connection win the delivery, acceptance, performance, default, dishonor, or enforcement of this Demand Promissory Note. This Demand Promissory Note is non transferable.

         This Demand Promissory Note shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.




                              ENTRADE, Inc.

                              By /s/Benjamin R.Kafka
                                 --------------------
                              Name: Benjamin R.Kafka
                              Title: Vice President

                                   APPENDIX B


                       DISSENTERS RIGHTS PROVISIONS OF THE
                      PENNSYLVANIA BUSINESS CORPORATION LAW

ss. 1930.  Dissenters rights.

         (a) General rule. If any shareholder of a domestic business corporation that is to be a party to a merger or consolidation pursuant to a plan of merger or consolidation objects to the plan of merger or consolidation and complies with the provisions of Subchapter D of Chapter 15 (relating to dissenters rights), the shareholder shall be entitled to the rights and remedies of dissenting shareholders therein provided, if any. See also section 1906(c) (relating to dissenters rights upon special treatment).

         (b) Plans adopted by directors only. Except as otherwise provided pursuant to section 1571(c) (relating to grant of optional dissenters rights), Subchapter D of Chapter 15 shall not apply to any of the shares of a corporation that is a party to a merger or consolidation pursuant to section 1924(1)(i) (relating to adoption by board of directors).

         (c) Cross references. See sections 1571(b) (relating to exceptions) and 1904 (relating to de facto transaction doctrine abolished).


                                  SUBCHAPTER D
                                DISSENTERS RIGHTS

ss. 1571.  Application and effect of subchapter.

         (a) General rule. Except as otherwise provided in subsection (b), any shareholder of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

             Section 1906(c) (relating to dissenters rights upon special treatment).

             Section 1930         (relating to dissenters rights).

             Section 1931(d)      (relating  to   dissenters   rights  in  share
                                  exchanges).

             Section 1932(c)      (relating  to   dissenters   rights  in  asset
                                  transfers).

             Section 1952(d)      (relating to dissenters rights in division).

             Section 1962(c)      (relating to dissenters rights in conversion).

             Section 2104(b)      (relating to procedure).


             Section 2324         (relating  to   corporation   option  where  a
                                  restriction on transfer of a security is held invalid).

             Section 2325(b)      (relating to minimum vote requirement).


             Section 2704(c)      (relating to dissenters rights upon election).


             Section 2705(d) (relating to dissenters rights upon renewal of election).


             Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

             Section 7104(b)(3)   (relating to procedure).


         (b)      Exceptions.

                  (1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares that, at the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, are either:

                           (i)   listed on a national securities exchange; or

                           (ii)  held of record by more than 2,000 shareholders;

shall not have the right to obtain payment of the fair value of any such shares under this subchapter.

                  (2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

                           (i)        Shares converted by a plan if the shares
are not converted solely into shares of the acquiring, surviving, new or other corporation or solely into such shares and money in lieu of fractional shares.

                           (ii)       Shares of any preferred or special class
unless the articles, the plan or the terms of the transaction entitle all shareholders of the class to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class.

                           (iii)      Shares entitled to dissenters rights under
section 1906(c) (relating to dissenters rights upon special treatment).

                  (3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

         (c) Grant of optional dissenters rights. The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.

         (d) Notice of dissenters rights. Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

                  (1) A statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

                  (2) A copy of this subchapter.

         (e) Other statutes. The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

         (f) Certain provisions of articles ineffective. This subchapter may not be relaxed by any provision of the articles.

         (g) Cross references. See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished) and 2512 (relating to dissenters rights procedure).

ss. 1572.  Definitions.

         The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

         "Corporation." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which of the resulting corporations is the successor corporation for the purposes of this subchapter. The successor corporation in a division shall have the sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

         "Dissenter." A shareholder or beneficial owner who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

         "Fair value." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

         "Interest." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

ss. 1573.  Record and beneficial holders and owners.

         (a) Record holders of shares. A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

         (b) Beneficial owners of shares. A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

ss. 1574.  Notice of intention to dissent.

         If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

ss. 1575.  Notice to demand payment.

         (a) General rule. If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

                  (1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

                  (2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

                  (3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

                  (4) Be accompanied by a copy of this subchapter.

         (b) Time for receipt of demand for payment. The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

ss. 1576.  Failure to comply with notice to demand payment, etc.

         (a) Effect of failure of shareholder to act. A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

         (b) Restriction on uncertificated shares. If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

         (c) Rights retained by shareholder. The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

ss. 1577.  Release of restrictions or payment for shares.

         (a) Failure to effectuate corporate action. Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

         (b) Renewal of notice to demand payment. When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

         (c) Payment of fair value of shares. Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

                  (1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

                  (2) A statement of the corporation's estimate of the fair value of the shares.

                  (3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

         (d) Failure to make payment. If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection
(c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenters had after making demand for payment of their fair value.

ss. 1578.  Estimate by dissenter of fair value of shares.

         (a) General rule. If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

         (b) Effect of failure to file estimate. Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

ss. 1579.  Valuation proceedings generally.

         (a)      General rule.  Within 60 days after the latest of:

                  (1)      Effectuation of the proposed corporate action;

                  (2) Timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

                  (3) Timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

If any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

         (b) Mandatory joinder of dissenters. All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

         (c) Jurisdiction of the court. The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

         (d) Measure of recovery. Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

         (e) Effect of corporation's failure to file application. If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

ss. 1580.  Costs and expenses of valuation proceedings.

         (a)  General  rule.  The costs and  expenses  of any  proceeding  under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

         (b) Assessment of counsel fees and expert fees where lack of good faith appears. Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

         (c) Award of fees for benefits to other dissenters. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

                                      PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

         Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (i) the director has breached or failed to perform the duties of his office and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

         The Bylaws of Entrade Inc. ("Entrade") and the Bylaws of ARTRA Group Incorporated ("Artra") provide for (i) indemnification of directors, officers, employees and agents of the registrant and its subsidiaries and (ii) the elimination of a director's liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of Entrade pursuant to the foregoing provisions, Entrade has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 21.  Exhibits and Financial Statement Schedules.

         (a)      Exhibits.

                  2.1 Agreement and Plan of Merger dated as of February 23, 1999 among Artra, WorldWide Web NetworX Corporation ("WWWX"), NA Acquisition Corp. ("NAAC") (now known as Entrade Inc.) and WWWX Merger Subsidiary, Inc.; Amendment to Agreement and Plan of Merger dated as of April 30, 1999; and Consent and Amendment to Agreement and Plan of Merger dated as of August 9, 1999 (included as Annex A to the Proxy Statement/ Prospectus). Schedules are omitted; Entrade agrees to furnish copies of such schedules to the Commission upon request.

                  3.1      Articles of Incorporation of Entrade.*

                  3.2      Bylaws of Entrade.*

                  5.1      Opinion of Duane, Morris & Heckscher LLP.

                  8.1 Form of Opinion of Duane, Morris & Heckscher LLP re tax matters.

                  10.1 Acquisition Agreement dated as of February 23, 1999 between WWWX and NAAC.*

                  10.2 Bill of Sale and Instrument of Assignment of WWWX dated February 23, 1999.*

                  10.3 Promissory Note dated as of February 23, 1999 in the principal amount of $500,000 issued by NAAC to WWWX.*

                  10.4 Agreement dated as of February 16, 1999 among Energy Trading Company, WorldWide Web NetworX Corporation and NAAC.*

                  10.5. Loan Agreement dated as of February 23, 1999 between Artra and NAAC.*

                  10.6 Promissory Note dated as of February 23, 1999 in the principal amount of $1,400,000 issued by NAAC to Artra.*

                  10.7 Guaranty dated as of February 23, 1999 made by WWWX in favor of Artra to secure the obligations of NAAC.*

                  10.8 Pledge Agreement dated as of February 23, 1999 between Artra and NAAC.*

                  10.9 Security Agreement dated as of February 23, 1999 between Artra and NAAC.*

                  10.10 Employment Agreement dated as of February 23, 1999 between Artra and Robert D. Kohn.*

                  10.11 Employment Agreement as of February 23, 1999 between Artra and Benjamin Kafka.*

                  10.12 Employment Agreement dated as of February 23, 1999 between Artra and Gary Lerman.*

                  10.13 Employment Agreement dated as of February 23, 1999 between Artra and Mark L.M. Quinn.*

                  10.14 1999 Non-qualified Stock Option Plan of Artra and form of Non-Qualified Stock Option Agreement.*

                  10.15    Finders Agreement between Artra and Jeffrey Newman.*

                  10.16 Agreement dated as of December 11, 1998 among Henry Butcher USA, Inc., Michael Fox International, Inc. Butcher Fox, LLC, Positive Asset Remarketing, Inc. and asseTrade.com, Inc.*

                  10.17 Software License Agreement dated as of December 11, 1998 between asseTrade.com, Inc. and BarterOne LLC (d/b/a entrade.com).*

                  10.18 Employment Agreement with Mark F. Santacrose dated June 28, 1999.**

                  10.19 Demand Promissory Note dated August 9, 1999 issued by Entrade Inc. to WorldWide Web NetworX Corporation.

                  23.1     Consent of PricewaterhouseCoopers LLP.

                  23.2     Consent of Duane Morris & Heckscher LLP (contained in
                           Exhibit 5 and Exhibit 8.1).

                  23.3     Consent of Edward A. Celano.*

                  23.4     Consent of Gerard Kenny.*

                  23.5     Consent of Peter R. Harvey.*

                  23.6     Consent of Maynard Louis.*

                  23.7     Consent of Robert Johnson.*

                  23.8     Consent of Mark Santacrose.*

                  23.9     Consent of John Harvey.*

                  23.10    Consent of John K. Tull.*

                  23.11    Consent of Howard R. Conant.*

                  99.1 Form of Proxy for the Annual Meeting of Shareholders of Artra.

-------------
* Filed with the initial filing of this registration statement on May 24, 1999. ** Filed with Amendment No. 1 to this registration statement on July 20, 1999.

                  (b)      Financial Statement Schedules.

                           None required.

Item 22.  Undertakings.

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (iii)  To  include  any  material   information  with
         respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

                  (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the bylaws of the registrant, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Mount Laurel, State of New Jersey, on August 12, 1999.

                                                  ENTRADE INC.


                                                  By:/s/ Robert D. Kohn
                                                     ---------------------------
                                                      Robert D. Kohn,
                                                      Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacities and on the date indicated.


Signature                  Title                                 Date
---------                  -----                                 ----


/s/ Robert D. Kohn         Chief Excutive Officer                August 12, 1999
--------------------       and Director
Robert D. Kohn             (Principal Executive,
                           Financial and Accounting Officer)

                                  EXHIBIT INDEX
                                  -------------

Number                              Description
------                              -----------

2.1 Agreement and Plan of Merger dated as of February 23, 1999 among Artra, WorldWide Web NetworX Corporation ("WWWX"), NA Acquisition Corp. ("NAAC") (now known as Entrade Inc.) and WWWX Merger Subsidiary, Inc.; Amendment to Agreement and Plan of Merger dated as of April 30, 1999; and Consent and Amendment to Agreement and Plan of Merger dated as of August 9, 1999 (included as Annex A to the Proxy Statement/ Prospectus). Schedules are omitted; Entrade agrees to furnish copies of such schedules to the Commission upon request.

3.1                            Articles of Incorporation of Entrade.*

3.2                            Bylaws of Entrade.*

5.1                            Opinion of Duane, Morris & Heckscher LLP.

8.1 Form of Opinion of Duane, Morris & Heckscher LLP re tax matters.

10.1                           Acquisition  Agreement  dated as of February  23,
                               1999 between WWWX and NAAC.*

10.2 Bill of Sale and Instrument of Assignment of WWWX dated February 23, 1999.*

10.3 Promissory Note dated as of February 23, 1999 in the principal amount of $500,000 issued by NAAC to WWWX.*

10.4 Agreement dated as of February 16, 1999 among Energy Trading Company, WorldWide Web NetworX Corporation and NAAC.*

10.5.                          Loan  Agreement  dated as of  February  23,  1999
                               between Artra and NAAC.*

10.6 Promissory Note dated as of February 23, 1999 in the principal amount of $1,400,000 issued by NAAC to Artra.*

10.7 Guaranty dated as of February 23, 1999 made by WWWX in favor of Artra to secure the obligations of NAAC.*

10.8 Pledge Agreement dated as of February 23, 1999 between Artra and NAAC.*

10.9 Security Agreement dated as of February 23, 1999 between Artra and NAAC.*

10.10 Employment Agreement dated as of February 23, 1999 between Artra and Robert D. Kohn.*

10.11 Employment Agreement as of February 23, 1999 between Artra and Benjamin Kafka.*

10.12 Employment Agreement dated as of February 23, 1999 between Artra and Gary Lerman.*

10.13 Employment Agreement dated as of February 23, 1999 between Artra and Mark L.M. Quinn.*

10.14 1999 Non-qualified Stock Option Plan of Artra and form of Non-Qualified Stock Option Agreement.*

10.15                          Finders   Agreement  between  Artra  and  Jeffrey
                               Newman.*

10.16 Agreement dated as of December 11, 1998 among Henry Butcher USA, Inc., Michael Fox International, Inc. Butcher Fox, LLC, Positive Asset Remarketing, Inc. and asseTrade.com, Inc.*

10.17                          Software  License  Agreement dated as of December
                               11,  1998   between   asseTrade.com,   Inc.   and
                               BarterOne LLC (d/b/a entrade.com).*

10.18 Employment Agreement with Mark F. Santacrose dated June 28, 1999.**

10.19 Demand Promissory Note dated August 9, 1998 issued by Entrade Inc. to WorldWide Web NetworX Corporation.

23.1                           Consent of PricewaterhouseCoopers LLP.

23.2                           Consent  of  Duane,   Morris  &   Heckscher   LLP
                               (contained in Exhibit 5 and Exhibit 8.1).

23.3                           Consent of Edward A. Celano.*

23.4                           Consent of Gerard Kenny.*

23.5                           Consent of Peter R. Harvey.*

23.6                           Consent of Maynard Louis.*

23.7                           Consent of Robert Johnson.*

23.8                           Consent of Mark Santacrose.*

23.9                           Consent of John Harvey.*

23.10                          Consent of John K. Tull.*

23.11                          Consent of Howard R. Conant.*

99.1                           Form  of  Proxy  for  the   Annual   Meeting   of
                               Shareholders of Artra.

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*  Filed with the initial filing of this registration statement on May 24, 1999.
** Filed with Amendment No. 1 to this registration statement on July 20, 1999.



























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